UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

☐          Check the appropriate box:

☒         Preliminary Proxy Statement

☐          Definitive Proxy Statement

☐          Definitive Additional Materials

☐          Soliciting Material Pursuant to §240.14a-12

☐ Confidential, or Use of the Commission Only (as permitted by Rule 14a 6(e)(2))

AEROFLEX INCORPORATED

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☐	No fee required.

☒	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
	1)	Title of each class of securities to which transaction applies: Common Stock, par value $0.10 per share (the "Common Stock"), of Aeroflex Incorporated.

2)

Aggregate number of securities to which transaction applies:
75,030,150 shares of Common Stock; 13,171,457 options to purchase Common Stock; 5,000 restricted shares of Common Stock; and 118,833 deferred shares of Common Stock.

3)

Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined): The maximum aggregate value was determined based upon the sum of (A) 75,030,150 shares of Common Stock multiplied by $14.50 per share; (B) options to purchase 9,330,273 shares of Common Stock with exercise prices less than $14.50 multiplied by $4.8224 (which is the difference between $14.50 and the weighted average exercise price of $9.6776 per share); (C) 5,000 restricted shares of Common Stock multiplied by $14.50 per share; and (D) 118,833 deferred shares of Common Stock multiplied by $14.50 per share. In accordance with Section 14(g) of the Securities Exchange Act of 1934, as amended, the filing fee was determined by multiplying 0.0000307 by the sum calculated in the preceding sentence.

	4)	Proposed maximum aggregate value of transaction: $1,134,727,063

	5)	Total fee paid: $34,836.12
Fee paid previously with preliminary materials.
☒

Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11 (a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

1) Amount Previously Paid: $31,885.79
2) Form, Schedule or Registration Statement No.: Schedule 14A
3) Filing Party Aeroflex Incorporated
4) Date Filed: March 30, 2007

Preliminary Copy-Subject to Completion

Dated June 5, 2007

35 South Service Road

Plainview, New York 11803

[_____ __], 2007

Dear Fellow Stockholder:

You are cordially invited to attend a special meeting of stockholders of Aeroflex Incorporated to be held on [_____ __], 2007 starting at 10:00 a.m., local time, at the Garden City Hotel, Stewart Avenue, Garden City, New York 11530.

At the special meeting, you will be asked to consider and vote upon a proposal to adopt the Agreement and Plan of Merger, dated as of May 25, 2007, by and among AX Holding Corp., AX Acquisition Corp. and Aeroflex Incorporated, pursuant to which AX Acquisition Corp. will merge with and into Aeroflex. AX Holding Corp. and AX Acquisition Corp. are entities directly and indirectly owned by The Veritas Capital Fund III, L.P., which following the merger will remain as the lead investor and have as co-investors affiliates of Golden Gate Private Equity, Inc. and GS Direct, L.L.C. If the merger agreement is adopted and the merger is completed, you will be entitled to receive $14.50 in cash, without interest and less any applicable withholding tax, for each share of Aeroflex common stock owned by you (unless you have exercised your appraisal rights with respect to the merger), as more fully described in the enclosed proxy statement.

Our board of directors, after careful consideration of a variety of factors, has unanimously determined that the merger agreement and the transactions contemplated thereby are advisable and fair to, and in the best interests of, Aeroflex and its stockholders, and approved the merger agreement, the merger and the other transactions contemplated thereby. Accordingly, our board of directors unanimously recommends that you vote "FOR" the adoption of the merger agreement.

Your vote is very important, regardless of the number of shares of common stock you own. We cannot complete the merger unless the merger agreement is adopted by the affirmative vote of a majority of the outstanding shares of our common stock. The failure of any stockholder to vote on the proposal to adopt the merger agreement will have the same effect as a vote against the adoption of the merger agreement.

The attached proxy statement provides you with detailed information about the special meeting, the merger agreement and the merger. A copy of the merger agreement is attached as Annex A to the proxy statement. We encourage you to read the entire proxy statement and the merger agreement carefully. You may also obtain more information about Aeroflex from documents we have filed with the Securities and Exchange Commission.

As you are aware, Aeroflex had entered into a merger agreement with affiliates of General Atlantic and Francisco Partners. Prior to entering into the merger agreement with AX Holding Corp. and AX Acquisition Corp., Aeroflex terminated the merger agreement it had entered into with the affiliates of General Atlantic and Francisco Partners and canceled the previously scheduled special meeting of stockholders called for the purpose of considering that merger agreement. Proxies that were submitted in connection with the cancelled special meeting of stockholders will not be counted in connection with the special meeting of stockholders called to consider the new merger agreement with AX Holding Corp. and AX Acquisition Corp.

Whether or not you plan to attend the special meeting, please complete, date, sign and return, as promptly as possible, the enclosed proxy card in the accompanying reply envelope, or submit your proxy by telephone or the Internet. If you have Internet access, we encourage you to record your vote via the Internet. If you attend the special meeting and vote in person, your vote by ballot will revoke any proxy previously submitted.

Thank you in advance for your cooperation and continued support.

Sincerely,

HARVEY R. BLAU

Chairman and Chief Executive Officer

Neither the Securities and Exchange Commission nor any state securities regulatory agency has approved or disapproved the merger, passed upon the merits or fairness of the merger or passed upon the adequacy or accuracy of the disclosure in this document. Any representation to the contrary is a criminal offense.

The proxy statement is dated [_____ __], 2007, and is first being mailed to stockholders on or about [_____ __], 2007.

Preliminary Copy-Subject to Completion

Dated June 5, 2007

Aeroflex Incorporated

35 South Service Road

Plainview, New York 11803

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

To Be Held On [_____ __], 2007

To the Stockholders of Aeroflex Incorporated:

A special meeting of stockholders of Aeroflex Incorporated, a Delaware corporation, will be held on [_____ __], 2007 starting at 10:00 a.m., local time, at the Garden City Hotel, Stewart Avenue, Garden City, New York 11530, for the following purposes:

1.       To consider and vote on a proposal to adopt the Agreement and Plan of Merger (the "merger agreement"), dated as of May 25, 2007, by and among AX Holding Corp., a Delaware corporation ("Parent"), AX Acquisition Corp., a Delaware corporation and a wholly owned subsidiary of Parent ("Merger Sub"), and Aeroflex Incorporated. A copy of the merger agreement is attached as Annex A to the accompanying proxy statement. Pursuant to the terms of the merger agreement, Merger Sub will merge with and into Aeroflex (the "merger") and each outstanding share of the Aeroflex's common stock, par value $0.10 per share (other than shares held in the treasury of Aeroflex, owned by Parent or Merger Sub or any direct or indirect subsidiary of Parent or Merger Sub or any direct or indirect subsidiary of Aeroflex, shares held by stockholders who have properly demanded and perfected statutory appraisal rights, if any, and shares as to which separate treatment is agreed with Parent), will be converted into the right to receive $14.50 in cash, without interest and less any applicable withholding tax, as described in the accompanying proxy statement.

2.       To consider and vote on any proposal to adjourn or postpone the special meeting to a later date, if necessary or appropriate, to solicit additional proxies in favor of the proposal to adopt the merger agreement if there are insufficient votes at the time of the meeting to adopt the merger agreement.

3.       To consider and vote on such other business as may properly come before the special meeting or any adjournments or postponements thereof.

Our board of directors has specified June 4, 2007 as the record date for the purpose of determining the stockholders who are entitled to receive notice of, and to vote at, the special meeting. Only stockholders of record at the close of business on the record date are entitled to notice of and to vote at the special meeting.

After careful consideration, our board of directors has determined that the merger agreement and the transactions contemplated by the merger agreement, including the merger, are advisable and fair to, and in the best interests of, Aeroflex and Aeroflex's stockholders. Our board of directors has unanimously approved and adopted the merger agreement and the transactions contemplated by the merger agreement, including the merger.

OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE "FOR" ADOPTION OF THE MERGER AGREEMENT.

Your vote is important. Properly executed proxy cards with no instructions indicated on the proxy card will be voted "FOR" the adoption of the merger agreement. Whether or not you plan to attend the special meeting, please complete, sign and date the accompanying proxy card and return it in the enclosed prepaid envelope, or you may submit your proxy by telephone or the Internet by following the instructions printed on your proxy card. If you attend the special meeting, you may revoke your proxy and vote in person if you wish, even if you have previously voted your proxy. Your failure to vote in person at the special meeting or to submit a signed proxy card will effectively have the same effect as a vote "AGAINST" the adoption of the merger agreement. Your prompt cooperation is greatly appreciated.

Stockholders of Aeroflex who do not vote in favor of the adoption of the merger agreement will have the right to seek appraisal of the fair value of their shares if the merger is completed, but only if they submit a written demand for appraisal to Aeroflex before the vote is taken on the merger agreement and they comply with all requirements of Delaware law that are summarized in the accompanying proxy statement.

The adoption of the merger agreement requires the affirmative vote of a majority of the outstanding shares of the Aeroflex's common stock. Even if you plan to attend the special meeting in person, we request that you complete, sign, date and return the enclosed proxy or submit your proxy by telephone or the Internet prior to the special meeting to ensure that your shares will be represented at the special meeting if you are unable to attend. If you have Internet access, we encourage you to record your vote via the Internet. If you fail to return your proxy card or fail to submit your proxy by phone or the Internet and you fail to attend the special meeting, your shares will not be counted for purposes of determining whether a quorum is present at the meeting, and your failure to vote will not affect the outcome of the vote regarding the adjournment proposal, if necessary. The failure of any stockholder to vote on the proposal to adopt the merger agreement will have the same effect as a vote against the adoption of the merger agreement. If you are a stockholder of record, voting in person at the special meeting will revoke any proxy previously submitted. If you hold your shares through a bank, broker or other custodian, you must obtain a legal proxy from such custodian in order to vote in person at the special meeting.

Please note that space limitations make it necessary to limit attendance at the special meeting to stockholders as of the record date (or their authorized representatives). If you attend, please note that you may be asked to present valid photo identification. If your shares are held by a bank or broker, please bring to the special meeting your statement evidencing your beneficial ownership of common stock. The list of stockholders entitled to vote at the special meeting will be available for inspection at our principal executive offices at 35 South Service Road, Plainview, New York 11803 during ordinary business hours at least 10 days before the special meeting.

By Order of our Board of Directors,

JOHN ADAMOVICH, JR.

Corporate Secretary

Plainview, New York

[_____ __], 2007

i

Availability of Documents	21

THE MERGER	22

Background of the Merger	22
Reasons for the Merger; Recommendation of our Board of Directors	34
Opinions of Financial Advisors	37
Comparison of Merger Consideration to Historical Stock Prices	39
Discounted Cash Flow Analysis	39
Public Companies Analysis	40
Other Considerations	42
Selected Publicly Traded Companies Analysis: Consolidated	45
Selected Precedent Transactions Analysis	46
Selected Publicly Traded Companies Analysis: Sum-of-the-Parts	47
Discounted Cash Flow Analysis	47
Leverage Buyout Analysis	48
Financing of the Merger	53
Limited Guarantees	54
Interests of the Company's Directors and Executive Officers in the Merger	55
Certain Material U.S. Federal Income Tax Consequences of the Merger to Our Stockholders	60
Regulatory Approvals	62
Delisting and Deregistration of Common Stock	63
Litigation Related to the Merger	63
Amendment to Aeroflex's Rights Plan	65

THE MERGER AGREEMENT	66

The Merger	66
Effective Time	66
Merger Consideration	67
Treatment of Options	67
Payment for the Shares of Common Stock	67
Representations and Warranties	68
Conduct of Business Prior to Closing	71
Agreement to Take Further Action and to Use Reasonable Best Efforts	74
Financing	74
Solvency Opinion	76
Conditions to the Merger	76
No Solicitation of Offers	78
Recommendation Withdrawal/Termination in Connection with a Superior Proposal	80
Termination of the Merger Agreement	81
Termination Fees and Expenses	82
Indemnification and Insurance	84
Employee Benefits	85
Amendment, Extension and Waiver	85

ii

MARKET PRICE OF COMMON STOCK	86

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT	87

DISSENTERS' RIGHTS OF APPRAISAL	88

SUBMISSION OF STOCKHOLDER PROPOSALS	91

HOUSEHOLDING OF SPECIAL MEETING MATERIALS	92

WHERE YOU CAN FIND MORE INFORMATION	92

Annex A	Agreement and Plan of Merger
Annex B	Opinion of Bear, Stearns & Co. Inc.
Annex C	Opinion of Banc of America Securities LLC
Annex D	Section 262 of the General Corporation Law of the State of Delaware

iii

Preliminary Copy-Subject to Completion

Dated June 5, 2007

SUMMARY TERM SHEET

The following summary highlights selected information in this proxy statement and may not contain all the information that may be important to you. Accordingly, we encourage you to read carefully this entire proxy statement, its annexes and the documents referred to or incorporated by reference in this proxy statement. Each item in this summary includes a page reference directing you to a more complete description of that topic. See "Where You Can Find More Information" beginning on page 92. References to "Aeroflex," the "Company," "we," "our" or "us" in this proxy statement refer to Aeroflex Incorporated and its subsidiaries unless otherwise indicated or the context otherwise requires.

The Parties to the Merger (Page 17)

Aeroflex Incorporated

Aeroflex, a Delaware corporation, is a global provider of high technology solutions to the aerospace, defense, cellular and broadband communications markets. Aeroflex's diverse technologies allow it to design, develop, manufacture and market a broad range of test, measurement and microelectronic products.

AX Holding Corp.

AX Holding Corp., a Delaware corporation ("Parent"), was formed on May 9, 2007 for the sole purpose of completing the merger with Aeroflex and arranging the related financing transactions. Parent is an entity owned by The Veritas Capital Fund III, L.P., which following the merger will have as its owners The Veritas Capital Fund III, L.P. and affiliates of Golden Gate Private Equity, Inc. and GS Direct, L.L.C. Parent has not engaged in any business except in anticipation of the merger.

AX Acquisition Corp.

AX Acquisition Corp., a Delaware corporation ("Merger Sub"), is a wholly owned subsidiary of Parent. Merger Sub was formed on May 9, 2007 exclusively for the purpose of effecting the merger. Merger Sub is indirectly owned by The Veritas Capital Fund III, L.P., and following the merger will indirectly have as its owners The Veritas Capital Fund III, L.P. and affiliates of Golden Gate Private Equity, Inc. and GS Direct, L.L.C. Merger Sub has not engaged in any business except in anticipation of the merger.

The Veritas Capital Fund III, L.P.

The Veritas Capital Fund III, L.P., a Delaware limited partnership referred to herein as Veritas III, is a private equity investment fund organized and managed by Veritas Capital Fund Management, L.L.C., a leading private equity firm headquartered in New York City, referred to herein as Veritas Capital. Founded in 1992 by Robert B. McKeon, Veritas Capital, through its affiliated investment funds, invests in a broad range of companies through middle market buyouts, growth capital investments, and leveraged recapitalizations. Through its affiliated investment funds, Veritas Capital manages equity capital committed from leading financial institutions, state pension funds, insurance companies and high net worth individuals and families.

Golden Gate Private Equity, Inc.

Golden Gate Capital is a private equity firm with over $3.4 billion of capital under management dedicated to investing in change-intensive opportunities. The firm's charter is to partner with world-class management teams to make equity investments in situations where there is a demonstrable opportunity to significantly enhance a company's value. The principals of Golden Gate Capital have a long and successful history of investing with management partners across a wide range of industries and transaction types.

GS Direct, L.L.C.

GS Direct, L.L.C., a wholly-owned subsidiary of The Goldman Sachs Group, Inc., invests capital primarily alongside corporate and sponsor clients in situations in which access to its or its affiliates' capital, relationships or advisory services can enhance the value of the investment. The Goldman Sachs Group, Inc. provides investment banking, securities, and investment management services primarily to corporations, financial institutions, governments, and high-net-worth individuals worldwide.

The Merger (Page 22)

The Agreement and Plan of Merger, dated as of May 25, 2007 (the "merger agreement"), provides that Merger Sub will merge with and into Aeroflex (the "merger"). Aeroflex will be the surviving corporation (the "surviving corporation") in the merger and will continue to do business as "Aeroflex Incorporated" following the merger. In the merger, each outstanding share of Aeroflex common stock will be converted into the right to receive $14.50 in cash, without interest and less any applicable withholding tax. We refer to this amount in this proxy statement as the merger consideration. However, shares held in treasury of Aeroflex or owned by Parent or Merger Sub or any direct or indirect subsidiary of Parent or Merger Sub or any direct or indirect subsidiary of Aeroflex, shares held by stockholders who have properly demanded and perfected statutory appraisal rights, if any, and shares as to which separate treatment is agreed with Parent, will not be converted.

Effects of the Merger (Page 66)

If the merger is completed, you will be entitled to receive $14.50 in cash, without interest and less any applicable withholding taxes, for each share of our common stock owned by you, unless you have exercised your statutory appraisal rights with respect to the merger. As a result of the merger, Aeroflex will cease to be an independent, publicly traded company. You will not own any shares of the surviving corporation.

The Special Meeting (Page 18)

Date, Time and Place. The special meeting will be held on [ ], 2007 starting at 10:00 a.m., local time, at the Garden City Hotel, Stewart Avenue, Garden City, New York 11530.

Purpose. You will be asked to consider and vote upon (1) the adoption of the merger agreement, pursuant to which Merger Sub will merge with and into Aeroflex, (2) the adjournment or postponement of the special meeting to a later date, if necessary or appropriate, to solicit additional proxies in favor of the proposal to adopt the merger agreement if there are insufficient votes at the time of the meeting to adopt the merger agreement and (3) such other business as may properly come before the special meeting or any adjournments or postponements thereof.

Record Date and Quorum. You are entitled to vote at the special meeting if you owned shares of our common stock at the close of business on June 4, 2007, the record date for the special meeting. You will have one vote for each share of our common stock that you owned on the record date. As of the record date, there were [73,852,327] shares of our common stock issued and outstanding and entitled to vote. A majority of the outstanding shares of our common stock entitled to vote at the special meeting constitutes a quorum for the purpose of considering the proposals.

Vote Required. The adoption of the merger agreement requires the affirmative vote of a majority of the outstanding shares of our common stock. Approval of any proposal to adjourn or postpone the special meeting, if necessary or appropriate, for the purpose of soliciting additional proxies requires the affirmative vote of a majority of the shares of our common stock present in person or represented by proxy at the special meeting and entitled to vote on the matter.

Common Stock Ownership of Directors and Executive Officers. As of the record date, the directors and executive officers of Aeroflex held in the aggregate approximately [1.1]% of the shares of our common stock entitled to vote at the special meeting. Each of our directors and executive officers has advised us that he or she plans to vote all of his or her shares "FOR" the adoption of the merger agreement.

Voting and Proxies. Any stockholder of record entitled to vote at the special meeting may submit a proxy by telephone, the Internet, by returning the enclosed proxy card by mail, or by voting in person by appearing at the special meeting. If your shares of our common stock are held in "street name" by your broker, you should instruct your broker on how to vote such shares of common stock using the instructions provided by your broker. If you do not provide your broker with instructions, your shares of our common stock will not be voted, which will have the same effect as a vote "AGAINST" the adoption of the merger agreement. The persons named in the accompanying proxy will also have discretionary authority to vote on any adjournments or postponements of the special meeting.

Revocability of Proxy. Any stockholder of record who executes and returns a proxy card (or submits a proxy via telephone or the Internet) may revoke the proxy at any time before it is voted at the special meeting in any one of the following ways:

•	if you hold your shares in your name as a stockholder of record, by notifying in writing our Secretary, John Adamovich, Jr., at 35 South Service Road, Plainview, New York 11803;
•	by attending the special meeting and voting in person (your attendance at the special meeting will not, by itself, revoke your proxy; you must vote in person at the special meeting);
•	by submitting a later-dated proxy card;
•	if you voted by telephone or the Internet, by voting a second time by telephone or Internet; or
•

if you have instructed a broker, bank or other nominee to vote your shares of our common stock, by following the directions received from your broker, bank or other nominee to change those instructions.

Treatment of Options (Page 67)

Stock Options. At the effective time of the merger, each outstanding option to purchase our common stock, whether vested or unvested, will be cancelled in exchange for a per share cash payment equal to the excess, if any, of $14.50 over the exercise price of the option (less applicable withholding amounts). We have agreed to take any actions reasonably requested by Parent to effectuate such cancellation.

Recommendation of Our Board of Directors (Page 34)

Our board of directors unanimously (i) determined that the merger agreement and the transactions contemplated thereby, including the merger, are advisable and fair to, and in the best interests of, the Company and its stockholders, (ii) approved the merger agreement and the transactions contemplated thereby and (iii) resolved to recommend that the stockholders adopt the merger agreement and the transactions contemplated thereby and directed that such matter be submitted for consideration of the stockholders of the Company at the special meeting. Our board of directors unanimously recommends that our stockholders vote "FOR" the adoption of the merger agreement and "FOR" the adjournment or postponement of the special meeting, if necessary or appropriate, to solicit additional proxies.

Interests of the Company's Directors and Executive Officers in the Merger (Page 55)

In considering the recommendation of our board of directors, you should be aware that our directors and executive officers may have interests in the merger that are different from, or in addition to, their interests as a stockholder, and that may present actual or potential conflicts of interest. Such interests include (i) severance payments and other benefits payable to executive officers upon a qualifying termination of employment pursuant to employment agreements, letter agreements, and our Supplemental Executive Retirement Plan, (ii) the accelerated vesting of certain equity awards for certain directors and officers and (iii) rights to continued indemnification and insurance coverage after the merger for acts or omissions occurring prior to the merger. In addition, a number of our executive officers (other than our chief executive officer, who has decided that he will not purchase or participate in the equity of the surviving corporation or enter into any new ongoing employment arrangement) may, prior to the closing of the merger, enter into new arrangements with Parent regarding employment with, or the right to purchase or participate in the equity of, the surviving corporation.

Opinion of Bear, Stearns & Co. Inc. (Page 37)

Bear, Stearns & Co. Inc. ("Bear Stearns") delivered its opinion to our board of directors that, as of May 25, 2007 and based upon and subject to the factors and assumptions set forth therein, the merger consideration to be received by the holders of shares of our common stock pursuant to the merger agreement is fair, from a financial point of view, to such holders.

The full text of the written opinion of Bear Stearns, dated May 25, 2007, which sets forth the assumptions made, some of the matters considered and qualifications to and limitations of the review undertaken in connection with the opinion, is attached as Annex B to this proxy statement and is incorporated by reference in its entirety into this proxy statement. You are encouraged to read the opinion in its entirety. Bear Stearns provided its opinion for the benefit and use of our board of directors in connection with its consideration of the transaction. The Bear Stearns opinion does not constitute a recommendation to our board of directors or any stockholder of Aeroflex as to how to vote in connection with the merger or otherwise. The Bear Stearns opinion does not address our underlying business decision to pursue the merger, the relative merits of the merger as compared to any alternative business strategies that might exist for us, the financing of the merger or the effects of any other transaction in which we might engage.

Opinion of Banc of America Securities LLC (Page 43)

In connection with the merger, Banc of America Securities LLC ("Banc of America Securities") delivered to our board of directors a written opinion, dated May 25, 2007, as to the fairness, from a financial point of view and as of the date of the opinion, of the $14.50 merger consideration to be received by holders of Aeroflex common stock (other than holders, together with their respective affiliates, who enter into agreements with Parent or its affiliates to contribute to Parent, immediately prior to the effective time of the merger, equity ownership interests in Aeroflex for an equity ownership interest in Parent or its affiliates, referred to as "rollover holders"). The full text of the written opinion, dated May 25, 2007, of Banc of America Securities, which describes, among other things, the assumptions made, procedures followed, factors considered and limitations on the review undertaken, is attached as Annex C to this proxy statement and is incorporated by reference in its entirety into this proxy statement. Holders of Aeroflex common stock are encouraged to read the opinion carefully in its entirety. Banc of America Securities delivered its opinion to our board of directors for the benefit and use of our board of directors in connection with and for the purposes of its evaluation of the merger consideration from a financial point of view. Banc of America Securities' opinion does not address any other aspect of the merger and does not constitute a recommendation to any stockholder as to how to vote or act in connection with the merger.

Financing (Page 53)

The total amount of funds necessary to complete the merger and the related transactions is anticipated to be approximately $1.25 billion, including amounts necessary to refinance certain existing indebtedness of the Company and to pay customary fees and expenses, which will be funded by new credit facilities and equity financing and, to the extent available, cash of the Company. Funding of the equity and debt financing is subject to the satisfaction of the conditions set forth in the commitment letters under which the financing will be provided. The following arrangements are in place for the financing for the merger and the related transactions, including the payment of related transaction costs, charges, fees and expenses:

Equity Financing. Parent has received an equity commitment letter from each of The Veritas Capital Fund III, L.P., Golden Gate Private Equity, Inc., and GS Direct, L.L.C., pursuant to which, and subject to the conditions contained therein, each of The Veritas Capital Fund III, L.P., Golden Gate Private Equity, Inc., and GS Direct, L.L.C. has committed to make a capital contribution to Parent. For ease of reference, we refer to The Veritas Capital Fund III, L.P., Golden Gate Private Equity, Inc. and GS Direct, L.L.C. together as the "Veritas Capital group." The Veritas Capital Fund III, L.P. has committed to make a capital contribution in an amount up to $172 million to Parent. Each of Golden Gate Private Equity, Inc. and GS Direct, L.L.C. has committed to make a capital contribution in an amount up to $100 million to Parent.

Debt Financing. Merger Sub has received a debt commitment letter from Goldman Sachs Credit Partners L.P. to provide to it and the surviving corporation senior secured credit facilities consisting of (i) a senior secured term loan facility of $500 million and (ii) a senior secured revolving credit facility of $60 million. Merger Sub has engaged Goldman, Sachs & Co. to act as sole placement agent and/or sole initial purchaser in connection with the issuance of $370 million of senior subordinated unsecured high yield securities of Merger Sub. In the event that such senior subordinated unsecured high yield securities are not issued at the time the merger is consummated, Goldman Sachs Credit Partners L.P. has also committed to provide up to $370 million under subordinated unsecured increasing rate bridge loans.

Regulatory Approvals (Page 62)

Under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), and the rules promulgated thereunder by the Federal Trade Commission ("FTC"), the merger may not be completed until notification and report forms have been filed with the FTC and the Antitrust Division of the Department of Justice ("DOJ"), and the applicable waiting period has expired or been terminated. On June [_], 2007, Aeroflex and members of the Veritas Capital group filed notification and report forms under the HSR Act with the FTC and the

Antitrust Division of the DOJ. The waiting period is scheduled to expire at 11:59pm on July [_], 2007, unless extended pursuant to the issuance of a request for additional information or shortened pursuant to a grant of early termination.

In accordance with federal codes and regulations, Aeroflex is required to notify the Office of Defense Trade Controls Compliance at the U.S. Department of State (the "DOS") and the U.S. Department of Defense's Defense Security Service (the "DSS") of the proposed merger. During the week of June 4, 2007, we provided a notification of the proposed merger to the DOS. During the week of May 28, 2007, Aeroflex informed the DSS of the proposed merger.

Aeroflex, Veritas Capital, Golden Gate and Goldman Sachs each conduct business in Member States of the European Union. Council Regulation (EC) No. 139/2004 of the Council of the European Union, which is referred to as the EC Merger Regulation, requires notification to and prior approval by the European Commission of mergers or acquisitions involving parties with aggregate worldwide sales and individual European Union sales exceeding specified thresholds, which are met by the parties to the proposed transaction. The companies will be working with the European Commission to formally submit the requisite notification as soon as possible. Once a formal notification is filed, the European Commission has an initial (Phase I) period of 25 working days from the day following the date of notification, which period may be extended under certain circumstances, in which to consider whether the merger would significantly impede effective competition in the common market or a substantial part of it, in particular as a result of the creating or strengthening of a dominant position (as defined in the EC Merger Regulation). By the end of this Phase I period, the European Commission must issue a decision either clearing the merger or opening an in-depth Phase II investigation. A Phase II investigation can extend the investigation period up to an additional 90-105 working days (125 working days if the parties request extensions).

Because Aeroflex's business in France includes activities that may be considered to be sensitive regarding French national security, Parent is required to obtain the approval of the French Ministry of Economy and Finance (the "Ministry") prior to its acquisition of control over these activities. The Ministry will have two months from the date of the filing to approve or to disapprove the acquisition of control, and may seek to impose conditions on completion of the transaction. Parent made the required filing on June 6, 2007. While the parties intend to seek early clearance or to implement alternative arrangements which would permit completion of the merger prior to clearance by the Ministry of the change in control, no assurances can be provided that the Ministry will approve such early clearance or alternative arrangements.

Certain Material U.S. Federal Income Tax Consequences (Page 60)

If you are a U.S. Holder (as defined in "Certain Material U.S. Federal Income Tax Consequences of the Merger to Our Stockholders"), the exchange of shares of our common stock for cash pursuant to the merger agreement generally will be a taxable transaction for U.S. federal income tax purposes. U.S. Holders who exchange their shares of our common stock in the merger will generally recognize gain or loss in an amount equal to the difference, if any, between the amount of cash received in the merger with respect to the shares and the adjusted tax basis in such shares. You are urged to consult your tax advisor as to the particular tax consequences of the merger to you, including the tax consequences under state, local, foreign and other tax laws.

Conditions to the Merger (Page 76)

Conditions to Each Party's Obligations. Each party's obligation to complete the merger is subject to the satisfaction or waiver, as of the closing of the merger, of the following conditions:

•	the merger agreement must have been adopted by the affirmative vote of a majority of the outstanding shares of our common stock;
•

any applicable waiting period (and any extension thereof) under applicable United States antitrust laws, including the HSR Act, and applicable foreign antitrust or competition laws will have expired or been terminated, and approvals and authorizations from other applicable foreign antitrust authorities will have been granted; and

•	there is no injunction, order, decree or ruling making the consummation of the merger illegal or otherwise preventing or prohibiting the consummation of the merger.

Conditions to Parent's and Merger Sub's Obligations. The obligations of Parent and Merger Sub to complete the merger is subject to the satisfaction or waiver, as of the closing of the merger, of the following additional conditions:

•	our representations and warranties must be true and correct, subject to certain materiality thresholds;
•	we must have performed in all material respects all obligations required to be performed by us under the merger agreement at or prior to the effective time of the merger;
•

since the date of the merger agreement, there must not have been any event, circumstance, development, change or effect that would or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect (as defined in the merger agreement);

•

we must deliver to Parent and Merger Sub at closing a certificate with respect to the satisfaction of the foregoing conditions relating to representations, warranties, obligations and Company Material Adverse Effect;

•

Parent must have received at closing an affidavit from Aeroflex certifying that the Aeroflex was not a U.S. real property holding corporation during any portion of the five-year period ending on the closing date; and

•

the holders of not more than 15% of the shares of our common stock outstanding immediately prior to the effective time of the merger shall have made and not withdrawn demands for the appraisal of their shares under Section 262 of the General Corporation Law of the state of Delaware (the "DGCL").

Conditions to Aeroflex's Obligations. Our obligation to complete the merger is subject to the satisfaction or waiver, as of the closing of the merger, of the following additional conditions:

•	the representations and warranties made by Parent and Merger Sub must be true and correct, subject to a materiality threshold;

•	Parent and Merger Sub must have performed in all material respects all obligations required to be performed by them under the merger agreement at or prior to the effective time of the merger; and
•	Parent must deliver to us at closing a certificate with respect to the satisfaction of the foregoing conditions relating to representations, warranties and obligations.

No Solicitation of Offers (Page 78)

We have agreed not to:

•

solicit, initiate or knowingly encourage (including by way of providing information) any inquiries regarding, or the making of any proposal or offer that constitutes, or could reasonably be expected to lead to, an acquisition proposal;

•

have any discussions or participate in any negotiations regarding an acquisition proposal, or execute or enter into any agreement, understanding or arrangement with respect to an acquisition proposal, or approve or recommend or propose to approve or recommend an acquisition proposal or any agreement, understanding or arrangement relating to an acquisition proposal;

•

take any action to exempt any person from the restrictions on business combinations contained in Section 203 of the DGCL, the Company's certificate of incorporation and bylaws or otherwise cause such restrictions not to apply;

•	amend or exempt any person from Aeroflex's Rights Agreement, dated as of August 13, 1998, as amended; or
•	resolve, authorize or propose to agree to do any of the foregoing actions.

Notwithstanding these restrictions, at any time after the date of the merger agreement and prior to the approval of the merger agreement by our stockholders, we are permitted to furnish information with respect to the Company to any person making an acquisition proposal and participate in discussions or negotiations with such person under certain circumstances.

In addition, we may terminate the merger agreement and enter into a definitive agreement with respect to a superior proposal under certain circumstances. See "The Merger Agreement—Recommendation Withdrawal/Termination in Connection with a Superior Proposal" beginning on page 80.

Termination of the Merger Agreement (Page 81)

The merger agreement may be terminated at any time prior to the consummation of the merger, whether before or after stockholder approval has been obtained:

•	by mutual written consent of Aeroflex and Parent;
•	by either Aeroflex or Parent if:
•	the merger is not completed on or before the Expiration Date (as defined under "The Merger Agreement—The Termination of the Merger Agreement");
•	there is any final and non-appealable action that makes consummation of the merger illegal or otherwise prevents the consummation of the merger; or
•	our stockholders do not adopt the merger agreement at the special meeting or any adjournment or postponement thereof.
•	by Aeroflex, if:
•

Parent or Merger Sub has breached the merger agreement giving rise to the failure of certain conditions to closing and such breach is not cured or is incapable of being cured within 30 days following written notice to the party committing such breach; or

•	the termination is effected prior to receipt of the requisite stockholder approval in order to enter into an agreement with respect to a superior proposal.
•	by Parent, if:
•

we have breached the merger agreement giving rise to the failure of certain conditions to closing and such breach is not cured or is incapable of being cured within 30 days following written notice to us;

•

a change of the recommendation of our board of directors (or any committee thereof) has occurred; our board of directors (or any committee thereof) approves or recommends any acquisition proposal or approves or recommends, or enters into a letter of intent or agreement constituting or related to, or that is intended to or could reasonably be expected to lead to, any acquisition proposal, requiring the Company to fail to consummate the merger or any other transaction contemplated by the merger agreement, or effect any transaction contemplated by any acquisition proposal;

•

our board of directors has taken a position regarding a tender offer as contemplated by Rule 14e-2(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), with respect to any acquisition proposal other than recommending rejection of such proposal; or

•	our board of directors have failed to include in this proxy statement our board recommendation.

Termination Fees (Page 82)

If we terminate the merger agreement to accept a superior proposal, and in certain other cases specified in the merger agreement, we must pay a fee of $30 million to Parent plus up to $7.5 million of Parent's and Merger Sub's out-of-pocket expenses.

In the event that Parent is obligated to complete the merger but does not obtain the required debt financing to complete the transaction by October 2, 2007, the outside date provided in the merger agreement, the merger agreement provides for Parent to pay us a termination fee of $22.5 million upon termination of the merger agreement.

Liability Cap (Page 84)

If Parent and Merger Sub fail to effect the merger, then our sole and exclusive remedy against Parent, Merger Sub, members of the Veritas Capital group and their affiliates for any breach, loss or damage is the termination of the merger agreement and receipt of payment of an amount up to $22.5 million in the aggregate.

Limited Guarantees (Page 54)

Each of The Veritas Capital Fund III, L.P., Golden Gate Private Equity, Inc. and GS Direct, L.L.C. entered into separate limited guarantees pursuant to which each has guaranteed on a several and not joint basis the due and punctual performance by Parent and Merger Sub of their payment obligations under the merger agreement. Under the limited guarantees, the maximum liability of The Veritas Capital Fund III, L.P. is $10,403,225.82, and the maximum liability of each of Golden Gate Private Equity and GS Direct, L.L.C. is $6,048,387.09, and the limited guarantees are the Company's sole recourse against each of The Veritas Capital Fund III, L.P., Golden Gate Private Equity, Inc. and GS Direct, L.L.C. and their affiliates.

Appraisal Rights (Page 88)

Under Delaware law, holders of our common stock who do not vote in favor of adopting the merger agreement will have the right to seek appraisal of the fair value of their shares of our common stock as determined by the Delaware Court of Chancery if the merger is completed, but only if they comply with all requirements of Delaware law (including Section 262 of the DGCL, the text of which can be found in Annex D of this proxy statement), which are summarized in this proxy statement. This appraisal amount could be more than, the same as or less than the merger consideration. Any holder of our common stock intending to exercise such holder's appraisal rights, among other things, must submit a written demand for an appraisal to us prior to the vote on the adoption of the merger agreement and must not vote or otherwise submit a proxy in favor of adoption of the merger agreement. Your failure to follow exactly the procedures specified under Delaware law will result in the loss of your appraisal rights.

Market Price of Common Stock (Page 86)

The closing sale price of our common stock on the NASDAQ Stock Market LLC (the "NASDAQ") on March 2, 2007, the last trading day prior to the announcement of the proposed merger with affiliates of General Atlantic and Francisco Partners, was $11.01. The closing sale price of our common stock on the NASDAQ on April 19, 2007, the last trading day prior to the announcement of the first Veritas Capital proposal, was $13.28. The $14.50 per share to be paid for each share of our common stock in the merger represents a premium of approximately 31.7% to the closing price on March 2, 2007, the last trading day prior to the announcement of the proposed merger with affiliates of General Atlantic and Francisco Partners.

QUESTIONS AND ANSWERS ABOUT THE SPECIAL MEETING AND THE MERGER

The following questions and answers are intended to address briefly some commonly asked questions regarding the merger, the merger agreement and the special meeting. These questions and answers may not address all questions that may be important to you as an Aeroflex stockholder. Please refer to the "Summary Term Sheet" and the more detailed information contained elsewhere in this proxy statement, the annexes to this proxy statement and the documents referred to or incorporated by reference in this proxy statement, which you should read carefully. See "Where You Can Find More Information" beginning on page 92.

Q:	What is the proposed transaction?
A:

The proposed transaction is the acquisition of Aeroflex by Parent, an entity owned by The Veritas Capital Fund III, L.P., which following the merger will have as its owners The Veritas Capital Fund III, L.P. and affiliates of Golden Gate Private Equity, Inc. and GS Direct, L.L.C. Once the merger agreement has been adopted by the stockholders and other closing conditions under the merger agreement have been satisfied or waived, Merger Sub, a wholly owned subsidiary of Parent, will merge with and into Aeroflex. Aeroflex will be the surviving corporation and will become a wholly owned subsidiary of Parent.

Q:	What will I receive in the merger?
A:

Upon completion of the merger, you will be entitled to receive $14.50 in cash, without interest and less any applicable withholding tax, for each share of our common stock that you own, unless you have exercised your appraisal rights with respect to the merger. For example, if you own 100 shares of our common stock, you will receive $1,450.00 in cash in exchange for your shares of our common stock, less any applicable withholding tax. You will not own any shares in the surviving corporation.

Q:	When and where is the special meeting?
A:	The special meeting of stockholders of Aeroflex will be held on [_____ __], 2007, starting at 10:00 a.m., local time, at the Garden City Hotel, Stewart Avenue, Garden City, New York 11530.
Q:	What vote is required for Aeroflex's stockholders to adopt the merger agreement?
A:	An affirmative vote of a majority of the outstanding shares of our common stock is required to adopt the merger agreement.
Q:	What vote of our stockholders is required to approve the proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies?
A:

The proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies requires the affirmative vote of a majority of the outstanding shares of our common stock present or represented by proxy at the special meeting and entitled to vote on the matter.

Q:	How does our board of directors recommend that I vote?
A:

Our board of directors, after careful consideration of a variety of factors unanimously recommends that you vote "FOR" the proposal to adopt the merger agreement and "FOR" the proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting to adopt the merger agreement. You should read "The Merger—Reasons for the Merger; Recommendation of our Board of Directors" for a discussion of the factors that our board of directors considered in deciding to recommend the adoption of the merger agreement.

Q:	What effects will the proposed merger have on Aeroflex?
A:

As a result of the proposed merger, Aeroflex will cease to be a publicly traded company and will be wholly owned by Parent. You will no longer have any interest in our future earnings or growth. Following consummation of the merger, the registration of our common stock and our reporting obligations with respect to our common stock under the Exchange Act, will be terminated upon application to the Securities and Exchange Commission (the "SEC"). In addition, upon completion of the proposed merger, shares of our common stock will no longer be listed on any stock exchange or quotation system, including the NASDAQ.

Q:	What happens if the merger is not consummated?
A:

If the merger agreement is not adopted by stockholders or if the merger is not completed for any other reason, stockholders will not receive any payment for their shares in connection with the merger. Instead, Aeroflex will remain an independent public company and our common stock will continue to be listed and traded on the NASDAQ. Under specified circumstances, Aeroflex may be required to pay Parent a termination fee and reimburse Parent for its out-of-pocket expenses as described under the caption "The Merger Agreement—Termination Fees and Expenses."

Q:	What do I need to do now?
A:

Even if you plan to attend the special meeting, after carefully reading and considering the information contained in this proxy statement, if you hold your shares in your own name as the stockholder of record, please vote your shares by completing, signing, dating and returning the enclosed proxy card; using the telephone number printed on your proxy card; or using the Internet voting instructions printed on your proxy card. If you have Internet access, we encourage you to record your vote via the Internet. You can also attend the special meeting and vote. If you hold your shares in "street name," follow the procedures provided by your broker, bank or other nominee.

Q:	How do I vote?
A:	You may vote by:
•	signing and dating each proxy card you receive and returning it in the enclosed prepaid envelope;
•	using the telephone number printed on your proxy card;
•	using the Internet (as permitted by Section 212 of the DGCL) and following the Internet voting instructions printed on your proxy card; or
•	if you hold your shares in "street name," follow the procedures provided by your broker, bank or other nominee.

If you return your signed proxy card, but do not mark the boxes showing how you wish to vote, your shares will be voted "FOR" the proposal to adopt the merger agreement and "FOR" the adjournment proposal.

Q:	How can I change or revoke my vote?
A:	You have the right to change or revoke your proxy at any time before the vote taken at the special meeting:
•	if you hold your shares in your name as a stockholder of record, by notifying in writing our Secretary, John Adamovich, Jr., at 35 South Service Road, Plainview, New York 11803;

•	by attending the special meeting and voting in person (your attendance at the meeting will not, by itself, revoke your proxy; you must vote in person at the meeting);
•	by submitting a later-dated proxy card;
•	if you voted by telephone or the Internet, by voting again by telephone or Internet; or
•	if you have instructed a broker, bank or other nominee to vote your shares, by following the directions received from your broker, bank or other nominee to change those instructions.
Q:	If my shares are held in "street name" by my broker, bank or other nominee, will my broker, bank or other nominee vote my shares for me?
A:

Your broker, bank or other nominee will only be permitted to vote your shares if you instruct your broker, bank or other nominee how to vote. You should follow the procedures provided by your broker, bank or other nominee regarding the voting of your shares. If you do not instruct your broker, bank or other nominee to vote your shares, your shares will not be voted and the effect will be the same as a vote "AGAINST" the adoption of the merger agreement, but your failure to provide instructions will not have an effect on the proposal to adjourn the special meeting.

Q:	What do I do if I receive more than one proxy or set of voting instructions?
A:

If you also hold shares directly as a record holder in "street name," or otherwise through a nominee, you may receive more than one proxy and/or set of voting instructions relating to the special meeting. These should each be voted and/or returned separately as described elsewhere in this proxy statement in order to ensure that all of your shares are voted.

Q:	What happens if I sell my shares before the special meeting?
A:

The record date of the special meeting is earlier than the special meeting and the date that the merger is expected to be completed. If you transfer your shares of common stock after the record date but before the special meeting, you will retain your right to vote at the special meeting, but will have transferred the right to receive $14.50 per share in cash to be received by our stockholders in the merger. In order to receive the $14.50 per share, you must hold your shares through completion of the merger.

Q:	Am I entitled to exercise appraisal rights instead of receiving the merger consideration for my shares?
A:

Yes. As a holder of our common stock, you are entitled to appraisal rights under Delaware law in connection with the merger if you meet certain conditions. See "Dissenters' Rights of Appraisal" beginning on page 88.

Q:	When is the merger expected to be completed?
A:

We are working toward completing the merger as quickly as possible, and we anticipate that it will be completed in the summer or early fall of 2007. However, the exact timing of the completion of the merger cannot be predicted. In order to complete the merger, we must obtain stockholder approval and the other closing conditions under the merger agreement must be satisfied or waived. In addition, see "The Merger Agreement—Effective Time" and "The Merger Agreement—Conditions to the Merger" beginning on pages 66 and 76, respectively.

Q:	What happened to the proposed merger agreement with affiliates of General Atlantic and Francisco Partners?
A:

As you are aware, Aeroflex had entered into a merger agreement with affiliates of General Atlantic and Francisco Partners. Our board of directors determined that the proposal from Veritas Capital was superior to the proposed merger with affiliates of General Atlantic and Francisco Partners. Prior to entering into the merger agreement with AX Holding Corp. and AX Acquisition Corp., Aeroflex terminated the merger agreement it had entered into with the affiliates of General Atlantic and Francisco Partners and canceled the previously scheduled special meeting of stockholders called for the purpose of considering that merger agreement. Proxies that were submitted in connection with the cancelled special meeting of stockholders will not be counted in connection with the special meeting of stockholders called to consider the new merger agreement with AX Holding Corp. and AX Acquisition Corp.

Q:	Will a proxy solicitor be used?
A;

Yes. The Company has engaged MacKenzie Partners, Inc. to assist in the solicitation of proxies for the special meeting for a fee of approximately $8,500, reimbursement of reasonable out-of-pocket expenses and indemnification against certain losses, costs and expenses.

Q:	Who can help answer my other questions?
A:

If you have additional questions about the merger, need assistance in submitting your proxy or voting your shares of our common stock, or need additional copies of the proxy statement or the enclosed proxy card, please call Aeroflex Investor Relations at (516) 694-6700 or MacKenzie Partners, our proxy solicitor, toll-free at (800) 322-2885.

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING INFORMATION

This proxy statement, and the documents to which we refer you in this proxy statement, include forward-looking statements (as that term is defined under Section 21E of the Securities Exchange Act of 1934) based on estimates and assumptions. There are forward-looking statements throughout this proxy statement, including, without limitation, under the headings "Summary Term Sheet," "Questions and Answers about the Special Meeting and the Merger," "The Merger," "Opinions of Financial Advisors," "Projected Financial Information," "Regulatory Approvals," and "Litigation Related to the Merger," and in statements containing words such as "believes," "estimates," "anticipates," "continues," "contemplates," "expects," "may," "will," "could," "should" or "would" or other similar words or phrases. These statements, which are based on information currently available to us, are not guarantees of future performance and may involve risks and uncertainties that could cause our actual growth, results of operations, performance, business prospects, and opportunities to materially differ from those expressed in, or implied by, these statements. These forward-looking statements speak only as of the date on which the statements were made and we expressly disclaim any obligation to release publicly any updates or revisions to any forward-looking statement included in this proxy statement or elsewhere. In addition to other factors and matters contained or incorporated in this document, these statements are subject to risks, uncertainties, and other factors, including, among others:

•	the occurrence of any event, change or other circumstances that could give rise to the termination of the merger agreement;
•

the outcome of any legal proceedings that have been or may be instituted against Aeroflex and others relating to the merger agreement including the terms of any settlements of such legal proceedings that may be subject to court approval;

•	the inability to complete the merger due to the failure to obtain stockholder approval or the failure to satisfy other conditions to consummation of the merger;
•	the failure to obtain the necessary debt financing arrangements set forth in the commitment letter received in connection with the merger;
•	the failure of the merger to close for any other reason;
•	risks that the proposed transaction disrupts current plans and operations and the potential difficulties in employee retention as a result of the merger;
•	the effect of the announcement of the merger on our business relationships, operating results and business generally;
•	the amount of the costs, fees, expenses and charges related to the merger;

•

adverse developments in general business, economic and political conditions domestically or internationally, or any outbreak or escalation of hostilities on a national, regional or international basis;

•	terrorists acts or acts of war;
•	our failure to comply with regulations and any changes in regulations;
•	our operating results may fluctuate significantly on a quarterly basis;
•	our customers could encounter financial difficulties and fail to pay us;
•	our inability to continue to develop, manufacture and market innovative products and services that meet customer requirements for performance and reliability;
•	our exposure to foreign currency exchange rate risks;
•	our failure to realize anticipated benefits from completed acquisitions or divestitures or the possibility that such acquisitions or divestitures could adversely affect us;
•	the loss of key employees; and
•	fluctuations in our stock price.

In addition, for a more detailed discussion of these risks and uncertainties and other factors, please refer to our Form 10-K (as amended) for the fiscal year ended June 30, 2006. Many of the factors that will determine our future results are beyond our ability to control or predict. In light of the significant uncertainties inherent in the forward-looking statements contained herein, readers should not place undue reliance on forward-looking statements, which reflect management's views only as of the date hereof. We cannot guarantee any future results, levels of activity, performance or achievements. The statements made in this proxy statement represent our views as of the date of this proxy statement, and it should not be assumed that the statements made herein remain accurate as of any future date. Moreover, we assume no obligation to update forward-looking statements or update the reasons that actual results could differ materially from those anticipated in forward-looking statements, except as required by law.

THE PARTIES TO THE MERGER

Aeroflex

Aeroflex Incorporated

35 South Service Road

Plainview, New York 11803

(516) 694-6700

Aeroflex, a Delaware corporation, is a global provider of high technology solutions to the aerospace, defense, cellular and broadband communications markets. Aeroflex's diverse technologies allow it to design, develop, manufacture and market a broad range of test, measurement and microelectronic products.

For more information about Aeroflex, please visit our website at www.aeroflex.com. Website address is provided as an inactive textual reference only. The information provided on our website is not part of this proxy statement, and therefore is not incorporated by reference. See also "Where You Can Find More Information" beginning on page 92. Aeroflex's common stock is publicly traded on the NASDAQ under the symbol "ARXX".

Parent

AX Holding Corp.

c/o Veritas Capital Fund Management, L.L.C.

590 Madison Avenue

New York, New York 10022

AX Holding Corp., a Delaware corporation, was formed on May 9, 2007 for the sole purpose of completing the merger with Aeroflex and arranging the related financing transactions. Parent is an entity owned by The Veritas Capital Fund III, L.P., which following the merger will have as its owners The Veritas Capital Fund III, L.P. and affiliates of Golden Gate Private Equity, Inc. and GS Direct, L.L.C. Parent has not engaged in any business except in anticipation of the merger.

Merger Sub

AX Acquisition Corp.

c/o Veritas Capital Fund Management, L.L.C.

590 Madison Avenue

New York, New York 10022

AX Acquisition Corp., a Delaware corporation, is a wholly owned subsidiary of Parent. Merger Sub was formed on May 9, 2007 exclusively for the purpose of effecting the merger. Merger Sub is indirectly owned by The Veritas Capital Fund III, L.P., and following the merger will indirectly have as its owners The Veritas Capital Fund III, L.P. and affiliates of Golden Gate Private Equity, Inc. and GS Direct, L.L.C. Merger Sub has not engaged in any business except in anticipation of the merger.

The Veritas Capital Fund III, L.P.

The Veritas Capital Fund III, L.P.

c/o Veritas Capital Fund Management, L.L.C.

590 Madison Avenue, 41st Floor

New York, New York 10022

The Veritas Capital Fund III, L.P., a Delaware limited partnership referred to herein as Veritas III, is a private equity investment fund organized and managed by Veritas Capital Fund Management, L.L.C., a leading private equity firm headquartered in New York City, referred to herein as Veritas Capital. Founded in 1992 by Robert B. McKeon, Veritas Capital, through its affiliated investment funds, invests in a broad range of companies through middle market buyouts, growth capital investments, and leveraged recapitalizations. Through its affiliated investment funds, Veritas Capital manages equity capital committed from leading financial institutions, state pension funds, insurance companies and high net worth individuals and families.

Golden Gate Private Equity, Inc.

Golden Gate Private Equity, Inc.

One Embarcadero Center, 33rd Floor

San Francisco, CA 94111

Golden Gate Capital is a private equity firm with over $3.4 billion of capital under management dedicated to investing in change-intensive opportunities. The firm's charter is to partner with world-class management teams to make equity investments in situations where there is a demonstrable opportunity to significantly enhance a company's value. The principals of Golden Gate Capital have a long and successful history of investing with management partners across a wide range of industries and transaction types.

GS Direct, L.L.C.

GS Direct, L.L.C.

85 Broad Street

New York, NY 10004

GS Direct, L.L.C., a wholly-owned subsidiary of The Goldman Sachs Group, Inc., invests capital primarily alongside corporate and sponsor clients in situations in which access to its or its affiliates' capital, relationships or advisory services can enhance the value of the investment. The Goldman Sachs Group, Inc. provides investment banking, securities, and investment management services primarily to corporations, financial institutions, governments, and high-net-worth individuals worldwide.

THE SPECIAL MEETING

Date, Time, Place and Purpose of the Special Meeting

This proxy statement is being furnished to our stockholders as part of the solicitation of proxies by our board of directors for use at the special meeting to be held on [_____ __], 2007, starting at 10:00 a.m., local time, at the Garden City Hotel, Stewart Avenue, Garden City, New York 11530, or at any postponement or adjournment thereof. The purpose of the special meeting is for our stockholders to consider and vote upon adoption of the merger agreement (and to approve the adjournment of the special meeting, if necessary or appropriate to solicit additional proxies). Our stockholders must adopt the merger agreement in order for the merger to occur. If our stockholders fail to adopt the merger agreement, the merger will not occur. A copy of the merger agreement is attached to this proxy statement as Annex A.

Record Date and Quorum

We have fixed the close of business on June 4, 2007 as the record date for the special meeting, and only holders of record of our common stock on the record date are entitled to vote at the special meeting. On the record date, there were [73,852,327] shares of our common stock outstanding and entitled to vote. Each share of our common stock entitles its holder to one vote on all matters properly coming before the special meeting.

A majority of the outstanding shares of our common stock entitled to vote at the special meeting constitutes a quorum for the purpose of considering the proposals. Shares of our common stock represented at the special meeting but not voted, including shares of our common stock for which proxies have been received but for which stockholders have abstained, will be treated as present at the special meeting for purposes of determining the presence or absence of a quorum for the transaction of all business. In the event that a quorum is not present at the special meeting, it is expected that the meeting will be adjourned or postponed to solicit additional proxies.

Vote Required for Approval

Adoption of the merger agreement requires the affirmative vote of a majority of the shares of our common stock outstanding and entitled to vote as of the record date. For the proposal to adopt the merger agreement, you may vote FOR, AGAINST or ABSTAIN. Abstentions will not be counted as votes cast or shares voting on the proposal to adopt the merger agreement, but will count for the purpose of determining whether a quorum is present. If you abstain, it will have the same effect as a vote "AGAINST" the adoption of the merger agreement.

Brokers who hold shares in street name for customers have the authority to vote on "routine" proposals when they have not received instructions from beneficial owners. However, brokers are precluded from exercising their voting discretion with respect to approving non-routine matters such as the adoption of the merger agreement. As a result, absent specific instructions from the beneficial owner of such shares, brokers are not empowered to vote those shares, referred to generally as "broker non-votes." These "broker non-votes" will be counted for purposes of determining a quorum, but will have the same effect as votes "AGAINST" the adoption of the merger agreement.

As of June 4, 2007, the record date, the directors and executive officers of Aeroflex held and are entitled to vote, in the aggregate, 828,617 shares of our common stock, representing [1.1]% of the outstanding common stock. The directors and executive officers have informed Aeroflex that they currently intend to vote all of their shares of common stock "FOR" the adoption of the merger agreement.

Proxies and Revocation

If you submit a proxy by telephone or the Internet or by returning a signed proxy card by mail, your shares will be voted at the special meeting as you indicate. If you sign your proxy card without indicating your vote, your shares will be voted "FOR" the adoption of the merger agreement and "FOR" the adjournment or postponement of the special meeting, if necessary or appropriate, to solicit additional proxies, and in accordance with the recommendations of our board of directors on any other matters properly brought before the special meeting for a vote.

If your shares of common stock are held in street name, you will receive instructions from your broker, bank or other nominee that you must follow in order to have your shares voted. If you do not instruct your broker to vote your shares, it has the same effect as a vote against adoption of the merger agreement.

Proxies received at any time before the special meeting, and not revoked or superseded before being voted, will be voted at the special meeting. You have the right to change or revoke your proxy at any time before the vote taken at the special meeting:

•	if you hold your shares in your name as a stockholder of record, by notifying in writing our Secretary, John Adamovich, Jr., at 35 South Service Road, Plainview, New York 11803;
•	by attending the special meeting and voting in person (your attendance at the meeting will not, by itself, revoke your proxy; you must vote in person at the meeting);
•	by submitting a later-dated proxy card;
•	if you voted by telephone or the Internet, by voting again by telephone or Internet; or
•	if you have instructed a broker, bank or other nominee to vote your shares, by following the directions received from your broker, bank or other nominee to change those instructions.

Adjournments and Postponements

Although it is not currently expected, the special meeting may be adjourned or postponed for the purpose of soliciting additional proxies. Any adjournment may be made without notice (if the adjournment is not for more than 30 days and a new record date is not fixed for the adjourned meeting), other than by an announcement made at the special meeting of the time, date and place of the adjourned meeting. Whether or not a quorum exists, holders of a majority of our common stock present in person or represented by proxy at the special meeting and entitled to vote thereat may adjourn the special meeting. Any signed proxies received by Aeroflex in which no voting instructions are provided on such matter will be voted "FOR" an adjournment or postponement of the special meeting, if necessary or appropriate, to solicit additional proxies. If there is an adjournment or postponement of the special meeting for the purpose of soliciting additional proxies, Aeroflex's stockholders who have already sent in their proxies will be allowed to revoke them at any time prior to their use at the special meeting as adjourned or postponed.

Rights of Stockholders Who Object to the Merger

Stockholders are entitled to statutory appraisal rights under Delaware law in connection with the merger. This means that you are entitled to have the value of your shares determined by the Delaware Court of Chancery and to receive payment based on that valuation. The ultimate amount you receive as a dissenting stockholder in an appraisal proceeding may be more than, the same as or less than the amount you would have received under the merger agreement.

To exercise your appraisal rights, you must submit a written demand for appraisal to the Company before the vote is taken on the merger agreement and you must not vote in favor of the adoption of the merger agreement. Your failure to follow exactly the procedures specified under Delaware law will result in the loss of your appraisal rights. See "Dissenters' Rights of Appraisal" beginning on page 88 and the text of the Delaware appraisal rights statute reproduced in its entirety as Annex D.

Solicitation of Proxies

This proxy solicitation is being made and paid for by Aeroflex on behalf of our board of directors. In addition, we have retained MacKenzie Partners, Inc. to assist in the solicitation for a fee of approximately $8,500, reimbursement of reasonable out-of-pocket expenses and indemnification against certain losses, costs and expenses. Our directors, officers and employees may also solicit proxies by personal interview, mail, e-mail, telephone, facsimile or other means of communication. These persons will not be paid additional remuneration for their efforts. We will also request brokers and other fiduciaries to forward proxy solicitation material to the beneficial owners of shares of our common stock that the brokers and fiduciaries hold of record. Upon request, we will reimburse them for their reasonable out-of-pocket expenses. In addition, we will indemnify MacKenzie Partners against any losses arising out of that firm's proxy soliciting services on our behalf.

Questions and Additional Information

If you have more questions about the merger or how to submit your proxy, or if you need additional copies of this proxy statement or the enclosed proxy card or voting instructions, please call Aeroflex Investor Relations at (516) 694-6700 or MacKenzie Partners, our proxy solicitor, toll-free at (800) 322-2885.

Availability of Documents

The reports, opinions or appraisals referenced in this proxy statement will be made available for inspection and copying at the principal executive offices of Aeroflex during its regular business hours by any interested holder of our common stock. Further, documents incorporated by reference (excluding exhibits to those documents, unless the exhibits are specifically incorporated by reference into those documents) will be provided to each person to whom this proxy statement is delivered, upon written or oral request of such person, by first class mail without charge to such person. In addition, our list of stockholders entitled to vote at the special meeting will be available for inspection at our principal executive offices at least 10 days before the special meeting.

THE MERGER

This discussion of the merger is qualified in its entirety by reference to the merger agreement, which is attached to this proxy statement as Annex A. You should read the entire merger agreement carefully as it is the legal document that governs the merger.

Background of the Merger

In early November 2005, Leonard Borow, our President, had an initial meeting with Philip Trahanas, a representative of General Atlantic, which had been arranged at the request of General Atlantic through an individual known to Mr. Borow. The discussion included the possibility of General Atlantic making a proposal to acquire Aeroflex if General Atlantic were permitted to conduct a due diligence review of specified legal and financial information about Aeroflex and its businesses. This meeting was followed by several other preliminary contacts between Messrs. Borow and Trahanas. In the course of these contacts, Mr. Trahanas indicated to Mr. Borow that General Atlantic would strongly prefer to partner with a second private equity firm to help finance any acquisition of Aeroflex in order to better accommodate General Atlantic's then current investment guidelines. General Atlantic proposed to Mr. Borow that a second private equity firm identified by General Atlantic also be provided access to Aeroflex's non-public information so as to be in a position to provide the remainder of the equity that would be needed. For ease of reference, we refer to General Atlantic and this second private equity firm together as the "initial bidding group."

On January 12, 2006, we entered into a confidentiality agreement with General Atlantic obligating General Atlantic to maintain the confidentiality of the information to be provided to it by us and the parties' discussions of a potential transaction and to provide customary standstill protection and certain restrictions on General Atlantic's ability to enter into agreements with co-bidders and financing exclusivity agreements (subject to certain exceptions) in connection with a possible transaction. On February 14, 2006, we entered into a similar confidentiality agreement with the second private equity firm.

Beginning in mid-January 2006, there were a series of calls that included Mr. Borow, other members of the Company's management, representatives of the initial bidding group (which did not include the second private equity firm until February 14, 2006, after it had entered into a confidentiality agreement with us), and representatives of Thomas Weisel Partners, a financial advisory firm which had previously provided financial advice to Aeroflex and was generally familiar with its business ("TWP"). The purpose of these calls was to begin the process of providing to the initial bidding group the information about Aeroflex that they had requested as part of their review of Aeroflex and its businesses. The information requested by the initial bidding group at this time included certain financial diligence including management's projections for fiscal years 2006 through 2010. Also beginning in this timeframe, Harvey Blau, our chairman and chief executive officer, had periodic calls with representatives of the initial bidding group to review the status of their due diligence review and valuation of Aeroflex.

On January 18, 2006, representatives from General Atlantic attended a meeting with representatives from Aeroflex at Aeroflex's corporate headquarters to discuss Aeroflex's business and to provide background on General Atlantic's business and investment philosophy.

On February 8, 2006, at a regularly scheduled meeting, our board of directors reviewed with representatives of Skadden, Arps, Slate Meagher & Flom LLP, which had previously advised Aeroflex on various matters ("Skadden"), the interest that the initial bidding group had expressed in a possible transaction and the fact that, if such a transaction were to be proposed, it would be likely that Mr. Borow and some other members of our management would be invited to continue with, and have equity interests in, Aeroflex following completion of any transaction. In this regard, Mr. Blau indicated that he did not plan to participate in any transaction and would only expect that his existing agreements would be respected. Our board of directors discussed the possibility of forming a special committee to review and negotiate the terms of, and provide our board with its recommendations concerning, such a transaction, but no decision was made in that regard at that meeting.

On February 23, 2006, representatives from the initial bidding group attended a meeting with representatives from Aeroflex at Aeroflex's corporate headquarters to discuss further Aeroflex's business.

On March 1, 2006, the initial bidding group submitted to us a letter containing a "non-binding indication of interest" concerning a possible transaction in which "we [the initial bidding group] currently anticipate the holders of common stock of the Company could expect to receive cash consideration of $14.50 to $15.00 per share." This "non-binding indication of interest" was expressly conditioned on the completion of their financial and legal due diligence. This letter, which confirmed information that had previously been communicated by the initial bidding group to TWP, was reviewed by Messrs. Blau and Borow and several other members of our board with representatives of TWP, following which TWP was asked by them to advise the initial bidding group that the proposed per share consideration should be increased and that more information was needed as to the two firms' financing plans and the proposed timing of completion of their due diligence review. TWP communicated this information to the initial bidding group on March 3, 2006.

On March 5, 2006, the initial bidding group submitted to us another letter containing another "non-binding indication of interest"—also termed a "preliminary proposal"—concerning a possible transaction at an increased cash price per share of $15.25, subject to the completion of their financial and legal due diligence. This letter also provided some details as to the two firms' proposed financing arrangements and the proposed timing of completion of their due diligence review.

On March 6, 2006, at a special meeting, our board of directors reviewed and discussed the terms of the revised indication of interest with representatives of TWP and Skadden. After discussion, our board established a special committee, consisting of three directors who were not members of Aeroflex's management, to review and negotiate the terms of, and provide our board with its recommendations concerning, such a transaction. The members of the special committee were its chairman, Paul Abecassis, and Ernest Courchene and Joseph Pompeo.

Later the same day, the special committee had its initial meeting, which was also attended by Messrs. Borow and Blau, a representative of Skadden and, for part of the meeting, representatives of TWP. After discussion, the special committee authorized the retention of Skadden as its counsel and decided to interview several financial advisory firms, including TWP, before engaging a financial advisor. The special committee also asked the representatives of TWP to communicate to the initial bidding group that $16.50 per share constituted a price per share at which they would prefer to discuss a potential transaction. The special committee established this proposed price based in part on preliminary advice from TWP as to what price might be achievable in a sale of Aeroflex to the initial bidding group and in part to determine the seriousness of the initial bidding group's possible interest.

On March 10 through March 12, 2006, the special committee had a meeting (that was twice adjourned and reconvened) that was also attended by Mr. Blau, a representative of Skadden and, for the final portion of the meeting, Mr. Borow. The purpose of the meeting was for the special committee to interview financial advisory firms and, if satisfied, to retain a financial advisor. The special committee interviewed in separate sessions representatives of TWP, representatives of Bear Stearns and representatives of a third firm, and, after discussion, decided to retain TWP. On March 14, 2006, the special committee had an update meeting with a representative of Skadden and, after discussion, reaffirmed its selection of TWP and authorized that a proposed form of engagement letter with TWP be executed. Mr. Abecassis recused himself from the voting at both of these meetings because of his employment relationship with Bear Stearns.

Under the terms of its engagement letter, which was executed as of March 13, 2006, TWP was paid a fee of $250,000 and will be entitled to receive an additional fee of approximately $7.25 million if the proposed merger is completed. The engagement letter with TWP provides that if a definitive agreement is entered into which subsequently results in a consummated transaction within 12 months after the termination of TWP's engagement with a party or parties that were contacted by TWP during its engagement or contacted TWP during the engagement, TWP would be entitled to receive a success fee in the amount of 0.75% of the consideration paid in the transaction. Because General Atlantic and Francisco Partners were contacted during the term of TWP's engagement, TWP would be entitled to the success $7.25 million success fee if the proposed merger is completed. TWP would not be entitled to receive the additional fee if an alternative transaction is completed unless a member of the initial bidding group or Francisco Partners were to be the acquiror.

On March 17, 2006, the special committee had a meeting that was also attended by Mr. Blau and representatives of TWP and Skadden. The representatives of TWP reviewed with the special committee a written presentation that had previously been provided to the members of the special committee. The presentation included an evaluation of the transaction proposed by the initial bidding group in light of TWP's preliminary financial valuation analyses of Aeroflex. TWP's preliminary financial analyses employed sum-of-the-parts, discounted cash flow, premiums paid and discounted equity value methodologies, some of which used either Aeroflex management's projections for fiscal years 2006 through 2011 or Wall Street estimates of Aeroflex's financial results for fiscal years 2006 and 2007. The presentation also included a discussion of TWP's views as to strategic alternatives that might be available to Aeroflex as compared to an acquisition of Aeroflex by the initial bidding group. In that connection, TWP expressed the view that a divestiture of one or split of Aeroflex's two main businesses into two separately traded companies would not likely create superior stockholder value than the transaction proposed by the initial bidding group and that strategic buyers were unlikely to be interested in acquiring the entire company. Based on its preliminary valuation range of $15.00 to $17.00 per share, TWP recommended exploring the proposed transaction with the initial bidding group. After discussion, the special committee asked TWP to communicate to the initial bidding group that Aeroflex would be prepared to allow more in-depth due diligence to proceed if an acceptable proposal were to be forthcoming from the initial bidding group, that Aeroflex was likely to engage in a pre-signing "market check" of the proposed transaction price but might be prepared to forgo this if the proposed per share price were to be revised to $16.50 or more, that the special committee expected that the merger agreement would provide for a less than customary breakup fee and appropriate flexibility to consider superior proposals, and that there should not be a financing condition in favor of the initial bidding group.

On March 18, 2006, the initial bidding group submitted to us another letter containing another "non-binding indication of interest" concerning a possible transaction at an increased cash price per share of $16.50, subject to the completion of "extensive and comprehensive financial and legal due diligence" in order for the initial bidding group to confirm their preliminary valuation. In this letter, the initial bidding group requested that Aeroflex agree to negotiate exclusively with the initial bidding group through April 30, 2006. They also stated that the merger agreement would include a customary "fiduciary out" allowing our board of directors to terminate the merger agreement to pursue a "superior proposal" upon payment of a customary breakup fee and confirmed that the merger agreement would not contain a financing condition in favor of the initial bidding group.

On March 19, 2006, the special committee had a meeting that was also attended by Mr. Blau and representatives of TWP and Skadden. The representatives of TWP reviewed with the special committee the revised indication of interest and discussed the initial bidding group's request for exclusivity. After discussion, the special committee asked TWP to communicate to the initial bidding group that Aeroflex was not prepared to agree to their exclusivity request.

On March 20, 2006 and March 21, 2006, representatives from the initial bidding group attended due diligence meetings with members of the Company's management near Aeroflex's corporate headquarters.

On March 24, 2006, the special committee had a meeting that was also attended by Mr. Blau and representatives of TWP and Skadden. The representatives of TWP reviewed with the special committee the status of the initial bidding group's due diligence efforts to date as well as the initial bidding group's request for separate meetings between Aeroflex's management and the two firms and for a number of due diligence calls with some of our customers. The representatives of TWP and Skadden also noted that they had been separately contacted by representatives of the initial bidding group to renew their exclusivity request. After discussion, the special committee decided that the proposed meetings with management should not proceed unless the initial bidding group were to provide executed commitment letters from their potential debt financing sources providing for a transaction price of $16.50 per share, and decided to reject again the initial bidding group's exclusivity request and for customer calls at that time. The representatives of TWP also noted that TWP had been contacted on an informal, non-specific basis by Francisco Partners, which had inquired about Aeroflex's possible interest in a transaction with Francisco Partners. After discussion, including as to its non-specific nature, the special committee decided not to pursue this inquiry.

Based on discussions following this meeting between representatives of TWP and representatives of the initial bidding group, including as to the need for the initial bidding group to continue its due diligence and the fact that the initial bidding group's lenders would not execute commitment letters, until certain due diligence requirements were satisfied, the special committee agreed that the initial bidding group could proceed with the meetings with the Company's management that had been requested.

On March 31, 2006, April 4, 2006, April 7, 2006 and April 10, 2006, the special committee had meetings that were also attended by Mr. Blau and representatives of TWP and Skadden. At these meetings, the representatives of TWP reviewed with the special committee the status of the initial bidding group's due diligence efforts to date, including the initial bidding group's renewed request that they be able to make a number of calls to Aeroflex's customers before finalizing their due diligence and being in a position to deliver commitment letters from their proposed debt financing sources. At the same meetings, the representatives of Skadden reviewed the status of the discussions between them and counsel to the initial bidding group concerning the proposed merger agreement, an initial draft of which had been provided by counsel to the initial bidding group on March 29, 2006. At the April 10, 2006 meeting, the special committee authorized the initial bidding group to make some initial customer calls.

On April 4, 2006 through April 6, 2006, representatives of the initial bidding group conducted due diligence site visits of certain of Aeroflex's operations including sites in the United Kingdom, Ohio and Colorado.

On April 13, 2006, representatives of the initial bidding group advised representatives of TWP that the initial bidding group was not prepared to proceed at a transaction price of $16.50 per share and was not in a position to propose an alternative price at which they would be prepared to proceed, though they remained interested in pursuing an acquisition of Aeroflex and would like to continue their due diligence investigation.

On April 14, 2006, the special committee had a meeting that was also attended by Mr. Blau and representatives of TWP and Skadden. The representatives of TWP reviewed with the special committee the substance of their conversations with the initial bidding group's representatives on April 13, including some of the commentary as to why the initial bidding group was no longer comfortable with a transaction price of $16.50 per share or in a position to propose an alternative price. After discussion, the special committee decided that the initial bidding group would be provided with Aeroflex's "flash" financial results for the quarter ended March 31, 2006, as they had requested, but that there would be no further due diligence information provided to them or conversations between them and Aeroflex's management (other than relating to the "flash" financial results), and that TWP should indicate to the initial bidding group that the special committee no longer felt bound to its expressed willingness to forgo a pre-signing "market check" in connection with a transaction involving the initial bidding group.

On April 26, 2006, representatives of General Atlantic advised representatives of TWP that General Atlantic remained interested in pursuing a transaction, but upon its review of financial diligence, including the information contained in Aeroflex's "flash" financial results for the quarter ended March 31, 2006, General Atlantic was no longer prepared to pay the price it had previously indicated it might be willing to pay. In addition, representatives of General Atlantic advised representatives of TWP that, based on this financial diligence, the second private equity firm had withdrawn from the transaction and that General Atlantic was not willing to continue its due diligence and negotiations without another private equity partner.

On April 27, 2006, the special committee had a meeting that was also attended by Mr. Blau and representatives of TWP and Skadden. The representatives of TWP reviewed with the special committee the substance of their conversations with General Atlantic's representatives on April 26, 2006, as well as several alternatives to be considered by the special committee relating to a sale of the Company, including terminating the process of exploring a possible acquisition of Aeroflex, conducting a wider search for possible acquisition proposals for Aeroflex and acceding to General Atlantic's request that it be allowed to try to find a new partner so that it could make a new proposal to acquire Aeroflex. After discussion, including for a part of the meeting with only the special committee members present, the special committee authorized TWP to communicate to General Atlantic that the special committee would permit it, through May 8, 2006, to attempt to find a new partner under specified conditions, which are that General Atlantic would need to indicate the price at which it was willing to pursue a transaction with Aeroflex and clear in advance with the special committee any potential partners that General Atlantic wished to contact, that the special committee would have to be notified of General Atlantic's proposed process of finding a potential partner in advance of General Atlantic's search for a partner, that General Atlantic could not provide any potential partner with non-public information about Aeroflex unless the potential partner first entered into a confidentiality agreement with Aeroflex, and that Aeroflex would be free to discuss with any party contacted by General Atlantic a potential transaction that would not involve General Atlantic.

On April 28, 2006, General Atlantic advised that it would not be able to identify a new partner within the timeframe required by the special committee. In view of this development, Aeroflex discontinued providing due diligence access to General Atlantic.

On May 2, 2006, the special committee terminated its engagement with TWP in view of the fact that the discussions with General Atlantic and the second private equity firm had not resulted in a transaction and that a transaction with General Atlantic was not likely to occur within a timeframe that the special committee would find acceptable. In that regard, the special committee noted that TWP's possible right to a transaction fee in the event of a future transaction as described above could only be limited to a twelve month "tail" by an actual termination of the TWP engagement letter.

During July 2006, Mr. Borow was contacted on several occasions by Mr. Trahanas of General Atlantic and was advised that General Atlantic had a general interest in restarting acquisition discussions with Aeroflex at some point in the future, though Mr. Trahanas did not make any specific proposals.

Beginning in mid-July 2006 General Atlantic engaged in preliminary discussions with Francisco Partners with regard to their working together to formulate a proposal to acquire Aeroflex. These preliminary discussion were limited to such information as was then available to the public. Based on its discussions with General Atlantic and its review of publicly available materials, Francisco Partners agreed to join General Atlantic as its equity partner and, on September 19, 2006, entered into a confidentiality agreement with Aeroflex. This confidentiality agreement was similar to the confidentiality agreement that was executed by General Atlantic in January 2006, as described above.

For ease of reference, we refer to General Atlantic and Francisco Partners together as the "GA/FP group" and the merger agreement that was entered into by Aeroflex with affiliates of General Atlantic and Francisco Partners as the "GA/FP group merger agreement."

Also during the summer of 2006, management of Aeroflex held discussions with representatives of Bear Stearns regarding the possibility of retaining Bear Stearns as financial advisor to our board of directors in connection with its consideration of Aeroflex's strategic options. Over the same period, members of our board of directors discussed among themselves the process with the initial bidding group, including the use of the special committee to direct the negotiations. The members of the board of directors developed a consensus that, in any further review of strategic alternatives or individual transactions that might involve a sale of Aeroflex, it would be preferable for the entire board of directors, rather than a committee of the board, to receive frequent updates and make the necessary decisions and, as appropriate, to use executive sessions that would exclude individual board members with a special interest in a matter under discussion.

On August 17, 2006, at a regular meeting, our board of directors approved the retention of Bear Stearns for this review and an engagement letter was executed with Bear Stearns on September 9, 2006. Following its retention by our board of directors, Bear Stearns began its due diligence review of Aeroflex which included review of, and meetings with management regarding, management's business plan and projections, as well as a review with management of the history of the "indications of interest" of and discussions with the initial bidding group as described above and the related presentations made by TWP. During the course of Bear Stearns' due diligence, management reviewed with Bear Stearns the "Case A" and "Case B" projections that are summarized under "The Merger—Projected Financial Information."

On September 21, 2006, members of Aeroflex's management had an initial due diligence meeting with representatives of the GA/FP group at Aeroflex's corporate headquarters.

On November 9, 2006, our board of directors held a meeting that was attended by representatives of Bear Stearns and Skadden. At the meeting, representatives of Bear Stearns made a presentation to our board of directors of preliminary valuation analyses and various strategic alternatives that potentially may have been available to Aeroflex, including but not limited to, the sale of the company as a whole to either financial or strategic buyers, the sale of the company in pieces after taking into account the estimated associated tax impact of such sale, the separation of the company through spin-offs or IPOs of parts of the business and a variety of recapitalization alternatives. After this review, the representatives of Bear Stearns and Skadden left the meeting and, after discussion, our board of directors decided that Aeroflex's management should continue its work with Bear Stearns, including identifying potential buyers of Aeroflex.

On November 20, 2006, the GA/FP group submitted to us a letter containing a "non-binding indication of interest" concerning a possible transaction at a cash price per share of $13.00, subject to the completion of their financial and legal due diligence. In this indication of interest, the GA/FP group requested that Aeroflex agree to negotiate exclusively with the GA/FP group for a 30-day period, commencing when the GA/FP group began its due diligence investigation of Aeroflex.

On November 28, 2006, our board of directors held a meeting that was attended by representatives of Bear Stearns and Skadden. The representatives of Bear Stearns updated our board of directors regarding the indication of interest and the request for exclusivity that had been received from the GA/FP group on November 20, 2006. After discussion, our board of directors decided that due diligence access could be given to the GA/FP group, but not on an exclusive basis so that indications of interest from other potential buyers could be pursued. At the same time, our board of directors requested that Bear Stearns together with Aeroflex management attempt to identify other potential buyers and asked that Bear Stearns begin to prepare, with the assistance of Aeroflex management, a descriptive memorandum of Aeroflex and its businesses that could be used to interest third parties in the possibility of acquiring Aeroflex.

On December 11, 2006 and January 15, 2007, our board of directors held meetings that were attended by representatives of Bear Stearns and Skadden. At these meetings, Bear Stearns updated our board of directors on the status of the GA/FP group's due diligence efforts and the status of the descriptive memorandum. During these meetings, the question of whether to form a special committee of outside directors was discussed by our board of directors. However, it was decided by our board of directors that a special committee was not necessary since Mr. Borow is the only member of our board of directors who could possibly be viewed as a participant with the GA/FP group in its acquisition of Aeroflex. Instead, it was decided that, at board meetings when matters relating to the GA/FP group were discussed, the non-management directors would meet in executive sessions to consider such matters.

On December 12, 2006 and December 13, 2006, representatives of the GA/FP group attended due diligence meetings at Aeroflex's corporate headquarters.

On December 18, 2006, Paul, Weiss, Rifkind, Wharton & Garrison LLP, counsel to the GA/FP group ("Paul Weiss") distributed to Skadden a proposed draft of the GA/FP group merger agreement for the transaction.

Also on December 18, 2006 and December 19, 2006, representatives of the GA/FP group, again, attended due diligence meetings at Aeroflex's corporate headquarters.

Throughout the remainder of December 2006 and into January 2007, representatives of the GA/FP group and Paul Weiss conducted a number of due diligence calls with representatives of Bear Stearns and Aeroflex.

On January 19, 2007, Skadden provided to Paul Weiss a revised GA/FP group merger agreement that reflected comments to the initial draft provided to Skadden by Paul Weiss on December 18, 2006.

On January 22, 2007 the GA/FP group, after having completed its financial and legal diligence (subject only to limited customer calls) and having received executed commitment letters from its proposed debt financing sources, initiated a series of calls with Mr. Blau and representatives of Bear Stearns that continued throughout the day on January 22, 2007 and January 23, 2007. These calls focused on the proposed price per share offered by the GA/FP group to acquire Aeroflex. During these calls the GA/FP group stated their view that the price per share of $13.00 proposed in its "non-binding indication of interest" dated November 20, 2006 was appropriate in light of its due diligence findings and Aeroflex's financial results for the year ended June 30, 2006 and the quarter ended September 30, 2006. However, during one of these calls in response to the request by Mr. Blau and representatives of Bear Stearns for the GA/FP group to increase its proposed offer, the GA/FP group increased its proposed offer to $13.10 per share. Mr. Blau and representatives of Bear Stearns informed the GA/FP group that this revised offer price of $13.10 per share was not likely to be viewed as sufficient by our board of directors. During a subsequent call, the GA/FP group increased its offer to $13.15 per share but was again advised by Mr. Blau and representatives of Bear Stearns that such a price was not likely to be sufficient to our board of directors, and Mr. Blau and representatives of Bear Stearns advised the GA/FP Group to increase its offer. The GA/FP group caucused among itself for several hours in order to determine its "best and final" price. Later the same day the GA/FP group again increased its proposed offer to $13.50 per share and on the evening of January 23, 2007, submitted to us a letter containing a "non-binding indication of interest" concerning a possible transaction at a cash price per share of $13.50, which was described as the group's "best and final offer." The letter also stated that the GA/FP group had completed its financial and legal due diligence, subject only to limited customer calls, that the GA/FP group had received executed commitment letters from its proposed debt financing sources that, together with the equity to be provided by the

GA/FP group, would be sufficient to complete the proposed transaction and that the GA/FP group was confident, based on its review of the proposed form of the GA/FP group merger agreement that had been provided by Skadden, that negotiations could be successfully completed by the week of January 29, 2007.

On January 30, 2007, our board of directors had a meeting that was also attended by representatives of Bear Stearns and Skadden. Mr. Blau reviewed the indication of interest received from the GA/FP group on January 23, 2007 as well as the primary alternatives available to Aeroflex, including pursuing a transaction with the GA/FP group, seeking other offers to acquire Aeroflex or deciding that Aeroflex should remain independent. Bear Stearns presented and updated its preliminary valuation analyses regarding Aeroflex. Bear Stearns also reported that, in its discussions with the GA/FP group, the GA/FP group indicated they were not willing to raise their proposed price, and Bear Stearns noted that, in light of the projected performance of the business, there are certain factors that would generally constrain the ability of a financial sponsor, such as the GA/FP group, from substantially increasing its price, such as limits on the amount of leverage the business could support and equity returns that a financial sponsor would generally expect from a transaction of this type. Bear Stearns also noted that, given both Aeroflex's disparate mix of businesses and lack of any one dominant business, it would be difficult to identify a likely strategic acquiror for Aeroflex. After discussion, which included an executive session in which only the non-management members of our board of directors participated, our board of directors determined to adjourn the meeting and continue the discussions at the next scheduled board meeting.

On February 8, 2007, our board of directors held a meeting that for portions of the meeting was also attended by representatives of Bear Stearns and Skadden. Mr. Blau reviewed again with our board of directors the GA/FP group's proposal to acquire Aeroflex at $13.50 per share, as well as the strategic alternatives that could be pursued by Aeroflex. He also stated that during his direct discussions with representatives of the GA/FP group that the GA/FP group emphasized that the price of $13.50 per share was the best price that they were prepared to offer. Mr. Blau also advised our board of directors, and Mr. Borow confirmed, that none of the members of Aeroflex's management had any agreements or understandings with the GA/FP group that would restrict their ability to work with other potential bidders for Aeroflex or related to post-closing equity or other compensation arrangements, although it was assumed that management members remaining with Aeroflex after the acquisition (which would include Mr. Borow, but not Mr. Blau) would be offered an opportunity to acquire some equity on the same basis as the GA/FP group and possibly some stock options.

Also during the February 8, 2007 board meeting, Mr. Blau and the representative of Skadden reviewed for our board of directors certain proposed features of the proposed GA/FP group merger agreement, most notably the "go shop" provision, that would permit Aeroflex to actively solicit alternative proposals to acquire Aeroflex for a specified period of time and to pay a reduced "breakup fee" if the GA/FP group merger agreement were to be terminated to accept a "superior proposal" from a party that had made an acceptable written acquisition proposal during the "go shop" period. Our board of directors and the representatives of Bear Stearns also discussed the possibility of facilitating acquisition proposals during the "go-shop" period by having Bear Stearns provide to potential acquirors financing proposals and commitments, collectively referred to as "stapled" financing, and Bear Stearns offered to our board of directors to provide such "stapled" financing. Our board of directors determined that provision of such "stapled" financing would facilitate bids by third-parties for a possible acquisition of Aeroflex. In connection with the provision of any "stapled" financing, Bear Stearns and our board of directors agreed that, in addition to any opinion our board of directors might request from Bear Stearns, another financial advisory firm of national standing would be requested to provide an opinion to our board of directors as to the fairness, from a financial point of view, of the consideration to be received in the proposed transaction, in order to address any perceived or actual potential conflicts of interest that Bear Stearns might have as a result of its provision of "stapled" financing. After discussion, which included an executive session in which only the non-management members of our board of directors participated, our board of directors decided to continue the negotiations with the GA/FP group on the basis of their $13.50 per share proposal but subject to an acceptable resolution of certain GA/FP group merger agreement provisions, notably the length of the "go shop" period and the amount of the "breakup" fees, including the reduced "breakup fee" that would be payable if the GA/FP group merger agreement were to be terminated to accept a "superior proposal" from a party that had made an acceptable written acquisition proposal during the "go shop" period. Our board of directors also decided that Bear Stearns' "stapled" financing proposal should also be pursued and agreed to work with Aeroflex's management to identify potential financial advisory firms to provide an additional opinion as to the fairness, from a financial point of view, of the consideration to be received in the proposed transaction.

On February 12, 2007, February 13, 2007 and February 16, 2007, our board of directors had meetings that were also attended by representatives of Skadden. At the first of these meetings, our board of directors authorized contacts with four financial advisory firms to determine their possible interest in being engaged to render an additional opinion to our board of directors as to the fairness, from a financial point of view, of the consideration to be received in the proposed transaction, and, at the second of these meetings, our board of directors authorized the retention of Banc of America Securities for this purpose. At the third meeting, the representatives of Skadden reviewed with our board of directors the status of the GA/FP group merger agreement negotiations with Paul Weiss, including as to the provisions relating to the "go shop", the "breakup fees" that would under certain circumstances be payable by Aeroflex and the "reverse termination fees" that would under certain circumstances be payable by the GA/FP group and would serve as liquidated damages in the case of a breach by the GA/FP group of the GA/FP group merger agreement.

On February 21, 2007, representatives from Skadden and Paul Weiss met at Skadden's offices to negotiate the terms of the GA/FP group merger agreement.

On February 23, 2007, our board of directors held a meeting that was attended for certain portions by representatives of Bear Stearns, Banc of America Securities and Skadden. The representatives of Skadden provided an update to our board of directors as to the status of the continuing GA/FP group merger agreement negotiations with Paul Weiss, including as to the provisions relating to the "go shop," the "breakup fees" and the "reverse termination fee."

On February 24, 2007, representatives from Skadden and Paul Weiss had a conference call to negotiate further the terms of the GA/FP group merger agreement.

Also on February 24, 2007, representatives from Bear Stearns and the GA/FP group negotiated certain terms of the GA/FP group merger agreement including termination fees, reverse termination fee and the length of the "go shop" period.

On February 25, 2007, Paul Weiss distributed a revised draft GA/FP group merger agreement to Skadden. Later the same day, representatives from Skadden and Paul Weiss had a conference call, in which certain representatives of Aeroflex participated, to negotiate further certain provisions of the GA/FP group merger agreement.

On February 26, 2007, Paul Weiss provided to Skadden copies of the debt financing commitment letter received by the GA/FP group in connection with the transaction.

During the week of February 26, 2007 to March 2, 2007, Skadden and Paul Weiss engaged in several conference calls to further negotiate and finalize the terms of the GA/FP group merger agreement. Many of these calls, including a call on February 28, 2007 during which termination fees and reverse termination fees were discussed, included representatives from Bear Stearns, the GA/FP group and Aeroflex.

In the latter part of February 2007, the representatives of Bear Stearns and Banc of America Securities completed their separate due diligence reviews and financial analyses of Aeroflex so as to be in a position to provide opinions as to the fairness, from a financial point of view, of the consideration to be received in the proposed transaction at the board meeting scheduled for March 1, 2007. During this period, among other things, Aeroflex's management reviewed with Banc of America Securities the "Case A" and "Case B" projections that are summarized under "The Merger—Projected Financial Information," and Banc of America Securities was provided with a copy of the presentation that TWP had provided to our board of directors on March 17, 2006 and a history of the "indications of interest" of and discussions with the initial bidding group.

On March 1, 2007, our board of directors had a meeting that was also attended by representatives of Bear Stearns, Banc of America Securities and Skadden. The representatives of Skadden reviewed the proposed provisions of the GA/FP group merger agreement and related guarantees to be provided by the GA/FP group and highlighted the resolution of the open issues under the GA/FP group merger agreement that had been discussed at the previous board meeting. The representatives of Bear Stearns reviewed with our board of directors the equity and debt financing package proposed by the GA/FP group. Bear Stearns and Banc of America Securities also separately rendered to our board of directors their respective opinions as to the fairness, from a financial point of view and as of the date of such opinion, of the $13.50 per share consideration provided for in the GA/FP transaction. Bear Stearns advised our board of directors that, with our management's assistance, it had developed a list of potentially interested parties to contact as part of the "go shop" process and was prepared to send the completed descriptive memorandum. Bear Stearns also reviewed the "stapled" financing package that Bear Stearns was prepared to make available. After considering, among other things, the factors similar to those described below under "The Merger—Reasons for the Merger; Recommendation of our Board of Directors," our board of directors, following an executive session in which only the non-management members of our board of directors and the Skadden representatives participated, unanimously adopted resolutions approving the GA/FP group merger agreement and the transactions contemplated thereby and recommending that our stockholders adopt the GA/FP group merger agreement.

At the same meeting, our board of directors also approved an amendment to the outside directors' stock option plan to defer until two trading days after the public announcement of the proposed transaction stock options that would otherwise have been automatically granted to the outside directors on that date based on the closing sale price on the NASDAQ market of our shares of common stock on the previous trading day, as well as a letter agreement with Mr. Blau confirming the Company's view with respect to certain interpretive matters in his employment agreement with respect to his bonus for the year ending June 30, 2007. At a meeting held the following day, our board of directors approved an additional clarification related to Mr. Blau's and Mr. Borow's bonuses for the year ending June 30, 2007.

After the March 1 board meeting adjourned and continuing through the afternoon of March 2, representatives of the GA/FP group completed the customer calls that had remained a precondition to their entering into the GA/FP group merger agreement and Skadden and counsel to the GA/FP group finalized the definitive documentation for the transaction. The GA/FP group merger agreement and related agreements were executed, and the proposed merger was publicly announced, on the evening of March 2, 2007.

Subsequent to the announcement of the transaction with the GA/FP group, at the direction of our board of directors, Bear Stearns identified and contacted 36 parties that might be interested in acquiring us to solicit their interest in making an acquisition proposal. Of the 36 parties identified and contacted by Bear Stearns, 29 parties were private equity firms, and the other seven were strategic buyers. One of the private equity firms, Veritas Capital, contacted other private equity firms which might be interested in making an acquisition proposal with Veritas Capital. Apart from Veritas Capital and the private equity firms with which it has been working, only two parties entered into confidentiality agreements with us, and those two parties conducted only limited due diligence and made no acquisition proposals.

On April 17, 2007, prior to the end of the "go-shop" period, Veritas Capital submitted a non-binding proposal, subject to due diligence and other conditions, for a leveraged recapitalization of Aeroflex in which our stockholders would receive a cash dividend of $14 per share and retain in the aggregate 21.2% of the fully diluted common equity in Aeroflex (which would be significantly leveraged), subject to dilution pursuant to certain indemnification provisions in the event of breaches by Aeroflex of representations and warranties and covenants set forth in the proposed definitive agreement. Under the proposal, Veritas Capital would acquire convertible preferred stock of Aeroflex, which on an as converted fully diluted basis would represent initially 78.8% of our common stock, and the proceeds from the issuance of the convertible preferred stock and other proposed debt and equity financing would be used to fund payment of the cash dividend.

Under the Veritas Capital proposal, Aeroflex would fund payment of the cash dividend of $14 per share and related expenses through bank borrowings and the issuance of debt securities, pay-in-kind (PIK) preferred stock and convertible preferred stock. The Veritas Capital proposal was accompanied by commitment letters from financial institutions, including Bear Stearns, to provide or place the debt portion of the financing.

On April 18, 2007, our board of directors, after consultation with its outside counsel and independent financial advisors, determined in good faith and in its reasonable judgment, in accordance with the GA/FP group merger agreement, that the proposed leveraged recapitalization was a bona fide acquisition proposal that constituted or was reasonably expected to lead to a superior proposal that was reasonably capable of being consummated and that accordingly Veritas Capital was an "excluded party" (as such term is defined in the GA/FP group merger agreement). Therefore, in the opinion of Aeroflex, in the event that Aeroflex were to terminate the GA/FP group merger agreement to permit it to enter into a transaction agreement with Veritas Capital, Aeroflex would be required to pay to the GA/FP group up to $22.5 million as a break-up fee and reimbursement of expenses.

On April 19, 2007, the GA/FP group delivered a letter to Aeroflex stating that they disagreed with the conclusion of our board of directors that the non-binding proposal results in Veritas Capital being deemed an excluded party. The GA/FP group also informed Aeroflex that they disagreed with our board of directors' determination that the non-binding proposal from Veritas Capital would reasonably be expected to lead to a superior proposal because, among other things, the equity financing necessary to complete the proposed transaction had not been fully committed. The GA/FP group also stated that it was their view that, in the event that any of Veritas Capital or the private equity firms or other partners that participated in Veritas Capital's offer was determined not to be an excluded party, the break-up fee and expense reimbursement payable to the GA/FP group the event that Aeroflex were to terminate the GA/FP group merger agreement to permit it to enter into a transaction agreement with Veritas Capital would instead be an amount up to $37.5 million and Aeroflex would be in breach of its obligations under the GA/FP group merger agreement.

In late April 2007, counsel to Aeroflex and counsel to Veritas Capital participated in discussions and negotiations regarding the proposed definitive documentation that had been provided to Aeroflex in connection with Veritas Capital's leveraged recapitalization proposal. Among the concerns that were expressed by counsel to Aeroflex were the fact that, if the proposed indemnification provisions continued to be included as part of Veritas Capital's proposal, our board of directors would not be able to ascribe any meaningful value to the 21.2% fully diluted common equity that would be held by Aeroflex's existing stockholders.

On May 10, 2007, the GA/FP group sent a letter to our board of directors claiming that Veritas Capital and its co-investors were not excluded parties, Aeroflex was in breach of Section 6.09(b) of the GA/FP group merger agreement, which required Aeroflex to use reasonable best efforts to cooperate with the GA/FP group in securing its debt financing of the proposed transaction, and the board of directors was required, under the terms of the GA/FP group merger agreement, to terminate discussions with Veritas Capital. The GA/FP group also requested that Aeroflex perform its obligations under the GA/FP group merger agreement. On May 11, 2007, Aeroflex sent a letter to the GA/FP group denying the GA/FP group's claims, requesting written information from the GA/FP group detailing what additional things Aeroflex could do to facilitate the GA/FP group's securing of its debt financing, and demanding that the GA/FP group comply with its obligations under the GA/FP group merger agreement.

On May 18, 2007, Veritas Capital submitted a revised non-binding proposal for the acquisition of Aeroflex in which Aeroflex's stockholders would receive $14.50 per share in cash and option holders would be cashed out at the excess of $14.50 over the option exercise price. The revised proposal was not subject to any further due diligence by Veritas Capital but was subject to termination of the GA/FP group merger agreement and execution of a definitive merger agreement, which would include various conditions to consummation of the transaction, including approval by Aeroflex's stockholders. These terms modified the original Veritas Capital proposal, under which initially Aeroflex's stockholders would have received $14.00 per share as a dividend and retained in the aggregate 21.2% of the fully diluted common equity (subject to dilution pursuant to the indemnification provisions applicable thereto) in a significantly leveraged Aeroflex.

On May 22, 2007, our board of directors met and, after consultation with its outside counsel and independent financial advisors, determined, in accordance with the terms of the GA/FP group merger agreement, that the revised proposal received from Veritas Capital, pursuant to which Aeroflex's stockholders would receive $14.50 per share in cash, constituted a "superior proposal" (as such term is defined in the GA/FP group merger agreement). Also, on May 22, 2007, our board of directors gave written notice to the GA/FP group that it was prepared to terminate the GA/FP group merger agreement to enter into an agreement with respect to the superior proposal received from Veritas Capital.

On May 24, 2007, the GA/FP group sent a letter to our board of directors in which the GA/FP group waived their rights under the GA/FP group merger agreement to submit a revised proposal for the acquisition of Aeroflex. The GA/FP group further demanded payment of a fee and expenses in accordance with the GA/FP group merger agreement.

Also on May 24, 2007, Aeroflex announced that the special meeting of Aeroflex stockholders that had been scheduled for May 30, 2007 to consider the GA/FP group merger agreement would not be held.

On May 25, 2007, our board of directors had a meeting that was also attended by representatives of Bear Stearns, Banc of America Securities and Skadden. The representatives of Skadden reviewed the proposed provisions of the merger agreement and related guarantees to be provided by affiliates of Veritas Capital, Golden Gate Private Equity, Inc. and GS Direct, L.L.C. Also at this meeting, Bear Stearns made a presentation to our board of directors as to its financial analyses of the group's proposal, including the proposed purchase price of $14.50 per share, and delivered to our board an oral opinion, which was confirmed by delivery of a written opinion, dated May 25, 2007, to the effect that, as of that date and based on and subject to various assumptions and limitations described in its opinion, the $14.50 per share merger consideration to be received by holders of our common stock was fair from a financial point of view, to such holders. Banc of America Securities also reviewed with our board its financial analysis of the $14.50 per share merger consideration and delivered to our board an oral opinion, which was confirmed by delivery of a written opinion, dated May 25, 2007, to the effect that, as of that date and based on and subject to various assumptions and limitations described in its opinion, the $14.50 per share merger consideration to be received by holders of our common stock (other than rollover holders) was fair, from a financial point of view, to such holders. The representatives of Bear Stearns also reviewed with our board of directors the equity and debt financing package proposed by the Veritas Capital group. After considering, among other things, the factors described below under "The Merger—Reasons for the Merger; Recommendation of our Board of Directors," our board of directors, unanimously adopted resolutions terminating the GA/FP group merger agreement, approving the new merger agreement with Veritas Capital and the transactions contemplated thereby and recommending that our stockholders adopt the merger agreement. In connection with the termination of the GA/FP group merger agreement Aeroflex paid to the GA/FP group a breakup fee of $22.5 million, consisting of a $15 million termination fee and reimbursement of $7.5 million in expenses. At the same meeting, our board of directors set June 4, 2007 as the record date for the purpose of determining the stockholders who will be entitled to receive notice of, and to vote at, the new special meeting.

On May 25, 2007, the GA/FP group sent a letter to our board of directors reasserting its claim that Veritas Capital was not an excluded party and demanding payment of an additional $15 million, claiming that the GA/FP group was entitled to a $30 million termination fee, rather than a $15 million termination fee, plus reimbursement of $7.5 million of their expenses.

On May 31, 2007, Aeroflex sent a letter to the GA/FP group disputing the GA/FP group's claim to the additional $15 million.

On June 4, 2007, the GA/FP group commenced a legal action in the Court of Chancery in the State of Delaware related to the dispute concerning the proper amount of the termination fee, which is described at "Litigation Related to the Merger—Termination of the GA/FP Merger Agreement."

Reasons for the Merger; Recommendation of our Board of Directors

Our board of directors, acting with the advice and assistance of its financial advisors, Bear Stearns and Banc of America Securities, and its legal advisor, Skadden, evaluated the merger proposal, including the terms and conditions of the merger agreement. Our board of directors unanimously (i) determined that the merger agreement and the merger are advisable and fair to and in the best interests of the Company and its stockholders, (ii) approved the merger agreement and the merger and (iii) resolved to recommend the adoption of the merger agreement to our stockholders.

In the course of reaching its determination, our board of directors considered the following factors and potential benefits of the merger, each of which our board of directors believed supported its decisions:

•

the possible alternatives to a sale of Aeroflex, including continuing to operate as an independent company, and the risks and uncertainties associated with such alternatives, which alternatives our board of directors determined to be less favorable to our stockholders than the merger;

•

the current and historical market prices of our common stock and the fact that the price of $14.50 per share represented a premium of approximately 31.7 percent over the market closing price of $11.01 on March 2, 2007, the last trading day prior to the announcement of the proposed transaction with the GA/FP group, and a premium of approximately 9.2 percent over the market closing price of $13.28 on April 19, 2007, the last trading day prior to our public announcement of the first Veritas Capital proposal;

•

the fact that, subsequent to the announcement of the transaction with the GA/FP group, at the direction of our board of directors, Bear Stearns identified and contacted 36 parties that might be interested in acquiring us to solicit their interest in making an acquisition proposal, and offered "stapled financing" to those parties, and, of the 36 parties, only Veritas Capital submitted either a non-binding or a binding proposal;

•

the financial analyses presented by Bear Stearns that are described in "Opinions of Financial Advisors—Opinion of Bear, Stearns & Co. Inc." and the opinion of Bear Stearns delivered on May 25, 2007 that, as of such date and based upon and subject to the limitations, qualifications and assumptions set forth in the opinion, the merger consideration of $14.50 per share was fair, from a financial point of view, to our stockholders (the full text of the written opinion of Bear Stearns, dated May 25, 2007, is attached as Annex B to this proxy statement and is incorporated by reference in its entirety into this proxy statement);

•

the opinion of Banc of America Securities, including its financial presentation, dated May 25, 2007, to our board of directors as to the fairness, from a financial point of view and as of the date of the opinion, of the $14.50 per share merger consideration to be received by holders of Aeroflex common stock (other than rollover holders), as more fully described in "Opinions of Financial Advisors—Opinion of Banc of America Securities LLC" and in the full text of the written opinion of Banc of America Securities, dated May 25, 2007, which is attached as Annex C to this proxy statement and incorporated by reference in its entirety into this proxy statement;

•	the current strength and liquidity of the private equity and debt financing markets and the risk that such conditions could be less conducive to an acquisition of Aeroflex in the future;
•	the fact that the merger consideration is all cash, which provides certainty of value to our stockholders;
•

the availability of appraisal rights to our stockholders who comply with all of the required procedures under Delaware law, which allows such holders to seek appraisal of the fair value of their shares as determined by the Delaware Court of Chancery; and

•	the terms of the merger agreement and the related agreements, including:
•

our ability to terminate the merger agreement in order to accept a financially superior proposal, subject to paying a termination fee of $30 million plus up to $7.5 million of Parent's and Merger Sub's out-of-pocket expenses;

•	our ability, under certain circumstances, to furnish information to and conduct negotiations with third parties regarding other proposals;
•	the ability of our board of directors, under certain circumstances, to change its recommendation that our stockholders vote in favor of the adoption of the merger agreement;
•

the limited number and nature of the conditions to Parent and Merger Sub's obligation to consummate the merger, including in particular the absence of a financing condition, and the likelihood of satisfying such conditions;

•

the limited number and nature of the conditions to funding set forth in the debt and equity financing commitment letters and the obligation of Parent to use its reasonable best efforts to arrange and obtain the debt financing, and if it fails to effect the closing due to a failure to obtain the debt financing, to pay Aeroflex a $22.5 million reverse termination fee; and

•

the fact that each of The Veritas Capital Fund III, L.P., Golden Gate Private Equity, Inc. and GS Direct, L.L.C has provided a limited guarantee in our favor with respect to the performance by Parent and Merger Sub of certain of their payment obligations.

Our board of directors also considered a variety of risks and other potentially negative factors concerning the merger agreement and the merger, including the following:

•

the fact that, following the merger, our stockholders will not participate in any future earnings or growth of our business and will not benefit from any appreciation in our value, including any appreciation in value that could be realized as a result of improvements to our operations;

•

the risks and costs to us if the merger does not close, including the diversion of management and employee attention, potential employee attrition and the potential effect on our business and our relationships with customers and suppliers;

•

the requirement that we pay a termination fee of $30 million, plus up to $7.5 million of Parent's and Merger Sub's out-of-pocket expenses if the merger agreement is terminated under certain circumstances;

•

the tax consequences of the transaction to our stockholders, including the fact that an all cash transaction would be taxable to our stockholders that are U.S. persons for U.S. federal income tax purposes;

•

the restrictions on the conduct of our business prior to the completion of the merger, requiring us to conduct our business only in the ordinary course, subject to specific limitations, which may delay or prevent us from undertaking business opportunities that may arise pending completion of the merger; and

•

the fact that we are entering into a merger agreement with a newly formed entity with essentially no assets and, accordingly, that our remedy in connection with a breach of the merger agreement by Parent and Merger Sub, even a breach that is deliberate or willful, would be limited to $22.5 million that is payable in certain circumstances.

In addition, our board of directors was aware of and considered the interests that certain of our directors and executive officers may have with respect to the merger that differ from, or are in addition to, their interests as stockholders of Aeroflex, as described in "—Interests of the Company's Directors and Executive Officers in the Merger."

This discussion summarizes the material factors considered by our board of directors in its consideration of the merger. After considering these factors, our board of directors concluded that the positive factors relating to the merger agreement and the merger outweighed the potential negative factors. In view of the wide variety of factors considered by our board of directors, and the complexity of these matters, our board of directors did not find it practicable to quantify or otherwise assign relative weights to the foregoing factors. In addition, individual members of our board of directors may have assigned different weights to various factors. Our board of directors unanimously approved the merger agreement and the transactions contemplated thereby and recommends the adoption of the merger agreement based upon the totality of the information presented to and considered by it.

Our board of directors unanimously recommends that you vote "FOR" the adoption of the merger agreement and "FOR" the adjournment or postponement of the special meeting, if necessary or appropriate, to solicit additional proxies.

Opinions of Financial Advisors

Opinion of Bear, Stearns & Co. Inc.

Pursuant to an engagement letter dated September 9, 2006, as supplemented on February 27, 2007, our board of directors retained Bear Stearns to act as our advisor and, to the extent requested by us and appropriate under the circumstances, to render an opinion to our board of directors as to the fairness, from a financial point of view, to the stockholders of Aeroflex common stock, of the consideration to be received in a merger or sale of Aeroflex.

In selecting Bear Stearns, our board of directors considered, among other things, the fact that Bear Stearns is an internationally recognized investment banking firm with substantial experience advising companies in the technology, aerospace and defense industries as well as substantial experience providing strategic advisory services. Bear Stearns, as part of its investment banking business, is continuously engaged in the evaluation of businesses and their debt and equity securities in connection with mergers and acquisitions; underwritings, private placements and other securities offerings; senior credit financings; valuations; and general corporate advisory services.

At the May 25, 2007 meeting of our board of directors, Bear Stearns delivered its oral opinion, which was subsequently confirmed in writing, that, as of May 25, 2007, based upon and subject to the assumptions, qualifications and limitations set forth in the written opinion, the consideration to be received in the merger is fair, from a financial point of view, to the holders of Aeroflex common stock.

The full text of Bear Stearns' written opinion to our board of directors, which describes, among other things, the assumptions made, some of the matters considered and qualifications to and limitations of the review undertaken by Bear Stearns, is attached as Annex B to this proxy statement and is incorporated by reference in its entirely into this proxy statement. Holders of Aeroflex common stock are encouraged to read the opinion carefully in its entirety. The following summary of Bear Stearns' opinion is qualified in its entirety by reference to the full text of the opinion. The Bear Stearns opinion is subject to the assumptions and conditions set forth in the opinion and is necessarily based on economic, market and other conditions and the information made available to Bear Stearns as of the date of the Bear Stearns opinion.

In reading the discussion of the fairness opinion set forth below, you should be aware that Bear Stearns' opinion:

•	was provided to our board of directors for its benefit and use;
•	did not constitute a recommendation to our board of directors or any stockholder of Aeroflex as to how to vote in connection with the merger or otherwise; and
•

did not address our underlying business decision to pursue the merger, the relative merits of the merger as compared to any alternative business strategies that might exist for us, the financing of the merger or the effects of any other transaction in which we might engage.

•

our board of directors did not provide specific instructions to, place any limitations on the scope of the investigation by, or request any procedures be followed or factors be considered by, Bear Stearns in performing its analyses or providing its opinion.

In arriving at its opinion, Bear Stearns, among other things:

•	reviewed a draft of the merger agreement, dated May 22, 2007, and a draft of the limited guarantees, dated May 22, 2007;
•

reviewed our Annual Reports to Shareholders and Annual Reports on Form 10-K for the fiscal years ended June 30, 2004, 2005 and 2006, our Quarterly Reports on Form 10-Q for the periods ended September 30, 2006, December 31, 2006 and March 31, 2007 and our Current Reports on Form 8-K filed since June 30, 2006;

•

reviewed certain operating and financial information relating to our business and prospects, including projections for the five years ending June 30, 2011, all as prepared and provided to Bear Stearns by our management;

•	met with certain members of our senior management to discuss our businesses, operations, historical and projected financial results and future prospects;
•	reviewed the historical prices, trading multiples and trading volumes of the shares of our common stock;
•	reviewed publicly available financial data, stock market performance data and trading multiples of companies which Bear Stearns deemed generally comparable to Aeroflex;
•	reviewed the terms of recent mergers and acquisitions involving companies which Bear Stearns deemed generally comparable to Aeroflex;
•	performed discounted cash flow analyses based on the projections for Aeroflex furnished to Bear Stearns by our management; and
•	conducted such other studies, analyses, inquiries and investigations as Bear Stearns deemed appropriate.

Bear Stearns relied upon and assumed, without independent verification, the accuracy and completeness of the financial and other information provided to or discussed with Bear Stearns by us or obtained by Bear Stearns from public sources, including, without limitation, the projections referred to above. With respect to those projections, Bear Stearns relied on our representations that they were reasonably prepared on bases reflecting the best currently available estimates and judgments of the senior management of Aeroflex as to the expected future performance of Aeroflex. Bear Stearns did not assume any responsibility for the independent verification of any such information, including, without limitation, the projections, and Bear Stearns further relied upon the assurances of the senior management of Aeroflex that they are unaware of any facts that would make the information and projections incomplete or misleading.

In arriving at its opinion, Bear Stearns did not perform or obtain any independent appraisal of the assets or liabilities (contingent or otherwise) of Aeroflex, nor was Bear Stearns furnished with any such appraisals. Pursuant to the GA/FP group merger agreement Bear Stearns was asked by our board of directors to solicit indications of interest from various third parties regarding a transaction with Aeroflex, and Bear Stearns has considered the results of such solicitation in rendering its opinion. Bear Stearns assumed that the merger will be consummated in a timely manner and in accordance with the terms of the merger agreement without any limitations, restrictions, conditions, amendments or modifications, regulatory or otherwise, that collectively would have a material effect on Aeroflex.

Bear Stearns did not express any opinion as to the price or range of prices at which shares of Aeroflex common stock may trade subsequent to the announcement of the merger.

The following is a brief summary of the material financial analyses performed by Bear Stearns and presented to our board of directors in connection with rendering its fairness opinion.

Some of the financial analyses summarized below include summary data and information presented in tabular format. In order to understand fully the financial analyses, the summary data and tables must be read together with the full text of the analyses. Considering the summary data and tables alone could create a misleading or incomplete view of Bear Stearns' financial analyses. Estimated financial data of Aeroflex prepared by Aeroflex's management and utilized in the financial analyses performed by Bear Stearns did not reflect the impact of the acquisition of Micro-Metrics, Inc. by Aeroflex on April 16, 2007.

Comparison of Merger Consideration to Historical Stock Prices

Bear Stearns compared the consideration to be received by the holders of Aeroflex common stock in the merger of $14.50 per share to the closing price per share of Aeroflex common stock on March 2, 2007 (the last reported trading price prior to the announcement of the GA/FP group merger), its 30-day trading average and 90-day trading average through March 2, 2007, and its 52-week high closing price and 52-week low closing price, for the 52-week period ended on March 2, 2007. The table below summarizes the analysis:

Premium/(Discount) of the Consideration to be Received by Stockholders of $14.50 per Share Relative to:

	Stock Price	Implied Premium

Closing Stock Price as of 03/2/2007	$11.01	31.7%
30-Day Trading Average	11.60	25.0
90-Day Trading Average	11.67	24.3
52-Week High	13.87	4.5
52-Week Low	9.56	51.7

Discounted Cash Flow Analysis

Bear Stearns performed discounted cash flow analyses to determine ranges of implied present values per share of Aeroflex common stock. Bear Stearns performed an analysis of the present value, as of May 22, 2007, of the estimated future unlevered free cash flows of Aeroflex for the Case A and Case B projections prepared by

Aeroflex management and updated in the case of 2007 projections, as more fully described in "—Projected Financial Information."

Bear Stearns calculated the estimated present value of the stand-alone, unlevered after-tax free cash flows for the projected fiscal years 2007 to 2011 based on the Case A and Case B projections prepared by Aeroflex management, Bear Stearns further calculated an implied range of terminal values applying a perpetual growth range of 4% to 7%. The present value of the free cash flows and terminal values was computed using a range of discount rates of 12.0% to 14.0%, based on the estimated weighted average cost of capital of Aeroflex.

The analysis resulted in a range of implied equity values and share prices for Aeroflex of $11.11 to $16.13 using Case A projections and $8.89 to $13.02 using Case B projections (after deducting an estimate of certain one-time payments in connection with Aeroflex's Supplemental Executive Retirement Plan and other similar payments), which ranges either included, or were lower than, the merger consideration per share of $14.50 to be received by holders of Aeroflex common stock pursuant to the merger agreement.

Public Companies Analysis

Bear Stearns performed a public companies analysis for selected public companies in the microelectronics and test industries that Bear Stearns concluded had businesses similar to certain of Aeroflex's businesses based on their business profiles, product and service offerings, customer bases and scales of operations. The forecasted financial information used by Bear Stearns for the selected public companies in the course of this analysis was based on projections obtained from Thomson First Call. The forecasted financial information for Aeroflex was based on the Case A and Case B projections prepared by Aeroflex management. For the selected public companies, Bear Stearns used the closing per share price of their common stock as of May 22, 2007. For Aeroflex, Bear Stearns used the closing per share price of its common stock as of May 22, 2007 and the price per share to be paid in the merger. In performing these analyses, Bear Stearns reviewed and analyzed certain financial information for Aeroflex and compared such information to the corresponding information of the selected public companies.

The publicly-traded microelectronics companies that Bear Stearns used in its analysis consisted of:

•	Actel Corp.
•	Hittite Microwave Corporation
•	Microsemi Corporation
•	RF Micro Devices, Inc.
•	Skyworks Solutions, Inc.
•	Texas Instruments Incorporated

The publicly-traded test companies that Bear Stearns used in its analysis consisted of:

•	Agilent Technologies, Inc.
•	Ixia
•	Spirent Communications Plc.
•	Tektronix, Inc.
•	Teradyne, Inc.

For each of the selected companies and for Aeroflex, Bear Stearns derived and used for its analysis, among other things, the following:

•

the ratio of the enterprise value of the company to its estimated revenue, earnings before interest, taxes, depreciation and amortization (EBITDA) and earnings before interest and taxes (EBIT) for calendar year 2007; and

•	the ratio of the price per share of the company to its estimated earnings per share for calendar year 2007.

For purposes of this analysis Bear Stearns excluded stock-based compensation from the calculations of EBIT and EBITDA. Bear Stearns also excluded acquisition-related intangibles and amortization from the calculation of EBIT. The harmonic mean computed by Bear Stearns is a specialized average computed as the reciprocal of the arithmetic mean of the reciprocals of the multiples. The following table sets forth the results of the analysis:

	MICROELECTRONICS				TEST

	Enterprise Value/ Revenue 2007	Enterprise Value/ 2007 EBITDA	Enterprise Value/ 2007 EBIT	2007 Price/ Earnings	Enterprise Value/ Revenue 2007	Enterprise Value/ 2007 EBITDA	Enterprise Value/ 2007 EBIT	2007 Price/ Earnings

Aeroflex (Case A) at Offer	1.81x	10.1x	12.0x	18.6x	1.81x	10.1x	12.0x	18.6x
Aeroflex (Case B) at Offer	1.81x	10.8x	12.9x	20.3x	1.81x	10.8x	12.9x	20.3x
Mean	3.29x	11.7x	16.0x	21.5x	2.24x	13.6x	19.6x	25.2x
Median	2.76x	12.1x	16.3x	22.0x	2.21x	13.5x	20.9x	27.3x
Harmonic Mean	1.94x	10.9x	15.8x	21.0x	2.19x	13.1x	18.3x	24.2x

Based on the selected public company analysis and the Case A and Case B projections prepared by Aeroflex management, Bear Stearns derived an implied range of $10.50 to $13.24 per share of Aeroflex common stock using Case A projections and $9.89 to $12.47 per share of Aeroflex common stock using Case B projections (after deducting an estimate of certain one-time payments in connection with Aeroflex's Supplemental Executive Retirement Plan and other similar payments).

Bear Stearns noted that, although instructive, the comparable companies analysis was not given substantial weight in its overall analysis because of differences between Aeroflex and the companies to which it was being compared with respect to financial and operating characteristics and other factors. The differences include, among other factors, the fact that Aeroflex represents a combination of various disparate and subscale businesses with widely varying operating and growth characteristics and it is therefore difficult to directly compare Aeroflex to other companies.

Other Considerations

The preparation of a fairness opinion is a complex process and involves various judgments and determinations as to the most appropriate and relevant assumptions and financial analyses and the application of those methods to the particular circumstances involved. Such an opinion is therefore not readily susceptible to partial analysis or summary description, and taking portions of the analyses set out above, without considering the analysis as a whole, would in the view of Bear Stearns, create an incomplete and misleading picture of the processes underlying the analyses considered in rendering the Bear Stearns opinion. Bear Stearns based its analysis on assumptions that it deemed reasonable, including assumptions concerning general business and economic conditions and industry-specific factors. Bear Stearns did not form an opinion as to whether any individual analysis or factor, whether positive or negative, considered in isolation, supported or failed to support the Bear Stearns opinion. In arriving at its opinion, Bear Stearns considered the results of all its analyses and did not attribute any particular weight to any one analysis or factor. Bear Stearns arrived at its ultimate opinion based on the results of all analyses undertaken by it and assessed as a whole and believes that the totality of the factors considered and analyses performed by Bear Stearns in connection with its opinion operated collectively to support its determination as to the fairness of the consideration to be received by the stockholders of Aeroflex. The analyses performed by Bear Stearns, particularly those based on estimates and projections, are not necessarily indicative of actual values or actual future results, which may be significantly more or less favorable than suggested by such analyses.

The Bear Stearns opinion was just one of the many factors taken into consideration by our board of directors. Consequently, Bear Stearns' analyses should not be viewed as determinative of the decision of our board of directors with respect to the fairness of the merger consideration to be received, from a financial point of view, by the stockholders of Aeroflex.

Pursuant to the terms of Bear Stearns' engagement letter, if a transaction is completed, Aeroflex has agreed to pay Bear Stearns a fee based on the aggregate consideration involved in the transaction. Based on the transaction value on the date of announcement of the merger, the fee would be approximately $8.5 million, $2 million of which became payable upon rendering of our fairness opinion dated March 1, 2007 in respect of the GA/FP group merger agreement. As described below, Bear Stearns may receive fees from the Veritas Capital group in the event it provides financing to Veritas Capital in connection with the merger. In addition, if the transaction is not completed, Aeroflex has agreed to pay Bear Stearns 25% of any termination fee or other consideration to which Aeroflex may become entitled, including, but not limited to, consideration received as a result of settlement of any litigation or dispute relating to the transaction or any reimbursement of expenses. Aeroflex has also agreed to reimburse Bear Stearns for all out-of-pocket expenses reasonably incurred by Bear Stearns in connection with Bear Stearns' rendering its services, including the reasonable fees and expenses of legal counsel. In addition, Aeroflex has agreed to indemnify Bear Stearns against certain liabilities arising out of Bear Stearns' engagement.

At the direction of our board of directors, Bear Stearns offered Veritas Capital and other potential acquirors of Aeroflex solicited pursuant to the GA/FP group merger agreement, financing proposals, commitments and related investment banking services, referred to as "stapled financing". Aeroflex has acknowledged the benefits of Bear Stearns' activities in this regard, having concluded that the availability of stapled financing might have facilitated an alternative transaction to the GA/FP group merger that would be more favorable for Aeroflex and its stockholders than would otherwise be the case. The Veritas Capital group and other potential acquirors were free to seek and continue to be free to seek and utilize sources of financing other than the stapled financing, and Aeroflex has informed Bear Stearns that the Veritas Capital group's bid was considered fully on its merits without regard to the stapled financing. In the event Bear Stearns provides financing to the Veritas Capital group in connection with the merger, Bear Stearns will receive a customary fee for such financing, a substantial portion of which would be contingent on successful consummation of the merger. Aeroflex has acknowledged that potential conflicts of interest, or a perception thereof, may nonetheless arise as a result of Bear Stearns having offered stapled financing and has waived and released any claims that Aeroflex may have against Bear Stearns with respect to any actual or perceived conflict of interest arising from Bear Stearns' activities in this regard, except for any claims arising out of bad faith or willful misconduct by Bear Stearns or its affiliates. Bear Stearns understands that the Company has engaged Banc of America Securities LLC to render a fairness opinion in connection with the merger and that Banc of America Securities LLC has delivered such fairness opinion concurrently with Bear Stearns' delivery of its fairness opinion.

Bear Stearns has previously been engaged by members of the Veritas Capital group and/or their respective affiliates, in each case to provide investment banking and other services on matters unrelated to the merger, for which Bear Stearns has received (or expects to receive) customary fees. Bear Stearns may seek to provide members of the Veritas Capital group and/or their respective affiliates certain investment banking and other services unrelated to the merger in the future. Mr. Denis Bovin, a Senior Managing Director of Bear Stearns, and a member of the investment banking team advising our board, is an investor in an affiliate of the Veritas Capital group. In addition, Bear Stearns and Goldman, Sachs & Co. and/or their respective affiliates maintain various business relationships in the ordinary course unrelated to the merger, including securities trading, syndicated lending and other broker-dealer and investment banking activities.

In the ordinary course of business, Bear Stearns and its affiliates may actively trade for its own account and for the accounts of its customers equity and debt securities, bank debt and/or other financial instruments issued by Aeroflex and/or members of the Veritas Capital group and/or their respective affiliates, as well as derivatives thereof, and, accordingly, may at any time hold long or short positions in such securities, bank debt, financial instruments and derivatives. Additionally, Mr. Paul Abecassis, European Investment Banking Chairman of Bear Stearns Companies, Inc., is a member of our board of directors.

Opinion of Banc of America Securities LLC

Aeroflex also retained Banc of America Securities as its financial advisor in connection with an acquisition of Aeroflex by a third party, including the proposed merger under the Veritas Capital group merger agreement. Banc of America Securities is an internationally recognized investment banking firm which is regularly engaged in the valuation of businesses and securities in connection with mergers and acquisitions, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes. Aeroflex selected Banc of America Securities on the basis of Banc of America Securities' experience in transactions similar to the merger and its reputation in the technology industry and the investment community.

On May 25, 2007, at a meeting of our board of directors held to evaluate the merger, Banc of America Securities delivered to our board of directors an oral opinion, which was confirmed by delivery of a written opinion, dated May 25, 2007, to the effect that, as of the date of the opinion and based on and subject to various assumptions and limitations described in its opinion, the $14.50 per share merger consideration to be received by holders of Aeroflex common stock (other than rollover holders) pursuant to the merger agreement was fair, from a financial point of view, to such holders.

The full text of Banc of America Securities' written opinion to our board of directors, which describes, among other things, the assumptions made, procedures followed, factors considered and limitations on the review undertaken, is attached as Annex C to this proxy statement and is incorporated by reference in its entirety into this proxy statement. Holders of Aeroflex common stock are encouraged to read the opinion carefully in its entirety. The following summary of Banc of America Securities' opinion is qualified in its entirety by reference to the full text of the opinion. Banc of America Securities delivered its opinion to our board of directors for the benefit and use of our board of directors in connection with and for purposes of its evaluation of the merger consideration from a financial point of view. Banc of America Securities' opinion does not address any other aspect of the merger and does not constitute a recommendation to any stockholder as to how to vote or act in connection with the merger.

In connection with rendering its opinion, Banc of America Securities:

•	reviewed certain publicly available financial statements and other business and financial information of Aeroflex;
•	reviewed certain internal financial statements and other financial and operating data concerning Aeroflex;
•

reviewed certain financial forecasts relating to Aeroflex prepared by Aeroflex's management, including certain sensitivities to such forecasts prepared by Aeroflex's management reflecting varying revenue growth rate, margin and working capital assumptions;

•	discussed Aeroflex's past and current operations, financial condition and prospects with Aeroflex's senior executives;
•	reviewed the reported prices and trading activity for Aeroflex common stock;
•

compared Aeroflex's financial performance and the prices and trading activity of Aeroflex common stock with that of certain other publicly traded companies that Banc of America Securities deemed relevant;

•	compared certain financial terms of the merger to financial terms, to the extent publicly available, of certain other business combination transactions that Banc of America Securities deemed relevant;
•	reviewed the merger agreement;
•	held discussions with senior management of, and outside advisors to, Aeroflex regarding the process leading to the proposed merger; and
•	performed other analyses and considered other factors as Banc of America Securities deemed appropriate.

In arriving at its opinion, Banc of America Securities assumed and relied on, without independent verification, the accuracy and completeness of the financial and other information reviewed by it. With respect to the financial forecasts relating to Aeroflex referred to above, Banc of America Securities assumed, at Aeroflex's direction, that such forecasts were reasonably prepared on bases reflecting the best currently available estimates and good faith judgments of Aeroflex's management as to Aeroflex's future financial performance before and after giving effect to the sensitivities reflected in such forecasts. Banc of America Securities did not make any independent valuation or appraisal of Aeroflex's assets or liabilities and Banc of America Securities was not furnished with any such valuations or appraisals. Banc of America Securities also assumed, with Aeroflex's consent, that the merger would be consummated as provided in the merger agreement, with full satisfaction of all covenants and conditions set forth in the merger agreement and without any waivers. Banc of America Securities also assumed, with Aeroflex's consent, that all governmental or third party consents and approvals necessary for the consummation of the merger will be obtained without any adverse effect on Aeroflex or the merger.

Banc of America Securities expressed no view or opinion as to any terms or aspects of the merger, other than the merger consideration to the extent expressly specified in its opinion, including, without limitation, the form or structure of the merger. Banc of America Securities was not requested to, and did not, solicit indications of interest or proposals from third parties regarding the acquisition of all or a portion of Aeroflex. Banc of America Securities also was not requested to, and did not, assist our board of directors in the negotiations of the terms of the merger. Banc of America Securities expressed no view or opinion as to any such matters and assumed, with Aeroflex's consent, that the terms of the merger agreement were, from Aeroflex's perspective, the most beneficial terms that could be negotiated among the parties to the merger agreement. In addition, Banc of America Securities expressed no view or opinion as to the relative merits of the merger in comparison to other transactions available to Aeroflex or in which Aeroflex might engage or as to whether any transaction might be more favorable to Aeroflex as an alternative to the merger, nor did Banc of America Securities express any opinion as to the underlying business decision of our board of directors to proceed with or effect the merger. Except as described above, Aeroflex imposed no other limitations on the investigations made or procedures followed by Banc of America Securities in rendering its opinion.

Banc of America Securities' opinion was necessarily based on economic, market and other conditions as in effect on, and the information made available to Banc of America Securities as of, the date of its opinion. Accordingly, although subsequent developments may affect its opinion, Banc of America Securities did not assume any obligation to update, revise or reaffirm its opinion.

The following represents a brief summary of the material financial analyses presented by Banc of America Securities to our board of directors in connection with its opinion. The financial analyses summarized below include information presented in tabular format. In order to fully understand the financial analyses performed by Banc of America Securities, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses performed by Banc of America Securities. Considering the data set forth in the tables below without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of the financial analyses performed by Banc of America Securities. Estimated financial data of Aeroflex prepared by Aeroflex's management and utilized in the financial analyses performed by Banc of America Securities did not reflect the impact of the acquisition of Micro-Metrics, Inc. by Aeroflex on April 16, 2007.

Selected Publicly Traded Companies Analysis: Consolidated

Banc of America Securities reviewed publicly available financial and stock market information for the following five publicly traded companies in the microelectronics industry:

•	Anaren, Inc.
•	Microsemi Corporation
•	RF Micro Devices, Inc.

•	Sirenza Microdevices, Inc.
•	Skyworks Solutions, Inc.

Banc of America Securities reviewed, among other things, market values of the selected publicly traded companies, based on closing stock prices on May 24, 2007, as a multiple of calendar years 2007 and 2008 estimated earnings per share, referred to as EPS. Banc of America Securities then applied a range of selected multiples of calendar years 2007 and 2008 EPS derived from the selected publicly traded companies to corresponding data of Aeroflex. Estimated financial data of the selected publicly traded companies were based on publicly available research analysts' estimates. Estimated financial data of Aeroflex were based on internal estimates of Aeroflex's management. This analysis indicated the following implied per share equity reference ranges for Aeroflex, as compared to the per share merger consideration:

Implied Per Share Equity Reference Ranges for Aeroflex Based on:
Calendar Year 2007 EPS	Calendar Year 2008 EPS	Per Share Merger Consideration
$13.10-$14.70	$13.10-$15.10	$14.50

No company used in this analysis is identical or directly comparable to Aeroflex. Accordingly, an evaluation of the results of this analysis is not entirely mathematical. Rather, this analysis involves complex considerations and judgments concerning differences in financial and operating characteristics and other factors that could affect the public trading or other values of the companies to which Aeroflex was compared.

Selected Precedent Transactions Analysis

Banc of America Securities reviewed, to the extent publicly available, financial information relating to the following eight selected transactions involving companies or businesses in the microelectronics or testing and measurement industries:

Announcement Date	Acquiror	Target
• 12/04/06	• LSI Logic Corporation	• Agere Systems
• 01/23/06	• Spirent plc	• SwissQual Holding AG
• 12/15/05	• Doughty Hanson & Co Limited	• Hellerman Tyton (division of Spirent plc)
• 11/02/05	• Microsemi Corporation	• Advanced Power Technology, Inc.
• 10/10/05	• Amphenol Corporation	• Teradyne Connection Systems (division of Teradyne, Inc.)
• 09/22/05	• DRS Technologies, Inc.	• Engineered Support Systems, Inc.
• 06/15/05	• AMIS Holdings, Inc.	• Flextronics Semiconductor, Inc.
• 05/20/05	• Aeroflex	• UbiNetics Holdings Limited (test and measurement business)

Banc of America Securities reviewed, among other things, transaction values, calculated as the equity value implied for the target company based on the consideration payable in the selected transaction, plus debt, minority interest and preferred stock, less cash and cash equivalents, as multiples of next 12 months estimated revenue and earnings before interest, taxes, depreciation and amortization, referred to as EBITDA. Banc of America Securities then applied a range of selected multiples of next 12 months revenue and EBITDA derived from the selected transactions to Aeroflex's calendar year 2007 estimated revenue and EBITDA. Estimated financial data of the selected transactions were based on publicly available information. Estimated financial data of Aeroflex were based on internal estimates of Aeroflex's management. This analysis indicated the following implied per share equity reference ranges for Aeroflex, as compared to the per share merger consideration:

Implied Per Share Equity Reference Ranges for Aeroflex Based on:
Revenue	EBITDA	Per Share Merger Consideration
$9.00-$20.40	$11.10-$18.10	$14.50

No company, business or transaction used in this analysis is identical or directly comparable to Aeroflex or the merger. Accordingly, an evaluation of the results of this analysis is not entirely mathematical. Rather, this analysis involves complex considerations and judgments concerning differences in financial and operating characteristics and other factors that could affect the acquisition or other values of the companies, business segments or transactions to which Aeroflex and the merger were compared.

Selected Publicly Traded Companies Analysis: Sum-of-the-Parts

Banc of America Securities performed a "sum-of-the parts" analysis of Aeroflex's business segments by reviewing publicly available financial and stock market information for the following five publicly traded companies in the microelectronics industry and the following three publicly traded companies in the testing and measurement industry:

Microelectronics	Testing and Measurement
• Anaren, Inc.	• Agilent Technologies, Inc.
• Microsemi Corporation	• Spirent Communication plc
• RF Micro Devices, Inc.	• Tektronix, Inc.
• Sirenza Microdevices, Inc.
• Skyworks Solutions, Inc.

Banc of America Securities reviewed, among other things, market values of the selected companies, based on closing stock prices on May 24, 2007, as a multiple of calendar year 2007 estimated net income. Banc of America Securities then applied a range of selected net income multiples derived from the selected companies in the microelectronics industry to corresponding data of the Aeroflex Microelectronic Solutions business segment and a range of selected net income multiples derived from the selected companies in the testing and measurement industry to corresponding data of the Aeroflex Testing Solutions business segment. Estimated financial data of the selected companies were based on publicly available research analysts' estimates. Estimated financial data of Aeroflex's business segments were based on internal estimates of the Aeroflex management. This analysis indicated the following implied per share equity reference range for Aeroflex without giving effect to potential tax leakage resulting from the sale of a subsidiary, as compared to the per share merger consideration:

Implied Per Share Equity Reference Rate for Aeroflex	Per Share Merger Consideration
$13.90-$15.30	$14.50

No company used in this analysis is identical or directly comparable to Aeroflex's business segments. Accordingly, an evaluation of the results of this analysis is not entirely mathematical. Rather, this analysis involves complex considerations and judgments concerning differences in financial and operating characteristics and other factors that could affect the acquisition or other values of the companies to which Aeroflex's business segments were compared.

Discounted Cash Flow Analysis

Banc of America Securities performed a discounted cash flow analysis of Aeroflex to calculate the estimated present value of the standalone unlevered, after-tax free cash flows that Aeroflex could generate during Aeroflex's fiscal years ending June 30, 2008 through 2012 utilizing the Case A projections and the Case B projections prepared by Aeroflex management more fully described in "—Projected Financial Information." Banc of America Securities calculated terminal values for Aeroflex by applying terminal EBITDA multiples of 7.5x to 9.5x to Aeroflex's fiscal year 2013 estimated EBITDA. The cash flows and terminal values were then discounted to present value using discount rates ranging from 13.0% to 15.0%. This analysis indicated the following implied per share equity reference ranges for Aeroflex under the Case A projections and the Case B projections, as compared to the per share merger consideration:

Implied Per Share Equity Reference Ranges for Aeroflex Based on:
Case A	Case B	Per Share Merger Consideration
$13.30-$17.00	$10.80-$13.80	$14.50

Leveraged Buyout Analysis

Banc of America Securities performed a leveraged buyout analysis to estimate the theoretical purchase price that could be paid by a hypothetical financial buyer in an acquisition of Aeroflex taking into account the potential pro forma leverage structure of Aeroflex that could result from financing such acquisition under customary market terms and assuming that such financial buyer would attempt to realize a return on its investment at the end of Aeroflex's fiscal year 2012. Financial data for Aeroflex were based on both the Case A projections and the Case B projections prepared by Aeroflex management (as updated by Aeroflex management in the case of Aeroflex’s fiscal year 2007 estimated financial data) and Aeroflex's public filings. The estimated debt capacity of Aeroflex was calculated by applying a leverage multiple of 9.0x to Aeroflex's fiscal year 2007 EBITDA. Estimated exit values for Aeroflex were calculated by applying a range of exit value multiples of 7.5x to 9.5x to Aeroflex's fiscal year 2013 estimated EBITDA. Banc of America Securities then derived a range of theoretical purchase prices based on an assumed required internal rate of return for a financial buyer of 17.5% to 25.0%. This analysis indicated the following implied per share equity reference ranges for Aeroflex under the Case A projections and the Case B projections, as compared to the per share merger consideration:

Implied Per Share Equity Reference Ranges for Aeroflex Based on:
Case A	Case B	Per Share Merger Consideration
$13.50-$16.90	$11.90-$14.30	$14.50

Miscellaneous. As noted above, the discussion set forth above is a summary of the material financial analyses presented by Banc of America Securities to our board of directors in connection with its opinion and is not a comprehensive description of all analyses undertaken by Banc of America Securities in connection with its opinion. The preparation of a financial opinion is a complex analytical process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances and, therefore, a financial opinion is not readily susceptible to partial analysis or summary description. Banc of America Securities believes that its analyses summarized above must be considered as a whole. Banc of America Securities further believes that selecting portions of its analyses and the factors considered or focusing on information presented in tabular format, without considering all analyses and factors or the narrative description of the analyses, could create a misleading or incomplete view of the processes underlying Banc of America Securities'

analyses and opinion. The fact that any specific analysis has been referred to in the summary above is not meant to indicate that such analysis was given greater weight than any other analysis referred to in the summary.

In performing its analyses, Banc of America Securities considered industry performance, general business and economic conditions and other matters, many of which are beyond Aeroflex's control. The estimates of the future performance of Aeroflex provided by Aeroflex's management in or underlying Banc of America Securities' analyses are not necessarily indicative of actual values or actual future results, which may be significantly more or less favorable than those estimates or those suggested by Banc of America Securities' analyses. These analyses were prepared solely as part of Banc of America Securities' analysis of the fairness of the merger consideration from a financial point of view, and were provided to our board of directors in connection with the delivery of Banc of America Securities' opinion. The analyses do not purport to be appraisals or to reflect the prices at which a company might actually be sold or the prices at which any securities have traded or may trade at any time in the future. Accordingly, the estimates used in, and the ranges of valuations resulting from, any particular analysis described above are inherently subject to substantial uncertainty and should not be taken to be Banc of America Securities' view of the actual value of Aeroflex.

The type and amount of consideration payable in the merger were determined through negotiations between Aeroflex, on the one hand, and the Veritas Capital group, on the other hand, rather than by any financial advisor, and were approved by our board of directors. The decision to enter into the merger agreement was solely that of our board of directors. As described above, Banc of America Securities' opinion and analyses were only one of many factors considered by our board of directors in its evaluation of the proposed merger and should not be viewed as determinative of the views of our board of directors or management with respect to the merger or the merger consideration.

Aeroflex has agreed to pay Banc of America Securities an aggregate fee of $1.25 million for its financial advisory services in connection with the merger, $500,000 of which was payable upon Banc of America Securities' engagement to provide such services, $500,000 of which was payable upon delivery of Banc of America Securities' opinion and $250,000 of which is contingent upon completion of the merger. Banc of America Securities also rendered an opinion to the Aeroflex board in connection with Aeroflex's previously proposed GA/FP transaction, for which services Banc of America Securities received additional compensation of $800,000. Aeroflex has agreed to reimburse Banc of America Securities for reasonable expenses (including any reasonable fees and disbursements of Banc of America Securities' counsel) incurred in connection with Banc of America Securities' engagements, and to indemnify Banc of America Securities, any controlling person of Banc of America Securities and each of their respective directors, officers, employees, agents, affiliates and representatives against specified liabilities.

Banc of America Securities or its affiliates in the past have provided, currently are providing and in the future may provide financial advisory and financing services to Aeroflex and certain affiliates of the members of the Veritas Capital group, and have received and in the future may receive fees for the rendering of these services, including, among other things, having acted or currently acting as (i) administration agent for, and lender under, certain credit facilities and letters of credit of Aeroflex, (ii) manager and agent for, and lender under, certain credit facilities of certain affiliates of Golden Gate Private Equity, Inc., (iii) manager for certain debt and equity offerings by certain affiliates of Golden Gate Private Equity, Inc., (iv) arranger, manager, bookrunner, underwriter and agent for, and lender under, certain credit facilities of certain affiliates of GS Direct, L.L.C. and (v) manager and bookrunner for certain debt and equity offerings by certain affiliates of GS Direct, L.L.C. In the ordinary course of Banc of America Securities' businesses, Banc of America Securities and its affiliates may actively trade or hold securities or loans of Aeroflex and certain affiliates of members of the Veritas Capital group and may actively trade or hold loans of members of the Veritas Capital group and certain affiliates of Aeroflex, for Banc of America Securities' or Banc of America Securities affiliates' own accounts or for the accounts of customers and, accordingly, Banc of America Securities or its affiliates may at any time hold long or short positions in these securities or loans.

Projected Financial Information

Aeroflex's senior management does not as a matter of course make public projections as to future performance or earnings beyond the current quarter and is especially wary of making projections for extended periods due to the unpredictability of the underlying assumptions and estimates. However, certain financial forecasts prepared by senior management were made available to our board of directors, to members of the Veritas Capital group and their respective financial advisors in connection with their consideration of the merger and to the members of the GA/FP group and their advisors in connection with the GA/FP group merger agreement. We have included the material projections in this proxy statement to provide our stockholders access to certain nonpublic information considered by members of the Veritas Capital group and/or our board of directors for purposes of considering and evaluating the merger. The inclusion of this information should not be regarded as an indication to any stockholder that our board of directors, members of the Veritas Capital group or any other recipient of this information considered, or now considers, it to be predictive of actual future results.

The projections reflect numerous estimates and assumptions with respect to industry performance, general business, economic, regulatory, market and financial conditions, as well as matters specific to Aeroflex's business, many of which are beyond Aeroflex's control. As a result, there can be no assurance that the projected results will be realized or that actual results will not be significantly higher or lower than projected. Since the projections cover multiple years, such information by its nature becomes less predictive with each successive year. The financial projections were prepared solely for internal use and for the use of our board of directors, members of the Veritas Capital group and their respective advisors in connection with the potential transaction and not with a view toward public disclosure or toward complying with GAAP, the published guidelines of the SEC regarding projections or the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of prospective financial information. The projections included in this proxy statement were prepared by, and are the responsibility of, Aeroflex's management. Neither Aeroflex's independent registered public accounting firm, nor any other independent accountants, have compiled, examined, or performed any procedures with respect to the prospective financial information contained herein, nor have they expressed any opinion or any other form of assurance on such information or its achievability, and assume no responsibility for, and disclaim any association with, the prospective financial information. The KPMG LLP reports incorporated by reference in this proxy statement relate to Aeroflex's historical financial information. They do not extend to the projected financial information and should not be read to do so. Furthermore, the financial projections do not take into account any circumstances or events, such as Aeroflex's acquisition of Micro-Metrics, Inc. in April 2007, occurring after the date the projections were prepared that were unforeseen by Aeroflex's management at the time of preparation.

Aeroflex has made publicly available its actual results of operations for the quarter and nine months ended March 31, 2007. You should review Aeroflex's Quarterly Report on Form 10-Q for the quarter ended March 31, 2007 to obtain this information. See "Where You Can Find More Information" beginning on page 92. Readers of this proxy statement are cautioned not to place undue reliance on the projections set forth below. No one has made or makes any representation to any stockholder regarding the information included in these projections.

The inclusion of projections in this proxy statement should not be regarded as an indication that such projections will be an accurate prediction of future events, and they should not be relied on as such. Except as required by applicable securities laws, Aeroflex undertakes no obligation to update, or otherwise revise the material projections to reflect circumstances existing after the date when made or to reflect the occurrence of future events, even in the event that any or all of the assumptions are shown to be in error.

Aeroflex prepared the two cases of financial projections, as set forth below, both of which were made available to the members of the Veritas Capital group and to our board of directors and financial advisors, Bear Stearns and Banc of America Securities, and were also summarized in the proxy statement with respect to the proposed GA/FP transaction that was previously mailed to Aeroflex's stockholders.

Case A was prepared in September of 2006 based on the following assumptions:

•	highly-successful operational execution and meaningful improvement from historical performance;
•	significant increase in defense spending initiatives with respect to government and military satellites and significant growth in the commercial satellite market;
•	increased deployment of next generation wireless infrastructure, such as 3G, GPRS, and EDGE;
•	meaningful market adoption of Aeroflex's products geared toward new initiatives in radar and synthetic testing; and
•	dramatic improvement in the Test Solutions segment bottom line.

Case B was prepared in November 2006 based on the following assumptions:

•	gradual improvement in operational execution and modest improvement from historical performance;
•	moderate increase in defense spending initiatives with respect to government and military satellites and in the commercial satellite market;
•	moderate increase in international deployments of next generation wireless infrastructure, such as 3G, GPRS, and EDGE;
•	moderate market adoption of Aeroflex's products geared toward new initiatives in radar and synthetic testing; and
•	moderate improvement in the Test Solutions segment bottom line.

Case B, while still subject to various risks, is management's "base case" and therefore, in management's view, the most likely case to be achieved.

Both the Case A and Case B projections (and the updates discussed later in this section) exclude restructuring charges, fees and expenses related to the GA/FP group merger agreement, including its termination, and fees and expenses related to the Veritas Capital group merger agreement.

Projections (dollars in millions) Fiscal years ending June 30,
	2007	2008	2009	2010	2011
Sales
Case A	$605.6	$671.1	$738.2	$812.0	$893.2
Case B	605.6	671.1	724.8	782.7	845.4

EBITDA(1)
Case A	$104.7	$126.2	$141.3	$157.7	$173.0
Case B	104.7	112.2	121.6	130.8	141.4

Depreciation and Amortization
Case A	$31.1	$27.3	$26.3	$23.9	$21.8
Case B	31.1	27.3	26.3	23.9	21.8

EBIT(2)
Case A	$73.6	$98.9	$115.0	$133.8	$151.2
Case B	73.6	84.9	95.3	106.9	119.6

Net Income(3)
Case A	$46.3	$64.5	$76.3	$89.9	$103.0
Case B	46.3	54.7	62.5	71.2	80.7

Adjusted Net Income(4)
Case A	$55.0	$70.6	$81.5	$93.3	$104.7
Case B	55.0	60.8	67.7	74.6	82.4

(1)	EBITDA is defined as net income before interest, income taxes, depreciation, amortization and stock-based compensation expense.
(2)	EBIT is defined as net income before interest, income taxes and stock-based compensation expense.
(3)	Net income is defined to exclude stock-based compensation, net of taxes.
(4)	Adjusted net income reflects net income adjusted for amortization of intangibles and stock-based compensation, net of taxes.

In the ordinary course of business, in the latter part of January and beginning of February 2007, management revised its projections for the fiscal year ending June 30, 2007 based on detailed mid-year updates provided by each subsidiary to its original projection. This mid-year update (the "Initial MYU") reflected management's estimates of full fiscal year 2007 performance based on then currently available information and the actual performance for the first half of the fiscal year. At the time the GA/FP group merger agreement was signed, management had provided all or a portion of the Initial MYU to our board of directors and to the GA/FP group and its advisors and it was summarized in the proxy statement with respect to the proposed GA/FP transaction that was previously mailed to Aeroflex's stockholders.

Based on the Initial MYU, management projected that for the year ending June 30, 2007, sales were expected to be $601.6 million, EBITDA was expected to be $102.2 million, EBIT was expected to be $69.7 million, net income was expected to be $45.9 million and adjusted net income was expected to be $55.0 million. (For definitions of EBITDA, EBIT, net income and adjusted net income, refer to the footnotes to the table on page 52.)

Also, in the ordinary course of business, in the latter part of April and beginning of May 2007, management again revised its projections for the fiscal year ending June 30, 2007 based on updates provided by each subsidiary to its Initial MYU. The final update for fiscal year 2007 (the "Final MYU") reflects management's current estimates of full fiscal year 2007 performance based on currently available information and the actual performance for the first nine months of the fiscal year. At the time the merger agreement was signed, management had provided all or a portion of the Final MYU to our board of directors, and to the members of the Veritas Capital group, the GA/FP group and their respective advisors. In early May 2007, management also provided to Aeroflex's financial advisors certain updated estimates of fiscal year 2007 financial information for purposes of financial analyses to be performed by them. These updates included estimated EBITDA of $97.0 million, estimated EBIT of $64.4 million, estimated net income of $40.9 million and estimated adjusted net income of $49.7 million, which estimates reflected different estimated depreciation and other expenses and a different estimated effective tax rate than were reflected in the Final MYU.

Based on the Final MYU, management currently projects that for the year ending June 30, 2007, sales are expected to be $594.3 million, EBITDA is expected to be $95.1 million, EBIT is expected to be $63.5 million, net income is expected to be $41.9 million and adjusted net income is expected to be $51.1 million. (For definitions of EBITDA, EBIT, net income and adjusted net income, refer to the footnotes to the table on page 52.)

The changes from the Initial MYU and the Final MYU projections do not, in the opinion of management, materially alter the projections for 2007-2011 which are set forth above in this section.

Management prepared the results of operations for the third quarter of fiscal year 2007 in April and May of 2007 and released such results to the public on May 7, 2007.

Financing of the Merger

The total amount of funds necessary to complete the merger and the related transactions is anticipated to be approximately $1.25 billion, which includes approximately $1.13 billion to pay the Company's stockholders and option holders the amounts due to them under the merger agreement, with the remaining funds to be used to refinance certain existing indebtedness of the Company and to pay customary fees and expenses (including material change in control payments to certain members of management) in connection with the merger, the financing arrangements and the related transactions.

These payments are expected to be funded by Parent and Merger Sub in a combination of equity contributions by members of the Veritas Capital group and their affiliates to Parent, debt financing and to the extent available, cash of the Company. Parent and Merger Sub have obtained equity and debt financing commitments described below in connection with the transactions contemplated by the merger agreement.

Equity Financing

The Veritas Capital Fund III, L.P. has agreed to contribute up to $172 million of cash to Parent, and each of Golden Gate Private Equity, Inc. and GS Direct, L.L.C. has agreed to contribute up to $100 million of cash to Parent, which, together, will constitute the equity portion of the merger financing. Subject to certain conditions, each of The Veritas Capital Fund III, L.P., Golden Gate Private Equity, Inc. and GS Direct, L.L.C. (collectively, the "investors") may assign a portion of its equity commitment obligation to one or more of its affiliates.

The equity commitment of each investor is generally subject to, and conditioned upon, (i) the execution and delivery of the merger agreement by Aeroflex, (ii) the satisfaction in full, or the waiver by Parent with that investor's written consent, of all of the conditions to its obligations contained in the merger agreement to consummate the transactions contemplated by the merger agreement and (iii) the absence of any amendment, modification or waiver of any provision of the merger agreement not agreed to by that investor. The equity commitment of each investor will terminate on the earliest to occur of (i) the closing of the merger, (ii) the termination of the merger agreement pursuant to its terms, (iii) any modification, amendment or waiver of any provision of the merger agreement (including any waiver of any condition thereunder) without that investor's prior written consent or (iv) October 2, 2007 (subject to extension by one calendar day for each calendar day after August 30, 2007 if Aeroflex does not deliver its audited consolidated financial statements for the fiscal year ended June 30, 2007 to Parent no later than August 30, 2007).

Debt Financing

Merger Sub has received a debt commitment letter, dated as of May 18, 2007, from Goldman Sachs Credit Partners L.P. to provide to it and the surviving corporation, subject to the terms set forth therein, senior secured credit facilities consisting of (i) a senior secured term loan facility of $500 million and (ii) a senior secured revolving credit facility of $60 million. Merger Sub has engaged Goldman, Sachs & Co. to act as sole placement agent and/or sole initial purchaser in connection with the issuance of $370 million of senior subordinated unsecured high yield securities of Merger Sub. In the event that such senior subordinated unsecured high yield securities are not issued at the time the merger is consummated, Goldman Sachs Credit Partners L.P. has also committed to provide up to $370 million under subordinated unsecured increasing rate bridge loans.

The proceeds of all such financings will be used for the purpose of financing the merger, repaying or refinancing certain existing indebtedness of Aeroflex and its subsidiaries, paying fees and expenses incurred in connection with the merger and providing ongoing working capital for, and for other general corporate purposes of, the surviving corporation and its subsidiaries.

Parent has agreed to use its reasonable best efforts to arrange the debt financing on the terms and conditions described in the debt commitment letter and the merger agreement. If any portion of the debt financing becomes unavailable on the terms and conditions contemplated in the debt commitment letter, Parent must use its reasonable best efforts to obtain alternative financing from alternative sources in an amount sufficient to consummate the merger and other transactions contemplated by the merger agreement on terms that are not less favorable to Parent than as contemplated by the debt commitment letter.

The debt commitment letter terminates upon the termination of the merger agreement. The availability of the senior secured credit facilities and the bridge loans are subject to, among other customary conditions for leveraged acquisition financings, satisfaction that since June 30, 2006, there shall not have occurred any "Company Material Adverse Effect" (as defined in the merger agreement), consummation of the merger in accordance with the merger agreement (without giving effect to any amendments or waivers that are materially adverse to the lenders without their consent), payment of required fees and expenses and the negotiation, execution and delivery of definitive documentation.

Limited Guarantees

In connection with the merger agreement, each of The Veritas Capital Fund III, L.P., Golden Gate Private Equity, Inc. and GS Direct, L.L.C. entered into a limited guarantee pursuant to which it has guaranteed the due and punctual performance by Parent and Merger Sub of their payment obligations under the merger agreement. Under the limited guarantees, the maximum liability of The Veritas Capital Fund III, L.P. is $10,403,225.82 and the maximum liability of each of Golden Gate Private Equity, Inc. and GS Direct, L.L.C. is $6,048,387.09, and the limited guarantees are the Company's sole recourse against each of The Veritas Capital Fund III, L.P., Golden Gate Private Equity, Inc. and GS Direct, L.L.C., and their affiliates. The limited guarantees will remain in full force and effect until the earlier of (i) the time at which all amounts payable under the limited guarantees have been paid in full, (ii) the effective time of the merger, (iii) the termination of the merger agreement in accordance with its terms by mutual consent of Parent and the Company, (iv) six months from the date of any other termination of the merger agreement and (v) the assertion of any litigation by the Company or its affiliates relating to the limited guarantees that claims that the limitations on liability set forth in the limited guarantees are illegal, invalid or unenforceable.

Interests of the Company's Directors and Executive Officers in the Merger

Certain members of our board of directors and executive officers of the Company may have interests in the merger that are different from, or are in addition to, the interests of our stockholders generally. Our board of directors was aware of these interests and considered them, among other matters, in approving the merger agreement. The consummation of the merger will constitute a change of control for purposes of each of the plans and agreements described below.

Pre-Existing Employment Agreements and Other Arrangements

We are a party to an employment agreement with each of Messrs. Harvey Blau, Leonard Borow, John Buyko, John Adamovich, and Carl Caruso.

Employment Agreements with Messrs. Blau and Borow

The agreements with Mr. Blau, our Chairman and Chief Executive Officer, and Mr. Borow, our President and Chief Operating Officer, expire on December 31, 2009. Mr. Blau currently receives a base salary of $353,704, subject to semi-annual cost of living adjustments, and an annual bonus equal to 3 percent of our consolidated pre-tax earnings, as defined in the employment agreement, for each fiscal year. Mr. Borow currently receives a base salary of $450,112 and an annual bonus equal to 3 percent of our consolidated pre-tax earnings, as defined, for each fiscal year.

The agreements, as amended, provide that the amount of any bonus payable to each of them in any year which would be nondeductible solely by reason of Section 162(m) of the Internal Revenue Code will be deferred. Section 162(m) provides that compensation paid to our executive officers that is not formally approved by our stockholders in excess of $1,000,000 is not deductible for Federal income tax purposes. The amount of any bonus which is deferred is deposited into a "rabbi" trust for the benefit of the executive. Such deferred amounts are paid in accordance with the executive's pre-determined election. Mr. Blau has a deferred account balance of approximately $2,500,000 and has previously elected to have such balance paid to him as soon as practicable following a change in control. Mr. Borow has a deferred account balance of approximately $2,850,000 and has also previously elected to have such balance paid to him as soon as practicable following a change in control.

Each employment agreement further provides for a three-year consulting period after the termination of employment during which each executive will receive consulting payments in an annual amount equal to two-thirds of his last annual base salary.

In the event that we terminate the employment of Messrs. Blau or Borow without cause or Messrs. Blau or Borow terminate their employment for good reason (which includes the ability of Messrs. Blau and Borow to terminate employment within one year following a change in control for any reason), the terminated employee is entitled to receive a lump sum payment equal to the net present value of his salary and annual bonus for the remainder of the contract term and continuation of health benefits for the terminated employee's lifetime. For this purpose, the annual bonus will be calculated based on the average of the executive's three highest annual bonuses during the ten fiscal years preceding the executive's termination of employment. In addition, we will provide the executive with a tax gross-up payment to cover any excise tax due under Sections 280G and 4999 of the Internal Revenue Code.

On March 2, 2007, we entered into a letter agreement with Mr. Blau providing that (1) if Mr. Blau remains in our employ until the time when he would normally receive his bonus for the fiscal year ending June 30, 2007 ("fiscal 2007"), as provided in his employment agreement, or if his employment is terminated by us without cause or by him following certain actions by the Company constituting good reason prior to such time, Mr. Blau will be entitled to receive an annual bonus for fiscal 2007 in accordance with the terms of his employment agreement at such time as the bonus would ordinarily be paid, (2) such annual bonus will be considered as part of Mr. Blau's compensation for purposes of calculating any severance, retirement, or other benefits to which he is entitled, (3) fees and expenses paid or accrued in connection with the transactions contemplated by the GA/FP group merger agreement will not reduce our consolidated pre-tax earnings in computing Mr. Blau's bonus for fiscal 2007 and (4) if a change in control occurs during the 2007 calendar year, Mr. Blau will not be entitled to an annual bonus for any fiscal year beyond fiscal 2007 and any compensation paid to Mr. Blau with respect to periods after June 30, 2007 will not be considered as part of Mr. Blau's compensation for purposes of calculating any severance, retirement, or other benefits to which he is entitled. As described more fully on page 59 below, Mr. Blau does not intend to continue long-term employment with the surviving corporation following the merger.

On March 2, 2007, we also entered into a letter agreement with Mr. Borow providing that fees and expenses paid or accrued in connection with the transactions contemplated by the GA/FP group merger agreement will not reduce our consolidated pre-tax earnings in computing Mr. Borow's annual bonus for fiscal 2007.

On May 25, 2007, we entered into addenda to the letter agreement with each of Mr. Blau and Mr. Borow under which it was agreed that, in addition, fees and expenses paid or accrued in connection with the transactions contemplated by the merger agreement and the pending stockholder litigation will not be considered and will not reduce our consolidated pre-tax earnings in computing Mr. Blau's and Mr. Borow's 2007 bonus.

If the employment of either of Messrs. Blau or Borow is terminated following the merger under circumstances entitling them to severance benefits under their employment agreements, the approximate amount of the cash severance that would be paid under such agreements (not including any payments in respect of the outstanding equity awards set forth below, or any payments made under the Supplemental Executive Retirement Plan described below) to Mr. Blau is $4,500,000 and to Mr. Borow is $4,700,000 (assuming an approximate annual bonus for fiscal 2007 of $2,300,000 for Mr. Blau and $2,300,000 for Mr. Borow, a change of control date of July 31, 2007 and a termination date of August 31, 2007). The approximate value of the additional tax gross-up payment to which Mr. Blau would be entitled would be $2,200,000 and to which Mr. Borow would be entitled would be $5,100,000.

Employment Agreement with Mr. Adamovich

We are a party to an employment agreement with Mr. Adamovich, our Chief Financial Officer and Corporate Secretary, which provides for a term of employment ending December 31, 2009. Under the agreement, Mr. Adamovich currently receives an annual salary of $399,298 and a minimum annual bonus of $200,000. In the event that we terminate the employment of Mr. Adamovich within two years following a change in control without cause or Mr. Adamovich terminates his employment for good reason, he is entitled to receive (i) a lump sum severance payment, up to the maximum amount deductible under Sections 280G and 4999 of the Internal Revenue Code, of 2.5 times the sum of his base salary and average annual bonuses received for the last three fiscal years of the Company, (ii) continuation of health benefits until December 31st of the second year following his termination of employment, and (iii) a pro-rata bonus for the year of termination. If the employment of Mr. Adamovich is terminated following the merger under circumstances entitling him to benefits under his employment agreement, the approximate amount of the cash severance that would be paid under such agreement (not including any payments in respect of the outstanding equity awards set forth below and following application of the 280G limitation on benefits described above) to Mr. Adamovich is $1,400,000 (assuming an approximate annual bonus for the 2007 fiscal year of $350,000, a change in control date of July 31, 2007 and a termination date of August 31, 2007).

Employment Agreement with Mr. Buyko

We are a party to an employment agreement with Mr. Buyko, our Executive Vice President and President of Aeroflex Microelectronics Solutions, which provides for a term of employment ending December 31, 2009. Under the agreement, Mr. Buyko currently receives an annual salary of $350,002. In the event that we terminate the employment of Mr. Buyko within two years following a change in control without cause or Mr. Buyko terminates his employment for good reason, he is entitled to receive (i) a lump sum severance payment, up to the maximum amount deductible under Sections 280G and 4999 of the Internal Revenue Code, of 2.5 times the sum of his base salary and average annual bonuses received for the last three fiscal years of the Company, (ii) continuation of health benefits until December 31st of the second year following his termination of employment, and (iii) a pro-rata bonus for the year of termination. If the employment of Mr. Buyko is terminated following the merger under circumstances entitling him to benefits under his employment agreement, the approximate amount of the cash severance that would be paid under such agreement (not including any payments in respect of the outstanding equity awards set forth below and following application of the 280G limitation of benefits described above) to Mr. Buyko is $1,200,000 (assuming an approximate annual bonus for the 2007 fiscal year of $450,000, a change of control date of July 31, 2007 and a termination date of August 31, 2007).

Employment Agreement with Mr. Caruso

We are a party to an employment agreement with Mr. Caruso, our Vice President of Manufacturing, which provides for a term of employment ending in November 2006; however, the term automatically extends for successive one year periods unless notice of non-renewal is given. No such notice has been given to date. Under the agreement, Mr. Caruso currently receives an annual salary of $269,256.

In the event that we terminate the employment of Mr. Caruso without cause or Mr. Caruso terminates his employment for good reason, he is entitled to receive his salary and benefits for the remainder of the contract term (or, if greater, for one year following termination of employment). In addition, the employment agreement between us and Mr. Caruso provides that in the event there is a change in control the executive has the option, exercisable within six (6) months of becoming aware of such event, to terminate his employment agreement. Upon such termination, Mr. Caruso has the right to receive, a lump sum severance payment, up to the maximum amount deductible under Sections 280G and 4999 of the Internal Revenue Code, of three times the sum of his base salary and annual bonus (less $100).

If the employment of Mr. Caruso is terminated without cause on August 31, 2007, the approximate amount of the cash severance that would be paid under such agreement (not including any payments in respect of the outstanding equity awards set forth below) to Mr. Caruso is $270,000. If Mr. Caruso exercises his option to terminate his employment following the merger, the approximate amount of the cash severance that would be paid under the employment agreement (not including any payments in respect of the outstanding equity awards set forth below and following application of the 280G limitation on benefits described above) to Mr. Caruso is $1,200,000 (assuming an approximate annual bonus for the 2007 fiscal year of $280,000, a change of control date of July 31, 2007 and a termination date of August 31, 2007).

Equity Awards

Stock Options

As of May 30, 2007, there were approximately 13,171,457 shares of our common stock issuable pursuant to stock options granted under our stock option plans, of which options to purchase 9,330,273 shares of our common stock have an exercise price of less than $14.50 per share. Pursuant to the merger agreement, each outstanding option, whether vested or unvested, held by our optionees, including our executive officers and directors that is unexercised as of the effective time of the merger will be cancelled and converted into the right to receive a cash payment equal to the number of shares of our common stock underlying the outstanding options multiplied by the amount (if any) by which $14.50 exceeds the option exercise price, without interest and less any applicable withholding taxes.

The following table identifies, for each of our directors and executive officers, (1) the aggregate number of shares of our common stock subject to outstanding vested and unvested options as of May 30, 2007 with an exercise price below $14.50, (2) the weighted average exercise price of these "in-the-money" options, (3) the aggregate "spread" value of these "in-the-money" options and (4) the number of shares of our common stock underlying "underwater" options as of May 30, 2007 to be cancelled upon the consummation of the merger.

		In-The-Money Options(1)		Underwater Options To be Cancelled in Merger(2)
Name	Number of Shares Underlying Options	Weighted Avg. Exercise Price	Aggregate Value	Number of Shares Underlying Options
Harvey R. Blau	2,129,653	$ 9.08	$11,538,955	850,000
Leonard Borrow	1,710,450	9.05	9,318,623	700,000
John Buyko	908,334	9.86	4,212,255	-
John Adamovich, Jr.	250,000	10.72	945,000	-
Charles T. Badlato	292,659	8.76	1,679,559	67,500
Carl Caruso	254,919	9.16	1,361,155	125,000
Paul Abecassis	237,500	8.66	1,387,625	50,000
John F. Benedik	50,000	13.03	73,500	-
Milton Brenner	164,000	10.57	643,990	50,000
Ernest E. Courchene Jr.	200,000	9.52	996,500	50,000
Michael A. Nelson	100,000	12.56	194,000	-
Joseph Pompeo	125,000	11.27	404,250	-
Barton D. Strong	50,000	13.03	73,500	-
	6,472,515		$32,828,912	1,892,500

_____________________

(1)	Exercise price of options is below the $14.50 per share merger consideration.
(2)	Exercise price of options equals or exceeds the $14.50 per share merger consideration.

Restricted Shares

As of May 30, 2007, Mr. Adamovich held 5,000 restricted shares which, absent the change in control, are scheduled to vest in November of 2007. Upon consummation of the merger, the restricted shares will be cancelled and converted into the right to receive a cash payment equal to $72,500 (which represents the number of restricted shares multiplied by $14.50), without interest and less any applicable withholding taxes.

Deferred Shares

As of May 30, 2007, Mr. Blau held 118,833 deferred share awards which are fully vested. Upon termination of employment, Mr. Blau will receive a cash payment equal to $1,723,079 (which represents the number of deferred share awards multiplied by $14.50), without interest and less any applicable withholding taxes.

Supplemental Executive Retirement Plan

We maintain the Supplemental Executive Retirement Plan (the "SERP") for certain of our executive officers, including Messrs. Blau and Borow. The Normal Retirement Age under the SERP is 70. The SERP provides an annual benefit of 50% of Final Average Pay. "Final Average Pay" means the average of the executive's salary and bonus for the three highest paid calendar years (or portions thereof) out of the last ten prior to retirement. Benefits are also payable, on a reduced basis, for early retirement after the sum of a participant's age and years of service equals 70 and the participant attains age 55. Retirement benefits are payable for life, with a guarantee of 10 years of payments.

The SERP provides that on the occurrence of a change in control, if the executive's employment with the Company is terminated for any reason within 12 months after the change in control, then, as soon as administratively feasible following such termination, the executive will be entitled to receive a lump sum payment of the present value of the executive's benefit under the SERP, whether or not such benefits were vested. The lump sum payment is calculated using the mortality assumptions set forth in the SERP and using an interest rate equal to the mid-term Applicable Federal Rate compounded semi-annually for the month in which the change in control occurs. If the employment of either of Messrs. Blau or Borow is terminated immediately following the merger, the approximate amount of the benefits that would be paid under the SERP to each of Messrs. Blau and Borow is $9,900,000 (all of which was vested prior to the change in control) and $10,300,000 (approximately $5,600,000 of which was vested prior to the change in control), respectively (assuming an approximate annual bonus for the 2007 fiscal year of $2,300,000 for Mr. Blau and $2,300,000 for Mr. Borow, a change of control date of July 31, 2007 and a termination date of August 31, 2007).

Employment Arrangements with Parent

As of the date of this proxy statement, none of our executive officers has entered into any agreement, arrangement, or understanding with Parent regarding employment with, or the right to purchase or participate in the equity of, the surviving corporation. We expect that some of our executive officers (including Mr. Borow) will negotiate with Parent for new agreements and/or amendments to their existing agreements; however, we cannot presently determine the terms of any such agreements.

Mr. Blau has decided that he will not purchase or participate in the equity of the surviving corporation, or enter into any new employment arrangement, and Mr. Blau intends to terminate his employment with the Company prior to the end of the 2007 calendar year.

Mr. Paul Abecassis

Mr. Abecassis has been a director of the Company since August 1998. Mr. Abecassis joined Bear Stearns International Limited, one of the investment banking firms involved advising the Company in this transaction, as a Managing Director in May 1990 and became a Senior Managing Director in September 1992. In May 2007, Bear Stearns Companies, Inc. named Mr. Abecassis as European Investment Banking Chairman.

Indemnification and Insurance

For a period of six years after the effective time, unless otherwise required by law, the certificate of incorporation and bylaws (or equivalent organizational documents) of the surviving corporation and our subsidiaries must contain provisions no less favorable with respect to the indemnification and exculpation of directors and officers than are set forth in the certificate of incorporation or bylaws (or equivalent organizational documents) of the Company (or the relevant subsidiary) as in effect on the date of the merger agreement. From and after the effective time, Parent will cause the surviving corporation, to the fullest extent permitted under applicable law, to indemnify and hold harmless (and advance funds to) each present and former director, officer or employee of the Company and each of its subsidiaries against any costs or expenses (including advancing attorneys' fees and expenses), losses and liabilities in connection with any actual or threatened claim, proceeding or investigation arising out of any act or omission in their capacities as directors, officers or employees occurring on or before the effective time.

The surviving corporation is required to either (i) cause to be obtained from an insurance carrier with the same or better rating as the Company's current insurance carriers prior to the effective time a fully prepaid "tail" insurance policy with a claims period of at least six years from the effective time with respect to directors' and officers' liability insurance in amount and scope at least as favorable as the Company's existing policies for claims arising from facts or events that occurred prior to the effective time or (ii) maintain the existing directors' and officers' liability insurance policies maintained by the Company (provided that the surviving corporation may substitute therefor policies of at least the same coverage containing terms and conditions that are not less favorable to those who are covered by existing parties from an insurance carrier with the same or better rating as the Company's current insurance carriers) for a period of six years after the effective time so long as the annual premium therefor is not in excess of 300% of the most recent annual premium paid prior to the date hereof; provided, however, that if the existing directors' and officers' liability insurance policies expire, are terminated or cancelled during such six-year period or require an annual premium in excess of 300% of the most recent annual premium paid by the Company for such insurance, the surviving corporation will obtain as much coverage as can be obtained for the remainder of such period for a premium not in excess of 300% (on an annualized basis) of such most recent annual premium.

Certain Material U.S. Federal Income Tax Consequences of the Merger to Our Stockholders

The following discussion is a summary of certain material U.S. federal income tax consequences to U.S. Holders (as defined below) of Company common stock of the receipt of cash in exchange for shares of common stock pursuant to the merger. This summary is based on the provisions of the Internal Revenue Code of 1986, as amended (the "Code"), treasury regulations promulgated thereunder, judicial decisions and administrative rulings, all as in effect as of the date of this proxy statement and all of which are subject to change, possibly with retroactive effect.

The following does not address all aspects of U.S. federal income taxation of the merger that might be relevant to U.S. Holders in light of their particular circumstances, or such holders that may be subject to special rules (for example, dealers in securities or currencies, brokers, banks, financial institutions, insurance companies, mutual funds, tax-exempt organization, stockholders subject to the alternative minimum tax, partnerships (or other flow-through entities and their partners or members), persons whose functional currency is not the U.S. dollar, stockholders who hold shares of our common stock as part of a hedge, straddle, constructive sale or conversion transaction or other integrated investment, stockholders that acquired shares of our common stock pursuant to the exercise of an employee stock option or otherwise as compensation, or U.S. Holders who exercise statutory appraisal rights), nor does it address the U.S. federal income tax consequences to holders that do not hold shares of our common stock as a "capital asset" within the meaning of Section 1221 of the Code (generally, property held for investment). In addition, the discussion does not address any aspect of foreign, state, local, or federal estate or gift or other tax law that may be applicable to a holder.

For purposes of this discussion, the term "U.S. Holder" means a beneficial owner of shares of our common stock that is, for U.S. federal income tax purposes:

•	an individual citizen or resident of the United States;
•

a corporation (including any entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any state or political subdivision thereof;

•

a trust that (i) the administration of which is subject to the primary supervision of a U.S. court and as to which one or more U.S. persons have the authority to control all substantial decisions of the trust or (ii) has a valid election in place under applicable U.S. Treasury regulations to be treated as a U.S. person; or

•	an estate the income of which is subject to U.S. federal income taxation regardless of its source.

Holders of shares of our common stock who are not U.S. Holders may be subject to different tax consequences than those described below and are urged to consult their tax advisors regarding their tax treatment under U.S. and non-U.S. tax laws.

The tax consequences to U.S. Holders that hold shares of our common stock through a partnership or other entity or arrangement treated as a partnership for U.S. federal income tax purposes, generally, will depend on the status of such holder and the activities of the partnership. Such holders should consult their own tax advisors.

This summary of certain material U.S. federal income tax consequences is for general information only and is not tax advice. Holders are urged to consult their tax advisors with respect to the application of U.S. federal income tax laws to their particular situations as well as any tax consequences arising under the U.S. federal estate or gift tax rules, or under the laws of any state, local, foreign or other taxing jurisdiction.

Exchange of Shares for Cash Pursuant to the Merger Agreement. The receipt of cash in exchange for shares of our common stock pursuant to the merger will be a taxable transaction for U.S. federal income tax purposes (and also may be a taxable transaction under applicable state, local and foreign income and other tax laws). In general, for U.S. federal income tax purposes, a U.S. Holder will recognize gain or loss in an amount equal to the difference, if any, between the amount of cash received with respect to such shares and the holder's adjusted tax basis in such shares. Gain or loss will be determined separately for each block of shares ( i.e., shares acquired at the same cost in a single transaction) surrendered for cash pursuant to the merger. Such gain or loss will be capital gain or loss, and will be long-term capital gain or loss if at the effective time of the merger the shares were held for more than one year. Long-term capital gains recognized by individual and certain other non-corporate U.S. Holders are generally eligible for preferential rates of taxation. The deductibility of capital losses is subject to certain limitations.

Backup Withholding and Information Reporting. The receipt of cash in exchange for shares of our common stock pursuant to the merger may be subject to information reporting and backup withholding tax at the applicable rate (currently 28 percent), unless the U.S. Holder (i) timely furnishes an accurate taxpayer identification number and otherwise complies with applicable U.S. information reporting or certification requirements (typically, by completing and signing a Substitute Form W-9, a copy of which will be included with the letter of transmittal and will be required to be timely delivered to the paying agent) or (ii) is a corporation or other exempt recipient and, when required, establishes such fact. Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be refunded or credited against a U.S. Holder's U.S. federal income tax liability, if any, provided the required information is timely furnished to the Internal Revenue Service.

Regulatory Approvals

Under the HSR Act and the rules promulgated thereunder by the FTC, the merger may not be completed until notification and report forms have been filed with the FTC and the Antitrust Division of the DOJ, and the applicable waiting period has expired or been terminated. On June [_], 2007, Aeroflex and members of the Veritas Capital group filed notification and report forms under the HSR Act with the FTC and the Antitrust Division of the DOJ. The waiting period is scheduled to expire at 11:59pm on July [_], 2007, unless extended pursuant to the issuance of a request for additional information or shortened pursuant to a grant of early termination. At any time before or after consummation of the merger, the Antitrust Division of the DOJ or the FTC could take such action under the antitrust laws as it deems necessary or desirable in the public interest, including seeking to enjoin the consummation of the merger or seeking divestiture of substantial assets of Aeroflex or members of the Veritas Capital group. At any time before or after the consummation of the merger, any state could take such action under antitrust laws as it deems necessary or desirable in the public interest. Such action could include seeking to enjoin the consummation of the merger or seeking divestiture of substantial assets of Aeroflex or members of the Veritas Capital group. Private parties may also seek to take legal action under antitrust laws under certain circumstances.

In addition, the merger may be subject to various foreign antitrust laws. To the extent required, we have made and will make merger filings in certain foreign jurisdictions, and we will have observed the applicable waiting periods, if required, prior to completing the merger. While there can be no assurance that the merger will not be challenged by a governmental authority or private party on antitrust grounds, Aeroflex, based on a review of information provided by Parent relating to the businesses in which it and its affiliates are engaged, believes that the merger can be effected in compliance with federal, state and foreign antitrust laws. The term "antitrust laws" means the Sherman Act, as amended, the Clayton Act, as amended, the HSR Act, the Federal Trade Commission Act, as amended, and all other Federal, state and foreign statutes, rules, regulations, orders, decrees, administrative and judicial doctrines, and other laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade.

In accordance with federal codes and regulations, Aeroflex is required to notify the DOS and the DSS of the proposed merger. During the weei of June 4, 2007, we provided a notification of the proposed merger to the DOS. During the week of May 28, 2007, Aeroflex informed the DSS of the proposed merger.

Aeroflex, Veritas Capital, Golden Gate and Goldman Sachs each conduct business in Member States of the European Union. Council Regulation (EC) No. 139/2004 of the Council of the European Union, which is referred to as the EC Merger Regulation, requires notification to and prior approval by the European Commission of mergers or acquisitions involving parties with aggregate worldwide sales and individual European Union sales exceeding specified thresholds, which are met by the parties to the proposed transaction. The companies will be working with the European Commission to formally submit the requisite notification as soon as possible. Once a formal notification is filed, the European Commission has an initial (Phase I) period of 25 working days from the day following the date of notification, which period may be extended under certain circumstances, in which to consider whether the merger would significantly impede effective competition in the common market or a substantial part of it, in particular as a result of the creating or strengthening of a dominant position (as defined in the EC Merger Regulation). By the end of this Phase I period, the European Commission must issue a decision either clearing the merger or opening an in-depth Phase II investigation. A Phase II investigation can extend the investigation period up to an additional 90-105 working days (125 working days if the parties request extensions).

Because Aeroflex's business in France includes activities that may be considered to be sensitive regarding French national security, Parent is required to obtain the approval of the French Ministry of Economy and Finance prior to its acquisition of control over these activities. The Ministry will have two months from the date of the filing to approve or to disapprove the acquisition of control, and may seek to impose conditions on completion of the transaction. Parent made the required filing on June 6, 2007. While the parties intend to seek early clearance or to implement alternative arrangements which would permit completion of the merger prior to clearance by the Ministry of the change in control, no assurances can be provided that the Ministry will approve such early clearance or alternative arrangements.

Delisting and Deregistration of Common Stock

If the merger is completed, our common stock will be delisted from the NASDAQ and deregistered under the Exchange Act and we will no longer file periodic reports with the SEC on account of our common stock.

Litigation Related to the Merger

Purported Class Action Litigation

In early to mid-March 2007, four separate plaintiffs filed putative class action lawsuits in the Supreme Court, State of New York, County of Nassau concerning the then proposed acquisition of Aeroflex by entities directly and indirectly owned by an investment group consisting of investment entities affiliated with General Atlantic LLC and Francisco Partners II, L.P. in which the plaintiffs sought, among other things, an order of the court that would prevent the consummation of the GA/FP group merger and direct defendants to obtain a transaction in the best interest of the shareholders; a declaration that the proposed sale was unfair, unjust and inequitable; a constructive trust; and attorneys' and experts' fees and expenses. The putative class action lawsuits are captioned: (i) Joel Gerber v. Aeroflex, Inc., Leonard Borow, Paul Abecassis, Milton Brenner, Michael A. Nelson, Joseph Pompeo, John F. Benedik, Ernest E. Courchene Jr., Barton D. Strong, General Atlantic and Francisco Partners, Index No. 07-3943 (March 5, 2007); (ii) Operating Engineers Local 825 Pension Fund v. Aeroflex, Inc., Harvey R. Blau, Leonard Borow, Paul Abecassis, Milton Brenner, Michael A. Nelson, Joseph Pompeo, John F. Benedik, Ernest E. Courchene Jr., Barton D. Strong, General Atlantic and Francisco Partners, Index No. 07-004181 (March 8, 2007); (iii) Jack Trugman v. Aeroflex, Inc., General Atlantic LLC, Francisco Partners II, L.P., Harvey R. Blau, Leonard Borow, Milton Brenner, Ernest E. Courchene, Paul Abecassis, Michael A. Nelson, and Barton D. Strong, Index No. 08-4246 (March 8, 2007); and (iv) Yona Levy v. Aeroflex, Inc., General Atlantic LLC, Francisco Partners II, L.P., Harvey R. Blau, Joseph E. Pompeo, John F. Benedik, Leonard Borow, Milton Brenner, Ernest E. Courchene, Paul Abecassis, Michael A. Nelson, and Barton D. Strong, Index No. 07-4761 (March 13, 2007). One or more of the complaints alleged, among other things, that the Company and certain of its officers and directors breached their fiduciary duties in connection with the then proposed sale of the Company; that the then proposed purchase price of $13.50 per share was inadequate; that the terms of the then proposed acquisition including the "termination fee" were purportedly designed to skew the sale process in favor of the purchasers and the proposed transaction; that the directors allegedly had failed to take steps to protect shareholder interests; that the proposed sale was an attempt by defendants purportedly to benefit themselves at the expense of the public stockholders; that the then proposed sale allegedly would deny stockholders their right to share in the true value of the Company; and that purchasers knowingly aided and abetted the alleged breaches of the directors' fiduciary duties. Plaintiffs also alleged that Aeroflex directors and executives and Bear Stearns purportedly suffer from conflicts of interest because, among other things, Paul Abecassis, a director of the Company, has "ties" to Bear Stearns. For disclosure about interests of certain of our directors and executive officers with respect to the merger that differ from, or are in addition to, their interests as stockholders of Aeroflex, see "The Merger—Interests of the Company's Directors and Executive Officers in the Merger" beginning on page 55.

On April 12, 2007, plaintiff Trugman moved by order to show cause for expedited discovery from defendants and third parties. On April 23, defendants filed their opposition to plaintiff's application for expedited discovery. The Court held a hearing on plaintiff's application for expedited discovery on April 25. After argument by the parties, the Court adjourned the application until May 3, 2007.

On April 23, 2007, Trugman filed an amended complaint. The amended complaint sought a declaration that the GA/FP group merger agreement then in effect was entered into in breach of the director defendants' fiduciary duties, rescission and invalidation of the GA/FP group merger agreement, an injunction prohibiting consummation of the then proposed GA/FP group merger, an order directing the director defendants to exercise their fiduciary duties, and a constructive trust. The amended complaint generally alleged that Aeroflex's directors breached their fiduciary duties by approving a transaction that benefited themselves, to the detriment of Aeroflex's stockholders, and that Aeroflex, General Atlantic and Francisco Partners aided and abetted the directors' alleged breach of fiduciary duties. More specifically, the amended complaint alleged, among other things, that:

•	the sale process conducted by the director defendants purportedly was "inherently flawed";
•	material information concerning the GA/FP group merger and the analyses of the financial advisors allegedly was omitted from the preliminary proxy statement;
•	Aeroflex's directors and officers would have received benefits from the GA/FP group merger that allegedly were not shared by Aeroflex's public stockholders;
•	Aeroflex's directors and advisors allegedly were conflicted by virtue of their personal and business relationships; and
•	the GA/FP group merger consideration then in effect allegedly was inadequate.

You can find additional information about the plaintiff's allegations in the amended complaint by reviewing the copy of the amended complaint that has been filed as an exhibit to a Form 8-K filed by Aeroflex with the SEC on April 26, 2007 and which is incorporated by reference into this proxy statement.

On April 23, defendants moved to dismiss plaintiff's amended complaint for failure to state a claim upon which relief may be granted, and filed their opposition to plaintiff's application for expedited discovery.

On May 3, 2007, the Court denied plaintiff Trugman's application for expedited discovery.

By order entered May 10, 2007, the Court consolidated the four shareholder actions pending in Nassau County under the case name In re: Aeroflex Shareholders Litigation (Index No. 003943/2007). On May 10, 2007, plaintiffs filed a consolidated amended class action complaint in the consolidated case and requested a conference with the Court to schedule a hearing for a prospective motion to enjoin the special meeting of stockholders of the Company scheduled to be held on May 30, 2007. On May 11, 2007, the Court set a hearing date of May 24, 2007. The Court also stayed discovery by plaintiffs until further order of the Court.

On May 16, 2007, defendants moved to dismiss the consolidated amended class action complaint. On the same date, plaintiffs moved for a preliminary injunction to (1) enjoin the May 30, 2007 special meeting at which stockholders were to vote on the adoption of the agreement and plan of merger and (2) require the Company to issue additional and supplemental disclosures prior to any stockholder vote.

On May 24, 2007, plaintiffs withdrew their motion for a preliminary injunction and the Court adjourned defendants' motion to dismiss until June 21, 2007.

Termination of the GA/FP Group Merger Agreement

On June 4, 2007, AF Holdings, Inc., a member of the GA/FP group, filed an action against Aeroflex in the Court of Chancery of the State of Delaware in and for New Castle County, captioned AF Holdings, Inc. v. Aeroflex Incorporated, Civil Action No. 2997. The complaint alleges, among other things, that Aeroflex breached the GA/FP merger agreement in connection with its termination by paying AF Holdings, Inc. a "breakup fee" of $22.5 million (a $15 million termination fee plus reimbursement of $7.5 million in expenses) when instead AF Holdings, Inc. contends that it was owed a "Company termination fee" of $37.5 million (a $30 million termination fee plus reimbursement of $7.5 million in expenses). The complaint alleges that AF Holdings, Inc. was owed the higher "Company termination fee" because the members of the Veritas Capital group were not "excluded parties" under the terms of the GA/FP merger agreement. The complaint is seeking a judgment of $15 million, plus pre-judgment and post-judgment interest and costs and expenses, including reasonable attorneys' fees. No date for trial has been set for this action. We believe that the allegations in the complaint are without merit, and we intend to defend against them vigorously.

Amendment to Aeroflex's Rights Plan

On May 25, 2007, the Company and American Stock Transfer & Trust Company (the "Rights Agent") entered into an amendment to the Rights Agreement between the Company and the Rights Agent dated August 13, 1998. The amendment permits the execution of the merger agreement and the performance and consummation of the transactions contemplated by the merger agreement, including the merger, without triggering the provisions of the Rights Agreement. The previous March 2, 2007 amendment to the Rights Agreement enacted in connection with the GA/FP group merger agreement is of no further force and effect pursuant to its own terms as a result of the termination and abandonment by the Company on May 25, 2007 of the GA/FP group merger agreement.

THE MERGER AGREEMENT

The summary of the material terms of the merger agreement below and elsewhere in this proxy statement is qualified in its entirety by reference to the merger agreement, a copy of which is attached to this proxy statement as Annex A and which we incorporate by reference into this document. This summary does not purport to be complete and may not contain all of the information about the merger agreement that is important to you. We encourage you to carefully read the merger agreement in its entirety.

The merger agreement has been included to provide you with information regarding its terms. It is not intended to provide any other factual information about the Company. Such information can be found elsewhere in this proxy statement and in the other public filings the Company makes with the Securities and Exchange Commission, which are available without charge at www.sec.gov.

The merger agreement contains representations and warranties the Company, Parent and Merger Sub made to each other as of specific dates. The assertions embodied in those representations and warranties were made solely for purposes of the contract between the Company, Parent and Merger Sub and may be subject to important qualifications and limitations agreed by the Company, Parent and Merger Sub in connection with negotiating its terms. Moreover, certain representations and warranties may not be accurate or complete as of any specified date because they are subject to a contractual standard of materiality different from those generally applicable to stockholders or were used for the purpose of allocating risk among the Company, Parent and Merger Sub rather than establishing matters as facts. For the foregoing reasons, you should not rely on the representations and warranties as statements of factual information.

The Merger

The merger agreement provides for the merger of Merger Sub with and into Aeroflex upon the terms, and subject to the conditions, of the merger agreement. As the surviving corporation, Aeroflex will continue to exist following the merger. Upon consummation of the merger, the directors of Merger Sub will be the initial directors of the surviving corporation and the officers of Aeroflex will be the initial officers of the surviving corporation.

We, Parent or Merger Sub may terminate the merger agreement prior to the consummation of the merger in some circumstances, whether before or after the adoption by our stockholders of the merger agreement. Additional details on termination of the merger agreement are described in "—Termination of the Merger Agreement" beginning on page 81.

Effective Time

The merger will be effective at the time the certificate of merger is filed with the Secretary of State of the State of Delaware.

Unless otherwise agreed by the parties to the merger agreement, the parties are required to close the merger on the third business day after the satisfaction or waiver of the conditions described under "—Conditions to the Merger" beginning on page 76, except that if Parent has not yet obtained the debt financing, Parent, at its option, may postpone the closing to September 30, 2007 in order to obtain such financing or alternative financing.

Merger Consideration

Each share of our common stock issued and outstanding immediately prior to the effective time of the merger will be converted into the right to receive $14.50 in cash, without interest and less certain applicable withholding taxes, other than the following shares:

•	shares held in the treasury of Aeroflex or owned by any direct or indirect subsidiary of Aeroflex;
•	shares owned by Parent or Merger Sub or any direct or indirect subsidiary of Parent or Merger Sub;
•	shares held by stockholders who have properly demanded and perfected statutory appraisal rights, if any; and
•	shares as to which the treatment in the merger is separately agreed by Parent and the holder of such shares.

After the merger is effective, each holder of any shares of our common stock (other than the excepted shares described above) will no longer have any rights with respect to the shares, except for the right to receive the merger consideration. See "Dissenters' Rights of Appraisal" beginning on page 88.

Treatment of Options

At the effective time of the merger, all outstanding options to acquire our common stock under equity incentive plans, whether vested or unvested, will be cancelled and converted into the right to receive a cash payment equal to the number of shares of our common stock underlying the options multiplied by the amount (if any) by which $14.50 exceeds the exercise price, without interest and less any applicable withholding taxes.

The effect of the merger upon our other employee benefit plans is more fully described under "—Employee Benefits" beginning on page 85.

Payment for the Shares of Common Stock

Parent will designate a paying agent satisfactory to us to make payment of the merger consideration as described above. At the effective time of the merger, Parent will deposit or cause to be deposited with the paying agent the funds necessary to pay the aggregate merger consideration.

At the effective time of the merger, we will close our stock transfer books. After that time, there will be no further transfer of shares of our common stock.

As promptly as practicable after the effective time of the merger, Parent will cause the paying agent to send you a letter of transmittal and instructions advising you how to surrender your shares of common stock in exchange for the merger consideration. The paying agent will pay you your merger consideration after you have surrendered your certificates and provided to the paying agent your signed letter of transmittal and any other items specified by the letter of transmittal. Interest will not be paid or accrue in respect of the merger consideration. The amount of any merger consideration paid to you will be reduced by any applicable withholding taxes.

If any cash deposited with the paying agent is not claimed within one year following the effective time of the merger, such cash will be returned to Parent upon demand.

Representations and Warranties

The merger agreement contains representations and warranties by each of the parties to the merger agreement. These representations and warranties have been made solely for the benefit of the other parties to the merger agreement and:

•	may be intended not as statements of fact, but rather as a way of allocating the risk to one of the parties if those statements prove to be inaccurate;
•	have been qualified by disclosures that were made to the other party in connection with the negotiation of the merger agreement, which disclosures are not reflected in the merger agreement;
•	may apply standards of materiality in a way that is different from what may be viewed as material to you or other investors; and
•	were made only as of the date of the merger agreement or such other date or dates as may be specified in the merger agreement and are subject to more recent developments.

Accordingly, these representations and warranties may not describe the actual state of affairs as of the date they were made or at any other time.

In the merger agreement, Aeroflex, Parent and Merger Sub each made representations and warranties relating to, among other things:

•	corporate organization and existence;
•	certificate of incorporation and bylaws;
•	corporate power and authority to enter into and consummate the transactions contemplated by, and enforceability of, the merger agreement;
•	the absence of conflicts with or defaults under organizational documents, other contracts and applicable laws;
•	required regulatory filings and consents and approvals of governmental entities;
•	absence of litigation;

•	brokers; and
•	no representations or warranties other than those set forth in the merger agreement.

Aeroflex also made representations and warranties relating to:

•	capital structure;
•	permits and compliance with applicable laws;
•	documents filed with the SEC;
•	affiliate transactions;
•	absence of certain changes or events since June 30, 2006;
•	employee benefit and labor matters and stock options;
•	owned and leased real property;
•	intellectual property matters;
•	tax matters;
•	environmental matters;
•	specified contracts;
•	insurance;
•	board approval, the required vote of Aeroflex stockholders and termination of the GA/FP group merger agreement;
•	rights agreement;
•	customer relationships; and

•	the receipt by our board of directors of opinions by Bear Stearns and Banc of America Securities as to the fairness, from a financial point of view, of the merger consideration.

In the merger agreement, Parent and Merger Sub also each made representations and warranties relating to:

•	operations of Parent and Merger Sub and the ownership of common stock by Parent and Merger Sub;
•	the availability of the funds necessary to perform their obligations under the merger agreement; and
•	the delivery of guarantees.

Many of Aeroflex's representations and warranties are qualified by a Company Material Adverse Effect standard. For purposes of the merger agreement, "Company Material Adverse Effect" is defined to mean any event, circumstance, development, occurrence, change or effect that is or would reasonably be expected to, individually or in the aggregate, (a) be materially adverse to the business, assets, condition (financial or otherwise) or results of operations of the Aeroflex and its subsidiaries, taken as a whole or (b) materially impair, prevent or delay the ability of the Company to consummate the merger and the other transactions to be performed or consummated by the Company pursuant to the merger agreement, other than the following or to the extent resulting from the following:

•	changes in the national or world economy or financial markets as a whole;
•	changes in general economic conditions taken as a whole that affect the industries in which Aeroflex and its subsidiaries conduct their business;
•	general changes in the principal industries in which Aeroflex and its subsidiaries operate;
•

acts of terrorism or war, including the engagement by the United States of America or any other country in hostilities, and whether or not pursuant to the declaration of a national emergency or war, or any earthquakes, hurricanes or other natural disasters;

•	the announcement of this merger agreement and the transactions contemplated hereby,
•	any actions taken, or failure to take action, in each case, to which Parent has expressly consented or requested in writing,
•	changes in GAAP (or the interpretation thereof);
•

changes in Aeroflex's stock price or the trading volume of Aeroflex's stock, in and of itself; provided that the factors giving rise to or contributing to any change in the Aeroflex's stock price or the trading volume of Aeroflex's stock that are not otherwise excluded from the definition of a "Company Material

Adverse Effect" may be deemed to constitute, or be taken into account in determining whether there has been or would reasonably be expected to be, a Company Material Adverse Effect;

•

any failure by Aeroflex to meet any published analyst estimates or expectations of Aeroflex's revenue, earnings or other financial performance or results of operations for any period, in and of itself, or any failure by Aeroflex to meet its internal budgets, plans or forecasts of its revenues, earnings or other financial performance or results of operations, in and of itself;

•

provided that the facts or occurrences giving rise or contributing to such failure that are not otherwise excluded from the definition of a "Company Material Adverse Effect" may be deemed to constitute, or be taken into account in determining whether there has been or would reasonably be expected to be, a Company Material Adverse Effect, but only to the extent that, in the case of the first, second, third, fourth and seventh bullets above, such matters do not adversely affect Aeroflex or its subsidiaries in a disproportionate manner relative to other participants in the industries or markets in which they operate.

Conduct of Business Prior to Closing

We have agreed in the merger agreement that, until the consummation of the merger, except as contemplated by the merger agreement we will:

•	conduct, and cause our subsidiaries to conduct, our business operations in all material respects in the ordinary course of business consistent with past practice; and
•

use, and cause each of our subsidiaries to use, its reasonable best efforts consistent with past practice to preserve in all material respects its business organization, to preserve its assets and properties in good repair and condition, to maintain capital expenditure levels consistent with past practices, to keep available the services of its present officers and to preserve in all material respects its current relationships with customers, suppliers, employees and other persons with which Aeroflex or any subsidiary has material business relations, in each case in the ordinary course of business and in a manner consistent with past practice.

We have also agreed that, until the consummation of the merger, except as expressly contemplated by the merger agreement or consented to in writing by Parent (which consent will not be unreasonably withheld or delayed), we and our subsidiaries will not:

•	adopt any change in our or our subsidiaries' organizational or governing documents;
•

issue, deliver, sell, transfer, dispose of, pledge or encumber any of our securities or rights to acquire such securities, other than pursuant to the exercise of options that are outstanding as of the date of the merger agreement and in accordance with the existing terms of such awards;

•	declare, set aside, make or pay any dividend or other distribution with respect to any of its capital stock;
•	reclassify, combine, split, subdivide or redeem any our or our subsidiaries' capital stock;

•	acquire any corporation, business or other business organization or any material assets;
•	incur, create, assume, issue, guarantee or otherwise become liable for any indebtedness, or permit the creation of any lien (other than permitted liens) on any of their respective assets;
•	enter into any new line of business;
•	other than in the ordinary course of business, make any loans or investments in persons other than wholly owned subsidiaries of the Company;
•	other than licenses granted in the ordinary course of business and consistent with past practice, license, encumber or otherwise dispose of any of its assets;
•	make or commit to make any capital expenditure, other than in respect of those capital expenditure projects that are incurred in the ordinary course of business;
•	adopt or enter into a plan of complete or partial liquidation, restructuring or other reorganization of the Company or any of its subsidiaries;
•

other than in the ordinary course of business, increase the salary, benefits, bonuses or other compensation payable to current or former directors, officers or employees, except for increases required under employment agreements or collective bargaining agreements existing on the date of the merger agreement;

•

other than in the ordinary course of business, enter into or amend any employment agreement with, or establish any benefit plan, policy or arrangement for the benefit of, any current or former director, officer or employee;

•	exercise any discretion to accelerate the vesting or payment of any compensation or benefit under any benefit plan;
•	except as required pursuant to any existing agreements, grant any new awards under any benefit plan;
•

other than in the ordinary course of business, take any action to fund the payment of compensation or benefits under any benefit plan except, under certain circumstances, in the ordinary course of business, consistent with past practices with respect to employees that are not officers or directors, or as may be required by existing benefit plans or agreements;

•	make any change to its methods of accounting in effect as of June 30, 2006, except as required by changes in GAAP;

•

make or change any material tax election, settle or compromise any material tax liability or material claim in respect of taxes, change in any material respect any accounting method in respect of taxes, amend an income or other material tax return, or consent to any extension or waiver of the limitation period applicable to any claim or assessment in respect of taxes, except, in each case, in the ordinary course of business consistent with past practice;

•	write up, write down or write off the book value of any of its assets, other than (i) in the ordinary course of business and consistent with past practice or (ii) as may be required by GAAP;
•	settle, satisfy or compromise any material action or legal proceeding (which consent will be in Parent's sole discretion);
•	enter into any agreement that restricts our or our subsidiaries' ability to engage or compete in any line of business or any market;
•

other than in the ordinary course of business and on terms not materially adverse to us and our subsidiaries taken as a whole, enter into, amend or terminate any specified contract or government contract;

•	enter into, renew or amend in any material respect any affiliate transaction or understandings (other than those between us and our subsidiaries);
•

mortgage, pledge or otherwise similarly encumber or dispose of any material intellectual property, except for non-exclusive licenses or non-exclusive sublicenses of owned intellectual property in the ordinary course of business;

•	fail to take any reasonable action (including providing certain notices to Parent) or make any filing necessary to maintain its ownership of the owned intellectual property;
•

fail to notify Parent promptly if (i) it knows or is advised that any owned intellectual property is reasonably likely to become abandoned or dedicated to the public domain or (ii) it or any or any subsidiaries receives notice of any adverse determination or development regarding owned intellectual property;

•	engage in any "listed transaction," within the meaning of Treasury Regulation Section 1.6011 -4(b)(2);
•	take any action that would or would reasonably be expected to, individually or in the aggregate, have a Company Material Adverse Effect;
•	take any action or omit to take any action that would or would reasonably be likely to result in the breach of or inaccuracy in any material respect of any of our representations and warranties;

•

except in the ordinary course of business and as would not, or would not reasonably be expected to, individually or in the aggregate, have a Company Material Adverse Effect, cancel or fail to renew, any of our or our subsidiaries permits;

•

fail to use reasonable best efforts to prevent any material insurance policy naming us as a beneficiary to be cancelled, except for ordinary course cancellations of such policies that are being replaced with policies providing for substantially equivalent coverage; or

•	make a commitment or offer to do any of the foregoing.

Agreement to Take Further Action and to Use Reasonable Best Efforts

Subject to the terms and conditions set forth in the merger agreement, each of the parties to the merger agreement has agreed to use its reasonable best efforts to effect the consummation of the merger as soon as reasonably practicable after the date of the merger agreement, to use its reasonable best efforts to take, or cause to be taken, all actions necessary to comply promptly with all legal requirements (and to cause any injunction or order issued by a governmental authority to be removed) that may be imposed on itself with respect to the merger and to promptly cooperate with and furnish information to each other in connection with any such requirements imposed upon any of them or any of their subsidiaries in connection with the merger.

The Company has agreed to, and has agreed to cause its subsidiaries to, use its or their reasonable best efforts to provide notice or obtain any consent, authorization, order or approval of, or any exemption by, any governmental authority or other public or private third person required to be obtained or made by the Company or its subsidiaries in connection with the merger or the taking of any action contemplated by the merger or the merger agreement.

The Company has also agreed, if consummation of the merger has not occurred prior to July 31, 2007, to use commercially reasonable efforts to deliver audited consolidated financial statements of the Company for the fiscal year ended June 30, 2007 to Parent no later than August 30, 2007 and if the Company does not deliver the 2007 audited financial statements by August 30, 2007, then the Expiration Date (as defined below) will be tolled by one calendar day for each calendar day after August 30, 2007 until the Company delivers the 2007 audited financial statements to Parent.

Financing

Cooperation of Aeroflex

We have agreed to, and have agreed to cause our subsidiaries to (and to use our reasonable best efforts to cause our and their respective representatives to) provide such cooperation as may be reasonably requested by Parent in connection with the arrangement of the debt and equity financing, including at reasonable times, locations and intervals:

•	participation in a reasonable number of meetings, drafting sessions, due diligence sessions and presentations to prospective lenders and investors;
•

furnishing, or using reasonable best efforts to cause third parties to furnish, Parent and its financing sources with financial and other pertinent information regarding the Company and its subsidiaries as may be reasonably requested by Parent, including financial statements and other financial information and all opinions and consents with respect to financial statements;

•

assisting Parent and its financing sources in the preparation of (i) offering documents for any of the debt and equity financings and (ii) materials and financial and other information for rating agency presentations;

•	cooperating with the marketing efforts of Parent and its financing sources for any of the debt and equity financings;
•

providing and executing documents as may be reasonably requested by Parent, including customary legal opinions, a certificate of the chief financial officer of the Company with respect to solvency matters and consents of accountants for use of their reports in any materials relating to the debt financing;

•	facilitating the pledging of collateral and removal of liens;
•	using reasonable best efforts to obtain the assistance of its accountants to provide consents for the use of their reports in materials related to the debt financing and comfort letters;
•	using reasonable best efforts to obtain surveys, consents, environmental assessments and title insurance as reasonably requested by Parent;
•	providing reasonable and customary management and legal representations to the Company's accountants; and
•	forming new subsidiaries in the United Kingdom and taking such other actions as Parent reasonably requests with regard to organizational structure.

Parent has agreed to reimburse us for all reasonable and documented out-of-pocket costs incurred by the Company or its subsidiaries in connection with such cooperation and to indemnify and hold harmless the Company, its subsidiaries and its and their representatives from and against any and all losses, damages, claims, costs or expenses suffered or incurred by any of them in connection with the arrangement of the debt and equity financing.

Debt Financing

Parent has agreed to use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary or advisable to:

•	satisfy on a timely basis all material terms, conditions, representations and warranties applicable to Parent set forth in the debt and equity commitment letters that are within its control;

•	maintain in effect the debt and equity commitment letters, negotiate and enter into definitive agreements with respect to the commitment letters;
•	consummate the debt and equity financing at the closing; and
•	enforce its material rights under the debt and equity commitment letters.

Parent and Merger Sub are not permitted to, without our prior written consent, amend, modify or supplement (i) any of the material conditions or contingencies to funding contained in the debt and equity commitment letters or (ii) any other material provision of the debt and equity commitment letters, in either case to the extent such amendment, modification or supplement would reasonably be expected to adversely affect or delay the ability of Parent or Merger Sub to consummate the debt and equity financings or the likelihood of consummation of the merger.

Parent and Merger Sub have agreed to use commercially reasonable efforts (which shall not include acceptance by Parent of the exercise by Parent's financing sources of their market flex or require Parent to borrow under the subordinated unsecured increasing rate bridge loans) to consummate the financing using the consolidated unaudited financial statements of the Company for the nine months ended March 31, 2007; provided that if the Company's stockholders' meeting is not held prior to July 31, 2007, then Parent and Merger Sub shall have no obligation to consummate the financing using the consolidated unaudited financial statements of the Company for the nine months ended March 31, 2007. Parent and Merger Sub have agreed to keep the Company promptly apprised of material developments relating to the financing, including any breach by any party or termination of the Financing Commitments (as defined in the merger agreement) or any other document relating to the financing.

Amendments to Debt and Equity Commitment Letters

If any portion of the debt financing becomes unavailable on the terms and conditions in the debt commitment letter, Parent is required to use its reasonable best efforts to obtain alternative debt financing from alternative sources in an amount sufficient to consummate the transactions contemplated by the merger agreement.

Solvency Opinion

Parent has agreed that in the event it receives a solvency opinion in connection with the debt financing, Parent will cause to be delivered to the Company a letter confirming that our board of directors may rely on any such opinion.

Conditions to the Merger

Conditions to Each Party's Obligations. Each party's obligation to complete the merger is subject to the satisfaction or waiver, as of the closing of the merger, of the following conditions:

•	the merger agreement must have been adopted by the affirmative vote of a majority of the outstanding shares of our common stock;
•

any applicable waiting period (and any extension thereof) under applicable United States antitrust laws, including the HSR Act, and applicable foreign antitrust or competition laws will have expired or been terminated, and approvals and authorizations from other applicable foreign antitrust authorities will have been granted; and

•	there is no injunction, order, decree or ruling making the consummation of the merger illegal or otherwise preventing or prohibiting the consummation of the merger.

Conditions to Parent's and Merger Sub's Obligations. The obligations of Parent and Merger Sub to complete the merger are subject to the satisfaction or waiver, as of the closing of the merger, of the following additional conditions:

•

our representations and warranties with respect to our indebtedness and liens, board approval and vote required, Rights Agreement, opinions of financial advisors, brokers and absence of the occurrence of a Company Material Adverse Effect must be true and correct in all respects as of the effective time as though made on and as of such date, provided that any representations made by us as of a specific date need only be true and correct in all respects as of the date made;

•

our representations and warranties with respect to our capitalization must be true and correct in all material respects as of the effective time as though made on and as of such date, subject to the allowance for inaccuracies that would reasonably be expected to result in an aggregate increase by no more than $250,000 in the merger consideration or consideration otherwise payable pursuant to any repurchase or cancellation of any stock options or other equity securities of the Company, provided that any representations made by us as of a specific date need only be true and correct in all material respects as of the date made;

•

all other representations and warranties made by us in the merger agreement must be true and correct in all respects as of the effective time as though made on and as of such date (without giving effect to any qualification as to materiality or "Company Material Adverse Effect" set forth in such representations and warranties), except where the failure to be so true and correct in all respects would not, or would not reasonably be expected to, individually or in the aggregate, have a Company Material Adverse Effect; provided that any representations made by us as of a specific date need only be so true and correct in all respects as of the date made;

•	we must have performed in all material respects all obligations required to be performed by us under the merger agreement at or prior to the effective time of the merger;
•

since the date of the merger agreement, there must not have been any event, circumstance, development, change or effect that would or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect;

•

we must deliver to Parent and Merger Sub at closing a certificate with respect to the satisfaction of the foregoing conditions relating to representations, warranties, obligations and Company Material Adverse Effect;

•

Parent must have received at closing an affidavit from Aeroflex certifying that the Aeroflex was not a U.S. real property holding corporation during any portion of the five-year period ending on the closing date; and

•

the holders of not more than 15% of the shares of our common stock outstanding immediately prior to the effective time of the merger shall have made and not withdrawn demands for the appraisal of their shares under Section 262 of the DGCL.

Conditions to Aeroflex's Obligations. Our obligation to complete the merger is subject to the satisfaction or waiver, as of the closing of the merger, of the following additional conditions:

•

the representations and warranties made by Parent and Merger Sub in the merger agreement must be true and correct in all respects as of the effective time as though made on and as of such date (without giving effect to any qualification as to materiality set forth in such representations and warranties), except where the failure to be so true and correct in all respects would not, individually or in the aggregate, prevent the consummation of the merger or prevent Parent or Merger Sub from performing its obligations under the merger agreement; provided that any representations made as of a specific date need only be so true and correct in all respects as of the date made;

•	Parent and Merger Sub must have performed in all material respects all obligations required to be performed by them under the merger agreement at or prior to the effective time of the merger; and
•	Parent must deliver to us at closing a certificate with respect to the satisfaction of the foregoing conditions relating to representations, warranties and obligations.

If a failure to satisfy one of these conditions to the merger is not considered by our board of directors to be material to our stockholders, our board of directors may waive compliance with that condition. Our board of directors is not aware of any condition to the merger that cannot be satisfied. Under Delaware law, after the merger agreement has been adopted by our stockholders, the merger consideration cannot be changed and the merger agreement cannot be altered in a manner adverse to our stockholders without re-submitting the revisions to our stockholders for their approval.

No Solicitation of Offers

We have agreed not to, and to cause our subsidiaries and representatives not to, directly or indirectly:

•

solicit, initiate or knowingly encourage (including by way of providing information) any inquiries regarding, or the making of any proposal or offer that constitutes, or could reasonably be expected to lead to, an acquisition proposal or have any discussions or participate in any

•

negotiations regarding an acquisition proposal, or execute or enter into any agreement, understanding or arrangement with respect to an acquisition proposal, or approve or recommend or propose to approve or recommend an acquisition proposal or any agreement, understanding or arrangement relating to an acquisition proposal;

•

take any action to exempt any person from the restrictions on business combinations contained in Section 203 of the DGCL, the Company's certificate of incorporation and bylaws or otherwise cause such restrictions not to apply;

•	amend or exempt any person from Aeroflex's Rights Agreement, dated as of August 13, 1998, as amended; or
•	resolve, authorize or propose to agree to do any of the foregoing actions.

Notwithstanding these restrictions:

•

at any time prior to the approval of the merger agreement by our stockholders, we are permitted to furnish information with respect to the Company to any person making an acquisition proposal which did not result, directly or indirectly, from a breach of our obligations under the solicitation provisions of the merger agreement; and participate in discussions or negotiations with the person making such acquisition proposal regarding such acquisition proposal (provided that the Company will not, and will not allow its subsidiaries or representatives to, disclose any non-public information to such person without first entering into an acceptable confidentiality agreement with such person and will promptly provide to Parent any non-public information concerning the Company or its subsidiaries provided or made available to such other person which was not previously provided to Parent), so long as:

•	such acquisition proposal was a bona fide written acquisition proposal;
•

our board of directors concludes in good faith, after consultation with its financial advisors and outside legal counsel, that such acquisition proposal constitutes or would reasonably be expected to lead to a superior proposal; and

•	our board of directors concludes in good faith, after consultation with its outside counsel, that the failure to take such action would be inconsistent with its fiduciary duties under applicable law.

In addition, we may terminate the merger agreement and enter into a definitive agreement with respect to a superior proposal under certain circumstances. See "—Recommendation Withdrawal/Termination in Connection with a Superior Proposal."

The Company is required to advise Parent orally and in writing of the receipt of any acquisition proposal or any inquiry with respect to, or that could reasonably be expected to lead to, any acquisition proposal (in each case within one business day of receipt a proposal or inquiry), specifying the material terms and conditions thereof and the identity of the party making such acquisition proposal or inquiry, and the Company must provide to Parent (within such timeframe) a copy of all written materials provided to the Company or any of its subsidiaries in connection with any such acquisition proposal or inquiry. The Company is required to notify Parent (within one business day) orally and in writing of any material modifications to the financial or other material terms of any acquisition proposal or inquiry and is required to provide to Parent, within such timeframe, a copy of all written materials subsequently provided to or by the Company or any its subsidiaries in connection with any such acquisition proposal or inquiry.

An "acquisition proposal" means any proposal or offer from any person or group relating to any direct or indirect acquisition or purchase of 15% or more of the assets of the Company and its subsidiaries, taken as a whole, or 15% or more of any class of equity securities of the Company or any subsidiary of the Company then outstanding, any tender offer or exchange offer that if consummated would result in any person beneficially owning 15% or more of any class of equity securities of the Company or subsidiary of the Company then outstanding, and any merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving the Company, other than the transactions contemplated by the merger agreement.

A "superior proposal" means any bona fide written acquisition proposal not solicited or initiated in violation of the solicitation provisions of the merger agreement that (i) relates to an acquisition by a person or group acting in concert of either (A) more than 50% of the equity interests of the Company pursuant to a tender offer, merger or otherwise or (B) more than 50% of the assets used in the conduct of the business of the Company and its subsidiaries, taken as a whole, (ii) our board of directors determines in its good faith judgment (after consultation with its financial advisors (including at least one financial advisor who is not and whose affiliates are not proposing to provide debt or equity financing in connection with such acquisition proposal)) would, if consummated, result in a transaction that is more favorable to the Company's stockholders from a financial point of view than the transactions contemplated by the merger agreement (taking into account any alterations to the merger agreement agreed to by Parent or Merger Sub in response thereto), (iii) our board of directors determines in good faith (after consultation with its financial advisors and its outside legal counsel) is reasonably capable of being consummated and (iv) would not result in the person making such acquisition proposal and its affiliates being liable to the Company for a lower "termination fee," amount of liquidated damages or other measure or amount of damages than those for which Parent and its affiliates could be liable hereunder, in each case, upon a failure to consummate such transaction or obtain any requisite debt financing.

Recommendation Withdrawal/Termination in Connection with a Superior Proposal

Our board of directors or any committee of our board may not:

•

withdraw or modify, or propose publicly to withdraw or modify, or resolve to withdraw or modify, in a manner adverse to Parent, the approval or recommendation by our board of directors of the merger, the merger agreement or the other transactions contemplated by the merger agreement;

•	approve or recommend, or propose publicly to approve or recommend, or resolve to approve or recommend, any acquisition proposal;
•

approve or recommend or allow the Company or any of its subsidiaries to enter into any letter of intent, acquisition agreement or any similar agreement or understanding (i) constituting or related to, or that is intended to or could reasonably be expected to lead to, any acquisition proposal or (ii) requiring it to abandon, terminate or fail to consummate the merger or any other transactions contemplated by the merger agreement; or

•	effect any transaction contemplated by any acquisition proposal.

However, if our board of directors determines in good faith, after consultation with outside counsel, that the failure to take the actions set forth above in the first and second bullets would be inconsistent with its fiduciary duties to our stockholders under applicable law, our board of directors, may at any time prior to the adoption of the merger agreement by our stockholders, take such actions.

Our board of directors may, prior to obtaining the stockholder approval, in response to a superior proposal received by our board of directors after the date of the merger agreement, terminate the merger agreement to enter into an agreement with respect to such superior proposal, but only if:

•	we have not breached our obligations under the solicitation provisions of the merger agreement;
•

we have given written notice to Parent that we are prepared to terminate the merger agreement to enter into an agreement with respect to a superior proposal, which notice will attach the most current version of any written agreement relating to the transaction that constitutes such superior proposal, the identity of the party making such superior proposal and any other material terms and conditions of the proposal;

•

the Company's representatives negotiate in good faith with Parent so that Parent may propose an amendment to the merger agreement so that the acquisition proposal no longer constitutes a superior proposal;

•

Parent does not make, within three business days after the receipt of notice referred to in the second bullet, a binding, written and complete proposal that our board of directors determines in good faith, after consultation with its financial advisors, causes the acquisition proposal that constituted a superior proposal to no longer constitute a superior proposal; and

•	the Company pays the applicable termination fee concurrently with and as a condition of such termination as described in further detail in "—Termination Fees and Expenses" beginning on page 82.

We agree that any violation of the restrictions set forth in the solicitation provisions of the merger agreement will be deemed to be a breach of such provisions.

Termination of the Merger Agreement

The merger agreement may be terminated at any time prior to the consummation of the merger, whether before or after stockholder approval has been obtained:

•	by mutual written consent of Aeroflex and Parent;
•	by either Aeroflex or Parent if:
•

the merger is not completed on or before October 2, 2007 (the "Expiration Date") (subject to extension by one calendar day for each calendar day after August 30, 2007 until Aeroflex's delivery of its audited consolidated financial statements for the fiscal year ended June 30, 2007); so long as the failure of the merger to be completed by such date is not due to the failure of the party seeking to terminate the merger agreement to fulfill any obligation under the merger agreement;

•

there is any final and non-appealable injunction, order, decree or ruling or taken any other action (including the failure to have taken an action) that has the effect of making consummation of the merger illegal or otherwise preventing or prohibiting consummation of the merger; or

•	our stockholders do not adopt the merger agreement at the special meeting or any adjournment or postponement thereof.

•	by Aeroflex, if:
•

Parent or Merger Sub has breached any of its representations, warranties, covenants or agreements under the merger agreement in a manner that, either individually or in the aggregate and, in the case of the representations and warranties, measured on the date of the merger agreement or as of any subsequent date (as if made on such date) would result in, if occurring or continuing at the effective time, the failure of certain conditions to closing, and where that breach has not been, or cannot be, cured within 30 days after written notice to the party committing such breach; or

•

the termination is effected prior to receipt of the requisite stockholder approval in accordance with and subject to the terms and conditions of the superior proposal termination right of the solicitation provisions of the merger agreement to enter into an agreement with respect to a superior proposal.

•	by Parent, if:
•

we have breached any of our representations, warranties, covenants or agreements under the merger agreement in a manner that, either individually or in the aggregate and, in the case of the representations and warranties, measured on the date of the merger agreement or as of any subsequent date (as if made on such date) would result in, if occurring or continuing at the effective time, the failure of certain conditions to closing, and where that breach has not been, or cannot be, cured within 30 days after written notice to the Company;

•

a change of the recommendation of our board of directors (or any committee thereof) has occurred; our board of directors (or any committee thereof) approves or recommends any acquisition proposal or approves or recommends, or enters into a letter of intent or agreement constituting or related to, or that is intended to or could reasonably be expected to lead to, any acquisition proposal, requiring the Company to fail to consummate the merger or any other transaction contemplated by the merger agreement, or effects any transaction contemplated by any acquisition proposal;

•

our board of directors has taken a position regarding a tender offer as contemplated by Rule 14e-2(a) of the Exchange Act with respect to any acquisition proposal other than recommending rejection of such proposal; or

•	our board of directors has failed to include in this proxy statement our board recommendation.

Termination Fees and Expenses

Payable by Aeroflex

If we terminate the merger agreement or the merger agreement is terminated by Parent or Merger Sub, under the conditions described in further detail below, we must pay a termination fee to Parent. The termination fee is $30 million to Parent plus up to $7.5 million of Parent's and Merger Sub's out-of-pocket expenses.

We must pay a termination fee at the direction of Parent if:

•

we terminate the merger agreement prior to receipt of the requisite stockholder approval in accordance with and subject to the terms and conditions of the superior proposal termination right of the solicitation provisions of the merger agreement;

•	Parent terminates the merger agreement because:
•

a change of the recommendation of our board of directors (or any committee thereof) has occurred; our board of directors (or any committee thereof) approves or recommends any acquisition proposal or approves or recommends, or enters into a letter of intent or agreement constituting or related to, or that is intended to or could reasonably be expected to lead to, any acquisition proposal, requiring the Company to fail to consummate the merger or any other transaction contemplated by the merger agreement, or effects any transaction contemplated by any acquisition proposal;

•

our board of directors has taken a position regarding a tender offer as contemplated by Rule 14e-2(a) of the Exchange Act with respect to any acquisition proposal other than recommending rejection of such proposal; or

•	our board of directors have failed to include in this proxy statement our board recommendation.
•

(i) we or Parent terminate the merger agreement because the requisite stockholder vote with respect to the adoption of the merger agreement will not have been obtained at the special meeting or any adjournment or postponement thereof or (ii) Parent terminates the merger agreement because we have breached any of our representations, warranties, covenants or agreements under the merger agreement in a manner that, either individually or in the aggregate and, in the case of the representations and warranties, measured on the date of the merger agreement or as of any subsequent date (as if made on such date), would result in, if occurring or continuing at the effective time, the failure of certain conditions to closing; and

•	at any time after the date of the merger agreement and prior to the termination of the merger agreement, an acquisition proposal had been publicly announced; and
•	no later than twelve months after such termination we enter into an agreement with respect to, or consummate, any acquisition proposal.

In the event that we or Parent terminates the merger agreement because the requisite stockholder vote has not been obtained, we would in any event be obligated to pay up to $7.5 million of Parent's and Merger Sub's out-of-pocket expenses even if the termination fee were not payable as described above.

Payable by Parent

Parent has agreed to pay a termination fee of $22.5 million to the Company on the termination date, if we terminate the merger because the merger has not been consummated on or before the Expiration Date (and the failure of the merger to be consummated by such date is not due to our failure to fulfill any obligation under the merger agreement) and certain conditions to closing have been and remain satisfied but Parent has failed to consummate the merger due solely to a failure by Parent to obtain the debt financing or alternative financing.

Liability Cap

If Parent and merger Sub fail to effect the merger, then our sole and exclusive remedy against Parent, Merger Sub, members of the Veritas Capital group and their affiliates for any breach, loss or damage is the termination of the merger agreement and receipt of payment of an amount up to $22.5 million.

Indemnification and Insurance

For a period of six years after the effective time, unless otherwise required by law, the certificate of incorporation and bylaws (or equivalent organizational documents) of the surviving corporation and our subsidiaries must contain provisions no less favorable with respect to the indemnification and exculpation of directors and officers than are set forth in the certificate of incorporation or bylaws (or equivalent organizational documents) of the Company (or the relevant subsidiary) as in effect on the date of the merger agreement.

From and after the effective time, Parent will cause the surviving corporation, to the fullest extent permitted under applicable law, to indemnify and hold harmless (and advance funds in respect of each of the foregoing) each present and former director, officer or employee of the Company and each of its subsidiaries (collectively, the "Indemnified Parties"), in and to the extent of their capacities as such and not as stockholders of the Company or any of its subsidiaries, against any costs or expenses (including advancing attorneys' fees and expenses in advance of the final disposition of any claim, suit, proceeding or investigation to each Indemnified Party to the fullest extent permitted by law), judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement (with the consent of Parent, which consent shall not be unreasonably withheld) in connection with any actual or threatened litigation, suit, claim, action, proceeding, hearing, petition, grievance, complaint or investigation (an "Action"), arising out of, relating to or in connection with any action or omission occurring or alleged to have occurred before or at the effective time (including acts or omissions in connection with such persons serving as an officer, director or other fiduciary in any entity if such service was at the request or for the benefit of the Company), except for in any case, any claim, judgments, fines, penalties and amounts to be paid which relate to any act or omission which constitutes a material violation of law or resulted from or arose out of fraud, bad faith, gross negligence or willful misconduct of an Indemnified Party. In the event of any such Action, the surviving corporation shall cooperate with the Indemnified Party in the defense of such Action. The surviving corporation shall have the right to assume control of and the defense of, any such Action. The surviving corporation shall pay all reasonable expenses, including reasonable attorneys' fees, that may be incurred by any Indemnified Party in enforcing the indemnity and other obligations; provided, that all advancement of expenses pursuant to the foregoing shall be subject to an undertaking to repay such advances if it is ultimately determined that such person is not entitled to indemnification from the surviving corporation.

The surviving corporation is required to either (i) cause to be obtained from an insurance carrier with the same or better rating as the Company's current insurance carriers prior to the effective time a fully prepaid "tail" insurance policy with a claims period of at least six years from the effective time with respect to directors' and officers' liability insurance in amount and scope at least as favorable as the Company's existing policies for claims arising from facts or events that occurred prior to the effective time or (ii) maintain the existing directors' and officers' liability insurance policies maintained by the Company (provided that the surviving corporation may substitute therefor policies of at least the same coverage containing terms and conditions that are not less favorable to the Indemnified Parties from an insurance carrier with the same or better rating as the Company's current insurance carriers) for a period of six years after the effective time so long as the annual premium therefor is not in excess of 300% of the most recent annual premium paid prior to the date hereof; provided, however, that if the existing directors' and officers' liability insurance policies expire, are terminated or cancelled during such six-year period or require an annual premium in excess of 300% of the most recent annual premium paid by the Company for such insurance, the surviving corporation will obtain as much coverage as can be obtained for the remainder of such period for a premium not in excess of 300% (on an annualized basis) of such most recent annual premium.

Employee Benefits

Until the first anniversary of the effective time, our employees will be provided with salaries, employee benefits, and incentive compensation opportunities (other than equity-based compensation) that are substantially comparable in the aggregate to those provided to the employees immediately prior to the effective time. In addition, service rendered by these employees prior to the consummation of the merger will be taken into account for vesting and eligibility purposes (but not for accrual purposes under any defined benefit pension plan) under employee benefit plans of the Parent, the surviving corporation and its subsidiaries, to the same extent as it was taken into account under our or our subsidiaries' corresponding benefit plans for those purposes. Parent will waive any pre-existing condition limitation under its or its subsidiaries' health plans for any condition for which these employees would have been entitled to coverage under our or our subsidiaries' corresponding health plans and will cause these employees to be credited for co-payments made and deductibles satisfied prior to the effective time.

Amendment, Extension and Waiver

To the extent permitted by applicable law, the parties may amend the merger agreement at any time, except that after our stockholders have adopted the merger agreement, there will be no amendment that decreases the merger consideration or which adversely affects the rights of our stockholders without the approval of our stockholders. The merger agreement may not be amended, except by a written instrument signed by all of the parties to the merger agreement.

At any time before the consummation of the merger, each of the parties to the merger agreement may, by written instrument:

•	extend the time for the performance of any of the obligations or other acts of the other parties;
•	waive any inaccuracies in the representations and warranties of the other parties contained in the merger agreement or in any document delivered pursuant to the merger agreement; or
•	waive compliance with any of the agreements or conditions to its own obligations contained in the merger agreement.

MARKET PRICE OF COMMON STOCK

Our common stock is listed for trading on the NASDAQ under the symbol "ARXX." The following table sets forth, for the fiscal quarters indicated, the high and low sales prices per share on the NASDAQ. Aeroflex has never declared or paid any cash dividends on its common stock.

	Common Stock
	High	Low
FISCAL YEAR ENDED June 30, 2005
First Quarter	$14.40	$8.97
Second Quarter	$13.42	$10.09
Third Quarter	$12.30	$8.83
Fourth Quarter	$9.43	$6.45
FISCAL YEAR ENDED June 30, 2006
First Quarter	$10.15	$8.21
Second Quarter	$11.55	$8.48
Third Quarter	$13.94	$10.37
Fourth Quarter	$14.75	$10.46
FISCAL YEAR ENDED June 30, 2007
First Quarter	$11.71	$9.39
Second Quarter	$12.78	$9.92
Third Quarter	$13.23	$11.00
Fourth Quarter (through June 4, 2007)	$14.77	$13.11

The closing sale price of our common stock on March 2, 2007, the last trading day prior to the public announcement of the merger with affiliates of General Atlantic and Francisco Partners, was $11.01 per share. The closing sale price of our common stock on the NASDAQ on April 19, 2007, the last trading day prior to the announcement of the first Veritas Capital proposal, was $13.28. The $14.50 per share to be paid for each share of our common stock in the merger represents a premium of approximately 31.7% to the closing price on March 2, 2007, the last trading day prior to the announcement of the proposed merger with affiliates of General Atlantic and Francisco Partners. On [____ __], 2007, the most recent practicable date before this proxy statement was printed, the closing price for our common stock on the NASDAQ was $[__.__] per share. You are encouraged to obtain current market quotations for our common stock in connection with voting your shares.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information concerning beneficial ownership of our common stock as of [________], 2007 for: (a) each of the Company's directors; (b) each of the Company's named executive officers for fiscal year 2006; (c) the Company's directors and executive officers as a group; and (d) each beneficial holder of more than five percent of our common stock.

Except as otherwise noted in the footnotes below, each person or entity identified below has sole voting and investment power to such securities, and, unless otherwise indicated, the address of each person named in the table below is c/o Aeroflex Incorporated, 35 South Service Road, Plainview, New York 11803.

Beneficial Ownership Table
Name of Beneficial Owner	Number of Shares of Common Stock Beneficially Owned(1)(2)	Percent of Class
Principal Stockholder:
"Barclays"(3)	5,039,896	6.85%
Barclays Global Investors, NA 45 Freemont Street San Francisco, CA 94105
Barclays Global Fund Advisors 45 Freemont Street San Francisco, CA 94105
Barclays Global Investors, Ltd Murray House, 1 Royal Mint Court London, EC3N 4HH
NWQ Investment Management Company 2049 Century Park East, 16th Floor Los Angeles, CA 90067	7,378,258	10%
Directors and Named Executive Officers:
Harvey R. Blau	3,243,038(5)	4.2%
Leonard Borow	2,641,590(6)	3.4%
John Buyko	833,334(7)	1.1%
John Adamovich, Jr.	72,500(8)	*
Carl Caruso	476,966(9)	*
Paul Abecassis	287,500(10)	*
John F. Benedik	26,000(11)	*
Milton Brenner	271,372(12)	*
Ernest E. Courchene, Jr.	407,600(13)	*
Michael A. Nelson	77,400(14)	*
Joseph E. Pompeo	102,000(15)	*
Barton D. Strong	25,000(16)	*
All directors and executive officers as a group (13 persons)	8,865,621(17)	10.7%

(1)	Unless otherwise noted, ownership represents sole voting and investment power.
(2)

Includes options currently exercisable or exercisable within 60 days of May 30, 2007 under our Outside Director Stock Option Plan, 1996 Stock Option Plan, 1998 Stock Option Plan, 1999 Stock Option Plan, 2000 Stock Option Plan, Key Employee Stock Option Plan and 2002 Outside Directors' Stock Option Plan.

(3)

Reflects beneficial ownership of Aeroflex common stock by Barclays Global Investors, N.A., Barclays Global Fund Advisors, Barclays Global Investors, Ltd., Barclays Global Investors Japan Trust and Banking Company Limited and Barclays Global Investors Japan Limited as derived solely from information reported on a Schedule 13G under the Exchange Act filed with the SEC January 23, 2007 by Barclays Global Investors, N.A. As reported in such filing, Barclays Global Investors, N.A. has sole power to vote or to direct the vote of 2,559,447 shares of Aeroflex common stock and sole power to dispose or to direct the disposition of 2,801,956 shares of Aeroflex common stock, Barclays Global Fund Advisors has sole power to vote or to direct the vote of and sole power to dispose or to direct the disposition of 2,191,077 shares of Aeroflex common stock, and Barclays Global Investors, Ltd. has sole power to vote or to direct the vote of and sole power to dispose or to direct the disposition of 46,863 shares of Aeroflex common stock. Barclays Global Investors Japan Trust and Banking Company Limited and Barclays Global Investors Japan Limited do not have sole or shared power to vote or to direct the vote of or to dispose or to direct the disposition of Aeroflex common stock.

(4)

Reflects beneficial ownership of Aeroflex common stock by NWQ Investment Management Company, LLC, as derived solely from information reported on a Schedule 13G under the Exchange Act filed with the SEC on March 7, 2007 by NWQ Investment Management Company, LLC. As reported in such filing, NWQ Investment Management Company, LLC has sole power to vote or to direct the vote of 7,087,658 shares of Aeroflex common stock and sole power to dispose or to direct the disposition of 7,378,258 shares of Aeroflex common stock.

(5)	Includes options to purchase 2,979,653 shares of common stock. Also includes 13,656 shares owned by his wife, to which Mr. Blau disclaims beneficial ownership.
(6)	Includes options to purchase 2,410,450 shares of common stock.
(7)	Includes options to purchase 808,334 shares of common stock.
(8)	Includes options to purchase 62,500 shares of common stock and 5,000 shares of restricted stock which vests on November 9, 2007.
(9)	Includes options to purchase 373,669 shares of common stock.
(10)	Includes options to purchase 262,500 shares of common stock.
(11)	Includes options to purchase 25,000 shares of common stock.
(12)	Includes options to purchase 189,000 shares of common stock and 7,500 shares owned by his wife.
(13)	Includes options to purchase 225,000 shares of common stock.
(14)	Includes options to purchase 75,000 shares of common stock.
(15)	Includes options to purchase 100,000 shares of common stock and 2,000 shares owned by his wife.
(16)	Includes options to purchase 25,000 shares of common stock.
(17)	Includes options to purchase 7,890,015 shares of common stock.
*	Represents less than 1% of our outstanding common stock.

DISSENTERS' RIGHTS OF APPRAISAL

Under the DGCL, you have the right to dissent from the merger and to receive payment in cash for the fair value of your common stock as determined by the Delaware Court of Chancery, together with a fair rate of interest, if any, as determined by the court, in lieu of the consideration you would otherwise be entitled to pursuant to the merger agreement. These rights are known as appraisal rights. The Company's stockholders electing to exercise appraisal rights must comply with the provisions of Section 262 of the DGCL in order to perfect their rights. The Company will require strict compliance with the statutory procedures.

The following is intended as a brief summary of the material provisions of the Delaware statutory procedures required to be followed by a stockholder in order to dissent from the merger and perfect appraisal rights.

This summary, however, is not a complete statement of all applicable requirements and is qualified in its entirety by reference to Section 262 of the DGCL, the full text of which appears in Annex D to this proxy statement. Failure to precisely follow any of the statutory procedures set forth in Section 262 of the DGCL may result in a termination or waiver of your appraisal rights.

Section 262 requires that stockholders be notified that appraisal rights will be available not less than 20 days before the stockholders' meeting to vote on the merger. A copy of Section 262 must be included with such notice. This proxy statement constitutes the Company's notice to its stockholders of the availability of appraisal rights in connection with the merger in compliance with the requirements of Section 262. If you wish to consider exercising your appraisal rights, you should carefully review the text of Section 262 contained in Annex D since failure to timely and properly comply with the requirements of Section 262 will result in the loss of your appraisal rights under the DGCL.

Pursuant to Section 262 of the DGCL, if you elect to demand appraisal of your shares, you must satisfy each of the following conditions:

•

You must deliver to the Company a written demand for appraisal of your shares before the vote with respect to the merger is taken. This written demand for appraisal must be in addition to and separate from any proxy or vote abstaining from or voting against the adoption of the merger agreement. Voting against or failing to vote for the adoption of the merger agreement by itself does not constitute a demand for appraisal within the meaning of Section 262, but failure to vote against the adoption of the merger agreement does not, by itself, constitute a waiver of your appraisal rights.

•

You must not vote in favor of the adoption of the merger agreement. A vote in favor of the adoption of the merger agreement, by proxy, over the Internet, by telephone or in person, will constitute a waiver of your appraisal rights in respect of the shares so voted and will nullify any previously filed written demands for appraisal.

If you fail to comply with either of these conditions and the merger is completed, you will be entitled to receive the cash payment for your shares of common stock as provided for in the merger agreement, but you will have no appraisal rights with respect to your shares of common stock.

All demands for appraisal should be addressed to Aeroflex Incorporated, 35 South Service Road, Plainview, New York 11803, Attention: Secretary, and must be delivered before the vote on the merger agreement is taken at the special meeting and should be executed by, or on behalf of, the record holder of the shares of our common stock. The demand must reasonably inform the Company of the identity of the stockholder and the intention of the stockholder to demand appraisal of his, her or its shares.

To be effective, a demand for appraisal by a holder of our common stock must be made by, or in the name of, such registered stockholder, fully and correctly, as the stockholder's name appears on his or her stock certificate(s). Beneficial owners who do not also hold the shares of record may not directly make appraisal demands to the Company. The beneficial holder must, in such cases, have the registered owner, such as a broker or other nominee, submit the required demand in respect of those shares. If shares are owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, execution of a demand for appraisal should be made by or for the fiduciary; and if the shares are owned of record by more than one person, as in a joint tenancy or tenancy in common, the demand should be executed by or for all joint owners. An authorized agent, including an authorized agent for two or more joint owners, may execute the demand for appraisal for a stockholder of record; however, the agent must identify the record owner or owners and expressly disclose the fact that, in executing the demand, he or she is acting as agent for the record owner. A record owner, such as a broker, who holds shares as a nominee for others, may exercise his or her right of appraisal with respect to the shares held for one or more beneficial owners, while not exercising this right for other beneficial owners. In that case, the written demand should state the number of shares as to which appraisal is sought. Where no number of shares is expressly mentioned, the demand will be presumed to cover all shares held in the name of the record owner.

If you hold your shares of common stock in a brokerage account or in other nominee form and you wish to exercise appraisal rights, you should consult with your broker or the other nominee to determine the appropriate procedures for the making of a demand for appraisal by the nominee.

Pursuant to Section 262 of the DGCL, within 10 days after the effective time of the merger, the surviving corporation must give written notice that the merger has become effective to each Company stockholder who has properly filed a written demand for appraisal and who did not vote in favor of the merger agreement. At any time within 60 days after the effective time, any stockholder who has demanded an appraisal has the right to withdraw the demand and to accept the cash payment specified by the merger agreement for his or her shares of common stock. Within 120 days after the effective date of the merger, any stockholder who has complied with Section 262 shall, upon written request to the surviving corporation, be entitled to receive a written statement setting forth the aggregate number of shares not voted in favor of the merger agreement and with respect to which demands for appraisal rights have been received and the aggregate number of holders of such shares. Such written statement will be mailed to the requesting stockholder within 10 days after such written request is received by the surviving corporation or within 10 days after expiration of the period for delivery of demands for appraisal, whichever is later. Within 120 days after the effective time, either the surviving corporation or any stockholder who has complied with the requirements of Section 262 may file a petition in the Delaware Court of Chancery demanding a determination of the fair value of the shares held by all stockholders entitled to appraisal. Upon the filing of the petition by a stockholder, service of a copy of such petition shall be made upon the surviving corporation. The surviving corporation has no obligation to file such a petition in the event there are dissenting stockholders. Accordingly, the failure of a stockholder to file such a petition within the period specified could nullify the stockholder's previously written demand for appraisal.

If a petition for appraisal is duly filed by a stockholder and a copy of the petition is delivered to the surviving corporation, the surviving corporation will then be obligated, within 20 days after receiving service of a copy of the petition, to provide the Chancery Court with a duly verified list containing the names and addresses of all stockholders who have demanded an appraisal of their shares and with whom agreements as to the value of their shares have not been reached by the surviving corporation. After notice to dissenting stockholders who demanded appraisal of their shares, the Chancery Court is empowered to conduct a hearing upon the petition, and to determine those stockholders who have complied with Section 262 and who have become entitled to the appraisal rights provided thereby.

After determination of the stockholders entitled to appraisal of their shares of our common stock, the Chancery Court will appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger, together with a fair rate of interest, if any. When the value is determined, the Chancery Court will direct the payment of such value, with interest thereon accrued during the pendency of the proceeding, if the Chancery Court so determines, to the stockholders entitled to receive the same, upon surrender by such holders of those shares.

In determining fair value, the Chancery Court is required to take into account all relevant factors. You should be aware that the fair value of your shares as determined under Section 262 could be more than, the same as, or less than the value that you are entitled to receive under the terms of the merger agreement. You should also be aware that opinions by financial advisors as to the fairness from a financial point of view of the consideration payable in a merger are not opinions as to fair value under Section 262.

Costs of the appraisal proceeding may be imposed upon the surviving corporation and/or the stockholders participating in the appraisal proceeding by the Chancery Court as the Chancery Court deems equitable in the circumstances. Upon the application of a stockholder, the Chancery Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorneys' fees and the fees and expenses of experts, to be charged pro rata against the value of all shares entitled to appraisal. Any stockholder who had demanded appraisal rights will not, after the effective time of the merger, be entitled to vote shares subject to that demand for any purpose or to receive payments of dividends or any other distribution with respect to those shares, other than with respect to payment as of a record date prior to the effective time of the merger; however, if no petition for appraisal is filed within 120 days after the effective time of the merger, or if the stockholder delivers a written withdrawal of his or her demand for appraisal and an acceptance of the terms of the merger within 60 days after the effective time of the merger, then the right of that stockholder to appraisal will cease and that stockholder will be entitled to receive the cash payment for shares of his, her or its common stock pursuant to the merger agreement. Any withdrawal of a demand for appraisal made more than 60 days after the effective time of the merger may only be made with the written approval of the surviving corporation and must, to be effective, be made within 120 days after the effective time.

In view of the complexity of Section 262, the Company's stockholders who may wish to dissent from the merger and pursue appraisal rights should consult their legal advisors.

SUBMISSION OF STOCKHOLDER PROPOSALS

If the merger is consummated, we will not have public stockholders and there will be no public participation in any future meeting of stockholders. However, if the merger is not completed or if we are otherwise required to do so under applicable law, we would hold a 2007 annual meeting of stockholders, in which case stockholder proposals will be eligible for consideration for inclusion in the proxy materials for the 2007 annual meeting pursuant to Rule 14a-8 under the Exchange Act if our Corporate Secretary receives them at Aeroflex Incorporated, 35 South Service Road, Plainview, New York 11803 not later than [______], 2007.

In addition, our by-laws require that we be given advance notice of stockholder nominations for election to our board of directors and of other matters which stockholders wish to present for action at an annual meeting of stockholders. The required notice must be delivered to our Corporate Secretary at our principal offices not less than 90 days and not more than 120 days prior to the anniversary date of the immediately preceding annual meeting of stockholders; provided, however, that in the event that the annual meeting is called for a date that is not within twenty-five days before or after such anniversary date, the stockholders' notice must be so received not later than the close of business on the tenth day following the day on which such notice of the date of the annual meeting was mailed or such public disclosure of the date of the annual meeting was made, whichever first occurs; and in the case of a stockholder nomination for election of directors at a special meeting of stockholders called for the purpose of electing directors, the notice must be received not later than the close of business on the tenth day following the day on which notice of the date of the special meeting was mailed or public disclosure of the date of the special meeting was made, whichever first occurs. These requirements are separate from and in addition to the SEC requirements that a stockholder must meet in order to have a stockholder proposal included in our proxy statement.

Pursuant to our by-laws, if notice of any stockholder proposal is received by our Corporate Secretary at Aeroflex Incorporated, 35 South Service Road, Plainview, New York 11803 after August 11, 2007, then the notice will be considered untimely and we are not required to present such proposal at the 2007 Annual Meeting. If our board of directors chooses to present a proposal submitted after August 11, 2007 at the 2007 Annual Meeting, then the persons named in proxies solicited by our board of directors for the 2007 Annual Meeting may exercise discretionary voting power with respect to such proposal.

HOUSEHOLDING OF SPECIAL MEETING MATERIALS

The SEC has implemented a rule permitting companies and brokers, banks or other intermediaries to deliver a single copy of a proxy statement to households at which two or more beneficial owners reside. This method of delivery, which eliminates duplicate mailings, is referred to as "householding." Beneficial owners sharing an address who have been previously notified by their broker, bank or other intermediary and have consented to householding, either affirmatively or implicitly by not objecting to householding, will receive only one copy of this proxy statement. The Company will deliver promptly upon written or oral request a separate copy of the proxy statement to a stockholder at a shared address to which a single copy of the proxy statement was delivered. Requests for additional copies of the proxy statement, and requests that in the future separate proxy statements be sent to stockholders who share an address, should be directed in writing to Aeroflex Investor Relations at 35 South Service Road, Plainview, New York 11803, or by calling at (516) 694-6700. In addition, stockholders who share a single address but receive multiple copies of the proxy statement may request that in the future they receive a single copy by contacting Aeroflex Investor Relations at the address and phone number set forth in the prior sentence.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any document we file at the SEC's public reference room located at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Our SEC filings are also available to the public at the SEC's website at http://www.sec.gov. You also may obtain free copies of the documents Aeroflex files with the SEC by going to the "Investors Relations" section of our website at www.aeroflex.com/aboutus/investor/investor.cfm. Our website address is provided as an inactive textual reference only. The information provided on our website is not part of this proxy statement, and therefore is not incorporated by reference.

Statements contained in this proxy statement, or in any document incorporated in this proxy statement by reference regarding the contents of any contract or other document, are not necessarily complete and each such statement is qualified in its entirety by reference to that contract or other document filed as an exhibit with the SEC. The SEC allows us to "incorporate by reference," into this proxy statement documents we file with the SEC. This means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be a part of this proxy statement, and later information that we file with the SEC will update and supersede that information. We incorporate by reference the documents listed below and any documents filed by us pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this proxy statement and before the date of the special meeting:

•	Annual Report on Form 10-K for the fiscal year ended June 30, 2006 (as amended);
•	Quarterly Reports on Form 10-Q for the quarterly periods ended September 30, 2006, December 31, 2006 and March 31, 2007; and
•

Current Reports on Form 8-K filed on November 2, 2006, November 22, 2006, December 7, 2006, February 2, 2007, February 5, 2007, March 5, 2007, April 20, 2007, April 26, 2007, May 4, 2007, May 8, 2007, May 15, 2007, May 21, 2007, May 23, 2007, May 25, 2007, May 29, 2007 and June 5, 2007.

Notwithstanding the foregoing, information furnished under Items 2.02 and 7.01 of any Current Report on Form 8-K, including the related exhibits, is not incorporated by reference in this proxy statement.

Any person, including any beneficial owner, to whom this proxy statement is delivered may request copies of proxy statements and any of the documents incorporated by reference in this document or other information concerning us, without charge, by written or telephonic request directed to Aeroflex Investor Relations, 35 South Service Road, Plainview, New York 11803, telephone: (516) 694-6700, on the Company's website at www.aeroflex.com/aboutus/investor/investor.cfm or from the SEC through the SEC's website at the address provided above. Documents incorporated by reference are available without charge, excluding any exhibits to those documents unless the exhibit is specifically incorporated by reference into those documents.

THIS PROXY STATEMENT DOES NOT CONSTITUTE THE SOLICITATION OF A PROXY IN ANY JURISDICTION TO OR FROM ANY PERSON TO WHOM OR FROM WHOM IT IS UNLAWFUL TO MAKE SUCH PROXY SOLICITATION IN THAT JURISDICTION. YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROXY STATEMENT TO VOTE YOUR SHARES AT THE SPECIAL MEETING. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT FROM WHAT IS CONTAINED IN THIS PROXY STATEMENT. THIS PROXY STATEMENT IS DATED [ ], 2007. YOU SHOULD NOT ASSUME THAT THE INFORMATION CONTAINED IN THIS PROXY STATEMENT IS ACCURATE AS OF ANY DATE OTHER THAN THAT DATE, AND THE MAILING OF THIS PROXY STATEMENT TO STOCKHOLDERS DOES NOT CREATE ANY IMPLICATION TO THE CONTRARY

Annex A

AGREEMENT AND PLAN OF MERGER

BY AND AMONG

AX HOLDING CORP.

(“Parent”),

AX ACQUISITION CORP.

a wholly-owned direct subsidiary of Parent

(“Merger Sub”),

and

AEROFLEX INCORPORATED

(the “Company”)

Dated as of May 25, 2007

A-i

A-ii

A-iii

INDEX OF DEFINED TERMS

2007 Audited Financial Statements	Section 6.03(a)
Acquisition Proposal	Section 6.04(a)
Action	Section 3.10
Active Subsidiary	Section 9.05(a)
Affiliate	Section 9.05(a)
Agreement	Recitals
Alternative Financing	Section 6.09
Antitrust Laws	Section 6.07(b)
Balance Sheet	Section 3.07(c)
Benchmark Premium	Section 6.05(b)
beneficial owner	Section 9.05(a)
business day	Section 9.05(a)
Capitalization Date	Section 3.03(a)
Certificate of Merger	Section 1.03
Certificates	Section 2.01(a)
Change in Board Recommendation	Section 6.04(d)
Closing	Section 1.02
Closing Date	Section 1.02
Code	Section 3.11(b)
Company	Recitals
Company Board	Recitals
Company Common Stock	Section 2.01(a)
Company Disclosure Letter	ARTICLE III
Company Material Adverse Effect	Section 9.05(a)
Company Permits	Section 3.06(a)
Company Preferred Stock	Section 3.03(a)
Company Stock Option Plans	Section 2.03(a)
Company Stock Options	Section 2.03(a)
Company Stockholders’ Meeting	Section 6.02
Company Subsidiary	Section 2.01(b)
Company Termination Fee	Section 8.03(e)
Company’s knowledge	Section 9.05(a)
Computer Hardware	Section 3.14(h)
Computer Software	Section 3.14(f)
Confidentiality Agreements	Section 6.03(c)
Contract	Section 3.05(a)
control	Section 9.05(a)
Copyright Office	Section 3.14(b)
Cost Accounting Standards	Section 3.17(d)
Debt Commitment Letters	Section 4.07
Debt Financing	Section 4.07
DGCL	Section 1.01
Dissenting Shares	Section 2.04(a)
Effective Time	Section 1.03
Environmental Laws	Section 9.05(a)

A-iv

Equity Commitment Letters	Section 4.07
Equity Financing	Section 4.07
ERISA	Section 3.11(a)
ERISA Affiliate	Section 3.11(b)
Exchange Act	Section 3.05(a)
Exchange Fund	Section 2.02(b)
Expenses	Section 8.03(a)
Expiration Date	Section 8.01(b)
Export Control Laws	Section 3.06(c)
Financing	Section 4.07
Financing Commitments	Section 4.07
Form 10-K/A	ARTICLE III
GAAP	Section 3.07(b)
Government Contract	Section 3.17(d)
Governmental Authority	Section 3.05(b)
Guarantees	Recitals
Guarantors	Recitals
HSR Act	Section 3.05(b)
Inactive Subsidiary	Section 9.05(a)
Indebtedness	Section 9.05(a)
Indemnified Parties	Section 6.05(a)
Infringe	Section 3.14(a)
Intellectual Property	Section 3.14(f)
Investments	Section 3.03(c)
IRS	Section 3.11(a)
knowledge of the Company	Section 9.05(a)
Law	Section 3.05(a)
Leased Properties	Section 3.13(b)
Leased Property	Section 3.13(b)
Leases	Section 3.13(b)
Liabilities	Section 3.07(c)
Liens	Section 9.05(a)
Materials of Environmental Concern	Section 9.05(a)
Merger	Recitals
Merger Consideration	Section 2.01(a)
Merger Sub	Recitals
Multiemployer Plan	Section 3.11(b)
Multiple Employer Plan	Section 3.11(b)
Other Filings	Section 6.01(b)
Other Transactions	Section 3.04
Owned Intellectual Property	Section 3.14(c)
Owned Real Property	Section 3.13(a)
Parent	Recitals
Parent Disclosure Letter	ARTICLE IV

A-v

Parent Termination Fee	Section 8.03(e)
Paying Agent	Section 2.02(a)
Permitted Liens	Section 3.13(b)
Person	Section 9.05(a)
Plans	Section 3.11(a)
Proxy Statement	Section 3.05(b)
PTO	Section 3.14(b)
Purchaser Welfare Benefit Plans	Section 6.06(c)
Representatives	Section 6.03(a)
Rights Plan	Section 3.21
Rollover Commitment	Section 9.05
Sarbanes-Oxley Act	Section 3.06(e)
Scheduled Intellectual Property	Section 3.14(b)
SEC	Section 3.05(b)
SEC Reports	Section 3.07(a)
Section 203	Section 3.19(a)
Section 262	Section 2.04(a)
Securities Act	Section 3.07(a)
Series A Preferred Stock	Section 3.03(a)
Shares	Section 2.01(a)
Specified Contract	Section 3.17(b)
Stockholder Approval	Section 3.19(b)
subsidiaries	Section 9.05(a)
subsidiary	Section 9.05(a)
Superior Proposal	Section 6.04(i)
Surviving Corporation	Section 1.01
Tax	Section 9.05(a)
Tax Returns	Section 9.05(a)
Taxes	Section 9.05(a)
Termination Date	Section 8.01
WARN Act	Section 3.12(b)

A-vi

AGREEMENT AND PLAN OF MERGER, dated as of May 25, 2007 (this “Agreement”), by and among AX Holding Corp., a Delaware corporation (“Parent”), AX Acquisition Corp., Inc., a Delaware corporation and a wholly-owned subsidiary of Parent (“Merger Sub”), and Aeroflex Incorporated, a Delaware corporation (the “Company”). Capitalized terms used without having been previously defined in this Agreement are defined in the Section indicated for such capitalized terms in the Index of Defined Terms.

WHEREAS, the board of directors of the Company (the “Company Board”) has (i) determined unanimously that the merger of Merger Sub with and into the Company, upon the terms and provisions of, and subject to the conditions set forth in, this Agreement (the “Merger”) is advisable and in the best interests of the Company’s stockholders, (ii) approved this Agreement and the Merger and the other transactions contemplated hereby and (iii) recommended approval and adoption of this Agreement and the Merger by the Company’s stockholders;

WHEREAS, the respective boards of directors of each of Parent and Merger Sub deem it in the best interests of their respective stockholders to consummate the Merger, and such boards of directors have approved this Agreement and the Merger and declared the advisability of this Agreement and the Merger; and

WHEREAS, concurrently with the execution of this Agreement, and as a condition and inducement to the Company’s willingness to enter into this Agreement, each of The Veritas Capital Fund III, L.P., Golden Gate Private Equity, Inc. and GS Direct, L.L.C. (together, the “Guarantors”) has provided a limited guarantee (together, the “Guarantees”) in favor of the Company, in the form attached hereto as Exhibit A.

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements herein contained, and intending to be legally bound hereby, Parent, Merger Sub and the Company hereby agree as follows:

ARTICLE I

THE MERGER

Section 1.01      The Merger. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the General Corporation Law of the State of Delaware (the “DGCL”), at the Effective Time, (a) Merger Sub shall be merged with and into the Company and (b) the separate corporate existence of Merger Sub shall cease and the Company shall continue as the surviving corporation of the Merger (the “Surviving Corporation”).

Section 1.02      Closing. Unless this Agreement shall have been terminated in accordance with Section 8.01, and subject to the satisfaction or waiver of the conditions set forth in ARTICLE VII, the closing of the Merger (the “Closing”) will take place at 10:00 a.m. (local time) at the offices of Schulte Roth & Zabel LLP, 919 Third Avenue, New York, New York on the third business day following the date on which the conditions set forth in Sections 7.01(a) and (b) are satisfied or waived in accordance with this Agreement or at such other time, date or place as Parent and the Company may agree; provided, that, if the conditions set forth in ARTICLE VII have been satisfied but the Debt Financing shall not yet have been obtained, then Parent, at its option, may postpone the Closing to two business days prior to the Expiration Date in order to obtain the Debt Financing or Alternative Financing (the date on which the Closing occurs, the “Closing Date”).

Section 1.03      Effective Time. Upon the terms and subject to the conditions set forth in this Agreement, on the Closing Date, the parties hereto shall file a certificate of merger (the “Certificate of Merger”) in such form as is required by, and executed and acknowledged in accordance with, the relevant provisions of the DGCL. The Merger shall become effective at such date and time as the Certificate of Merger is duly filed with the Secretary of State of the State of Delaware or at such subsequent date and time as Merger Sub and the Company shall agree and specify in the Certificate of Merger. The time at which the Merger becomes effective is referred to in this Agreement as the “Effective Time”.

Section 1.04      Effect of the Merger. At and after the Effective Time, the effects of the Merger shall be as provided in the DGCL, including Section 259 thereof.

Section 1.05	Certificate of Incorporation; Bylaws.

(a)       At the Effective Time, the certificate of incorporation of the Company, as in effect immediately prior to the Effective Time, shall be amended as of the Effective Time to read in its entirety as set forth in Exhibit B attached hereto and, as so amended, shall be the certificate of incorporation of the Surviving Corporation until thereafter amended in accordance with the provisions thereof and as provided by Law.

(b)       At the Effective Time, the bylaws of Merger Sub, as in effect immediately prior to the Effective Time, shall be the bylaws of the Surviving Corporation until thereafter amended as provided by Law, the certificate of incorporation of the Surviving Corporation and such bylaws.

Section 1.06      Directors and Officers. The directors of Merger Sub immediately prior to the Effective Time shall be the initial directors of the Surviving Corporation, each to hold office in accordance with the certificate of incorporation and bylaws of the Surviving Corporation, and the officers of the Company immediately prior to the Effective Time shall be the initial officers of the Surviving Corporation, each to hold office in accordance with the certificate of incorporation and bylaws of the Surviving Corporation, in each case until their respective successors are duly elected or appointed and qualified or until the earlier of their death, resignation or removal.

ARTICLE II

CONVERSION OF SECURITIES; EXCHANGE OF CERTIFICATES

Section 2.01      Conversion of Securities. At the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company or the holders of any of the following securities:

(a)       Conversion of Company Common Stock. Each share of common stock, par value $0.10 per share, of the Company (the “Company Common Stock”; all issued and outstanding shares of Company Common Stock being hereinafter collectively referred to as the “Shares”) issued and outstanding immediately prior to the Effective Time (other than any Shares to be cancelled pursuant to Section 2.01(b) and any Dissenting Shares) shall be cancelled and shall be converted automatically into the right to receive $14.50 in cash, without interest (the “Merger Consideration”), payable upon surrender, in the manner provided in Section 2.02, of the certificate (the “Certificates”) that formerly evidenced such Share.

(b)       Cancellation of Treasury Stock and Parent and Merger Sub-Owned Stock. Each share of Company Common Stock held by the Company as treasury stock, each share of Company Common Stock held by any direct or indirect subsidiary of the Company (a “Company Subsidiary”) and each share of Company Common Stock owned by Parent, Merger Sub or any direct or indirect subsidiary of Parent or Merger Sub (whether acquired pursuant to a Rollover Commitment or otherwise) immediately prior to the Effective Time shall automatically be cancelled and cease to exist without any conversion thereof and no consideration shall be paid with respect thereto.

(c)       Capital Stock of Merger Sub. Each share of common stock, par value $0.01 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and become one (1) validly issued, fully paid and nonassessable share of common stock, par value $0.01 per share, of the Surviving Corporation. Following the Effective Time, each certificate evidencing ownership of shares of Merger Sub common stock shall evidence ownership of such shares of the Surviving Corporation.

(d)       Adjustments. If, between the date of this Agreement and the Effective Time, the number of Shares is changed into a different number of shares or a different class, by reason of any reclassification, recapitalization, stock split, stock dividend, subdivision, combination, exchange of shares, rights issuance or similar event, other than pursuant to the Merger and in accordance with this Agreement, the Merger Consideration shall be correspondingly adjusted, without duplication, to reflect such change.

Section 2.02	Surrender of Certificates.

(a)       Paying Agent. Prior to the Effective Time, Parent shall (i) select a bank or trust company, satisfactory to the Company in its reasonable discretion, to act as the paying agent in the Merger (the “Paying Agent”) and (ii) enter into a paying agent agreement with the Paying Agent, the terms and conditions of which are satisfactory to the Company in its reasonable discretion.

(b)       Exchange Fund. At the Effective Time, on the Closing Date, Parent shall deposit (or cause to be deposited) funds with the Paying Agent in amounts sufficient for the payment of the aggregate Merger Consideration payable under Section 2.01(a). Such funds deposited with the Paying Agent are referred to as the “Exchange Fund”.

(c)	Payment Procedures.

(i)    Letter of Transmittal. As promptly as practicable after the Effective Time, Parent shall cause the Paying Agent to mail to each holder of record of a Share as of immediately prior to the Effective Time (A) a letter of transmittal in customary form, specifying that delivery shall be effected, and risk of loss and title to such holder’s Shares shall pass, only upon proper delivery of the Certificates representing such Shares to the Paying Agent and (B) instructions for surrendering such Certificates.

(ii)   Surrender of Certificates. Upon surrender of a Certificate for cancellation to the Paying Agent, together with a duly executed letter of transmittal and any other documents reasonably required by the Paying Agent, the holder of that Certificate shall be entitled to receive, and the Paying Agent shall pay in exchange therefor, the Merger Consideration payable in respect of the number of Shares evidenced by that Certificate. Any Certificates so surrendered shall be cancelled immediately. No interest shall accrue or be paid on any amount payable upon surrender of Certificates.

(iii) Unregistered Transferees. If any Merger Consideration is to be paid to a Person other than the Person in whose name the surrendered Certificate is registered, then the Merger Consideration may be paid to such a transferee so long as (A) the surrendered Certificate is accompanied by all documents required to evidence and effect that transfer and (B) the Paying Agent shall be entitled to deduct any applicable transfer Taxes from the Merger Consideration in accordance with the provisions of Section 2.02(e), unless the Person requesting such payment establishes to the satisfaction of the Paying Agent that any such Taxes have already been paid or are not applicable.

(iv) No Other Rights. Until surrendered in accordance with this Section 2.02(c), each Certificate shall be deemed, from and after the Effective Time, to represent only the right to receive the applicable Merger Consideration. Any Merger Consideration paid upon the surrender of any Certificate shall be deemed to have been paid in full satisfaction of all rights pertaining to that Certificate and the shares of Company Common Stock formerly represented by it.

(d)       No Further Transfers. At the Effective Time, the stock transfer books of the Company shall be closed and there shall be no further registration of transfers of the shares of Company Common Stock that were outstanding immediately prior to the Effective Time.

(e)       Withholding Rights. Each of the Paying Agent, the Surviving Corporation, the Company, Parent and Merger Sub shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of Shares or Company Stock Options such amounts for Taxes as it is required to deduct and withhold with respect to such payment under all applicable Tax Laws and pay such withholding amount over to the appropriate Governmental Authority. To the extent that amounts are so withheld by the Paying Agent, the Surviving Corporation, the Company, Parent or Merger Sub, as the case may be, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the Shares or Company Stock Options, as the case may be, in respect of which such deduction and withholding was made by the Paying Agent, the Surviving Corporation, the Company, Parent or Merger Sub, as the case may be.

(f)        No Liability. None of Parent, the Surviving Corporation or the Paying Agent shall be liable to any holder of Certificates for any amount properly paid to a public official under any applicable abandoned property, escheat or similar Laws.

(g)       Investment of Exchange Fund. As directed by Parent, the Exchange Fund shall be invested by the Paying Agent in (i) direct obligations of the United States of America or (ii) obligations for which the full faith and credit of the United States of America is pledged to provide for payment of all principal and interest. Any interest and other income resulting from such investment shall become a part of the Exchange Fund and shall inure to Parent for Tax purposes, and any amounts in excess of the amounts payable under Section 2.01(a) shall be paid to Parent upon termination of the Exchange Fund pursuant to Section 2.02(h); provided, however, that (i) no such investment or losses thereon shall affect the Merger Consideration payable to the holders of Shares and (ii) promptly following any losses which cause the Exchange Fund to then hold less than the aggregate Merger Consideration payable in respect of Shares for which payment shall not theretofore have been made, Parent shall promptly provide additional funds to the Paying Agent for the benefit of the stockholders of the Company to the extent that such losses have so caused the Exchange Fund to hold less than the aggregate Merger Consideration payable in respect of such Shares for which payment has not theretofore been made. The Exchange Fund shall not be used for any purpose other than to fund payments due pursuant to Section 2.01.

(h)       Termination of Exchange Fund. Without limiting Parent’s right to receive interest and other income in respect of the Exchange Fund as described in Section 2.02(g), any portion of the Exchange Fund that remains unclaimed by the holders of Certificates twelve months after the Effective Time shall be delivered by the Paying Agent to Parent upon demand. Thereafter, any holder of Certificates who has not complied with this ARTICLE II shall look only to Parent for payment of the applicable Merger Consideration.

(i)        Lost, Stolen or Destroyed Certificates. If any Certificate is lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and the posting by such Person of a bond in the form and amount reasonably required by Parent as indemnity against any claim that may be made against Parent on account of the alleged loss, theft or destruction of such Certificate, the holder thereof shall be entitled to receive, and the Paying Agent shall pay in exchange therefor, the applicable Merger Consideration to such Person in exchange for such lost, stolen or destroyed Certificate.

Section 2.03	Options.

(a)       Except as otherwise agreed prior to the Effective Time by Parent and the Company, immediately prior to the Effective Time, all options to purchase shares of Company Common Stock (the “Company Stock Options”) granted under any plan, arrangement or agreement (the “Company Stock Option Plans”) shall be cancelled by the Company and shall no longer be outstanding thereafter. In consideration for such cancellation (whether or not the Company Stock Option was then vested and exercisable), the holder thereof shall thereupon be entitled to receive, within five (5) days after the Effective Time, a cash payment without interest from the Surviving Corporation in respect of such cancellation in an amount (if any) equal to the product of (x) the number of shares of Company Common Stock subject to such Company Stock Option, whether or not then vested and exercisable, and (y) the excess, if any, of the Merger Consideration over the exercise price per share of Company Common Stock subject to such Company Stock Option (the “Option Consideration”), reduced by any Tax required to be withheld with respect to such payment in accordance with the provisions of Section 2.02(e).

(b)       At or prior to the Effective Time, the Company, the Company Board or the compensation committee of such Company Board, as applicable, shall take all actions reasonably requested by Parent and shall use reasonable best efforts, subject to Parent's approval (not to be unreasonably withheld) to effectuate the provisions of this Section 2.03 (including using reasonable best efforts to obtain any required or desirable employee consents) , and to provide that, from and after the Effective Time, none of Parent, Merger Sub, or the Surviving Corporation will be required to deliver shares of common stock or shares of capital stock of Parent or the Surviving Corporation or any of their Affiliates to any Person pursuant to or in settlement of Company Stock Options at or after the Effective Time.

Section 2.04	Dissenting Shares.

(a)       Notwithstanding any provision of this Agreement to the contrary, any shares of Company Common Stock outstanding immediately prior to the Effective Time for which the holder thereof (i) has not voted in favor of the Merger or consented to it in writing and (ii) has demanded the appraisal of such shares in accordance with, and has complied in all respects with, Section 262 of the DGCL (collectively, the “Dissenting Shares”) shall not be converted into the right to receive the Merger Consideration in accordance with Section 2.01(a). At the Effective Time, (x) all Dissenting Shares shall be cancelled and cease to exist and (y) the holder or holders of

Dissenting Shares shall be entitled only to such rights as may be granted to them under Section 262 of the DGCL (“Section 262”).

(b)       Notwithstanding the provisions of Section 2.04, if any holder of Dissenting Shares effectively withdraws or loses such appraisal rights (through failure to perfect such appraisal rights or otherwise), then that holder’s shares (i) shall no longer be deemed to be Dissenting Shares and (ii) shall be treated as if they had been converted automatically at the Effective Time into the right to receive the Merger Consideration, without interest thereon, upon surrender of the Certificate formerly representing such shares in accordance with Section 2.02. In such event, if the Exchange Fund shall then remain in place, Parent shall promptly deposit or cause the Surviving Corporation to deposit in the Exchange Fund the aggregate amount of Merger Consideration in respect of such Dissenting Shares.

(c)       The Company shall give Parent (i) prompt notice of any demands for appraisal of any shares of Company Common Stock, the withdrawals of such demands, and any other instrument served on the Company under the provisions of Section 262 and (ii) the right to participate in all negotiations and proceedings with respect to demands for appraisal under the DGCL. The Company shall not offer or agree to make or make any payment with respect to any demands for appraisal or offer to settle or settle any such demands without the prior written consent of Parent.

Section 2.05      Timing of Equity Rollover. For the avoidance of doubt, the parties acknowledge and agree that the contribution of shares of Company Common Stock to Parent pursuant to any Rollover Commitments shall be deemed to occur immediately prior to the Effective Time and prior to any other above-described event.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Concurrently with the execution and delivery of this Agreement, the Company has delivered to Parent and Merger Sub a letter (the “Company Disclosure Letter”) setting forth, among other things, items the disclosure of which is necessary either in response to an express disclosure requirement contained in a provision hereof or as an exception to one or more of the Company’s representations or warranties contained in this ARTICLE III, or to one or more of the Company’s covenants contained in Section 5.01; provided, however, that, notwithstanding anything in this Agreement to the contrary, the mere inclusion of an item in the Company Disclosure Letter as an exception to a representation or warranty or covenant shall not be deemed an admission by the Company that such item represents a material exception or material fact, event or circumstance or that such item would or would reasonably be expected to, individually or in the aggregate, have a Company Material Adverse Effect. Each disclosure set forth in the Company Disclosure Letter is identified by reference to, or has been grouped under a heading referring to, a specific individual section of this Agreement and shall only be deemed a qualification or exception to such section and to any other sections to which it is reasonably apparent that such disclosure relates.

Except as set forth in the Company Disclosure Letter and except as disclosed in the Annual Report on Form 10-K of the Company and the amended Form 10-K of the Company for the fiscal period ended June 30, 2006 (the “Form 10-K/A”), the Quarterly Reports on Form 10-Q and the Current Reports on Form 8-K filed from the date of the filing of the Form 10-K/A and any amendments to any such reports, in the case of all such reports and amendments through at least two (2) business days prior to the date of this Agreement (excluding any disclosures set forth in any risk factor section thereof, in any section relating to forward looking statements and any other disclosures included therein to the extent that they are cautionary, predictive or forward-looking in nature), the Company represents and warrants to Parent and Merger Sub as set forth in Section 3.01 through Section 3.25 that:

Section 3.01      Organization and Qualification. Each of the Company and each Active Subsidiary is a corporation, limited company, limited partnership, limited liability company or other entity duly organized, validly existing and in good standing (in each instance where such concepts are legally applicable) under the Laws of the jurisdiction of its organization and has the requisite corporate, limited company, partnership, limited liability company or other entity (as the case may be) power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted, except, with respect to any Company Subsidiary, where the failure to be in good standing would not, or would not reasonably be expected to, individually or in the aggregate, have a Company Material Adverse Effect. The Company and each of the Company Subsidiaries is duly qualified or licensed as a foreign corporation to do business and is in good standing (in each instance where such concepts are legally applicable) in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary, except where the failure to be so qualified or licensed and in good standing would not, or would not reasonably be expected to, individually or in the aggregate, have a Company Material Adverse Effect. A true and complete list of all the Inactive Subsidiaries, together with the jurisdiction of incorporation of each Inactive Subsidiary, is set forth in Section 3.03(c) of the Company Disclosure Letter. The Company represents that no Inactive Subsidiary is engaged in any business activity, conducts any operations, nor has or incurs any liabilities, debts or other obligations of any nature (whether known or unknown, absolute, accrued, contingent or otherwise).

Section 3.02      Certificate of Incorporation and Bylaws. The Company has made available to Parent a complete and correct copy of the certificate of incorporation and the bylaws (or similar organizational documents), as in effect as of the date of this Agreement, of the Company and each Active Subsidiary. Such certificates of incorporation and bylaws (or similar organizational documents) are in full force and effect.

Section 3.03	Capitalization.

(a)       The authorized capital stock of the Company consists of (i) 110,000,000 shares of Company Common Stock and (ii) 1,000,000 shares of preferred stock, par value $0.10 per share (“Company Preferred Stock”), 110,000 shares of which have been designated Series A Junior Participating Preferred Stock (the “Series A

Preferred Stock”), par value $0.10 per share. As of May 18, 2007 (the “Capitalization Date”), (A) 74,787,900 shares of Company Common Stock were issued and outstanding, all of which are duly authorized, validly issued, fully paid and nonassessable and were issued free of preemptive (or similar) rights, (B) no shares of Company Common Stock were held by the Company as treasury stock, (C) no shares of Company Common Stock were held by the Company Subsidiaries, (D) no shares of Series A Preferred Stock or other shares of preferred stock were issued and outstanding, and (E) 16,380,348 shares of Company Common Stock were reserved for future issuance in connection with the Company Stock Option Plans (including shares reserved pursuant to outstanding Company Stock Options). Since the Capitalization Date through the date of this Agreement, other than in connection with the issuance of Shares pursuant to the exercise of Company Stock Options outstanding as of the Capitalization Date and set forth in Section 3.03(a)(i) of the Company Disclosure Letter, there has been no change in the number of shares of outstanding or reserved capital stock of the Company or the number of outstanding Company Stock Options. Section 3.03(a)(i) of the Company Disclosure Letter sets forth, as of the Capitalization Date, a summary of Company Stock Options and other rights to purchase or receive shares of capital stock of the Company under the Company Stock Plans, the expiration date and the exercise price of each such Company Stock Option or right and the number of shares issuable under each Company Stock Option or right. The Company represents that the exercise price of each Company Stock Option is not less than the fair market value (as determined by the compensation committee of the Company Board) of the underlying shares on the date the grant of such Company Stock Option was approved by the Company Board and the compensation committee of such board.

(b)       A true and complete schedule of each Company Stock Option Plan pursuant to which any Company Stock Options were issued, which schedule sets forth under each Company Stock Option Plan each issued and outstanding Company Stock Option issued thereunder, is set forth in Section 3.03(b) of the Company Disclosure Letter. The Company has made available to Parent a true and complete copy of each Company Stock Option Plan. There are no (i) subscriptions, calls, contracts, options, warrants or other rights, agreements, arrangements, understandings, restrictions or commitments of any character to which the Company or any Company Subsidiary is a party or by which the Company or any Company Subsidiary is bound relating to the issued or unissued capital stock or equity interests of the Company or any Company Subsidiary or obligating the Company or any Company Subsidiary to issue or sell any shares of capital stock of, other equity interests in or debt securities of, the Company or any Company Subsidiary, (ii) securities of the Company or securities convertible, exchangeable or exercisable for shares of capital stock or equity interests of the Company or any Company Subsidiary, or (iii) equity equivalents, stock appreciation rights or phantom stock, ownership interests in the Company or any Company Subsidiary or similar rights. All shares of Company Common Stock subject to issuance as set forth in Section 3.03(a) are duly authorized and, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, will be validly issued, fully paid and nonassessable and free of preemptive (or similar) rights. There are no outstanding contractual obligations or rights of the Company or any Company Subsidiary to repurchase, redeem or otherwise acquire any securities or equity interests of the

Company or any Company Subsidiary or to vote or to dispose of any shares of capital stock or equity interests of the Company or any Company Subsidiary. None of the Company or any Company Subsidiary is a party to any stockholders’ agreement, voting trust agreement or registration rights agreement relating to any equity securities or equity interests of the Company or any Company Subsidiary or any other Contract relating to disposition, voting or dividends with respect to any equity securities or equity interests of the Company or of any Company Subsidiary. No dividends on the Company Common Stock have been declared or paid from July 1, 2006 through the date of this Agreement. There are no outstanding bonds, debentures, notes or other indebtedness of the Company or any of the Company Subsidiaries having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matter for which the Company’s stockholders may vote.

(c)       Each outstanding share of capital stock (or other unit of equity interest) of each Company Subsidiary is duly authorized, validly issued, fully paid and nonassessable (where such concepts are legally applicable) and was issued free of preemptive (or similar) rights, and each such share, unit or other equity interest is owned by the Company and/or by one (1) or more wholly-owned Company Subsidiaries, free and clear of all options, rights of first refusal, agreements, limitations on the Company’s or any Company Subsidiary’s voting, dividend or transfer rights, charges and other encumbrances or Liens of any nature whatsoever. A true and complete list of all the Company Subsidiaries, together with the jurisdiction of incorporation of each Company Subsidiary, is set forth in Section 3.03(c) of the Company Disclosure Letter. Section 3.03(c) of the Company Disclosure Letter lists any and all Persons who are not Company Subsidiaries but of which the Company directly or indirectly owns an equity or similar interest, or an interest convertible into or exchangeable or exercisable for an equity or similar interest (collectively, the “Investments”). The Company or a Company Subsidiary, as the case may be, owns all capital stock in the Company Subsidiaries and all Investments free and clear of all Liens, and there are no outstanding contractual obligations of the Company or any Company Subsidiary permitting the repurchase, redemption or other acquisition of any of the capital stock of any Company Subsidiary or any Investments or requiring under any circumstances the Company or any Company Subsidiary to repurchase, redeem or otherwise acquire the capital stock of any other Person in such Investments, or provide funds to, make any investment (in the form of a loan, capital contribution or otherwise) in, provide any guarantee with respect to, or assume, endorse or otherwise become responsible for the obligations of, any Investment.

(d)       As of the date of this Agreement, the only outstanding Indebtedness of the Company and the Company Subsidiaries or Liens (other than Permitted Liens) on any of their respective assets is set forth in Section 3.03(d) of the Company Disclosure Letter, other than Indebtedness of not more than $50,000 individually or $100,000 in the aggregate.

Section 3.04      Authority Relative to This Agreement. The Company has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the Merger and the other transactions contemplated by this Agreement to be consummated by the Company (the

“Other Transactions”). The execution, delivery and performance of this Agreement by the Company and the consummation by the Company of the Merger and the Other Transactions have been duly and validly authorized by all necessary corporate action, and no other corporate actions on the part of the Company are necessary to authorize this Agreement or to consummate the Merger or the Other Transactions (other than the adoption of this Agreement by the affirmative vote of the holders of a majority of the then outstanding shares of Company Common Stock entitled to vote thereon and the filing of the Certificate of Merger). This Agreement has been duly and validly executed and delivered by the Company and, assuming the due authorization, execution and delivery by Parent and Merger Sub, constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to the effect of any general principles of equity, whether applied in a court of law or a court of equity, and by bankruptcy, insolvency and similar Laws affecting creditors’ rights and remedies generally, including all Laws relating to fraudulent transfers.

Section 3.05	No Conflict; Required Filings and Consents.

(a)       The execution and delivery of this Agreement by the Company do not, and the performance of this Agreement by the Company and the consummation by the Company of the Merger and the Other Transactions will not (i) contravene, conflict with, violate or result in a breach of (A) the certificate of incorporation or bylaws of the Company or (B) similar organizational documents of any Company Subsidiary, (ii) assuming that all consents, approvals and other authorizations described in Section 3.05(b) have been obtained and that all filings and other actions described in Section 3.05(b) have been made or taken, contravene, conflict with or violate any U.S. federal, state or local or foreign statute, law, ordinance, regulation, rule, code, executive order, judgment, decree or other order (“Law”) applicable to the Company or any Company Subsidiary, or (iii) result in any material breach or violation of or constitute a default under (with or without notice or lapse of time or both), require consent or result in a loss of a material benefit under, give rise to a material obligation under, give to others any right of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien (other than any Liens resulting from the Financing) on any property or asset of the Company or any Company Subsidiary pursuant to any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other binding commitment, instrument or obligation (each, a “Contract”) or under any Law or Permit, in each case, to which the Company or any Company Subsidiary is a party or by which the Company or a Company Subsidiary is bound or affected, except, with respect to clauses (i)(B) and (ii), for any such conflicts, violations, breaches, defaults or other occurrences which would not, or would not reasonably be expected to, individually or in the aggregate, have a Company Material Adverse Effect.

(b)       The execution and delivery of this Agreement by the Company do not, and the performance of this Agreement by the Company and the consummation by the Company of the Merger and the Other Transactions do not and will not, require any consent, approval, authorization or permit of, or filing with or notification to, any supranational, national, provincial, federal, state or local government, regulatory or administrative authority, or any court, agency, commission, tribunal, or judicial or arbitral body or self-regulated entity, whether domestic or foreign, (a “Governmental Authority”), except for (i) applicable disclosure requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), (ii) the pre-merger notification requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), and the competition or merger control Laws of any other applicable jurisdiction, (iii) the filing with, and clearance by, the Securities and Exchange Commission (the “SEC”) of a proxy statement relating to the adoption of this Agreement by the Company’s stockholders (as amended or supplemented from time to time, the “Proxy Statement”), (iv) any filings required by, any approvals required under and any other applicable requirements of, the rules and regulations of the NASDAQ National Market, (v) the filing and recordation of appropriate merger documents as required by the DGCL and appropriate documents with the relevant authorities of other states in which the Company is qualified to do business, and (vi) such consents, approvals, authorizations, permits, actions, notifications or filings, the failure of which to be made or obtained would not, or would not reasonably be expected to, individually or in the aggregate, have a Company Material Adverse Effect.

Section 3.06	Permits; Compliance with Laws.

(a)       Except as would not, or would not reasonably be expected to, individually or in the aggregate, have a Company Material Adverse Effect, (i) each of the Company and each Company Subsidiary is in possession of all franchises, grants, authorizations, licenses, permits, easements, variances, exceptions, consents, certificates, approvals and orders of any Governmental Authority necessary for each such entity to own, lease and operate its properties or to carry on its business as it is now being conducted (the “Company Permits”), (ii) all such Company Permits are in full force and effect, (iii) no default or violation has occurred under any such Company Permit and no notice of a default or violation has been received from any Governmental Authority and (iv) neither the Company nor any Company Subsidiary has received any written, or to the knowledge of the Company, other notification from any Governmental Authority threatening to revoke, suspend or cancel any such Company Permit.

(b)       Each of the Company and each Company Subsidiary is, and at all times since July 1, 2004, has been, in compliance with all Company Permits and all Laws applicable to such entity or by which any property or asset of such entity is bound or affected, and has not received any written, or to the knowledge of the Company, other notice of any violation of any such Law, except as would not, or would not reasonably be expected to, individually or in the aggregate, have a Company Material Adverse Effect.

(c)       The Company and the Company Subsidiaries are in compliance with all statutory and regulatory requirements under the Arms Export Control Act (22 U.S.C. 2778), the International Traffic in Arms Regulations (22 C.F.R. ss. 120 et seq.), the Export Administration Regulations (15 C.F.R. ss. 730 et seq.) and associated executive orders, and the Laws implemented by the Office of Foreign Assets Controls, United States Department of the Treasury (collectively, the “Export Control Laws”), except for any failure to be in compliance that would not, or would not reasonably be expected to, individually or in the aggregate, have a Company Material Adverse Effect.

Neither the Company nor any of the Company Subsidiaries has received any written or, to the knowledge of the Company, other communication since July 1, 2002 that alleges that the Company or a Company Subsidiary is not, or may not be, in compliance with, or has, or may have, any Liability under, the Export Control Laws, except for any actual or possible failure to be in compliance or Liability that would not, or would not reasonably be expected to, individually or in the aggregate, have a Company Material Adverse Effect.

(d)       Neither the Company, nor any Company Subsidiaries, nor any of their Affiliates or any other Persons acting on their behalf has, in connection with the operation of their respective businesses, (i) used any corporate or other funds for unlawful contributions, payments, gifts or entertainment, or made any unlawful expenditures relating to political activity to government officials, candidates or members of political parties or organizations, or established or maintained any unlawful or unrecorded funds in violation of Section 104 of the Foreign Corrupt Practices Act of 1977, as amended, or any other similar applicable foreign, Federal or state law, (ii) paid, accepted or received any unlawful contributions, payments, expenditures or gifts, or (iii) violated or operated in noncompliance with any export restrictions, anti-boycott regulations, embargo regulations or other applicable domestic or foreign laws and regulations, except in the case of clauses (i), (ii) or (iii) above, would not, or would not reasonably be expected to, individually or in the aggregate have a Company Material Adverse Effect.

(e)       The Company has made all certifications and statements required by the Sarbanes-Oxley Act of 2002 and the related rules and regulations promulgated thereunder (the “Sarbanes-Oxley Act”) with respect to the Company’s filings pursuant to the Exchange Act. The Company has established and maintains disclosure controls and procedures (as defined in Rule 13a-15 under the Exchange Act) as required by Rule 13a-15 of the Exchange Act.

(f)        The Company has designed a system of internal accounting control sufficient to comply, in all material respects, with all legal and accounting requirements applicable to the Company. The Company and the Company Subsidiaries have disclosed, based on their most recent evaluation of internal controls, to the Company’s and Company Subsidiaries’ outside auditors and the audit committee of the board of directors of the Company and Company Subsidiaries (A) all significant deficiencies and material weaknesses in the design or operation of its internal controls over financial reporting (as defined in Rule 13a-15(f) of the Exchange Act) which are reasonably likely to adversely affect in any material respect the Company’s and Company Subsidiaries’ ability to record, process, summarize and report financial information and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s or the Company Subsidiaries’ internal controls over financial reporting. Since July 1, 2004, the Company has not received written or, to the knowledge of the Company, other complaints, allegations, assertions or claims regarding the accounting practices, procedures, methodologies or methods of the Company or its internal accounting controls, including any such complaints, allegations, assertions or claims that the Company has engaged in questionable accounting or auditing practices.

Section 3.07      SEC Filings; Financial Statements; Undisclosed Liabilities.

(a)       The Company has timely filed with the SEC all forms, reports, statements, schedules, certifications and other documents (including exhibits) required to be filed by it with the SEC since July 1, 2004 (the “SEC Reports”). The SEC Reports (including any documents or information incorporated by reference therein and including any financial statements or schedules included therein) (i) at the time they were filed, complied in all material respects with, and were prepared in accordance with, all applicable requirements of the Securities Act of 1933, as amended (the “Securities Act”), the Exchange Act, the Sarbanes-Oxley Act and, in each case, the rules and regulations of the SEC promulgated thereunder, and (ii) did not, at the time they were filed, or if amended, as of the date of such amendment, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. No Company Subsidiary is subject to the periodic reporting requirements of the Exchange Act or is or has been since July 1, 2004 otherwise required to file any form, report, statement, schedule, certification or other document with the SEC, any foreign Governmental Authority that performs a similar function to that of the SEC or any securities exchange or quotation system. The Company has made available to Parent copies of all material correspondence between the SEC, on the one hand, and the Company and any of the Company Subsidiaries, on the other hand, since July 1, 2004 through the date of this Agreement.

(b)       Each of the consolidated financial statements (including, in each case, any notes and schedules thereto) included or incorporated by reference in the SEC Reports complied in all material respects with the applicable accounting requirements and rules and regulations of the SEC, and each fairly presents, in all material respects, the consolidated financial position, results of operations and cash flows of the Company and the Company Subsidiaries as at the respective dates thereof and for the respective periods indicated therein in conformity with United States generally accepted accounting principles (“GAAP”) consistently applied (except as described therein and subject, in the case of unaudited statements, to normal and recurring year-end adjustments). All of the Company Subsidiaries are consolidated for accounting purposes. Except as reflected in the financial statements included in the SEC Reports as of June 30, 2006 or otherwise disclosed in an SEC Report filed at least two (2) business days prior to the date of this Agreement, neither the Company nor any of the Company Subsidiaries is a party to any material off-balance sheet arrangements (as defined in Item 303 of Regulation S-K promulgated under the Exchange Act).

(c)       Except as and to the extent set forth on the consolidated balance sheet (including notes thereof) of the Company and the Company Subsidiaries as at June 30, 2006 included in the Form 10-K/A (the “Balance Sheet”) neither the Company nor any Company Subsidiary has any liability or obligation of any nature (whether accrued, absolute, contingent or otherwise) (collectively, “Liabilities”), except for Liabilities (i) incurred in the ordinary course of business and in a manner consistent with past practice since June 30, 2006, (ii) set forth in Section 3.07(b) of the Company Disclosure Letter, (iii) arising under this Agreement, or (iv) that would not, or would not reasonably be expected to, individually or in the aggregate, have a Company Material Adverse Effect.

Section 3.08      Affiliate Transactions. Except as set forth in the SEC Reports filed at least two (2) days prior to the date of this Agreement, there are no material transactions, agreements, arrangements or understandings between (i) the Company or any of the Company Subsidiaries, on the one hand, and (ii) any Affiliate of the Company (other than any of the Company Subsidiaries), on the other hand, of the type that would be required to be disclosed under Item 404 of Regulation S-K under the Securities Act. Except as set forth in the SEC Reports filed at least two (2) days prior to the date of this Agreement, Section 3.08 of the Company Disclosure Letter sets forth a true, complete and correct description of (A) all material transactions, contracts, agreements or understandings entered into or in effect since July 1, 2004 between the Company or any of the Company Subsidiaries, on the one hand, and any stockholder, officer, director or Affiliate (other than the Company or any Company Subsidiary) of the Company (or any Person in which such Person holds, directly or indirectly, an equity voting interest of five percent (5%) or greater) or any family member of any of the foregoing, on the other hand, and (B) any revenues associated with such related party transactions, contracts, agreements or understandings.

Section 3.09      Absence of Certain Changes or Events. From June 30, 2006 through the date of this Agreement, there has not occurred any Company Material Adverse Effect. From June 30, 2006 through the date of this Agreement, (i) the Company and the Company Subsidiaries have conducted their businesses in all material respects in the ordinary course of business and in a manner consistent with past practice and (ii) except for actions taken in the ordinary course of business and in a manner consistent with past practice, neither the Company nor any Company Subsidiary has taken any action or agreed to take any action that would have been prohibited by Section 5.01 had this Agreement been in effect for such period.

Section 3.10      Absence of Litigation. There is no litigation, suit, claim, action, proceeding, hearing, petition, grievance, complaint or investigation (an “Action”) pending or, to the knowledge of the Company, threatened, against, or affecting, the Company or any Company Subsidiary, by or before any Governmental Authority or arbitrator which, if adversely determined, would or would reasonably be expected to, individually or in the aggregate, have a Company Material Adverse Effect. Neither the Company nor any Company Subsidiary is subject to any order, writ, judgment, injunction, decree, determination or award of, or, to the knowledge of the Company, any continuing investigation by, any Governmental Authority, except as would not, or would not reasonably be expected to, individually or in the aggregate, have a Company Material Adverse Effect.

Section 3.11	Employee Benefit Plans.

(a)       Section 3.11(a) of the Company Disclosure Letter sets forth a true and complete list of (i) all material employee benefit plans (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)) and all material bonus, stock option, stock purchase, restricted stock, incentive, deferred compensation, retiree medical or life insurance, supplemental retirement, severance or other benefit plans, programs or arrangements; and (ii) all material employment, termination, severance or other contracts, agreements or commitments to which the Company or any Company Subsidiary is a party, with respect to which the Company or any Company Subsidiary has or may reasonably be expected to have any obligation or which are maintained, contributed to or sponsored by the Company or any Company Subsidiary for the benefit of any current or former employee, consultant, officer or director of the Company or any Company Subsidiary (collectively, the “Plans”). The Company has made available to Parent a true and complete copy (where applicable) of (A) each Plan (or, where a Plan has not been reduced to writing, a summary of all material Plan terms of such Plan), (B) each trust or funding arrangement prepared in connection with each such Plan, (C) the most recently filed annual report on Internal Revenue Service (“IRS”) Form 5500 or any other annual report required by applicable Law, (D) the most recently received IRS determination letter, if any, for each such Plan, (E) the most recently prepared actuarial report and financial statement in connection with each such Plan, and (F) the most recent summary plan description, any summaries of material modification, any employee handbooks, and any material written communications by the Company or the Company Subsidiaries to any current or former employees, consultants, or directors of the Company or any Company Subsidiary concerning the extent of the benefits provided under a Plan. Except as set forth on Section 3.11(a) of the Company Disclosure Letter, neither the Company nor any Company Subsidiary has any plan or commitment to establish any new material Plan or to materially modify any Plan.

(b)       None of the Company or any Company Subsidiary or any other Person or entity that, together with the Company or any Company Subsidiary, is or was treated as a single employer under Section 414(b), (c), (m) or (o) of the Code (each, together with the Company and any Company Subsidiary, an “ERISA Affiliate”), has now or at any time within the past six years (and in the case of any such other Person or entity, only during the period within the past six years that such other Person or entity was an ERISA Affiliate) contributed to, sponsored, or maintained (i) a pension plan (within the meaning of Section 3(2) of ERISA) subject to Section 412 of the Code or Title IV of ERISA; (ii) a multiemployer plan (within the meaning of Section 3(37) or 4001(a)(3) of ERISA or the comparable provisions of any other applicable Law) (a “Multiemployer Plan”); or (iii) a single employer pension plan (within the meaning of Section 4001(a)(15) of ERISA) for which an ERISA Affiliate would reasonably be expected to incur Liability under Section 4063 or 4064 of ERISA (a “Multiple Employer Plan”).

(c)       No Plan exists that would reasonably be expected to result in the payment to any present or former employee, director or consultant of the Company or any Company Subsidiary of any money or other property or accelerate or provide any other rights or benefits to any current or former employee, director or consultant of the Company or any Company Subsidiary as a result of the consummation of the Merger or the Other Transactions (whether alone or in connection with any other event). Neither the execution and delivery of this Agreement nor the consummation of the Merger or the Other Transactions will (either alone or in combination with another event) result in any payment or other benefit that has been or may be made to any current or former employee or independent contractor of the Company or any Company Subsidiary under any employment, severance or termination agreement, other compensation arrangement or employee benefit plan or arrangement with the Company or any Company Subsidiary to be characterized as an “excess parachute payment,” as such term is defined in Section 280G of the United States Internal Revenue Code of 1986, as amended (the “Code”). None of the Company or any Company Subsidiary is a party to any material agreement, contract, arrangement or plan pursuant to which it is bound to compensate any Person for any excise or other additional Taxes paid pursuant to Section 409A or 4999 of the Code or any similar provision of state, local or foreign Law.

(d)       Each Plan that is intended to be qualified under Section 401(a) of the Code is so qualified, and each trust established in connection with any Plan which is intended to be exempt from federal income taxation under Section 501(a) of the Code has received a determination letter from the IRS that it is so exempt, and, to the knowledge of the Company, no fact or circumstance exists that would reasonably be expected to result in the revocation of such letter.

(e)       (i) Each Plan has been established and administered in accordance with its terms, and in compliance with the applicable provisions of ERISA, the Code and other applicable Laws, except to the extent such noncompliance would not, or would not reasonably be expected to, individually or in the aggregate, have a Company Material Adverse Effect, and (ii) no Plan provides post-termination benefits, and neither the Company nor any Company Subsidiary has any obligation to provide any post-termination benefits other than for health care continuation as required by Section 4980B of the Code or any similar statute.

(f)        With respect to any Plan, (i) no Actions (other than routine claims for benefits in the ordinary course) are pending or, to the knowledge of the Company, threatened, except for those that would not, or would not reasonably be expected to, individually or in the aggregate, have a Company Material Adverse Effect, (ii) to the knowledge of the Company, no facts or circumstances exist that would reasonably be expected to give rise to any Actions that would or would reasonably be expected to, individually or in the aggregate, have a Company Material Adverse Effect, and (iii) to the knowledge of the Company, no administrative investigation, audit or other administrative proceeding by the Department of Labor, the IRS or other Governmental Authority is pending, in progress or threatened, except for those that would not, or would not reasonably be expected to, individually or in the aggregate, have a Company Material Adverse Effect.

(g)       No Plan is a defined benefit pension plan governed by laws outside of the United States. The Company represents that any debts due by the

Company or a Company Subsidiary to the PA Pension Scheme under section 75, as amended, of the Pensions Act 1995, have been paid in full and neither the Company nor any Company Subsidiary has any undischarged obligations or liabilities (whether current or contingent, including for this purpose any contingent liability arising from a possible financial support direction, restoration order or contribution notice under the Pensions Act 2004) in relation to the PA Pension Scheme.

(h)       Neither the Company nor any Company Subsidiary nor, to the knowledge of the Company, any other “party in interest” or “disqualified person” with respect to any Plan, since June 30, 2001, has engaged in a non-exempt “prohibited transaction” within the meaning of Section 406 of ERISA or Section 4975 of the Code involving such Plan, other than as would not, or would not reasonably be expected to, individually or in the aggregate, have a Company Material Adverse Effect. To the knowledge of the Company, no fiduciary has any Liability for breach of fiduciary duty or any other failure to act or comply with the requirements of ERISA, the Code or any other applicable Laws in connection with the administration or investment of the assets of any Plan.

(i)        All contributions (including all employer contributions and employee salary reduction contributions) or premium payments required to have been made under the terms of any Plan, or in accordance with applicable Law, as of the date hereof have been made or reflected on the Company’s financial statements in accordance with GAAP. No “accumulated funding deficiency” as defined in Section 302 of ERISA or Section 412 of the Code, whether or not waived, exists with respect to any Plan subject to Section 302 of ERISA or Section 412 of the Code and the Company is not, and does not expect to be, subject to (i) any requirement to post security pursuant to Section 412(f) of the Code or (ii) any lien pursuant to Section 412(n) of the Code.

(j)        Since July 1, 1996, the date of grant of each Company Stock Option reflected on the books and records of the Company and used in determining the accounting charge, if any, in respect of such Company Stock Option is the actual date on which such Company Stock Option was granted. There is no internal or, to the knowledge of the Company, external investigation or inquiry, whether ongoing or completed, the subject of which was wholly or partially the determination of the proper grant date of Company Stock Options. For purposes of this Section 3.11(i), the term “Company Stock Option” includes each stock option which would be a Company Stock Option but for the fact that it was exercised prior to the date of this Agreement.

Section 3.12	Labor and Employment Matters.

(a)       Neither the Company nor any Company Subsidiary is or has been within the last six years a party to any collective bargaining agreement or other agreements or arrangements with any labor union or works council applicable to Persons employed by the Company or any Company Subsidiary, nor is any such agreement or arrangement being negotiated, nor, to the knowledge of the Company, are there any such employees represented by a works council or a labor organization or activities or proceedings of any labor union to organize any such employees. Except as would not, or would not reasonably be expected to, individually or in the aggregate, have a Company Material Adverse Effect, no work stoppage, slowdown or labor strike against the Company or any Company Subsidiary is pending or, to the knowledge of the Company, threatened. Except as would not, or would not reasonably be expected to, individually or in the aggregate, have a Company Material Adverse Effect, the Company and the Company Subsidiaries (i) have no Liability with respect to any misclassification of any Persons as an independent contractor rather than as an employee, (ii) are in compliance with all applicable foreign, federal, state and local Laws, rules and regulations respecting employment, employment practices, labor relations, employment discrimination, health and safety, terms and conditions of employment and wages and hours, in each case, with respect to their employees, and (iii) have not received any written remedial order or notice of offense under applicable occupational health and safety Laws.

(b)       The Company has not incurred in the last three years, and does not reasonably expect to incur, any Liability or obligation under the Worker Adjustment and Retraining Notification Act, and the regulations promulgated thereunder (the “WARN Act”), or any similar state or local Law which remains unsatisfied.

(c)       In the three years preceding the date of this Agreement, neither the Company nor any Company Subsidiary has: (i) given notice of redundancies to the relevant Secretary of State or started consultations with a trades union under Chapter II of Part IV of the Trade Union and Labour Relations (Consolidation) Act 1992 or failed to comply with its obligations under Chapter II of Part IV of that Act; or (ii) been a party to a relevant transfer (as defined in the Transfer of Undertakings (Protection of Employment) Regulations 2006) or failed to comply with an obligation imposed by the foregoing.

Section 3.13	Real Property.

(a)       Section 3.13(a) of the Company Disclosure Letter sets forth by address a true, correct and complete list of all properties owned by the Company or any of the Company Subsidiaries (the “Owned Real Property”). True and complete copies of the most recent title reports, title policies and surveys currently in the possession of the Company with respect to the Owned Real Property located in Plainview, New York have been made available to Parent. Except as would not, or would not reasonably be expected to, individually or in the aggregate, have a Company Material Adverse Effect, (i) for each item of Owned Real Property listed on Section 3.13(a) of the Company Disclosure Letter, the Company or any of the Company Subsidiaries, as the case may be, has good and valid fee title to the Owned Real Property free and clear of all Liens, except for Permitted Liens; (ii) there are no pending or, to the knowledge of the Company, threatened expropriation, condemnation or eminent domain proceedings, lawsuits or administrative or other Actions relating to the Owned Real Property; and (iii) except for the Company or the Company Subsidiaries, there are no Persons in possession or occupancy of any part of the Owned Real Property or the facilities located on the Owned Real Property or who have possessory rights with respect to any part of the Owned Real Property.

(b)       Section 3.13(b) of the Company Disclosure Letter sets forth by address a true, correct and complete list of the real property leased or subleased by the Company or any Company Subsidiary under leases or subleases with remaining payments of at least $500,000 as of December 31, 2006 (each, a “Leased Property”, and collectively, the “Leased Properties”), with any guaranty given by the Company or any Company Subsidiary in connection therewith. The Company or one of the Company Subsidiaries has a valid leasehold interest in all of the Leased Properties, free and clear of all Liens, except, (i) Liens for Taxes, assessments and governmental charges or levies either not yet due and payable or which are being contested in good faith and by appropriate proceedings and for which appropriate reserves have been established to the extent required by GAAP; (ii) mechanics, carriers’, workmen’s, warehouseman’s, repairmen’s, materialmen’s or other Liens or security interests that are not yet due or that are being contested in good faith and by appropriate proceedings and for which adequate reserves have been made if so required by GAAP; (iii) Liens imposed by applicable Law (other than Tax Law); (iv) pledges or deposits to secure obligations under workers’ compensation Laws or similar legislation or to secure public or statutory obligations; (v) pledges and deposits to secure the performance of bids, trade contracts, leases, surety and appeal bonds, performance bonds and other obligations of a similar nature, in each case in the ordinary course of business; (vi) defects, imperfections or irregularities in title, easements, covenants and rights of way (unrecorded and of record) and other similar restrictions, and zoning, building and other similar codes or restrictions, in each case that do not adversely affect in any material respect the current use of the applicable property owned, leased, used or held for use by the Company or any of the Company Subsidiaries; (vii) Liens the existence of which are specifically disclosed in the notes to the consolidated financial statements of the Company included in the Form 10-K/A or the Company’s Quarterly Reports on Form 10-Q for the periods ended September 30, 2006 or December 31, 2006; (viii) statutory, common law or contractual liens of landlords; or (ix) all Liens and other imperfections of title (including matters of record) and encumbrances that do not materially interfere with the conduct of the business of the Company and the Company Subsidiaries, taken as a whole, or as would not, or would not reasonably be expected to, individually or in the aggregate, have a Company Material Adverse Effect (the items in clauses (i) through (ix), collectively, “Permitted Liens”). True and complete copies of all agreements under which the Company or any of the Company Subsidiaries leases or subleases the Leased Properties (the “Leases”) have been made available to Parent. Except as would not, or would not reasonably be expected to, individually or in the aggregate, have a Company Material Adverse Effect, (A) the Company or one of the Company Subsidiaries has the right to the use and occupancy of the Leased Properties, subject to the terms of the applicable Lease relating thereto and Permitted Liens, and (B) the Leases are in full force and effect, all rent and other sums and charges payable by the Company or one of the Company Subsidiaries as tenant or subtenant thereunder are current or are being contested in good faith by appropriate proceedings, no notice of default or termination is outstanding, and, to the knowledge of the Company, no termination event or condition or uncured default on the part of the Company or one of the Company Subsidiaries has occurred, and, to the knowledge of the Company, no event has occurred and no condition exists which, with the giving of notice, the lapse of time or both, would constitute such a default or termination event or condition.

(c)       The Owned Real Property and the Leased Properties constitute all of the real property and interests in real property used by the Company or the Company Subsidiaries in connection with the businesses of the Company and the Company Subsidiaries, respectively, except for leases or subleases with remaining payments of less than $500,000 as of December 31, 2006.

Section 3.14	Intellectual Property.

(a)       Except as would not, or would not reasonably be expected to, individually or in the aggregate, have a Company Material Adverse Effect, (i) the Company and the Company Subsidiaries own or have the valid right to use all the Intellectual Property used in, or necessary to conduct the business of the Company and the Company Subsidiaries as currently conducted, and (ii) to the knowledge of the Company, the conduct of the business of the Company and the Company Subsidiaries as currently conducted does not infringe, misappropriate or violate (“Infringe”) any Intellectual Property rights of any third party. Except as would not, or would not reasonably be expected to, individually or in the aggregate, have a Company Material Adverse Effect, no claim or demand has been given in writing to the Company or any Company Subsidiary that the conduct of the business of the Company or any Company Subsidiary Infringes or may infringe the Intellectual Property rights of any third party (including any demand that the Company or a Company Subsidiary must license or refrain from using any Intellectual Property of a third party).

(b)       Section 3.14(b) of the Company Disclosure Letter sets forth: a true and complete list of all material registered trademarks and registered service marks, trademark and service mark applications, copyright and mask work registrations and applications, and patents and patent applications currently owned by the Company and the Company Subsidiaries (collectively, “Scheduled Intellectual Property”). Each item of the Scheduled Intellectual Property has been duly registered or application filed with the U.S. Patent and Trademark Office (the “PTO”), U.S. Copyright Office (the “Copyright Office”), or other appropriate or equivalent Governmental Authority in other jurisdictions, in each case as and to the extent so indicated on Section 3.14(b) of the Company Disclosure Letter. Except as would not, or would not reasonably be expected to, individually or in the aggregate, have a Company Material Adverse Effect, all patent, copyright and trademark applications, renewals and other similar fees have been properly paid and are current, and all patent, copyright and trademark registrations and filings remain in full force and effect. To the knowledge of the Company, there are no actual or threatened opposition proceedings, reexamination proceedings, cancellation proceedings, interference proceedings or other similar actions challenging the validity, existence or ownership of any portion of the Scheduled Intellectual Property. To the knowledge of the Company, none of the Scheduled Intellectual Property has been previously adjudged to be invalid or unenforceable in whole or in part.

(c)       Except as would not, or would not reasonably be expected to, individually or in the aggregate, have a Company Material Adverse Effect, with respect to the Intellectual Property rights that are owned by the Company or any of the Company Subsidiaries (except for portions thereof that consist of embedded third-party products licensed from others) that are material to the business of the Company and the Company Subsidiaries, taken as a whole (collectively, “Owned Intellectual Property”), to the knowledge of the Company, no Person has or is engaged in any activity that has Infringed the Owned Intellectual Property in any way that has a Company Material Adverse Effect. Except as set forth in Section 3.14(c) of the Company Disclosure Letter and as would not, or would not reasonably be expected to, individually or in the aggregate, have a Company Material Adverse Effect, neither the Company nor any Company Subsidiary has exclusively licensed any Owned Intellectual Property to any Person (other than in the ordinary course of business).

(d)       Section 3.14(d) of the Company Disclosure Letter sets forth a true and complete list of all material third party software licenses (other than licenses for “off-the-shelf” computer software, as such term is commonly understood, and software licenses having aggregate licensing fees of less than U.S.$100,000) that grant the Company or a Company Subsidiary a right to use a third party’s software.

(e)       Except as would not, or would not reasonably be expected to, individually or in the aggregate, have a Company Material Adverse Effect, the Company and the Company Subsidiaries have taken commercially reasonable actions to protect, preserve and maintain the Owned Intellectual Property and to maintain the confidentiality and secrecy of and restrict the improper use of confidential information, trade secrets and proprietary information under applicable Law. Without limitation, such reasonable actions have included maintaining and enforcing a policy of requiring employees and consultants to enter into non-disclosure and intellectual property assignment agreements to the extent that such employees or consultants have developed any Owned Intellectual Property. To the knowledge of the Company, there has been no unauthorized disclosure of any confidential information (including software source code contained in Owned Intellectual Property) or trade secrets of the Company or any Company Subsidiary that would or would reasonably be expected to, individually or in the aggregate, have a Company Material Adverse Effect. To the knowledge of the Company, except as disclosed in accordance with agreements containing such confidentiality terms, no Person other than the Company and the Company Subsidiaries is in possession of, nor has the Company or a Company Subsidiary granted ownership rights in, any source code contained in Owned Intellectual Property.

(f)        For purposes of this Agreement, “Intellectual Property” means the following and all rights pertaining thereto: (i) patents, patent applications, provisional patent applications and statutory invention registrations (including all utility models and other patent rights under the laws of all countries and including any divisions, continuations, continuations-in-part, reissues, reexaminations, or interferences thereof, whether or not patents are issued on any such applications and whether or not any such applications are modified, withdrawn, or resubmitted), (ii) trademarks, service marks, trade dress, logos, trade names, service names, corporate names, domain names and other brand identifiers, registrations and applications for registration thereof, (iii) copyrights, proprietary designs, Computer Software, mask works (including their range of revision numbers, architectural layouts, circuit layouts, simulation extractions and any other computer aided design file generated in connection with the development of an integrated circuit, whether registered or unregistered), databases, and registrations and applications for registration thereof, (iv) confidential and proprietary information, trade secrets and know-how (including production and design techniques enabling military and space approved electronic devices) (v) all similar rights, however denominated, throughout the world, and (vi) all rights to collect proceeds from the foregoing, to enforce the foregoing and to collect damages related to such enforcement. For purposes of this Agreement, “Computer Software” means computer software and includes all source code, object code, executable, binary code and firmware.

(g)       Except as would not, or would not reasonably be expected to, individually or in the aggregate, have a Company Material Adverse Effect (i) the Company and the Company Subsidiaries have complied with all applicable contractual requirements pertaining to information privacy and security, and (ii) no written complaint relating to an unlawful use or disclosure of, or a breach in the security of, any such information has been received by the Company or any Company Subsidiary.

(h)       Except as would not, or would not reasonably be expected to, individually or in the aggregate, have a Company Material Adverse Effect, the Computer Hardware that is used or held for use by the Company in the conduct of its business is in good working condition (normal wear and tear excepted). Except as would not, or would not reasonably be expected to, individually or in the aggregate, have a Company Material Adverse Effect, there has not been any malfunction with respect to the Computer Hardware since June 30, 2005 that has not been remedied or replaced in all material respects. For purposes of this Agreement, “Computer Hardware” means any computer hardware, equipment and peripherals of any kind and of any platform, including desktop and laptop personal computers, handheld computerized devices, servers, mid-range and mainframe computers, process control and distributed control systems, and all network and other communications and telecommunications equipment.

Section 3.15	Taxes.

(a)       The Company and the Company Subsidiaries have (i) timely filed or caused to be filed (taking into account any extension of time to file validly granted or obtained) all income and other material Tax Returns required to be filed by them, and such Tax Returns are true, correct and complete in all material respects, and (ii) timely paid in full all material Taxes due and payable (whether or not shown due on any Tax Return) except to the extent that such Taxes are being contested in good faith and a reserve for such Taxes in accordance with GAAP has been established on the Company’s Balance Sheet. The Liabilities and reserves for Taxes reflected on the Company’s Balance Sheet has been established in accordance with GAAP. There are no material Liens for Taxes upon any property or asset of the Company or any of the Company Subsidiaries, except for Liens for Taxes not yet due. All material Taxes required to be withheld by the Company and the Company Subsidiaries have been timely withheld and paid over to the appropriate Governmental Authority.

(b)       The Company has delivered or otherwise made available to Parent copies of all income Tax Returns filed for Tax years ending June 30, 2003, June 30, 2004, June 30, 2005 and June 30, 2006 requested by Parent, which copies are correct and complete, and any amended federal income Tax returns filed within the three-year period ending on the date hereof requested by Parent, which copies are correct and complete.

(c)       No deficiency for any material amount of Tax has been asserted or assessed by any Governmental Authority in writing against the Company or any Company Subsidiary (or, to the knowledge of the Company, has been threatened or proposed in writing), except for deficiencies which have been satisfied by payment, settled or withdrawn or which are being contested in good faith and the amount of which is included in accordance with GAAP in the reserves for Taxes on the Company’s Balance Sheet.

(d)       (i) There are no pending or, to the knowledge of the Company, threatened audits, examinations, investigations or other proceedings regarding Taxes or Tax Returns of the Company or any Company Subsidiary with respect to which the Company or a Company Subsidiary has been notified in writing and (ii) neither the Company nor any Company Subsidiary has waived any statute of limitations regarding Taxes or Tax Returns or agreed to any extension of time with respect to an assessment or deficiency for Taxes (other than waivers and extensions which are no longer in effect). There are no powers of attorney currently in effect with respect to any Tax matter of the Company or any Company Subsidiary.

(e)       For Tax years beginning after June 30, 2003, neither the Company nor any Company Subsidiary (i) has “participated” (within the meaning of Treasury Regulation Section 1.6011-4(c)(3)(i)(A)) in any “listed transaction” within the meaning of Treasury Regulation Section 1.6011–4(b)(2)) or any similar provision of state, local or foreign Law, (ii) has been subject to a written claim by a Governmental Authority in a jurisdiction where the Company or any of the Company Subsidiaries does not file Tax Returns or pay Taxes that it is or may be subject to taxation by that jurisdiction, (iii) is required to include any material amount in gross income for any period ending after the Closing Date as a result of (A) a change in method of accounting under Section 481 of the Code, (B) any intercompany transaction, (C) an installment sale or open transaction disposition, or (D) a prepaid amount (or under any provision of Law of any jurisdiction with similar consequences as any of (iii)(A) through (iii)(D) above), in each case occurring prior to the Closing Date and except as provided in the second lead-in paragraph in ARTICLE III, (iv) has constituted a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock intended to qualify for tax-free treatment under Section 355 of the Code (A) in the two years prior to the date of this Agreement (or will constitute such a corporation in the two years prior to the Closing Date) or (B) in a distribution that otherwise constitutes part of a “plan” or “ series of related transactions” (within the meaning of Section 355(e) of the Code) in conjunction with the Merger, or (v) received a private letter ruling from the IRS or any similar ruling from any other Governmental Authority or is subject to a special arrangement with a Governmental Authority regarding any Tax matter.

(f)        Neither the Company nor any Company Subsidiary (i) has been a member of an affiliated group filing a consolidated federal income tax return (other than a group the common parent of which was the Company) since July 1, 2001, (ii) has any Liability for the Taxes of any Person (other than the Company or any Company Subsidiary) under Treasury regulation Section 1.1502-6 (or any similar provision of state, local or foreign Law), as a transferee, successor, by contract, assumption, operation of Law or otherwise and (iii) is a party to any indemnification, allocation or sharing agreement or other arrangement with respect to Taxes (other than agreements among the Company and the Company Subsidiaries and other than customary Tax indemnifications contained in credit or other commercial lending agreements).

Section 3.16      Environmental Matters. Except as would not reasonably be expected to, individually or in the aggregate, have a Company Material Adverse Effect, (i) to the knowledge of the Company, there is and has been no release of Materials of Environmental Concern that requires response action under applicable Environmental Law at, on or under any of the properties currently owned, leased or operated by the Company or any of the Company Subsidiaries or, during the period of the Company’s or the Company Subsidiaries’ ownership, lease or operation thereof, formerly owned, leased or operated by the Company or any of the Company Subsidiaries; (ii) there are no written claims or notices pending or, to the knowledge of the Company, issued to or threatened in writing against the Company or any of the Company Subsidiaries alleging violations of or Liability under any Environmental Law; and (iii) to the knowledge of the Company, there are no events, conditions or circumstances that have resulted in, or are reasonably likely to result in, obligations or Liabilities pursuant to, and the Company is in compliance with, all applicable Environmental Laws.

Section 3.17	Specified Contracts.

(a)       Except as would not, or would not reasonably be expected to, individually or in the aggregate, have a Company Material Adverse Effect, (i) each Specified Contract and Government Contract is a legal, valid and binding obligation of the Company or a Company Subsidiary, as applicable, and, to the Company’s knowledge, each counterparty thereto, and is in full force and effect and (ii) the Company and the Company Subsidiaries have performed and complied with all obligations required to be performed or complied with by them under each Specified Contract and Government Contract. There is no breach, violation or default under any Specified Contract and Government Contract by the Company or any of the Company Subsidiaries or, to the Company’s knowledge, by any counterparty, and no event has occurred that with the lapse of time or the giving of notice or both would constitute a breach, violation or default thereunder by the Company or any of the Company Subsidiaries, or, to the Company’s knowledge, by any counterparty, except which would not, or would not reasonably be expected to, individually or in the aggregate, have a Company Material

Adverse Effect. For purposes of this Section 3.17(a) and Section 3.17(d) below, Specified Contracts will be deemed to include any Contract entered into after the date hereof that would have been a Specified Contract had it been in effect as of or prior to the date hereof.

(b)       For purposes of this Agreement, the term “Specified Contract” means any of the following Contracts (together with all exhibits, schedules and amendments thereto) to which the Company or any Company Subsidiary is a party:

(i)    any limited liability company agreement, joint venture or other similar agreement or arrangement with respect to any material business of the Company and the Company Subsidiaries, taken as a whole, other than any such limited liability company, partnership or joint venture that is a wholly-owned Company Subsidiary;

(ii)   any Contract or Contracts relating to or evidencing Indebtedness (A) in an amount in excess of $500,000, individually or in the aggregate, other than equipment leases entered into in the ordinary course of business that do not exceed $1,000,000 in the aggregate or (B) any Indebtedness in excess of $50,000 or any secured Indebtedness which, in each case, cannot be prepaid at Closing without penalty, premium or notice;

(iii) any Contract filed as an exhibit to the Company’s Form 10-K/A pursuant to Item 601(b)(10) of Regulation S-K under the Securities Act or disclosed by the Company in a Current Report on Form 8-K, other than Plans disclosed in Section 3.11(a) of the Company Disclosure Letter;

(iv) any Contract that prohibits (or purports to prohibit) the Company or the Company Subsidiaries or any Affiliate of the Company (A) from materially competing in any line of business, (B) competing with any Person or operate in any location or (C) from soliciting of the customers or employees of any Person;

(v)   any Contract that (A) contains most favored customer pricing provisions with any third party (other than Contracts entered into in the ordinary course of business consistent with past practice) or (B) grants any exclusive rights, rights of first refusal, rights of first negotiation or similar rights to any Person, in the case of each of (A) and (B) in a manner which is material to the business of the Company and the Company Subsidiaries, taken as a whole;

(vi) any Contract not yet consummated for the acquisition or disposition, directly or indirectly (by merger or otherwise), of assets or capital stock or other equity interests of any Person for aggregate consideration under such Contract in excess of $1,000,000 individually, or $5,000,000 in the aggregate;

(vii)               any Contract of the type that would be required to be disclosed under Item 404 of Regulation S-K under the Securities Act between or among the Company or a Company Subsidiary, on the one hand, and any of their respective Affiliates (other than the Company or any Company Subsidiary), on the other hand, that involves amounts of more than $100,000;

(viii)             any acquisition Contract pursuant to which the Company or any of the Company Subsidiaries has or may have continuing indemnification, “earn-out” or contingent payment obligations, whether or not disputed, that, individually or in the aggregate, could result in payments in excess of $500,000;

(ix) any Contract that, individually or in the aggregate, would, or would reasonably be expected to, prevent or materially delay the Company’s ability to consummate the Merger or the Other Transactions;

(x)   any Contract that contains a put, call, right of first refusal or similar right pursuant to which the Company or any Company Subsidiary would be required to purchase or sell, as applicable, any ownership interests of any Person for an aggregate consideration under such Contract in excess of $1,000,000; or

(xi) any Contracts containing minimum purchase conditions in excess of $1,000,000 or requirements or other terms that materially restrict or limit the purchasing relationships of the Company or the Company Subsidiaries, or any customer, licensee or lessee thereof.

(c)       A true and complete list of the Specified Contracts (other than Contracts relating to Intellectual Property) referred to in clause (b) above is set forth in Section 3.17(c) of the Company Disclosure Letter. The Company has made available to Parent, as of the date hereof, true and correct copies of each Specified Contract.

(d)       With respect to each Contract, bid or proposal between the Company or any of the Company Subsidiaries and any (i) Governmental Authority, including any facilities contract for the use of government-owned facilities or (ii) third party relating to a Contract with any Governmental Authority (each a “Government Contract”), (A) the Company and each of the Company Subsidiaries have complied with all terms and conditions of such Government Contract, including all clauses, provisions and requirements incorporated expressly by reference, or by operation of law therein; (B) the Company and each of the Company Subsidiaries have complied with all requirements of all applicable Laws, or agreements pertaining to such Government Contract, including where applicable the “Cost Accounting Standards” disclosure statement of the Company or such Company Subsidiary; (C) all representations and certifications executed, acknowledged or set forth in or pertaining to such Government Contract were complete and correct as of their effective dates and the Company and the Company Subsidiaries have complied with all such representations and certifications; (D) neither the United States government nor any prime contractor, subcontractor, vendor or other Person who is a party to a Government Contract has notified the Company or any of the Company Subsidiaries that the Company or any of the Company Subsidiaries has breached or violated any Laws, certification, representation, clause, provision or requirement pertaining to such Government Contract; (E) neither the Company nor any of the Company Subsidiaries has received any notice of termination for convenience, notice of termination for default, cure notice, show cause or notice pertaining to such Government Contract; (F) no cost incurred by the Company or any of the Company Subsidiaries pertaining to such Government Contract has been questioned or challenged, is the subject of any audit (other than routine cost incurred audits) or investigation or has been disallowed by any Governmental Authority; and (G) no payments due to the Company or any of the Company Subsidiaries pertaining to such Government Contract have been withheld or set off, nor has any claim been made to withhold or set off money, and the Company and the Company Subsidiaries are entitled to all progress or other payments received with respect thereto, except for any such failure, noncompliance, inaccuracy, breach, violation, termination, withholding, cost, investigation, disallowance or payment or other action contemplated by clauses (A) through (G) above that would not, or would not reasonably be expected to, individually or in the aggregate, have a Company Material Adverse Effect.

(e)       To the Company’s knowledge, neither the Company nor any of the Company Subsidiaries or any of their respective directors, officers, employees, consultants or agents is or since July 1, 2004 has been under (i) any civil or criminal investigation or indictment by any Governmental Authority or (ii) material administrative investigation or material audit by any Governmental Authority, in either case with respect to any alleged improper act or omission arising under or relating to any Government Contract.

(f)        There exist (i) no outstanding claims against the Company or any of the Company Subsidiaries, either by any Governmental Authority or by any prime contractor, subcontractor or vendor or other Person who is a party to a Government Contract, arising under or relating to any Government Contract, and (ii) no disputes between the Company or any of the Company Subsidiaries and the United States government under the Contract Disputes Act, as amended, or any other federal statute, or between the Company or any of the Company Subsidiaries and any prime contractor, subcontractor or vendor that is party to a Government Contract arising under or relating to any Government Contract which would or would reasonably be expected to, in the case of (i) or (ii), individually or in the aggregate, have a Company Material Adverse Effect. To the Company’s knowledge, neither the Company nor any of the Company Subsidiaries has any Liability in respect of any pending claim against any prime contractor, subcontractor or vendor arising under or relating to any Government Contract that would or would reasonably be expected to, individually or in the aggregate, have a Company Material Adverse Effect.

(g)       Since July 1, 2004, neither the Company nor any of the Company Subsidiaries has been determined not to be a responsible party or been debarred or suspended from participation in the award of contracts with the United States government or any other Governmental Authority (excluding, for this purpose, ineligibility to bid on certain contracts due to generally applicable bidding requirements). To the Company’s knowledge, there exist no facts or circumstances that would warrant the institution of suspension or debarment proceedings or the finding of non-responsibility or ineligibility on the part of the Company, any of the Company Subsidiaries or any of their respective directors, officers or employees which would or would reasonably be expected to, individually or in the aggregate, have a Company Material Adverse Effect.

Section 3.18      Insurance. Section 3.18 of the Company Disclosure Letter sets forth a complete and correct list of all insurance policies owned or held by the Company and each Company Subsidiary and all such policies have been made available to Parent. With respect to each such insurance policy, except as would not, or would not reasonably be expected to, individually or in the aggregate, have a Company Material Adverse Effect: (i) except for policies that have expired under their terms in the ordinary course and have been replaced by policies with substantially similar coverage, the policy is in full force and effect; (ii) neither the Company nor any Company Subsidiary is in material breach or default (including any such breach or default with respect to the payment of premiums or the giving of notice), and, to the Company’s knowledge, no event has occurred which, with notice or the lapse of time, would constitute such a breach or default, or permit termination or modification, under the policy; (iii) to the knowledge of the Company, no insurer on the policy has been declared insolvent or placed in receivership, conservatorship or liquidation; and (iv) to the knowledge of the Company, no notice of cancellation or termination has been received other than in connection with ordinary renewals.

Section 3.19	Board Approval; Vote Required.

(a)       The Company Board by resolutions duly adopted at a meeting duly called and held, which resolutions, subject to Section 6.04, have not been subsequently rescinded, modified or withdrawn in any way, has by unanimous vote of those directors present (who constituted 100% of the directors then in office and duly elected, subject to the terms and conditions set forth herein, has (i) determined that the Merger is advisable and in the best interests of the Company’s stockholders, (ii) approved this Agreement, the Merger and the Other Transactions and (iii) recommended approval and adoption of this Agreement and the Merger. The approval of this Agreement by the Company Board constitutes approval of this Agreement, the Merger and the other transactions contemplated hereby for purposes of Section 203 of the DGCL (“Section 203”) and for all provisions of the Company’s certificate of incorporation and bylaws and represents the only action necessary to ensure that the restrictions of Section 203 (and the restrictions in the Company’s certificate of incorporation and bylaws) do not apply to the execution and delivery of this Agreement or the consummation of the Merger and the Other Transactions. No “fair price,” “moratorium,” “control share acquisition,” or other similar anti-takeover statute or regulation enacted under state or federal Laws in the United States (with the exception of Section 203) applicable to the Company is applicable to this Agreement or the Merger or the Other Transactions. On May 25, 2007, the Company provided a notice of termination as of such date (the “Termination Notice”) to AF Holdings, Inc. (“AFH”) and AF Merger Sub, Inc. (“AFMS”) of the Agreement and Plan of Merger, dated as of March 2, 2007, by and among the Company, AFH and AFMS (the “Prior Agreement”) and in connection with such termination, paid on such date to AFH $22.5 million in respect of the Breakup Fee (as defined in the Prior Agreement). The Company Board determined on April 18, 2007 that The Veritas Capital Fund III, L.P. (together with its affiliates and co-investors) was an Excluded Party (as defined in the Prior Agreement) and determined on the Termination Date that the Acquisition Proposal (as defined in the Prior Agreement) reflected in the terms of this Agreement constitutes a Superior Proposal (as defined in the Prior Agreement) and that The Veritas Capital Fund III, L.P. (together with its affiliates and co-investors) is an Excluded Party (as defined in the Prior Agreement) and has not withdrawn, modified or rescinded any such determinations in any manner. Immediately prior to the sending of the Termination Notice to AFH and AFMS, the Company was not in breach of, had not previously breached and, except as set forth on Section 3.19(a) of the Company Disclosure Letter, the Company has not received any notice of any allegation of breach of the Prior Agreement and there were no other Excluded Parties.

(b)       The only vote of the holders of any class or series of capital stock or other securities of the Company necessary to adopt this Agreement or consummate the Merger or the Other Transactions under the DGCL, under the Company’s certificate of incorporation or bylaws or under any other applicable Law, Contract to which the Company is a party or constituent document is the affirmative vote of the holders of a majority of the outstanding shares of Company Common Stock entitled to vote in favor of the adoption of this Agreement (the “Stockholder Approval”).

Section 3.20      Company Stock Options. The Company Board by resolutions duly adopted at a meeting duly called and held, which resolutions have not been subsequently rescinded, modified or withdrawn in any way, subject to the terms and conditions set forth herein, has resolved that, pursuant to its authority under the Company Stock Option Plans, each Company Stock Option outstanding at the Effective Time shall, from and after the Effective Time, represent as of the Effective Time solely the right to receive, in accordance with Section 2.03, a lump sum cash payment in the amount of the Option Consideration, if any, with respect to such Company Stock Option, which resolutions are set forth in Section 3.20 of the Company Disclosure Letter.

Section 3.21      Rights Agreement. The Company has delivered or made available to Parent a correct and complete copy of the Company’s shareholders’ rights agreement, dated as of August 13, 1998, as amended (the “Rights Plan”), including all exhibits thereto. The Company has taken all necessary action so that neither the execution and delivery of this Agreement nor the consummation of the Merger or the Other Transactions will (i) cause the rights granted under the Rights Plan to become exercisable, (ii) cause Parent or Merger Sub, or any Affiliate of Parent or Merger Sub, to become an Acquiring Person or (iii) give rise to a “Distribution Date” (as defined in the Rights Plan) or other triggering event under the Rights Plan. The Company has taken all necessary action so that the March 2, 2007 amendment to the Rights Plan enacted in connection with the Prior Agreement shall be of no further force and effect as of the date of this Agreement.

Section 3.22      Relationships. Since June 30, 2006 through the date of this Agreement, no customer that is material to the Company and the Company Subsidiaries, taken as a whole, and no supplier or service provider that is material to the Company and the Company Subsidiaries, taken as a whole, is involved in, or to the knowledge of the Company, is threatening, a material dispute with the Company or the Company Subsidiaries.

Section 3.23      Opinion of Financial Advisors. The Company Board has received the separate opinions of Bear, Stearns & Co. Inc. and Banc of America Securities LLC, each to the effect that, as of the date thereof and based upon and subject to the matters set forth therein, the Merger Consideration to be received by the holders of Company Common Stock (other than as specified in the opinions) is fair, from a financial point of view, to such holders. An executed copy of each such opinion will be delivered to Parent and Merger Sub solely for information purposes. The Company may, subject to the approval of the firm rendering such opinion as set forth in such firm’s engagement letter with the Company, include a copy of such written opinion in the Proxy Statement.

Section 3.24      Brokers. Except for Bear, Stearns & Co. Inc., Banc of America Securities LLC and Thomas Weisel Partners LLC, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of the Company. The Company has made available to Parent a true and complete copy of all Contracts between (or binding upon) the Company or any Company Subsidiary and Bear, Stearns & Co. Inc., Banc of America Securities LLC and Thomas Weisel Partners LLC.

Section 3.25      No Other Information. Except as set forth in this Agreement, the Company acknowledges that neither Parent nor Merger Sub make any representations or warranties as to any matter whatsoever except as expressly set forth in this Agreement.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Concurrently with the execution and delivery of this Agreement, Parent and Merger Sub have delivered to the Company a letter (the “Parent Disclosure Letter”) setting forth, among other things, items the disclosure of which is necessary either in response to an express disclosure requirement contained in a provision hereof or as an exception to one or more of the representations and warranties of Parent and Merger Sub contained in this ARTICLE IV. Each of Parent and Merger Sub, jointly and severally, hereby represents and warrants to the Company that:

Section 4.01      Corporate Organization. Each of Parent and Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization and has the requisite corporate power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted, except where the failure to be so organized, existing or in good standing or to have such power authority and governmental approvals would not, individually or in the aggregate, prevent or materially delay consummation of the Merger or otherwise prevent or materially delay either Parent or Merger Sub from performing its obligations under this Agreement.

Section 4.02      Certificate of Incorporation and Bylaws. Each of Parent and Merger Sub has heretofore furnished to the Company a complete and correct copy of its certificate of incorporation and bylaws, as in effect as of the date of this Agreement. Such certificates of incorporation and bylaws are in full force and effect.

Section 4.03      Authority Relative to this Agreement. Each of Parent and Merger Sub has all necessary corporate or other power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the Merger, the Other Transactions and the Financing. The execution, delivery and performance of this Agreement by each of Parent and Merger Sub and the consummation by each of Parent and Merger Sub of the Merger, the Other Transactions and the Financing have been duly and validly authorized by all necessary corporate or other action, and no other corporate or other actions on the part of Parent or Merger Sub are necessary to authorize this Agreement or to consummate the Merger, the Other Transactions or the Financing. This Agreement has been duly and validly executed and delivered by each of Parent and Merger Sub and, assuming due authorization, execution and delivery by the Company, constitutes a legal, valid and binding obligation of each of Parent and Merger Sub, enforceable against each of Parent and Merger Sub in accordance with its terms, subject to the effect of any general principles of equity, whether applied in a court of law or a court of equity, and by bankruptcy, insolvency and similar Laws affecting creditors’ rights and remedies generally, including all Laws relating to fraudulent transfers.

Section 4.04	No Conflict; Required Filings and Consents.

(a)       The execution and delivery of this Agreement by each of Parent and Merger Sub do not, and the performance of this Agreement by each of Parent and Merger Sub and the consummation by each of Parent and Merger Sub of the Merger, the Other Transactions and the Financing will not, (i) contravene, conflict with, violate or result in a breach of the respective certificates of incorporation or bylaws of Parent or Merger Sub, (ii) assuming that all consents, approvals, authorizations and other actions described in Section 3.05(b) and Section 4.04(b) have been obtained and all filings and obligations described in Section 4.04(b) have been made, conflict with or violate any Law applicable to either Parent or Merger Sub, or (iii) result in any breach or violation of, or constitute a default (or an event which, with notice or lapse of time or both, would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien on any property or asset of either Parent or Merger Sub pursuant to any Contract to which either Parent or Merger

Sub is a party or by which either Parent or Merger Sub is bound or affected, except, with respect to clauses (ii) and (iii), for any such conflicts, violations, breaches, defaults or other occurrences which would not, individually or in the aggregate, prevent or materially delay consummation of the Merger or otherwise prevent or materially delay Parent or Merger Sub from performing their material obligations under this Agreement.

(b)       Assuming the accuracy of the representations and warranties of the Company contained in Section 3.05(b) of this Agreement, the execution and delivery of this Agreement by each of Parent and Merger Sub do not, and the performance of this Agreement by each of Parent and Merger Sub and the consummation by each of Parent and Merger Sub of the Merger, the Other Transactions and the Financing will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Authority, except for (i) applicable requirements, if any, of the Exchange Act, (ii) the pre-merger notification requirements of the HSR Act and the competition or merger control Laws of any other applicable jurisdiction, (iii) the filing and recordation of appropriate merger documents as required by the DGCL and appropriate documents with the relevant authorities of other states in which the Company or any of the Company Subsidiaries is qualified to do business, (iv) the filing and clearance by the SEC of the Proxy Statement and (v) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not, individually or in the aggregate, prevent or materially delay consummation of the Merger or otherwise prevent or materially delay either Parent or Merger Sub from performing its material obligations under this Agreement.

Section 4.05      Absence of Litigation. There is no Action pending or, to the knowledge of Parent and Merger Sub, threatened, against either Parent or Merger Sub before any Governmental Authority that would or seeks to materially delay or prevent the consummation of the Merger. Neither Parent nor Merger Sub is subject to any continuing order of, consent decree, settlement agreement or other similar written agreement with, or, to the knowledge of Parent and Merger Sub, continuing investigation by, any Governmental Authority, or any order, writ, judgment, injunction, decree, determination or award of any Governmental Authority that would or seeks to materially delay or prevent the consummation of the Merger.

Section 4.06      Operations of Merger Sub and Parent; Ownership of Company Common Stock. Parent and Merger Sub were each formed solely for the purpose of engaging in the transactions contemplated hereby (including the Financing), have engaged in no other business activities, and have conducted their operations only as contemplated by this Agreement. Parent has no subsidiaries other than Merger Sub and Merger Sub has no subsidiaries. Except as contemplated by any Rollover Commitment, no shares of Company Common Stock are held by Parent, Merger Sub, Guarantors or any direct or indirect wholly owned subsidiary of Parent, Merger Sub or Guarantors.

Section 4.07      Financing. Parent has delivered to the Company true and complete copies of (a) executed commitment letters from each of the Guarantors addressed to Parent to provide equity financing in an aggregate amounts set forth therein (the “Equity Commitment Letters”), (the “Equity Financing”) and (b) executed commitment letters as set forth in Section 4.07 of the Parent Disclosure Letter, (collectively, the “Debt Commitment Letters”) (collectively, the “Debt Financing,” and together with the Equity Financing being collectively referred to as the “Financing”). None of the Equity Commitment Letters or Debt Commitment Letters (collectively, the “Financing Commitments”) has been amended or modified except as permitted by this Agreement, and the respective commitments contained in the Equity Commitment Letters and, to the knowledge of Parent as of the date of this Agreement, the Debt Commitment Letters have not been withdrawn or rescinded in any respect. The Equity Commitment Letters and, to the knowledge of Parent as of the date of this Agreement, the Debt Commitment Letters are in full force and effect. There are no conditions precedent or other contingencies related to the funding of the full amount of the Financing, other than as set forth in or contemplated by the Financing Commitments and the ability of the Parent's financing sources to exercise their market flex. The aggregate proceeds contemplated by the Financing Commitments will be sufficient for Parent and/or Merger Sub to pay the aggregate Merger Consideration and any other repayment or refinancing of debt contemplated by the Debt Commitment Letters and to pay all related fees and expenses. As of the date of this Agreement, and assuming the accuracy of the representations and warranties of the Company set forth in this Agreement, to Parent’s knowledge, all of the conditions to the Financing are capable of being satisfied on the Closing Date. As of the date of this Agreement, no event has occurred which, with or without notice, lapse of time or both, would constitute a default or breach on the part of Parent or Merger Sub under any term or condition of the Financing Commitments. Parent has fully paid any and all commitment fees that have been incurred and are due and payable in connection with the Financing Commitments, and Parent will pay when due all other commitment fees arising under the Debt Commitment Letters as and when they become payable.

Section 4.08      Guarantees. Concurrently with the execution of this Agreement, Parent has delivered to the Company the Guarantees, each dated the date hereof and executed by the relevant Guarantor, in favor of the Company with respect to the performance by Parent and Merger Sub, respectively, of their obligations under this Agreement.

Section 4.09      Brokers. Unless the Closing occurs and except as contemplated by Section 8.03, the Company shall not be responsible for any brokerage, finder’s or other fee or commission to any broker, finder or investment banker in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of either Parent or Merger Sub.

Section 4.10      No Other Information. Except as set forth in this Agreement, Parent and Merger Sub acknowledge that the Company makes no representations or warranties as to any matter whatsoever except as expressly set forth in this Agreement, including with respect to any projections, estimates or budgets discussed with, delivered to or made available to Parent and Merger Sub or to any of their respective Affiliates or any representatives of future revenues, future results of operations (or any component thereof), future cash flows or future financial condition (or any component thereof) of the Company and the Company Subsidiaries or of the future business and operations of the Company and the Company Subsidiaries.

ARTICLE V

CONDUCT OF BUSINESS PENDING THE MERGER

Section 5.01      Conduct of Business by the Company Pending the Merger. The Company agrees that, between the date of this Agreement and the Effective Time, except as expressly contemplated by this Agreement or as set forth in Section 5.01 of the Company Disclosure Letter, without the prior written consent of Parent and Merger Sub (which consent shall not be unreasonably withheld, conditioned or delayed, provided, that with respect to Section 5.01(l), such consent shall be in Parent's sole discretion), the businesses of the Company and the Company Subsidiaries shall be conducted in all material respects in the ordinary course of business and in a manner consistent with past practice, and the Company shall, and shall cause each of the Company Subsidiaries to, use its reasonable best efforts consistent with past practice to preserve in all material respects its business organization, to preserve its assets and properties in good repair and condition, to maintain capital expenditure levels consistent with past practices, to keep available the services of its present officers and to preserve in all material respects its current relationships with customers, suppliers, employees and other Persons with which the Company or any Company Subsidiary has material business relations, in each case in the ordinary course of business and in a manner consistent with past practice. Without limiting the generality of the foregoing, except as contemplated by any other provision of this Agreement or as set forth in Section 5.01 of the Company Disclosure Letter, the Company agrees that neither it nor any Company Subsidiary shall, between the date of this Agreement and the Effective Time, directly or indirectly, do any of the following, except with the prior written consent of Parent and Merger Sub (which consent shall not be unreasonably withheld, conditioned or delayed, provided, that with respect to Section 5.01(l), such consent shall be in Parent's sole discretion):

(a)       amend or otherwise change the certificate of incorporation or bylaws of the Company, or such similar organization or governing documents of the Company Subsidiaries;

(b)       issue, deliver, sell, transfer, dispose of, pledge or encumber any shares of its capital stock or equity interests, any other voting securities or any securities convertible into, or any rights, warrants or options to acquire, any such shares of capital stock or equity interests, voting securities or convertible securities, other than the issuance of shares of Company Common Stock issuable pursuant to Company Stock Options outstanding on the date hereof and set forth in Section 3.03(a)(i) of the Company Disclosure Letter or as required pursuant to any agreements set forth in Section 3.03(a) or Section 3.03(b) of the Company Disclosure Letter;

(c)       declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock or equity interests, except for dividends by any wholly-owned Company Subsidiary to the Company or any other wholly-owned Company Subsidiary;

(d)       reclassify, combine, split, subdivide or redeem, or purchase or otherwise acquire, directly or indirectly, any capital stock or equity interests of the Company or any Company Subsidiary;

(e)       (i) acquire (including by merger, consolidation, or acquisition of stock or assets or any other business combination) any corporation, partnership, other business or business organization, any division or business unit thereof or any material assets; (ii) incur, create, assume, issue, guarantee or otherwise become liable for any Indebtedness, or permit the creation of any Lien (other than Permitted Liens) on any of their respective assets or other material Liability or issue any debt securities or any right to acquire debt securities or assume, guarantee, endorse or otherwise become responsible or liable for the obligations of any other Person; (iii) enter into any new line of business; (iv) other than in the ordinary course of business, make any loans, advances or capital contributions to, or investments in, Persons other than wholly-owned Company Subsidiaries; or (v) other than licenses granted in the ordinary course of business and consistent with past practice, sell, lease, license, encumber or otherwise dispose of or transfer (by merger, consolidation, sale of stock or assets or otherwise) any of its assets;

(f)        make or commit to make any capital expenditure, other than in respect of those capital expenditure projects that are incurred in the ordinary course of business;

(g)       adopt or enter into a plan of complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization of the Company or any Company Subsidiary (other than the Merger);

(h)       (i) increase the salary, wages, benefits, bonuses or other compensation payable or to become payable to its current or former directors, officers or employees, except for increases required under employment agreements or collective bargaining agreements existing on the date hereof and disclosed to Parent, (ii) enter into or amend or otherwise alter any employment, change of control or severance agreement with, or establish, adopt, enter into or amend any Plan, bonus, profit sharing, thrift, stock option, restricted stock, pension, retirement, welfare, deferred compensation, employment, change of control, termination, severance or other benefit plan, agreement, policy or arrangement for the benefit of, any current or former director, officer or employee, (iii) exercise any discretion to accelerate the vesting or payment of any compensation or benefit under any Plan, (iv) except as required pursuant to any agreements set forth in Section 3.03(a) or Section 3.03(b) of the Company Disclosure Letter, grant any new awards under any Plan, or (v) take any action to fund the payment of compensation or benefits under any Plan except, in the case of clauses (i), (ii) and (v), in the ordinary course of business, consistent with past practices with respect to employees that are not officers or directors, or as may be required by the terms of any such plan, agreement, policy or arrangement in effect on the date hereof or disclosed to Parent or to comply with applicable Law;

(i)        make any change to its methods of accounting in effect as of June 30, 2006, except as required by changes in GAAP;

(j)        make or change any material Tax election, settle or compromise any material Tax Liability, change in any material respect any accounting method in respect of Taxes, file any amendment to, an income or other material Tax Return, enter into any closing agreement with respect to, or settle, any material claim or material assessment in respect of Taxes, or consent to any extension or waiver of the limitation period applicable to any claim or assessment in respect of Taxes, except, in each case, in the ordinary course of business consistent with past practice;

(k)       write up, write down or write off the book value of any of its assets, other than (i) in the ordinary course of business and consistent with past practice or (ii) as may be required by GAAP;

(l)        waive, settle, satisfy or compromise any material Action (which shall in any event include, but not be limited to, any pending or threatened Action and any legal proceedings arising out of or related to the termination of the Prior Agreement, this Agreement or the transactions contemplated thereby), including any claim related to the matters set forth in Section 5.01(l) of the Company Disclosure Letter;

(m)      enter into any agreement that restricts the ability of the Company or any of the Company Subsidiaries or any Affiliate of the Company to engage or compete in any line of business or any market;

(n)       other than in the ordinary course of business and on terms not materially adverse to the Company and the Company Subsidiaries taken as a whole, enter into, amend, modify, cancel or consent to the termination of any Specified Contract, Government Contract or any Contract that would be a Specified Contract or Government Contract if in effect on the date of this Agreement;

(o)       enter into, renew or amend in any material respect any transaction, agreement, arrangement or understanding (i) between (A) the Company or any Company Subsidiaries, on the one hand, and (B) any Affiliate of the Company (other than any of the Company Subsidiaries), on the other hand, of the type that would be required to be disclosed under Item 404 of Regulation S-K under the Securities Act, or (ii) that is set forth (or of the type required to be set forth) on Section 3.08 of the Company Disclosure Letter;

(p)       (i) assign, transfer, license or sublicense, mortgage, pledge or otherwise similarly encumber (except for Permitted Liens) or dispose of any material Intellectual Property, except for non-exclusive licenses or non-exclusive sublicenses of Owned Intellectual Property in the ordinary course of business, (ii) fail to pay any fee, take any reasonable action or make any filing necessary to maintain its ownership of the Owned Intellectual Property or that is reasonably likely to result in the forgoing being invalidated, abandoned, unmaintained, unenforceable or dedicated to the public domain; or (iii) fail to notify Parent promptly if (A) it knows or is advised that any Owned

Intellectual Property is reasonably likely to become abandoned or dedicated to the public domain, or (B) it or any of the Company Subsidiaries receives notice of any adverse determination or development regarding Owned Intellectual Property (including the institution of, or any such determination or development in, any proceeding in the PTO, Copyright Office or any other Governmental Authority);

(q)       engage in any “listed transaction,” within the meaning of Treasury Regulation Section 1.6011-4(b)(2);

(r)        take any action that would or would reasonably be expected to, individually or in the aggregate, have a Company Material Adverse Effect;

(s)        take any action or omit to take any action that would or would reasonably be likely to result in the breach of or inaccuracy in any material respect of any of the representations and warranties set forth in ARTICLE III;

(t)        except in the ordinary course of business and as would not, or would not reasonably be expected to, individually or in the aggregate, have a Company Material Adverse Effect, cancel, surrender, allow to expire or fail to renew, any Company Permits;

(u)       fail to use reasonable best efforts to prevent any material insurance policy naming it as a beneficiary or loss-payable payee to be cancelled or terminated, except for ordinary course terminations and cancellations of such policies that are being replaced with policies providing for substantially equivalent coverage; or

(v)       announce an intention, enter into any formal or informal agreement or otherwise make a commitment or offer, to do any of the foregoing.

Nothing set forth in this Section 5.01 shall give Parent or Merger Sub, directly or indirectly, the right to control or direct the business or operations of the Company or any of the Company Subsidiaries prior to the Effective Time. Prior to the Effective Time, the Company shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over the business and operations of the Company and the Company Subsidiaries.

ARTICLE VI

COVENANTS OF THE PARTIES

Section 6.01	Proxy Statement; Other Filings.

(a)       The Company shall take whatever actions are necessary to withdraw and terminate the proxy statement filed April 26, 2007 with respect to the Prior Agreement.

(b)       (i)  The Company shall prepare and file with the SEC as promptly as practicable (and in any event use reasonable best efforts to file within 30 days after the date of this Agreement), the preliminary Proxy Statement and (ii) as promptly as reasonably practical, each of the Company, Parent and Merger Sub shall, or shall cause their respective Affiliates to, prepare and file with the SEC all other documents that are required to be filed by such party in connection with the transactions contemplated hereby (the “Other Filings”). Each of the Company, Parent and Merger Sub shall promptly obtain and furnish all information concerning itself and its Affiliates that is required to be included in the Proxy Statement or, to the extent applicable, the Other Filings, or that is customarily included in proxy statements or other filings prepared in connection with transactions of the type contemplated by this Agreement. Each of the Company, Parent and Merger Sub shall use its reasonable best efforts to respond as promptly as practicable to any comments of the SEC with respect to the Proxy Statement or the Other Filings, and the Company shall use its reasonable best efforts to cause the definitive Proxy Statement to be mailed to the Company’s stockholders as promptly as reasonably practicable after the SEC clears the Proxy Statement. Each party shall promptly notify the other parties upon the receipt of any comments from the SEC or its staff or any request from the SEC or its staff for amendments or supplements to the Proxy Statement or the Other Filings and shall provide the other parties with copies of all correspondence between it and its representatives, on the one hand, and the SEC and its staff, on the other hand, relating to the Proxy Statement or the Other Filings. If, at any time prior to the Effective Time, any information relating to the Company, Parent, Merger Sub or any of their respective Affiliates, officers or directors, should be discovered by the Company, Parent or Merger Sub which should be set forth in an amendment or supplement to the Proxy Statement or the Other Filings, so that the Proxy Statement or the Other Filings shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, the party that discovers such information shall promptly notify the other parties, and an appropriate amendment or supplement describing such information shall be filed with the SEC and, to the extent required by applicable Law, disseminated to the stockholders of the Company. Notwithstanding anything to the contrary stated above, prior to filing or mailing the Proxy Statement (or filing the Other Filings (or, in each case, any amendment or supplement thereto)) or responding to any comments of the SEC with respect thereto, the Company shall provide Parent and Merger Sub an opportunity to review and comment on the Proxy Statement and shall include in the Proxy Statement comments reasonably proposed by Parent and Merger Sub.

(c)       The Proxy Statement and the Other Filings that are filed by the Company will comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations promulgated thereunder. The Company hereby covenants and agrees that none of the information included or incorporated by reference in the Proxy Statement or in the Other Filings to be made by the Company will, in the case of the Proxy Statement, at the date it is first mailed to the Company’s stockholders or at the time of the Company Stockholders’ Meeting or at the time of any amendment or supplement thereof, or, in the case of any Other Filing, at the date it is first mailed to the Company’s stockholders or at the date it is first filed with the SEC, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, except that no covenant is made by the Company with respect to statements made or incorporated by reference therein based on information supplied by Parent or Merger Sub or any Affiliate of Parent or Merger Sub in connection with the preparation of the Proxy Statement or the Other Filings for inclusion or incorporation by reference therein. Parent and Merger Sub hereby covenant and agree that none of the information supplied by Parent or Merger Sub or any Affiliate of Parent or Merger Sub for inclusion or incorporation by reference in the Proxy Statement or the Other Filings will, in the case of the Proxy Statement, at the date it is first mailed to the Company’s stockholders or at the time of the Company Stockholders’ Meeting or at the time of any amendment or supplement thereof, or, in the case of any Other Filing, at the date it is first mailed to the Company’s stockholders or, at the date it is first filed with the SEC, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. No covenant is made by either Parent or Merger Sub with respect to statements made or incorporated by reference therein based on information supplied by the Company in connection with the preparation of the Proxy Statement or the Other Filings for inclusion or incorporation by reference therein. All Other Filings that are filed by Parent or Merger Sub will comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations promulgated thereunder.

Section 6.02      Company Stockholders’ Meeting. The Company shall use reasonable best efforts to duly call, give notice of, convene and hold a meeting of its stockholders (the “Company Stockholders’ Meeting”), as promptly as practicable after the SEC indicates that it has no further comments on the Proxy Statement, and in any event shall hold the Company Stockholders’ Meeting within 23 business days after the Proxy Statement is mailed to its stockholders, for the purpose of voting upon the adoption of this Agreement. Subject to a Change in Board Recommendation effected in accordance with Section 6.04(g), (i) the Company shall include in the Proxy Statement the Company Board’s recommendation described in Section 3.19(a) that holders of Shares adopt this Agreement and the Merger and (ii) the Company will use reasonable best efforts to solicit from its stockholders proxies in favor of the adoption of this Agreement and the Merger and will take all other action reasonably necessary or advisable to secure the Stockholder Approval. The Company’s obligations pursuant to the first sentence of this Section 6.02 shall not be affected by the commencement, public proposal, public disclosure or communication to the Company of an Acquisition Proposal or a Change in Board Recommendation by the Company Board. For the avoidance of doubt, the Company shall not be required to hold the Company Stockholders’ Meeting if this Agreement is validly terminated in accordance with Section 8.01.

Section 6.03	Access to Information; Confidentiality.

(a)       Except as otherwise prohibited by applicable Law or as would result in a waiver of any attorney-client privilege (it being understood that the parties shall make appropriate substitute disclosure arrangements to cause such information to be provided, if reasonably practicable, in a manner that is not reasonably likely to result in such waiver), from the date of this Agreement until the Effective Time, the Company shall (and shall cause the Company Subsidiaries to): (i) provide to Parent and to the officers, directors, employees, accountants, consultants, legal counsel, financing sources, agents and other representatives (collectively, “Representatives”) of Parent reasonable access, during normal business hours and, upon reasonable prior notice by Parent, to the officers, employees, agents, properties, offices and other facilities of the Company and the Company Subsidiaries and use reasonable best efforts to provide to Parent and its Representatives reasonable access, during normal business hours and, upon reasonable prior notice by Parent, to the books and records thereof; (ii) furnish to Parent within 25 days of the end of each month following the date hereof, the standard monthly financial statements that the Company prepares in the ordinary course of business; (iii) furnish promptly to Parent such other information concerning the business, properties, contracts, assets, Liabilities, personnel and other aspects of the Company and the Company Subsidiaries as Parent or its Representatives may reasonably request; (iv) cooperate with and assist Parent and its Representatives in the conduct of any environmental assessments or sampling and (v) if the Closing has not occurred prior to July 31, 2007, then the Company shall use commercially reasonable efforts to deliver audited consolidated financial statements of the Company for the fiscal year ended June 30, 2007 (the “2007 Audited Financial Statements”) to Parent no later than August 30, 2007 and if the Company does not deliver the 2007 Audited Financial Statements by August 30, 2007, then the Expiration Date set forth in Section 8.01 shall be tolled by one calendar day for each calendar day after August 30, 2007 until the Company delivers the 2007 Audited Financial Statements to Parent.

(b)       Nothing in this Section 6.03 shall require the Company to permit any inspection, or to disclose any information, that in the reasonable judgment of the Company would violate any of its respective obligations with respect to confidentiality; provided, that the Company shall use its commercially reasonable efforts to obtain the consent of such third party to such inspection or disclosure.

(c)       All information obtained by Parent or its Representatives pursuant to this Section 6.03 shall be kept confidential in accordance with the confidentiality agreement, dated March 7, 2007, between Veritas Capital Fund Management, L.L.C. and the Company, the Confidentiality Agreement, dated March 29, 2007, between GS Direct, L.L.C. and the Company, the Confidentiality Agreement, dated March 12, 2007, between Golden Gate Private Equity, Inc. and the Company (together, the “Confidentiality Agreements”).

Section 6.04	Acquisition Proposals.

(a)       For purposes of this Agreement, “Acquisition Proposal” means any proposal or offer (whether or not binding) from any Person or group (other than Parent and its Affiliates) relating to any direct or indirect acquisition or purchase of 15% or more of the assets of the Company and the Company Subsidiaries, taken as a whole, or 15% or more of any class of equity securities of the Company or Company Subsidiary then outstanding, any tender offer or exchange offer that if consummated would result in any Person beneficially owning 15% or more of any class of equity securities of the Company or any Company Subsidiary then outstanding, and any merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving the Company, other than the transactions contemplated by this Agreement.

(b)       From the date of this Agreement until the Effective Time, the Company shall, and shall cause the Company Subsidiaries and their respective Representatives, to (i) immediately cease any discussions or negotiations with any parties that may be ongoing with respect to an Acquisition Proposal and request the prompt return or written acknowledgement of destruction of all confidential information previously furnished to such parties (including the parties to the Prior Agreement) or their representatives and (ii) not modify, waive, amend or release any standstill, confidentiality or similar agreements entered into prior to the date hereof or any confidentiality agreement entered into by the Company or any of the Company Subsidiaries between the date hereof and the Effective Time. Except as expressly permitted by Section 6.04(c), the Company shall not, nor shall the Company permit any of the Company Subsidiaries or their respective Representatives to, (A) solicit, initiate, facilitate or knowingly encourage (including by way of furnishing non-public information or providing access to its properties, books, records or personnel) any inquiries regarding, or the making of any proposal or offer that constitutes, or could reasonably be expected to lead to, an Acquisition Proposal, (B) have any discussions (other than to state that the Company is not permitted to have discussions) or participate in any negotiations regarding an Acquisition Proposal, or execute or enter into any agreement, understanding or arrangement with respect to an Acquisition Proposal, or approve or recommend or propose to approve or recommend an Acquisition Proposal or any agreement, understanding or arrangement relating to an Acquisition Proposal, (C) take any action to exempt any Person from the restrictions on business combinations contained in Section 203, the Company’s certificate of incorporation and bylaws or otherwise cause such restrictions not to apply or (D) amend or exempt any Person from the Rights Plan other than as contemplated by Section 6.15 (or resolve or authorize or propose to agree to do any of the foregoing actions). Without limiting the foregoing, it is agreed that any failure by any Representative of the Company or any Company Subsidiary to comply with the foregoing restrictions, whether or not such Person is purporting to act on behalf of the Company or any of the Company Subsidiaries, or otherwise, will be deemed to be a breach of this Section 6.04(b) by the Company.

(c)       Notwithstanding Section 6.04(b), if, prior to obtaining the Stockholder Approval and following the receipt by the Company of a bona fide written Acquisition Proposal from any Person, which Acquisition Proposal was made after the date of this Agreement and did not result, directly or indirectly, from a breach of this Section 6.04, the Company Board determines in good faith, (i) after consultation with its financial advisors (including at least one financial advisor who is not and whose Affiliates are not proposing to provide debt or equity financing in connection with such Acquisition Proposal) and, with respect to the matters covered by clause (iii) of the definition of “Superior Proposal” set forth in Section 6.04(i), its outside legal counsel, that such Acquisition Proposal constitutes or would reasonably be expected to lead to a Superior Proposal and (ii) after consultation with outside legal counsel, that the failure to take the actions set forth in clauses (x) and (y) below with respect to such Acquisition

Proposal would be inconsistent with its fiduciary duties under applicable Law, the Company may, in response to such Acquisition Proposal, subject to compliance with this Section 6.04, and after giving notice to Parent (x) furnish information with respect to the Company to the Person who has made such Acquisition Proposal pursuant to an Acceptable Confidentiality Agreement (provided that all such information has previously been provided to Parent or is provided to Parent substantially concurrently with the time it is provided to such Person) and (y) participate in discussions and negotiations regarding such Acquisition Proposal. From and after the date of this Agreement, the Company shall advise Parent orally and in writing of the receipt of any Acquisition Proposal or any inquiry with respect to, or that could reasonably be expected to lead to, any Acquisition Proposal (in each case within one business day of receipt thereof), specifying the material terms and conditions thereof and the identity of the party making such Acquisition Proposal or inquiry and the Company shall provide to Parent (within such timeframe), a copy of all written materials provided to the Company or any of the Company Subsidiaries in connection with any such Acquisition Proposal or inquiry. The Company agrees that it and the Company Subsidiaries will not enter into any confidentiality agreement with any Person subsequent to the date hereof which prohibits the Company from providing such information to Parent. From and after the date of this Agreement, the Company shall notify Parent (within one business day) orally and in writing of any material modifications to the financial or other material terms of any Acquisition Proposal or inquiry and shall provide to Parent, within such time frame, a copy of all written materials subsequently provided to or by the Company or any Company Subsidiary in connection with any such Acquisition Proposal or inquiry.

(d)       Except as set forth in Section 6.04(e) and Section 6.04(g), neither the Company Board nor any committee thereof shall, directly or indirectly, (i) withdraw or modify, or propose publicly to withdraw or modify, or resolve to withdraw or modify, in a manner adverse to Parent, the approval or recommendation by the Company Board of the Merger, this Agreement or the Other Transactions; (ii) approve or recommend, or propose publicly to approve or recommend, or resolve to approve or recommend, any Acquisition Proposal (any of the actions referred to in the foregoing clauses (i) and (ii), whether taken by the Company Board or any committee thereof a “Change in Board Recommendation”); (iii) approve or recommend or allow the Company or any of the Company Subsidiaries to enter into any letter of intent, acquisition agreement or any similar agreement or understanding (A) constituting or related to, or that is intended to or could reasonably be expected to lead to, any Acquisition Proposal or (B) requiring it to abandon, terminate or fail to consummate the Merger or any Other Transaction contemplated by this Agreement; or (iv) effect any transaction contemplated by any Acquisition Proposal.

(e)       Notwithstanding Section 6.04(d), the Company Board may, prior to obtaining the Stockholder Approval, in response to a Superior Proposal received by the Company Board after the date of this Agreement, terminate this Agreement to enter into an agreement with respect to such Superior Proposal, but only if:

(A)     such Superior Proposal did not result, directly or indirectly, from a breach by the Company of this Section 6.04;

(B)      the Company Board shall have first provided prior written notice to Parent that it is prepared to terminate this Agreement to enter into an agreement with respect to a Superior Proposal from any Person, which notice shall attach the most current version of any written agreement relating to the transaction that constitutes such Superior Proposal, the identity of the party making such Superior Proposal and any other material terms and conditions thereof and shall cause the Company’s Representatives to negotiate in good faith with Parent so that Parent may propose an amendment to this Agreement for the purpose of causing the Acquisition Proposal to no longer constitute a Superior Proposal;

(C)      Parent does not make, within three business days after the receipt of such notice (it being understood and agreed that any change to the financial or other material terms of such Superior Proposal shall require an additional notice to Parent and a new three business day period), a binding, written and complete (including any schedules or exhibits) proposal that the Company Board determines in good faith, after consultation with its financial advisors, causes the Acquisition Proposal that constituted a Superior Proposal to no longer constitute a Superior Proposal; and

(D)     the Company pays the Company Termination Fee under Section 8.03(b) concurrently with and as a condition of such termination.

(f)        The Company agrees that, during the period of three business days prior to terminating this Agreement to enter into an agreement with respect to a Superior Proposal (and any subsequent three business day period pursuant to the parenthetical in clause (C) above), the Company shall consider in good faith any revisions to the terms of the transaction contemplated by this Agreement that are proposed by Parent.

(g)       Notwithstanding Section 6.04(d), at any time prior to obtaining the Stockholder Approval, if the Company Board has concluded in good faith, following consultation with its outside legal counsel, that the failure of the Company Board to make a Change in Board Recommendation would be inconsistent with its fiduciary duties under applicable Law, then the Company Board may make a Change in Board Recommendation.

(h)       Nothing contained in this Section 6.04 shall prohibit the Company from complying with Rules 14a-9, 14d-9 or 14e-2 promulgated under the Exchange Act, or making any required disclosure to the Company’s stockholders if, in the good faith judgment of the Company Board, after consultation with its outside legal counsel, the failure to do so would be inconsistent with its fiduciary duties under applicable Law or is otherwise required under applicable Law; provided, however, that, in any event, the Company Board shall not be permitted to (i) make a Change in Board Recommendation or (ii) take any position under Rule 14e-2(a) other than recommending rejection of such tender or exchange offer, in each case, unless it has complied with all of its obligations under this Section 6.04.

(i)        For purposes of this Agreement, “Superior Proposal” means any bona fide written Acquisition Proposal not solicited or initiated in violation of this Section 6.04 that (i) relates to an acquisition by a Person or group acting in concert of either (A) more than 50% of the equity interests of the Company pursuant to a tender offer, merger or otherwise or (B) more than 50% of the assets used in the conduct of the business of the Company and the Company Subsidiaries, taken as a whole, (ii) the Company Board determines in its good faith judgment (after consultation with its financial advisors (including at least one financial advisor who is not and whose Affiliates are not proposing to provide debt or equity financing in connection with such Acquisition Proposal)) would, if consummated, result in a transaction that is more favorable to the Company’s stockholders (in their capacities as stockholders) from a financial point of view than the transactions contemplated by this Agreement (taking into account any alterations to this Agreement agreed to by Parent or Merger Sub in response thereto), (iii) the Company Board determines in good faith (after consultation with its financial advisors (including at least one financial advisor who is not and whose Affiliates are not proposing to provide debt or equity financing in connection with such Acquisition Proposal) and its outside legal counsel) is reasonably capable of being consummated and (iv) would not result in the Person making such Acquisition Proposal and its Affiliates being liable to the Company for a lower “termination fee,” amount of liquidated damages or other measure or amount of damages than those for which Parent and its Affiliates could be liable hereunder, in each case, upon a failure to consummate such transaction or obtain any requisite debt financing.

Section 6.05	Directors’ and Officers’ Indemnification and Insurance.

(a)       For a period of six years after the Effective Time, unless otherwise required by applicable Law, the certificate of incorporation and bylaws (or equivalent organizational documents) of the Surviving Corporation and the Company Subsidiaries shall contain provisions no less favorable with respect to the indemnification and exculpation of directors and officers than are set forth in the certificate of incorporation or bylaws (or equivalent organizational documents) of the Company (or the relevant Company Subsidiary) as in effect on the date hereof. From and after the Effective Time, Parent shall cause the Surviving Corporation, to the fullest extent permitted under applicable Law (including to the greatest extent authorized or permitted by any amendments to or replacements of the DGCL adopted after the date of this Agreement that increase the extent to which a corporation may indemnify its officers and directors), to indemnify and hold harmless (and advance funds in respect of each of the foregoing) each present and former director, officer or employee of the Company and each Company Subsidiary (collectively, the “Indemnified Parties”), in and to the extent of their capacities as such and not as stockholders of the Company or any Company Subsidiary, against any costs or expenses (including advancing attorneys’ fees and expenses in advance of the final disposition of any claim, suit, proceeding or investigation to each Indemnified Party to the fullest extent permitted by Law), judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement (with the consent of Parent, which consent shall not be unreasonably withheld) in connection with any actual or threatened Action, arising out of, relating to or in connection with any action or omission occurring or alleged to have occurred before or at the Effective Time (including acts or omissions in connection with such persons serving as an officer, director or other fiduciary in any entity if such service was at the request or for the benefit of the Company), except for in any case, any claim, judgments, fines, penalties and amounts to be paid which relate to any act or omission which constitutes a material violation of Law or resulted from or arose out of fraud, bad faith, gross negligence or willful misconduct of an Indemnified Party. In the event of any such Action, the Surviving Corporation shall cooperate with the Indemnified Party in the defense of such Action. The Surviving Corporation shall have the right to assume control of and the defense of, any Action to which this Section 6.05(a) shall apply. The Surviving Corporation shall pay all reasonable expenses, including reasonable attorneys’ fees, that may be incurred by any Indemnified Party in enforcing the indemnity and other obligations provided in this Section 6.05(a); provided, that all advancement of expenses pursuant to the foregoing shall be subject to an undertaking to repay such advances if it is ultimately determined that such person is not entitled to indemnification from the Surviving Corporation.

(b)       The Surviving Corporation shall either (i) cause to be obtained from an insurance carrier with the same or better rating as the Company’s current insurance carriers prior to the Effective Time a fully prepaid “tail” insurance policy with a claims period of at least six years from the Effective Time with respect to directors’ and officers’ liability insurance in amount and scope at least as favorable as the Company’s existing policies for claims arising from facts or events that occurred prior to the Effective Time or (ii) maintain the existing directors’ and officers’ liability insurance policies maintained by the Company (provided that the Surviving Corporation may substitute therefor policies of at least the same coverage containing terms and conditions that are not less favorable to the Indemnified Parties from an insurance carrier with the same or better rating as the Company’s current insurance carriers) for a period of six years after the Effective Time so long as the annual premium therefor is not in excess of 300% of the most recent annual premium (the “Benchmark Premium”) paid prior to the date hereof; provided, however, that if the existing directors’ and officers’ liability insurance policies expire, are terminated or cancelled during such six-year period or require an annual premium in excess of 300% of the Benchmark Premium paid by the Company for such insurance, the Surviving Corporation will obtain as much coverage as can be obtained for the remainder of such period for a premium not in excess of 300% (on an annualized basis) of such Benchmark Premium.

(c)       If Parent or the Surviving Corporation or any of its successors or assigns (i) shall consolidate with or merge into any other corporation or entity and shall not be the continuing or surviving corporation or entity of such consolidation or merger or shall cease to continue to exist for any reason or (ii) shall transfer all or substantially all of its properties and assets to any individual, corporation or other entity, then, and in each such case, proper provisions shall be made so that the successors and assigns of Parent or the Surviving Corporation and the transferee or transferees of such properties and assets, as applicable, shall assume all of the obligations set forth in this Section 6.05.

(d)       Nothing in this Agreement is intended to, shall be construed to or shall release, waive or impair any rights to directors’ and officers’ insurance claims under any policy that is or has been in existence with respect to the Company or any of the Company Subsidiaries or their respective officers, directors and employees, it being understood and agreed that the indemnification provided for in this Section 6.05 is not prior to or in substitution for any such claims under any such policies.

Section 6.06	Employee Benefits Matters.

(a)       Parent hereby agrees that, for a period of one year after the Effective Time, it shall, or it shall cause the Surviving Corporation and its subsidiaries to, provide, in the aggregate, employees of the Company and the Company Subsidiaries as of the Effective Time (other than those employees covered by a collective bargaining agreement), with salaries, employee benefits and incentive compensation opportunities (other than equity-based compensation) that are substantially comparable in the aggregate to those provided to such employees immediately prior to the Effective Time. From and after the Effective Time, Parent shall cause the Surviving Corporation and its subsidiaries to comply with the terms of (including terms which provide for amendment or termination) all contracts, agreements, arrangements, policies, plans and commitments of the Company and the Company Subsidiaries, including any applicable collective bargaining agreement, as in effect immediately prior to the Effective Time that are applicable to any current or former employees or directors of the Company or any Company Subsidiary. Nothing herein shall obligate the Surviving Corporation to continue the Company’s Supplemental Executive Retirement Plan, dated December 21, 1994, as amended (or any substantially equivalent plan), or any bonus programs offered as of the date hereof to any of the senior executives of the Company (or any substantially equivalent program) or otherwise renew agreements with executives of the Company or any Company Subsidiary on similar terms.

(b)       Employees of the Company and the Company Subsidiaries shall receive credit for all purposes (including for purposes of eligibility to participate, vesting, benefit accrual and eligibility to receive benefits, but excluding benefit accruals under any defined benefit pension plan) under any employee benefit plan, program or arrangement established or maintained by Parent, the Surviving Corporation or any of their respective subsidiaries under which each such employee may be eligible to participate on or after the Effective Time to the same extent recognized by the Company or any of the Company Subsidiaries under comparable Plans immediately prior to the Effective Time; provided, however, that such crediting of service shall not operate to duplicate any benefit or the funding of any such benefit. Such plan, program or arrangement shall credit each such employee of the Company and the Company Subsidiaries for service accrued or deemed accrued on or prior to the Effective Time with the Company or any Company Subsidiary; provided, however, that such crediting of service shall not operate to duplicate any benefit or the funding of any such benefit.

(c)       With respect to the welfare benefit plans, programs and arrangements maintained, sponsored or contributed to by Parent or the Surviving Corporation (“Purchaser Welfare Benefit Plans”) in which an active employee of the Company and the Company Subsidiaries may become eligible to participate in following the Effective Time, Parent shall (i) waive, or use reasonable best efforts to cause its insurance carrier to waive, all limitations as to preexisting and at-work conditions, if any, with respect to participation and coverage requirements applicable to each such active employee under any Purchaser Welfare Benefit Plan to the same extent waived under a comparable Plan and (ii) use reasonable best efforts to cause any eligible expenses incurred by any employee of the Company or the Company Subsidiaries and his or her covered dependents under comparable Plans during the plan year in which such individuals move to a comparable Purchaser Welfare Benefit Plan to be taken into account under the Purchaser Welfare Benefit Plans for purposes of satisfying all deductible, coinsurance and maximum out-of-pocket requirements applicable to such employee and his or her dependents as if such amounts had been paid in accordance with the Purchaser Welfare Benefit Plans, and (iii) waive, or use reasonable best efforts to cause its insurance carrier to waive, any waiting period limitation or evidence of insurability requirement that would otherwise be applicable to an employee of the Company or the Company Subsidiaries and his or her eligible dependents on or after the Effective Time during the plan year in which such individuals move to a comparable Purchaser Welfare Benefit Plan.

(d)       No later than five business days prior to the Closing Date, the Company shall provide Parent with a list setting forth the number of employees by facility who have experienced an “employment loss” under the WARN Act, during the six-month period ending on the Closing Date; provided that this shall not apply with respect to any facility at which sufficient employees have not been employed at any time in such six-month period so as to be subject to the WARN Act.

(e)       Without limiting the generality of the foregoing, no provision of this Agreement shall create any third party beneficiary rights in any employee or former employee of the Company or any of the Subsidiaries (including any beneficiary or dependent thereof) in respect of continued employment by the Company or any of the Subsidiaries or otherwise. Except as required under any applicable collective bargaining agreement, nothing herein shall (i) guarantee employment for any period of time or preclude the ability of Parent or the Surviving Corporation or its subsidiaries to terminate any employee of the Company for any reason, (ii) require Parent or the Surviving Corporation or any of their respective subsidiaries to continue any Plans, employee benefit plans or arrangements or prevent the amendment, modification or termination thereof after the Closing Date or (iii) amend any Plans, employee benefit plans or arrangements.

Section 6.07	HSR Act Filing.

(a)       Each of Parent and the Company shall (i) use reasonable best efforts to make or cause to be made the filings required of such party to this Agreement or any of its subsidiaries or Affiliates under the HSR Act with respect to the transactions contemplated by this Agreement as promptly as practicable after the date of this Agreement, (ii) comply at the earliest practicable date with any request under the HSR Act for additional information, documents, or other materials received by such party or any of its subsidiaries from the United States Federal Trade Commission or the United States Department of Justice or any other Governmental Authority in respect of such filings or such transactions, and (iii) cooperate in good faith with the other party to this Agreement in connection with any such filing (including, with respect to the party to this Agreement making a filing, providing copies of all such documents to the non-filing party to this Agreement and its advisors prior to filing and, if requested, to accept all reasonable additions, deletions or changes suggested in connection therewith) and in connection with resolving any investigation or other inquiry of any such agency or other Governmental Authority under any Antitrust Laws with respect to any such filing or any such transaction. The parties to this Agreement shall consult in good faith with each other to determine whether any other filing, application or notice must be made or approval must be obtained pursuant to any applicable Law, and shall use reasonable best efforts to furnish to each other all information required for, any such filing, application or notice to be made or approval to be obtained pursuant to any applicable Law, in connection with the Merger and the other transactions contemplated by this Agreement. Each party to this Agreement shall promptly notify the other parties to this Agreement of any communication with, and any proposed understanding, undertaking, or agreement with, any Governmental Authority regarding any such filings or any such transaction. None of the parties to this Agreement shall independently participate in any meeting, or engage in any substantive conversation, with any Governmental Authority in respect of any such filings, investigation, or other inquiry without giving the other parties to this Agreement prior notice of such meeting and, to the extent permitted by such Governmental Authority, the opportunity to attend and/or participate. The parties to this Agreement will consult and cooperate with one another in good faith, in connection with any analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of any party to this Agreement in connection with proceedings under or relating to the HSR Act or other Antitrust Laws or any other applicable Law, if any.

(b)       Each of Parent and the Company shall use reasonable best efforts to resolve such objections, if any, as may be asserted by any Governmental Authority with respect to the transactions contemplated by this Agreement under the HSR Act, the Sherman Act, as amended, the Clayton Act, as amended, the Federal Trade Commission Act, as amended, and any other United States federal or state or foreign statues, rules, regulations, orders, decrees, administrative or judicial doctrines or other Laws that are designed to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade (collectively, “Antitrust Laws”). Each of Parent and the Company shall use reasonable best efforts to take such action as may be required to cause the expiration of the notice periods under the HSR Act or other Antitrust Laws with respect to such transactions as promptly as possible after the execution of this Agreement.

(c)       Notwithstanding anything to the contrary, none of Parent, the Company or the Surviving Corporation (or any of their subsidiaries or Affiliates) shall in any event be required to hold separate or otherwise agree to any restrictions on, sell, divest or dispose of any assets or businesses, including any assets or business to be acquired pursuant to this Agreement, in connection with obtaining any approval under any Antitrust Laws that may be asserted by any U.S. federal, state, local or foreign antitrust or competition Governmental Authority.

Section 6.08      Notification of Certain Matters. (a) Subject to applicable Laws and the instructions of any Governmental Authority, each of the Company and Parent shall keep the other reasonably apprised of the status of matters relating to completion of the transactions contemplated hereby, including promptly furnishing the other with copies of notices or other communications received by Parent or the Company, as the case may be, or any of the Company Subsidiaries, from any third Person and/or any Governmental Authority with respect to the Merger and the other transactions contemplated by this Agreement. Between the date hereof and the Effective Time, the Company shall give prompt notice to Parent, and Parent shall give prompt notice to the Company, if the occurrence or non-occurrence of any event, which is likely to result in the failure of a condition set forth in ARTICLE VII; provided, however, that the delivery of any notice pursuant to this Section 6.08 shall not limit or otherwise affect the remedies or conditions available hereunder to any of the parties receiving such notice.

(b)       The Company shall keep Parent informed, on a current basis, of any events, discussions, notices or changes with respect to any Tax (other than ordinary course communications which could not reasonably be expected to be material to the Company), criminal or regulatory investigation or action involving the Company or any of the Company Subsidiaries, and shall reasonably cooperate with Parent and Parent's Affiliates in an effort to avoid or mitigate any cost or regulatory consequences to them that might arise from such investigation or action (including by reviewing written submissions in advance, attending meetings with authorities and coordinating and providing assistance in meeting with regulators).

Section 6.09	Financing.

(a)       Parent and Merger Sub shall not, without the prior written consent (which consent shall not be unreasonably withheld, delayed or conditioned) of the Company (approved by the Company Board), amend, modify or supplement (including in the definitive documents) (i) any of the material conditions or contingencies to funding contained in the Financing Commitments or (ii) any other material provision of the Financing Commitments, in either case to the extent such amendment, modification or supplement would reasonably be expected to adversely affect or delay the ability of Parent or Merger Sub to consummate the transactions contemplated hereby or the likelihood of consummation of the transactions contemplated hereby. Parent shall use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary or advisable to (i) satisfy on a timely basis all material terms, conditions, representations and warranties applicable to Parent set forth in the Financing Commitments that are within its control; (ii) maintain in effect the Financing Commitments, negotiate and enter into definitive agreements with respect thereto on the terms and conditions contemplated by the Financing Commitments or on other terms acceptable to Parent not less favorable to Parent and Merger Sub and not in violation of this Section 6.09; (iii) consummate the Financing at the Closing; and (iv) enforce its material rights under the Financing Commitments. Parent will furnish correct and complete copies of all such definitive agreements (excluding any fee letters or ancillary documents which, by their terms, are confidential) to the Company promptly upon their execution. If any portion of the Debt Financing becomes unavailable on the terms and conditions described above, Parent shall use its reasonable best efforts to obtain alternative debt financing (the “Alternative Financing”) from alternative sources (on terms and conditions that are no less favorable to Parent than the terms and conditions as set forth in the Commitment Letter) in an amount sufficient to consummate the transactions contemplated by this Agreement. The Parent and Merger Sub shall use commercially reasonable efforts (which shall not include acceptance by Parent of the exercise by Parent's financing sources of their market flex or require Parent to borrow under the Bridge Loans (as defined in the Debt Commitment Letters)) to consummate the Financing using the consolidated unaudited financial statements of the Company for the nine months ended March 31, 2007; provided that if the Company Stockholders' Meeting is not held prior to July 31, 2007, then the Parent and Merger Sub shall have no obligation to consummate the Financing using the consolidated unaudited financial statements of the Company for the nine months ended March 31, 2007. Parent and Merger Sub shall keep the Company promptly apprised of material developments relating to the Financing, including any breach by any party or termination of the Financing Commitments or any other document relating to the Financing.

(b)       The Company agrees to, and shall cause the Company Subsidiaries to, and shall use its reasonable best efforts to cause its and their Representatives to, provide, such cooperation (including with respect to timeliness) in connection with the arrangement of the Financing (which for purposes of this Section 6.09 shall be deemed to include the Alternative Financing) as may be reasonably requested by Parent, including at reasonable times, locations and intervals (i) participation in a reasonable number of meetings, drafting sessions, due diligence sessions and presentations to prospective lenders and investors, (ii) furnishing, or using reasonable best efforts to cause third parties to furnish, Parent and its financing sources with financial and other pertinent business and other pertinent information, documents and materials regarding the Company and its operating segments and Company Subsidiaries as may be reasonably requested by Parent, including all opinions and consents (including audit reports) with respect to the financial statements of the Company and the Company Subsidiaries, all financial statements and other financial information required to be included in a Registration Statement on Form S-1 filed under the Securities Act (including such financial statements and information meeting the requirements of Regulation S-X and Regulation S-K under the Securities Act) and such financial statements and other financial information of type and form customarily included in offering documents used in connection with private placements under Rule 144A under the Securities Act, in each case to consummate the offering of debt securities, until such time as such financial statements, opinions and consents are no longer required to be included in such filings by the Securities Act, the Exchange Act or the rules and regulations promulgated, (iii) assisting Parent and its financing sources in the preparation of (A) offering documents for any of the Financing and (B) materials and financial and other information for rating agency presentations, (iv) cooperating with the marketing efforts of Parent and its financing sources for any of the Financing (including making its senior management available to participate in “road shows”), (v) providing and executing documents as may be reasonably requested by Parent, including customary legal opinions, a certificate of the chief financial officer of the Company with respect to solvency matters and consents of accountants for use of their reports in any materials relating to the Debt Financing or Alternative Financing, provided that no obligation of the Company or any of the Company Subsidiaries under any agreement, document or pledge shall be effective until the Effective Time, (vi) facilitating the pledging of collateral (including entering into mortgages and leasehold mortgages and all other documentation reasonably required for any real property related financing, if reasonably requested) and removal of Liens, (vii) using reasonable best efforts to obtain the assistance of its accountants to provide consents for the use of their reports in materials related to the Debt Financing or Alternative Financing and comfort letters, (viii) using reasonable best efforts to obtain surveys, consents, environmental assessments and title insurance (including by providing such affidavits and non-imputation endorsements in connection therewith) as reasonably requested by Parent, (ix) providing reasonable and customary management and legal representations to the Company’s accountants and (x) forming new Company Subsidiaries in the United Kingdom and taking such other actions as Parent shall reasonably request in order to effectuate the organizational structure set forth on Exhibit C hereto or any substantially similar structure. Parent shall promptly upon request by the Company, reimburse the Company for all reasonable and documented out-of-pocket costs incurred by the Company or the Company Subsidiaries in connection with such cooperation. Parent shall also indemnify and hold harmless the Company, the Company Subsidiaries and its and their Representatives from and against any and all losses, damages, claims, costs or expenses suffered or incurred by any of them in connection with the arrangement of the Financing and any information utilized in connection therewith (other than information provided by the Company or the Company Subsidiaries), except to the extent that such losses, damages, claims, costs or expenses, directly or indirectly, resulted from or arose out of the willful misconduct of the Company or any of the Company Subsidiaries. Nothing in this Section 6.09(b) shall require the Company or any Company Subsidiaries to provide any assistance which would interfere unreasonably with the business or operations of the Company or any Company Subsidiaries. Notwithstanding anything to the contrary in this Agreement, the Company shall not be required to execute and deliver any commitment letters, underwriting or placement agreements, pledge and security documents, or other definitive financing documents in connection with the Financing prior to Closing . Nothing herein shall obligate the Company to provide any information that would violate any obligations of confidentiality or result in a violation of Law or loss of privilege; provided, that the Company shall make appropriate substitute arrangements to cause such information to be provided, if reasonably practicable, in a manner that is not reasonably likely to result in any such violations or loss of privilege.

Section 6.10      Further Action; Reasonable Best Efforts. Upon the terms and subject to the conditions of this Agreement, each of the Company, Parent and Merger Sub agrees to use its reasonable best efforts to effect the consummation of the Merger as soon as reasonably practicable after the date hereof. Without limiting the foregoing, (a)

each of the Company, Parent and Merger Sub shall, subject to Section 6.07(c), use its reasonable best efforts to take, or cause to be taken, all actions necessary to comply promptly with all legal requirements (and to cause any injunction or order issued by a Governmental Authority to be removed) that may be imposed on itself with respect to the Merger and shall promptly cooperate with and furnish information to each other in connection with any such requirements imposed upon any of them or any of their subsidiaries in connection with the Merger, and (b) the Company shall, and shall cause the Company Subsidiaries to, use its or their reasonable best efforts to provide notice or obtain any consent, authorization, order or approval of, or any exemption by, any Governmental Authority or other public or private third Person required to be obtained or made by the Company or any of the Company Subsidiaries in connection with the Merger or the taking of any action contemplated thereby or by this Agreement (including obtaining consents identified by Parent or the Company prior to the Closing under any Contracts of the Company or any Company Subsidiary) and to deliver the certificates, documents or instruments required by it to be delivered to Parent pursuant to Section 7.02 hereof.

Section 6.11      Public Announcements. The initial press releases issued by each party announcing the Merger and the transactions contemplated by this Agreement shall be in a form that is mutually acceptable to Parent and the Company. Thereafter, Parent and the Company shall consult with each other before issuing any press releases or otherwise making any public announcements with respect to the transactions contemplated by this Agreement, and except as may be required by applicable Laws or by the rules and regulations of the NASDAQ Global Market shall not issue any such press release or make any such announcement prior to such consultation (it being understood that the final form and content of any such release or announcement, as well as the timing of any such release or announcement, shall be at the final discretion of the disclosing party), except that (a) Parent and the Company shall agree on the content of the first announcement made to the Company’s employees regarding the execution of this Agreement and the transactions contemplated hereby and (b) the Company may, with reasonable advance notice to Parent, otherwise communicate with the Company’s employees as it deems appropriate, provided that, such communications are not inconsistent with the announcement agreed to in clause (a) and that in any formal communications with such employees, the Company shall not make any commitments to the employees that might reasonably be expected to be binding upon Parent or the Surviving Corporation after the Closing; provided, however, that the restrictions set forth in this Section 6.11 shall not apply to any release or announcement made or proposed to be made by the Company pursuant to and in accordance with Section 6.04(d), Section 6.04(g) or Section 6.04(h).

Section 6.12      Resignations. The Company shall use its reasonable best efforts to obtain and deliver to Parent at the Closing evidence reasonably satisfactory to Parent of the resignation, effective as of the Effective Time, of those directors of the Company or any Company Subsidiary designated by Parent to the Company in writing at least five business days prior to the Closing and of the other Persons set forth in Section 6.12 of the Company Disclosure Letter.

Section 6.13      Actions Regarding Anti-Takeover Statutes. If Section 203, or the provisions in the Company’s certificate of incorporation or bylaws addressing interested stockholder transactions or business combinations, or any other potentially applicable anti-takeover or similar statute or regulation is or becomes applicable to the transactions contemplated by this Agreement, the Company Board shall grant such approvals and take such other actions as may be required so that the transactions contemplated hereby may be consummated as promptly as practicable on the terms and conditions set forth in this Agreement.

Section 6.14      Standstill Provisions. The restrictions on Parent, Merger Sub and their Affiliates contained in the standstill provisions of the Confidentiality Agreements are hereby waived by the Company but only to the extent reasonably necessary to permit Parent and Merger Sub to consummate the transactions contemplated by this Agreement and/or to comply with their obligations or exercise their legal rights and remedies under this Agreement. For avoidance of doubt, such waiver does not permit the acquisition of shares of Company Common Stock by Parent, Merger Sub, the Guarantors or any of their Affiliates other than through the Merger, any revised proposal made by Parent pursuant to Section 6.04(e)(C) or any Rollover Commitments.

Section 6.15      Rights Plan. The Company shall cause the Rights Plan to be terminated upon the Effective Time, without payment or distribution of any amounts or securities to any holders thereunder. Prior to the Effective Time, the Company shall not terminate, waive any provision of, exempt any Person from or amend the terms of the Rights Plan (or redeem the rights granted under the Rights Plan).

Section 6.16      Solvency Opinion. In the event that Parent receives a solvency opinion in connection with the Debt Financing, Parent agrees to cause to be delivered to the Company a letter confirming that the Company Board may rely on any such opinion from an appraisal firm that addresses whether, following consummation of the transactions contemplated hereby, the Company and the Company Subsidiaries would be solvent and that such transactions would not otherwise “impair the capital of the corporation” within the meaning of Section 160(a) of the DGCL.

Section 6.17      Obligations of Merger Sub. Parent shall use reasonable best efforts to cause Merger Sub and the Surviving Corporation to perform their respective obligations under this Agreement and the Financing Commitments and to consummate the transactions contemplated hereby and thereby upon the terms and subject to the conditions set forth in this Agreement and in the Financing Commitments.

ARTICLE VII

CONDITIONS TO THE MERGER

Section 7.01      Conditions to the Obligations of Each Party. The obligations of the Company, Parent and Merger Sub to consummate the Merger are subject to the satisfaction or waiver as of the Closing of the following conditions:

(a)       Company Stockholder Approval. The Stockholder Approval shall have been obtained.

(b)       Antitrust Approvals and Waiting Periods. Any waiting period (and any extension thereof) applicable to the consummation of the Merger and the transactions contemplated by this Agreement under applicable United States antitrust Laws, including the HSR Act, and applicable foreign antitrust or competition Laws, shall have expired or been terminated, and any approvals required thereunder shall have been obtained.

(c)       No Order. No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any injunction, order, decree or ruling (whether temporary or preliminary) which is then in effect and has the effect of making consummation of the Merger illegal or otherwise preventing or prohibiting consummation of the Merger.

Section 7.02      Conditions to the Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to consummate the Merger are subject to the satisfaction or waiver in writing (where permissible) as of the Closing of the following additional conditions:

(a)	Representations and Warranties.

(i)    The representations and warranties set forth in Section 3.03(d), the first sentence of Section 3.09, Section 3.19, Section 3.21, Section 3.23 and Section 3.24 shall be true and correct in all respects as of the Effective Time as though made on and as of such date (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date);

(ii)  The representations and warranties set forth in Section 3.03(a) and Section 3.03(b) shall be true and correct in all material respects as of the Effective Time as though made on and as of such date (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct in all material respects as of such earlier date); it being understood that, in any event, the condition set forth in this Section 7.02(a)(ii) shall be deemed not to have been satisfied if any breach shall have occurred that would reasonably be expected to result in an aggregate increase in the Merger Consideration or consideration otherwise payable pursuant to any repurchase or cancellation of any Company Stock Options or other equity securities of the Company by more than $250,000 in the aggregate; and

(iii) The other representations and warranties of the Company set forth in this Agreement shall be true and correct in all respects, without regard to any “materiality” or “Company Material Adverse Effect” qualifications contained in them, as of the Effective Time, as though made on and as of such date and time (except for representations and warranties expressly made as of a specified date, the accuracy of which shall be determined as of that specified date), unless the failure or failures of all such representations and warranties to be so true and correct in all respects would not, or would not reasonably be expected to, individually or in the aggregate, have a Company Material Adverse Effect.

(b)       Agreements and Covenants. The Company shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Effective Time.

(c)       Officer’s Certificate. The Company shall have delivered to each of Parent and Merger Sub a certificate, dated the Closing Date, signed by an officer on behalf of the Company and certifying as to the satisfaction of the conditions specified in Section 7.02(a), Section 7.02(b) and Section 7.02(d).

(d)       No Company Material Adverse Effect. Since the date of this Agreement, there shall not have occurred any Company Material Adverse Effect or event, circumstance, development, change or effect (whether arising out of facts and circumstances addressed by the representations and warranties set forth in this Agreement or otherwise) that would or would reasonably be expected to, individually or in the aggregate, have a Company Material Adverse Effect.

(e)       FIRPTA Affidavit. Prior to the Closing on the Closing Date, the Company shall cause to be delivered to Parent an executed affidavit, in accordance with Treasury Regulation Section 1.1445-2(c)(3) and in a form satisfactory to Parent, certifying that the Company was not a “United States real property holding corporation” (within the meaning of Section 897(c)(2) of the Code) during any portion of the five-year period ending on the Closing Date and sets forth the Company’s name, address and taxpayer identification number.

(f)        Dissenting Shares. The holders of not more than fifteen percent (15%) of the Shares outstanding immediately prior to the Effective Time that are entitled to appraisal of their Shares under Section 262 shall have made and not withdrawn, demands for the appraisal of Shares under Section 262.

Section 7.03      Conditions to the Obligations of the Company. The obligations of the Company to consummate the Merger are subject to the satisfaction or waiver in writing (where permissible) as of the Closing of the following additional conditions:

(a)       Representations and Warranties. The representations and warranties of each of Parent and Merger Sub set forth in this Agreement shall be true and correct in all respects, without regard to any materiality or similar qualifications contained in them, as of the Effective Time, as though made on and as of such date and time (except for representations and warranties expressly made as of a specified date, the accuracy of which shall be determined as of that specified date), unless the failure or failures of all such representations and warranties to be so true and correct in all respects would not, individually or in the aggregate, prevent the consummation of the Merger or prevent Parent or Merger Sub from performing its obligations under this Agreement.

(b)       Agreements and Covenants. Each of Parent and Merger Sub shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Effective Time.

(c)       Officer’s Certificate. Parent and Merger Sub shall have delivered to the Company a certificate, dated the Closing Date, signed by an officer on behalf of Parent and Merger Sub, certifying as to the satisfaction of the conditions specified in Section 7.03(a) and Section 7.03(b).

ARTICLE VIII

TERMINATION

Section 8.01      Termination. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time by action taken or authorized by the board of directors of the terminating party or parties, notwithstanding any requisite adoption of this Agreement by the stockholders of the Company, and whether before or after the stockholders of the Company have approved this Agreement at the Company Stockholders’ Meeting (other than termination by the Company pursuant to Section 8.01(h), which such termination may only be effected prior to obtaining the Stockholder Approval, or a termination by the Company or Parent pursuant to Section 8.01(f), which such termination may, for the avoidance of doubt, only be effected after the Company Stockholders’ Meeting), as follows (the date of any such termination, the “Termination Date”):

(a)	by mutual written consent of Parent and the Company;

(b)       by either Parent or the Company if the Effective Time shall not have occurred on or before October 2, 2007 (subject to extension as provided in Section 6.03(a)(v), the “Expiration Date”); provided, however, that the right to terminate this Agreement under this Section 8.01(b) shall not be available to the party whose failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure of the Effective Time to occur on or before such date;

(c)       by either Parent or the Company if any Governmental Authority shall have enacted, issued, promulgated, enforced or entered any injunction, order, decree or ruling or taken any other action (including the failure to have taken an action) which, in either such case, has become final and non-appealable and has the effect of making consummation of the Merger illegal or otherwise preventing or prohibiting consummation of the Merger;

(d)       by Parent if (i) any of the representations and warranties of the Company herein are or become untrue or inaccurate such that Section 7.02(a) would not be satisfied, or (ii) there has been a breach on the part of the Company of any of its covenants or agreements herein such that Section 7.02(b) would not be satisfied, and, in either such case, such breach has not been, or cannot be, cured within 30 days after written notice to the Company;

(e)       by the Company if (i) any of the representations and warranties of either Parent or Merger Sub herein are or become untrue or inaccurate such that Section 7.03(a) would not be satisfied, or (ii) there has been a breach on the part of either Parent or Merger Sub of any of its covenants or agreements herein such that Section 7.03(b) would not be satisfied, and, in either such case, such breach has not been, or cannot be, cured within 30 days after written notice to Parent and Merger Sub, as applicable;

(f)        by either Parent or the Company if the Stockholder Approval shall not have been obtained at the Company Stockholders’ Meeting;

(g)       by Parent if the Company Board shall have (i) effected a Change in Board Recommendation or taken any of the actions prohibited by Section 6.04(d), (ii) taken a position contemplated by Rule 14e-2(a) of the Exchange Act with respect to any Acquisition Proposal other than recommending rejection of such Acquisition Proposal, or (iii) failed to include in the Proxy Statement distributed to stockholders its recommendation that stockholders adopt and approve this Agreement and the Merger; or

(h)       by the Company pursuant to and in accordance with the terms and conditions of Section 6.04(e).

Section 8.02      Effect of Termination. In the event of the termination of this Agreement pursuant to Section 8.01, this Agreement shall forthwith become void, and there shall be no liability under this Agreement on the part of any party hereto (except that the provisions of Section 6.03(c), this Section 8.02, Section 8.03 and ARTICLE IX shall survive any such termination); provided, however, that, subject to the limitations set forth in Section 9.10, nothing herein shall relieve any party from liability for any intentional breach of any of its representations, warranties, covenants or agreements set forth in this Agreement prior to such termination.

Section 8.03	Fees and Expenses; Termination Fees.

(a)       Except as otherwise set forth in this Section 8.03, all Expenses incurred in connection with this Agreement shall be paid by the party incurring such expenses, whether or not the Merger is consummated. “Expenses”, as used in this Agreement, shall include all reasonable out-of-pocket documented expenses (including all fees and expenses of counsel, accountants, investment bankers, financing sources, hedging counterparties, experts and consultants to a party hereto and its Affiliates) incurred by a party, the Guarantors or on their behalf (or, with respect to Parent and Merger Sub, incurred by their stockholders or Affiliates or on their behalf) in connection with or related to the transactions contemplated hereby, including the authorization, preparation, negotiation, execution and performance of this Agreement, the Financing Commitments and the other transactions contemplated hereby or thereby (including the Financing and the Alternative Financing), the preparation, printing, filing and mailing of the Proxy Statement, the solicitation of stockholder approval and all other matters related to the closing of the Merger. For the avoidance of doubt, the Expenses of Parent and Merger Sub shall not include any fees or expenses incurred prior to June 30, 2006.

(b)       The Company agrees that if this Agreement shall be terminated:

(i)    by Parent or the Company pursuant to Section 8.01(f) or by Parent pursuant to Section 8.01(d), and at or prior to the Termination Date, a Person or group shall have made an Acquisition Proposal to the Company or the stockholders of the Company or an Acquisition Proposal shall have otherwise become publicly announced and, no later than 12 months after the applicable Termination Date, the Company enters into, or submits to the stockholders of the Company for adoption, an agreement with respect to an Acquisition Proposal, or the Acquisition Proposal (which, in each case, need not be the same Acquisition Proposal as the Acquisition Proposal described above) is consummated, then the Company will also pay to Parent, on the earlier of (x) the date that a definitive agreement in respect of such Acquisition Proposal is executed or submitted to stockholders for adoption and (y) the date of the consummation of the transaction in respect of such Acquisition Proposal, the Company Termination Fee in immediately available funds, as directed by Parent in writing; provided, further that for the purpose of this Section 8.03(b)(i), all references to “15%” in the definition of Acquisition Proposal shall be changed to “50%”; or

(ii)   by Parent pursuant to Section 8.01(g) or by the Company pursuant to Section 8.01(h), then the Company shall pay to Parent, on the Termination Date, the Company Termination Fee, in immediately available funds, as directed by Parent in writing.

(c)       The Company agrees that if this Agreement shall be terminated, other than pursuant to Sections 8.01(a), 8.01(b), 8.01(c) or 8.01(e), then the Company shall pay to Parent, on the Termination Date, in addition to any amounts payable pursuant to Section 8.03(b), an amount equal to Parent's Expenses, not to exceed $7,500,000, in immediately available funds, as directed by Parent in writing.

(d)       Parent agrees that if this Agreement shall be terminated by the Company pursuant to Section 8.01(b) and at the time of such termination, the conditions set forth in Section 7.01 and Section 7.02 (other than Section 7.02(c)) have been and remain satisfied but Parent shall have failed to consummate the Merger due solely to a failure by Parent to obtain the Debt Financing or the Alternative Financing, then Parent shall pay the Parent Termination Fee in immediately available funds, as directed by the Company in writing, and such payment shall be the Company’s sole and exclusive remedy against Parent, Merger Sub and the Guarantors and any of their respective former, current and future direct or indirect equity holders, controlling Persons, stockholders, directors, officers, employees, agents, Affiliates, members, managers, general or limited partners or assignees (collectively, the “Parent Parties”). Upon payment of the Parent Termination Fee, no Person shall have any rights or claims against any of the Parent Parties under this Agreement, whether at law or equity, in contract, in tort or otherwise, and none of the Parent Parties shall have any further liability or obligation relating to or arising out of this Agreement or the transactions contemplated by this Agreement.

(e)       For purposes of this Agreement, “Company Termination Fee” means an amount in cash equal to the sum of $30,000,000, “Parent Termination Fee” means an amount in cash equal to $22,500,000. The Company and Parent acknowledge that the agreements contained in this Section 8.03 are an integral part of the transactions contemplated by this Agreement. In the event that the Company shall fail to pay the Company Termination Fee when due, the Company shall reimburse Parent for all reasonable costs and expenses actually incurred or accrued by or on behalf of Parent (including reasonable fees and expenses of counsel) in connection with the collection under and the enforcement of this Section 8.03, together with interest from the Termination Date on all amounts so owed at the prime rate announced by JPMorgan Chase Bank as its prime rate in effect from time to time during such period, plus three percent (3%). The parties hereto agree and understand that in no event shall (i) Parent be required to pay the Parent Termination Fee on more than one occasion or (ii) the Company be required to pay the Company Termination Fee on more than one occasion.

ARTICLE IX

GENERAL PROVISIONS

Section 9.01      Non-Survival of Representations, Warranties and Agreements. The representations and warranties in this Agreement and in any certificate delivered pursuant hereto shall terminate at the Effective Time. This Section 9.01 shall not limit any covenant or agreement of the parties which by its terms contemplates performance after the Effective Time.

Section 9.02      Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (a) on the date of delivery if delivered personally, (b) on the first business day following the date of dispatch if delivered by a nationally recognized next-day courier service, (c) on the fifth business day following the date of mailing if delivered by registered or certified mail (postage prepaid, return receipt requested) or (d) if sent by facsimile or electronic transmission, when transmitted and receipt is confirmed. All notices under Section 6.04 or ARTICLE VIII shall be delivered by courier and facsimile or electronic transmission to the respective parties at the addresses provided in accordance with this Section 9.02. All notices hereunder shall be delivered to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 9.02):

(i)	if to Parent or Merger Sub:

AX Holding Corp.
c/o Veritas Capital Fund Management, L.L.C.
590 Madison Avenue
New York, New York 10022
Attention: Robert B. McKeon
Facsimile No.: (212) 688-9411
E-mail: rmckeon@veritascapital.com

with a copy to:

Schulte Roth & Zabel LLP

919 Third Avenue

New York, New York 10022

Attention: Benjamin M. Polk

Facsimile No.:	(212) 593-5955

E-mail: benjamin.polk@srz.com

Golden Gate Private Equity, Inc.

One Embarcadero Center, 33rd Floor

San Francisco, California 94111

Attention:	Prescott Ashe
John Knoll
Facsimile No.:	(415) 627-1338
E-mail:	pashe@goldengatecap.com
jknoll@goldengatecap.com

Kirkland & Ellis

555 California Street

San Francisco, California 94104

Attention:	Jeffrey C. Hammes, P.C.
Stephen D. Oetgen
Facsimile No.:	(415) 439-1500
E-mail:	jhammes@kirkland.com
soetgen@kirkland.com
(ii)	if to the Company:

Members of the Company Board

35 South Service Road

Plainview, New York 11803

Attention: Harvey R. Blau

Facsimile No.:	(516) 938-6066
E-mail:	stelz@griffoncorp.com

with a copy to:

Aeroflex Incorporated

35 South Service Road

Plainview, New York 11803

Attention: John Adamovich, Jr., Secretary

Facsimile No.:	(516) 694-0658
E-mail:	john.adamovich@aeroflex.com

Skadden, Arps, Slate, Meagher & Flom LLP

Four Times Square

New York, NY 10036-6522

Attention: Randall H. Doud, Esq.

Facsimile No.:	(917) 777-2524
E-mail:	rdoud@skadden.com

Section 9.03      Amendment. This Agreement may be amended by the parties hereto by action taken by or on behalf of their respective boards of directors at any time prior to the Effective Time; provided, however, that, after the adoption of this Agreement by the stockholders of the Company, no amendment shall be made except as allowed under applicable Law. This Agreement may not be amended except by an instrument in writing signed by each of the parties hereto.

Section 9.04      Waiver. Any party hereto may (a) extend the time for the performance of any obligation or other act of any other party hereto, (b) waive any inaccuracy in the representations and warranties of any other party contained herein or in any document delivered pursuant hereto and (c) waive compliance with any agreement of any other party or any condition to its own obligations contained herein. Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the party or parties to be bound thereby. The failure of any party to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of those rights. Any waiver pursuant to this Section 9.04 shall not be construed as a waiver of any continuing or succeeding breach of such provision or a waiver or modification of any other provision.

Section 9.05	Certain Definitions.
(a)	For purposes of this Agreement:

“Active Subsidiary” means each Company Subsidiary that is not an Inactive Subsidiary.

“Affiliate” of a specified Person means a Person who, directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such specified Person.

“beneficial owner”, with respect to any Shares, has the meaning ascribed to such term under Rule 13d-3(a) of the Exchange Act.

“business day” means any day on which the principal offices of the SEC in Washington, D.C. are open to accept filings, or, in the case of determining a date when any payment is due, any day on which banks are not required or authorized to close in the City of New York.

“Company Material Adverse Effect” means any event, circumstance, development, occurrence, change or effect that is or would reasonably be expected to, individually or in the aggregate, (a) be materially adverse to the business, assets, condition (financial or otherwise) or results of operations of the Company and the Company Subsidiaries, taken as a whole or (b) materially impair, prevent or delay the ability of the Company to consummate the Merger and the other transactions to be performed or consummated by the Company pursuant to this Agreement; provided that none of the following shall in and of itself constitute, and no event, circumstance, development, occurrence, change or effect to the extent resulting from any of the following shall constitute, a Company Material Adverse Effect: (i) changes in the national or world economy or financial markets as a whole, (ii) changes in general economic conditions taken as a whole that affect the industries in which the Company and the Company Subsidiaries conduct their business, (iii) general changes in the principal industries in which the Company and the Company Subsidiaries operate, (iv) acts of terrorism or war, including the engagement by the United States of America or any other country in hostilities, and whether or not pursuant to the declaration of a national emergency or war, or any earthquakes, hurricanes or other natural disasters (v) the announcement of this Agreement and the transactions contemplated hereby, (vi) any actions taken, or failure to take action, in each case, to which Parent has expressly consented or requested in writing, (vii) changes in GAAP (or the interpretation thereof), (viii) changes in the Company’s stock price or the trading volume of the Company’s stock, in and of itself (it being understood that the factors giving rise to or contributing to any change in the Company’s stock price or the trading volume of the Company’s Stock that are not otherwise excluded from the definition of a “Material Adverse Effect” may be deemed to constitute, or be taken into account in determining whether there has been or would reasonably be expected to be, a Material Adverse Effect), (ix) any failure by the Company to meet any published analyst estimates or expectations of the Company’s revenue, earnings or other financial performance or results of operations for any period, in and of itself, or any failure by the Company to meet its internal budgets, plans or forecasts of its revenues, earnings or other financial performance or results of operations, in and of itself (it being understood that the facts or occurrences giving rise or contributing to such failure that are not otherwise excluded from the definition of a “Material Adverse Effect” may be deemed to constitute, or be taken into account in determining whether there has been or would reasonably be expected to be, a Material Adverse Effect, but only to the extent that, in the case of clauses (i), (ii), (iii), (iv) and (vii), such events, circumstances, developments, occurrences, changes, effects or conditions do not adversely affect the Company or the Company Subsidiaries in a disproportionate manner relative to other participants in the industries or markets in which they operate; provided, further, that the exceptions set forth in clause (v) above shall not apply to references to “Company Material Adverse Effect” in the representations and warranties set forth in Section 3.05 or, to the extent related to the representations and warranties set forth in Section 3.05, the conditions set forth in Section 7.02(a)(iii) and Section 7.02(d).

“control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, or as trustee or executor, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, as trustee or executor, by contract or credit arrangement or otherwise.

“Environmental Laws” means all foreign, federal, state, or local statutes, common law, regulations, ordinances, codes, orders or decrees relating to the protection of the environment, including the ambient air, soil, surface water or groundwater, or relating to exposure to Materials of Environmental Concern.

“Inactive Subsidiary” means each Company Subsidiary that is not engaged in any business activity, does not conduct any operations, nor has or incurs any liabilities, debts or other obligations of any nature (whether known or unknown, absolute, accrued, contingent or otherwise).

“Indebtedness” means (i) indebtedness of the Company or any of the Company Subsidiaries for borrowed money (including the aggregate principal amount thereof, the aggregate amount of any accrued but unpaid interest thereon and any prepayment penalties or other similar amounts payable in connection with the repayment thereof on or prior to the Closing Date), (ii) obligations of the Company or any of the Company Subsidiaries evidenced by bonds, notes, debentures, letters of credit or similar instruments, (iii) obligations of the Company or any of the Company Subsidiaries under capitalized leases, (iv) obligations of the Company or any of the Company Subsidiaries under conditional sale, title retention or similar agreements or arrangements creating an obligation of the Company or any of the Company Subsidiaries with respect to the deferred purchase price of property, (v) obligations in respect of interest rate and currency obligation swaps, hedges or similar arrangements and (vi) all obligations of any of the Company or any of the Company Subsidiaries to guarantee any of the foregoing types of obligations on behalf of any Person other than the Company or any of the Company Subsidiaries.

“knowledge of the Company” or “Company’s knowledge” means the actual knowledge after due inquiry of the Persons set forth in Section 9.05(a) of the Company Disclosure Letter.

“Liens” means any pledges, claims, liens, mortgages, easements, covenants, rights of way, title defects, encroachments and any other title defects, charges, encumbrances, options to purchase or lease or otherwise acquire any interest, conditional sales agreement, restriction (whether on voting, sale, transfer, disposition or otherwise) and security interests of any kind or nature whatsoever.

“Materials of Environmental Concern” means any hazardous, acutely hazardous, or toxic substance or waste defined or regulated as such under Environmental

Laws; petroleum, asbestos, lead, polychlorinated biphenyls, radon, toxic mold, noise or radiation; and any other substance the exposure to which would reasonably be expected, because of hazardous, harmful or toxic qualities, to result in Liability under applicable Environmental Laws or the release of or exposure to which is alleged to have resulted in bodily injury, personal injury or property damage.

“Person” means an individual, corporation, partnership, limited partnership, limited liability partnership, limited liability company, syndicate, natural person (including a “person” as defined in Section 13(d)(3) of the Exchange Act), trust, association or other entity or government, political subdivision, agency or instrumentality of a government.

“Rollover Commitment” means any commitment entered into following the date hereof by any Person to contribute equity of the Company to Parent pursuant to an equity rollover agreement.

“subsidiary” or “subsidiaries” means, when used with respect to the Company, the Surviving Corporation, Parent or Merger Sub, any other Person that the Company, the Surviving Corporation, Parent or Merger Sub, as applicable, directly or indirectly owns or has the power to vote or control 50% or more of any class or series of capital stock or equity interests of such Person.

“Tax” or “Taxes” means any and all federal, state, local or foreign taxes, charges, fees, levies, imposts, duties and governmental fees or other like assessments or charges of any kind whatsoever, together with any interest or penalty, addition to tax or additional amount imposed with respect thereto, including, but not limited to, income, alternative or add-on minimum, gross income, gross receipts, sales, use, value-added, ad valorem, franchise, capital, paid-up capital, profits, lease, service, transfer, license, withholding, estimated, payroll, employment, real and personal property, stamp, workers’ compensation, severance, and windfall profits tax.

“Tax Returns” means returns, forms, declarations, claims for refund, or information returns or statements, reports and forms relating to Taxes filed or required to be filed with any Governmental Authority (including any schedule or attachment thereto) with respect to the Company or the Company Subsidiaries, including any amendment thereof.

(b)       When a reference is made in this Agreement to Sections, Schedules or Exhibits, such reference shall be to a Section, Schedule or Exhibit of this Agreement, respectively, unless otherwise indicated. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”. The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not any particular provision of this Agreement. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms. References to a Person are also to its permitted successors and assigns. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms.

Section 9.06      Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of Law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

Section 9.07      Entire Agreement; Assignment. This Agreement, the Guarantees, the Company Disclosure Letter and the Confidentiality Agreements constitute the entire agreement among the parties hereto with respect to the subject matter hereof and thereof and supersede all prior agreements and undertakings, both written and oral, among the parties hereto, or any of them, with respect to the subject matter hereof and thereof. This Agreement shall not be assigned (whether pursuant to a merger, by operation of law or otherwise), except that Parent or Merger Sub may assign all or any of their rights and obligations hereunder to an Affiliate, to a lender or financial institution as collateral for indebtedness so long as assignment does not delay or impede the consummation of the transactions contemplated hereby or, after the Closing, in connection with a merger, consolidation or sale of all or substantially all of the assets of Parent or the Surviving Corporation and its subsidiaries; provided, however, that no such assignment shall relieve the assigning party of its obligations hereunder if such assignee does not perform such obligations.

Section 9.08      No Third Party Beneficiaries. This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement, other than, subject to the limitations set forth in Section 9.10, Section 6.05 (which is intended to be for the benefit of the Persons covered thereby and may be enforced by such Persons).

Section 9.09      Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware (without giving effect to the choice of law principles therein).

Section 9.10      Sole and Exclusive Remedy; Specific Performance; Submission to Jurisdiction; No Recourse.

(a)       The Company agrees that to the extent it has incurred any losses or damages in connection with this Agreement, (i) the maximum aggregate liability of Parent and Merger Sub (and the sole and exclusive remedy of the Company) for such losses or damages shall be limited in the aggregate and without duplication to either (but not both) (x) $22,500,000 or (y) the payment of the Parent Termination Fee pursuant to Section 8.03(d), if applicable, in each case, solely as and to the extent provided under the Guarantees, (ii) the maximum liability of each of the Guarantors, directly or indirectly, shall be several and not joint and shall be limited to the amount specified in their respective Guarantees which constitutes the express obligations of the Guarantors under their respective Guarantee, and (iii) in no event shall the Company seek to recover any money damages in excess of such amount from any Parent Party in connection therewith. The Guarantees shall, whether prior to or following a termination of this Agreement, be the exclusive remedy of the Company against any Parent Party for the loss suffered as a result of breach of this Agreement by Parent or Merger Sub or the failure of the Merger to be consummated, and the Company shall have no claim under the Equity Commitment Letters which shall be solely for the benefit of Parent.

(b)       The parties to this Agreement agree that irreparable damage would occur in the event that any of the provisions of this Agreement are not performed by the Company in accordance with their specific terms or are otherwise breached. It is accordingly agreed that Parent and Merger Sub shall be entitled to an injunction or injunctions or other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in the Court of Chancery or other courts of the State of Delaware, this being in addition to any other remedy to which Parent and Merger Sub are entitled at law or in equity. The Company acknowledges and agrees that it shall not be entitled to enforce specifically the terms and provisions of this Agreement or seek any other equitable remedy and that the sole remedy of the Company shall be, if applicable, the payment of the amounts provided for, and subject to the limitations set forth in, Section 9.10(a).

(c)       Each of the parties hereto (i) consents to submit itself to the personal jurisdiction of the Court of Chancery or other courts of the State of Delaware in the event any dispute arises out of this Agreement or any of the transactions contemplated by this Agreement, (ii) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from such court, (iii) agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any court other than the Court of Chancery or other courts of the State of Delaware and (iv) to the fullest extent permitted by Law, consents to service being made through the notice procedures set forth in Section 9.02. Each party hereto hereby agrees that, to the fullest extent permitted by Law, service of any process, summons, notice or document by U.S. registered mail to the respective addresses set forth in Section 9.02 shall be effective service of process for any suit or proceeding in connection with this Agreement or the transactions contemplated hereby.

(d)       This Agreement may only be enforced against, and any claims or causes of action that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement may only be made against the entities that are expressly identified as parties hereto and no past, present or future Affiliate, director, officer, employee, incorporator, member, manager, partner, stockholder, agent, attorney or representative of any party hereto shall have any liability for any obligations or liabilities of the parties to this Agreement or for any claim based on, in respect of, or by reason of, the transactions contemplated hereby.

Section 9.11      Waiver of Jury Trial. EACH OF THE PARTIES HERETO HEREBY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR THE MERGER. EACH OF THE PARTIES HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THAT FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE MERGER, AS APPLICABLE, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.11.

Section 9.12      Headings. The descriptive headings contained in this Agreement are included for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

Section 9.13      Counterparts. This Agreement may be executed and delivered (including by facsimile or other electronic transmission) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

SIGNATURE PAGE FOLLOWS

IN WITNESS WHEREOF, Parent, Merger Sub and the Company have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

AX HOLDING CORP.

By:	/s/ Robert B. McKeon
Name:	Robert B. McKeon
Title	President

AX ACQUISITION CORP.

By:	/s/ Robert B. McKeon
Name:	Robert B. McKeon
Title	President

AEROFLEX INCORPORATED

By:	/s/ John Adamovich, Jr.
Name:	John Adamovich, Jr.
Title	Senior Vice President
and Chief Financial
Officer

Annex B

[LETTERHEAD OF BEAR, STEARNS & CO. INC.]

May 25, 2007

The Board of Directors

Aeroflex Incorporated

35 South Service Road

Plainview, NY 11803

Gentlemen:

We understand that Aeroflex Inc. (“Aeroflex”), AX Holding Corp. (“Parent”) and AX Acquisition Corp. (“Merger Sub”) intend to enter into an Agreement and Plan of Merger to be dated as of May 25, 2007 (the “Agreement”), pursuant to which Merger Sub shall be merged with and into Aeroflex, the separate corporate existence of Merger Sub shall cease, and Aeroflex shall continue as the surviving corporation (the “Merger”). Pursuant to the Agreement, in the Merger, each issued and outstanding share of common stock, par value $0.10 per share of Aeroflex (“Aeroflex Common Stock”), shall be cancelled and shall be converted automatically into the right to receive $14.50 in cash, without interest (the “Merger Consideration”), subject to certain customary exceptions. You have provided us with a copy of the Agreement, together with related limited guarantees (the “Guarantees”) of each of Veritas Capital Fund III, L.P. (“Veritas”), Golden Gate Private Equity, Inc. (“Golden Gate”) and GS Direct LLC (“Goldman Sachs”), which are affiliates of Parent, in substantially final form.

You have asked us to render our opinion as to whether the Merger Consideration is fair, from a financial point of view, to the holders of Aeroflex Common Stock.

In the course of performing our review and analyses for rendering this opinion, we have:

•	reviewed a draft of the Agreement dated May 22, 2007 and a draft of the Guarantees, dated May 22, 2007;
•

reviewed Aeroflex’s Annual Reports to Shareholders and Annual Reports on Form 10-K for the fiscal years ended June 30, 2004, 2005 and 2006, its Quarterly Reports on Form 10-Q for the periods ended September 30, 2006, December 31, 2006 and March 31, 2007 and its Current Reports on Form 8-K filed since June 30, 2006;

•

reviewed certain operating and financial information relating to Aeroflex’s business and prospects, including projections for the five years ended June 30, 2011, all as prepared and provided to us by Aeroflex’s management;

•	met with certain members of Aeroflex’s senior management to discuss Aeroflex’s businesses, operations, historical and projected financial results and future prospects;

B - 1

•	reviewed the historical prices, trading multiples and trading volumes of the shares of Aeroflex Common Stock;
•	reviewed publicly available financial data, stock market performance data and trading multiples of companies which we deemed generally comparable to Aeroflex;
•	reviewed the terms of recent mergers and acquisitions involving companies which we deemed generally comparable to Aeroflex;
•	performed discounted cash flow analyses based on the projections for Aeroflex furnished to us; and
•	conducted such other studies, analyses, inquiries and investigations as we deemed appropriate.

We have relied upon and assumed, without independent verification, the accuracy and completeness of the financial and other information provided to or discussed with us by Aeroflex or obtained by us from public sources, including, without limitation, the projections referred to above. With respect to the projections, we have relied on representations that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the senior management of Aeroflex as to the expected future performance of Aeroflex. We have not assumed any responsibility for the independent verification of any such information, including, without limitation, the projections, and we have further relied upon the assurances of the senior management of Aeroflex that they are unaware of any facts that would make the information and projections incomplete or misleading.

In arriving at our opinion, we have not performed or obtained any independent appraisal of the assets or liabilities (contingent or otherwise) of Aeroflex, nor have we been furnished with any such appraisals. Pursuant to the Agreement and Plan of Merger, dated March 2, 2007, between AF Holdings, Inc., AF Merger Sub, Inc. and Aeroflex (the “AF Merger Agreement” and the transaction contemplated therein, the “AF Merger”) we were asked by the Board of Directors to solicit indications of interest from various third parties regarding a transaction with Aeroflex, and we have considered the results of such solicitation in rendering our opinion. We have assumed that the Merger will be consummated in a timely manner and in accordance with the terms of the Agreement without any limitations, restrictions, conditions, amendments or modifications, regulatory or otherwise, that collectively would have a material effect on Aeroflex.

We do not express any opinion as to the price or range of prices at which the shares of Aeroflex Common Stock may trade subsequent to the announcement of the Merger.

We have acted as a financial advisor to Aeroflex in connection with the Merger and, in addition to the fee we are entitled to receive for our opinion dated March 1, 2007, we will receive a customary fee for our services, a substantial portion of which is contingent on successful consummation of the Merger. In addition, Aeroflex has agreed to reimburse us for certain expenses and to indemnify us against certain liabilities arising out of our engagement. Bear Stearns has previously been engaged by Veritas and Golden Gate and/or their respective affiliates, in each case to provide investment banking and other services on matters unrelated to the Merger, for which we have received (or expect to receive) customary fees. Bear Stearns may seek to provide Veritas and Golden Gate and/or their respective affiliates certain investment banking and other services unrelated to the Merger in the future. Mr. Denis Bovin, a Senior Managing Director of Bear Stearns, and a member of the investment banking team advising the Aeroflex board, is an investor in an affiliate of Veritas. In addition, Bear Stearns and Goldman Sachs and/or their respective affiliates maintain various business relationships in the ordinary course unrelated to the Merger, including securities trading, syndicated lending and other broker-dealer and investment banking activities.

Consistent with applicable legal and regulatory requirements, Bear Stearns has adopted policies and procedures to establish and maintain the independence of Bear Stearns’ research departments and personnel. As a result, Bear Stearns’ research analysts may hold views, make statements or investment recommendations and/or publish research reports with respect to Aeroflex, the Merger and other participants in the Merger that differ from the views of Bear Stearns’ investment banking personnel.

B - 2

In the ordinary course of business, Bear Stearns and its affiliates may actively trade for its own account and for the accounts of its customers equity and debt securities, bank debt and/or other financial instruments issued by Aeroflex and/or Veritas, Golden Gate and Goldman Sachs and/or their respective affiliates and employees, as well as derivatives thereof, and, accordingly, may at any time hold long or short positions in such securities, bank debt, financial instruments and derivatives. Additionally, as you are aware, Mr. Paul Abecassis, a Senior Managing Director of Bear Stearns International Limited, is a member of Aeroflex’s Board of Directors.

At the direction of the Board of Directors of Aeroflex, Bear Stearns offered Parent and other potential acquirors of Aeroflex solicited pursuant to the AF Merger Agreement, financing proposals, commitments and related investment banking services (“Stapled Financing”). Aeroflex and its Board of Directors have acknowledged the benefits to the Company of Bear Stearns’ activities in this regard, having concluded that the availability of Stapled Financing may facilitate an alternative transaction to the AF Merger that would be more favorable for Aeroflex and its stockholders than would otherwise be the case. In the event Bear Stearns provides financing to Parent in connection with the Merger, Bear Stearns will receive a customary fee for such financing, a substantial portion of which would be contingent on successful consummation of the Merger. Parent and other potential acquirors were free to seek and continue to be free to seek and utilize sources of financing other than the Stapled Financing, and Aeroflex has informed us that Parent’s bid was considered fully on its merits without regard to the Stapled Financing. Aeroflex has acknowledged that potential conflicts of interest, or a perception thereof, may nonetheless arise as a result of Bear Stearns having offered Stapled Financing and has waived and released, to the fullest extent permitted by law, any claims that Aeroflex may have against Bear Stearns with respect to any actual or perceived conflict of interest arising from Bear Stearns’ activities in this regard. We understand that the Company has engaged Banc of America Securities LLC to render a fairness opinion in connection with the Merger and that Banc of America Securities LLC has delivered or will be delivering such fairness opinion concurrently with Bear Stearns’ delivery of its fairness opinion herein.

It is understood that this letter is intended for the benefit and use of the Board of Directors of Aeroflex and does not constitute a recommendation to the Board of Directors of Aeroflex or any holders of Aeroflex Common Stock as to how to vote in connection with the Merger or otherwise. This opinion does not address Aeroflex’s underlying business decision to pursue the Merger, the relative merits of the Merger as compared to any alternative business strategies that might exist for Aeroflex or the effects of any other transaction in which Aeroflex might engage. This letter is not to be used for any other purpose, or be reproduced, disseminated, quoted from or referred to at any time, in whole or in part, without our prior written consent; provided, however, that this letter may be included in its entirety in any proxy statement to be distributed to the holders of Aeroflex Common Stock in connection with the Merger. Our opinion is subject to the assumptions, limitations, qualifications and other conditions contained herein and is necessarily based on economic, market and other conditions, and the information made available to us, as of the date hereof. We assume no responsibility for updating or revising our opinion based on circumstances or events occurring after the date hereof.

B - 3

Based on and subject to the foregoing, it is our opinion that, as of the date hereof, the Merger Consideration is fair, from a financial point of view, to holders of Aeroflex Common Stock.

Very truly yours,

BEAR, STEARNS & CO. INC.

By:	/s/ DENIS A. BOVIN
Denis A. Bovin
Senior Managing Director

B - 4

[Do not delete - this paragraph generates the automatic page number]Annex C

[LETTERHEAD OF BANC OF AMERICA SECURITIES LLC]

May 25, 2007

Board of Directors

Aeroflex Incorporated

35 South Service Road

Plainview, New York 11803-0622

Members of the Board of Directors:

You have requested our opinion as to the fairness, from a financial point of view, to holders of the common stock of Aeroflex Incorporated (“Aeroflex”), other than Rollover Holders (as defined below), of the Consideration (as defined below) to be received by such holders pursuant to the Agreement and Plan of Merger, dated as of May 25, 2007 (the “Agreement”), among AX Holding Corp. (“AX Holding”), an entity formed by The Veritas Capital Fund III, L.P. (“Veritas”), AX Acquisition Corp. (“Merger Sub”), a wholly owned subsidiary of AX Holding, and Aeroflex. As more fully described in the Agreement, Merger Sub will be merged with and into Aeroflex (the “Merger”) and each outstanding share of the common stock, par value $0.10 per share, of Aeroflex (“Aeroflex Common Stock”) will be converted into the right to receive $14.50 in cash (the “Consideration”). In addition, we understand that, in connection with the Merger, certain holders of Aeroflex Common Stock (collectively, together with their respective affiliates, the “Rollover Holders”) may enter into agreements with AX Holding or its affiliates which will provide that, immediately prior to the effective time of the Merger, such Rollover Holders will contribute equity ownership interests in Aeroflex to AX Holding and will receive, in lieu of receiving the Consideration therefor, an equity ownership interest in AX Holding or its affiliates. We further understand that, in connection with the Merger, Golden Gate Private Equity, Inc. (“Golden Gate”) and GS Direct, L.L.C. (“GS Direct”) will also become equity investors in AX Holding. The terms and conditions of the Merger are more fully set forth in the Agreement.

In connection with rendering our opinion, we have:

(i)	reviewed certain publicly available financial statements and other business and financial information of Aeroflex;
(ii)	reviewed certain internal financial statements and other financial and operating data concerning Aeroflex;
(iii)

reviewed certain financial forecasts relating to Aeroflex prepared by the management of Aeroflex, including certain sensitivities to such forecasts prepared by the management of Aeroflex reflecting varying revenue growth rate, margin and working capital assumptions (the “Aeroflex Forecasts”);

(iv)	discussed the past and current operations, financial condition and prospects of Aeroflex with senior executives of Aeroflex;
(v)	reviewed the reported prices and trading activity for Aeroflex Common Stock;
(vi)	compared the financial performance of Aeroflex and the prices and trading activity of Aeroflex Common Stock with that of certain other publicly traded companies we deemed relevant;
(vii)	compared certain financial terms of the Merger to financial terms, to the extent publicly available, of certain other business combination transactions we deemed relevant;
(viii)	reviewed the Agreement;

C-1

Board of Directors

Aeroflex Incorporated

May 25, 2007

(ix)	held discussions with senior management of, and outside advisors to, Aeroflex regarding the process leading to the proposed Merger; and
(x)	performed such other analyses and considered such other factors as we have deemed appropriate.

In arriving at our opinion, we have assumed and relied upon, without independent verification, the accuracy and completeness of the financial and other information reviewed by us. With respect to the Aeroflex Forecasts, we have assumed, at the direction of Aeroflex, that they have been reasonably prepared on bases reflecting the best currently available estimates and good faith judgments of the management of Aeroflex as to the future financial performance of Aeroflex before and after giving effect to the sensitivities reflected therein. We have not made any independent valuation or appraisal of the assets or liabilities of Aeroflex, nor have we been furnished with any such valuations or appraisals. We have assumed, with the consent of Aeroflex, that the Merger will be consummated as provided in the Agreement, with full satisfaction of all covenants and conditions set forth in the Agreement and without any waivers thereof. We also have assumed, with the consent of Aeroflex, that all governmental or third party consents and approvals necessary for the consummation of the Merger will be obtained without any adverse effect on Aeroflex or the Merger.

We express no view or opinion as to any terms or aspects of the Merger (other than the Consideration to the extent expressly specified herein), including, without limitation, the form or structure of the Merger. As you are aware, we were not requested to, and we did not, solicit indications of interest or proposals from third parties regarding the acquisition of all or a portion of Aeroflex. We also were not requested to, and we did not, assist the Board of Directors of Aeroflex in the negotiations of the terms of the Merger. We express no view or opinion as to any such matters and have assumed, with the consent of Aeroflex, that the terms of the Agreement are, from the perspective of Aeroflex, the most beneficial terms that could be negotiated among the parties to the Agreement. In addition, we express no view or opinion as to the relative merits of the Merger in comparison to other transactions available to Aeroflex or in which Aeroflex might engage or as to whether any transaction might be more favorable to Aeroflex as an alternative to the Merger, nor are we expressing any opinion as to the underlying business decision of the Board of Directors of Aeroflex to proceed with or effect the Merger.

We have acted as financial advisor to Aeroflex in connection with the Merger for which services we have received and will receive fees, a portion of which was payable upon our engagement, a portion of which is payable upon the rendering of this opinion and a portion of which is contingent upon the consummation of the Merger. We also acted as financial advisor to the Board of Directors of Aeroflex in connection with Aeroflex’s previously proposed merger transaction with AF Holdings, Inc., for which services additional compensation was paid. We or our affiliates in the past have provided, currently are providing and in the future may provide financial advisory and financing services to Aeroflex and certain affiliates of Golden Gate and GS Direct and have received and in the future may receive fees for the rendering of these services, including, among other things, having acted or currently acting as (i) administration agent for, and lender under, certain credit facilities and letters of credit of Aeroflex, (ii) manager and agent for, and lender under, certain credit facilities of certain affiliates of Golden Gate, (iii) manager for certain debt and equity offerings by certain affiliates of Golden Gate, (iv) arranger, manager, bookrunner, underwriter and agent for, and lender under, certain credit facilities of certain affiliates of GS Direct and (v) manager and bookrunner for certain debt and equity offerings by certain affiliates of GS Direct. In the ordinary course of our businesses, we and our affiliates may actively trade or hold securities or loans of Aeroflex and certain affiliates of Veritas, Golden Gate and GS Direct, and may actively trade or hold loans of Veritas, Golden Gate, GS Direct and certain affiliates of Aeroflex, for our own or our affiliates’ accounts or for the accounts of customers and, accordingly, we or our affiliates may at any time hold long or short positions in such securities or loans.

It is understood that this letter is for the benefit and use of the Board of Directors of Aeroflex in connection with and for purposes of its evaluation of the Merger. In addition, we express no opinion or recommendation as to how any stockholder should vote or act in connection with the Merger.

Our opinion is necessarily based on economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. It should be understood that subsequent developments may affect this opinion and we do not have any obligation to update, revise or reaffirm this opinion.

C - 2

Board of Directors

Aeroflex Incorporated

May 25, 2007

Based upon and subject to the foregoing, including the various assumptions and limitations set forth herein, we are of the opinion on the date hereof that the Consideration to be received in the proposed Merger by holders of Aeroflex Common Stock (other than Rollover Holders) is fair, from a financial point of view, to such holders.

Very truly yours,

/s/ Banc of America Securities LLC

BANC OF AMERICA SECURITIES LLC

C - 3

[Do not delete - this paragraph generates the automatic page number]Annex D

GENERAL CORPORATION LAW OF THE STATE OF DELAWARE

§ 262. Appraisal rights.

(a)       Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to § 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder’s shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word “stockholder” means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words “stock” and “share” mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words “depository receipt” mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

(b)       Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to § 251 (other than a merger effected pursuant to § 251(g) of this title), § 252, § 254, § 257, § 258, § 263 or § 264 of this title:

(1)       Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in subsection (f) of § 251 of this title.

(2)       Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to §§ 251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

a.         Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

b.         Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 holders;

c.         Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

d.         Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

(3)       In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under § 253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

(c)       Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as is practicable.

(d)	Appraisal rights shall be perfected as follows:

(1)       If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of such stockholder’s shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder’s shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

(2)       If the merger or consolidation was approved pursuant to § 228 or § 253 of this title, then either a constituent corporation before the effective date of the merger or consolidation or the surviving or resulting corporation within 10 days thereafter shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder’s shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder’s shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

(e)       Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) hereof and who is otherwise entitled to appraisal rights, may file a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder shall have the right to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder’s written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) hereof, whichever is later.

(f)        Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

(g)       At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

(h)       After determining the stockholders entitled to an appraisal, the Court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. In determining the fair rate of interest, the Court may consider all relevant factors, including the rate of interest which the surviving or resulting corporation would have had to pay to borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the stockholder entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder’s certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

(i)        The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Interest may be simple or compound, as the Court may direct. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court’s decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

(j)        The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney’s fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

(k)       From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder’s demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.

(l)        The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

(8 Del. C. 1953, § 262; 56 Del. Laws, c. 50; 56 Del. Laws, c. 186, § 24; 57 Del. Laws, c. 148, §§ 27-29; 59 Del. Laws, c. 106, § 12; 60 Del. Laws, c. 371, §§ 3-12; 63 Del. Laws, c. 25, § 14; 63 Del. Laws, c. 152, §§ 1, 2; 64 Del. Laws, c. 112, §§ 46-54; 66 Del. Laws, c. 136, §§ 30-32; 66 Del. Laws, c. 352, § 9; 67 Del. Laws, c. 376, §§ 19, 20; 68 Del. Laws, c. 337, §§ 3, 4; 69 Del. Laws, c. 61, § 10; 69 Del. Laws, c. 299, §§ 2, 3; 70 Del. Laws, c. 349, § 22; 71 Del. Laws, c. 120, § 15; 71 Del. Laws, c. 339, §§ 49-52; 73 Del. Laws, c. 82, § 21.)

Preliminary Copy-Subject to Completion Dated June 5, 2007 SPECIAL MEETING OF STOCKHOLDERS OF AEROFLEX INCORPORATED [_____ __], 2007

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR PROPOSALS 1 AND 2.						Please Mark Here for Address Change or Comments Please mark your votes as indicated in this example	☐ ☒
1. Proposal to adopt the Agreement and Plan of Merger, dated as of May 25, 2007, by and among AX Holding Corp, AX Acquisition Corp. and Aeroflex Incorporated, as it may be amended from time to time				2. Proposal to adjorn or postpone the special meeting to a later date to solicit additional proxies if there are insufficient votes at the time of the special meeting to approve proposal number 1.
	FOR	AGAINST	ABSTAIN	FOR	AGAINST		ABSTAIN
	☐	☐	☐	☐	☐		☐

3. In their discretion, the proxies are authorized to vote upon such other matters as may properly come before the meeting and at any adjournments or postponements thereof.
Signature			Signature		Date:

Please sign exactly as name appears. If shares are held as joint tenants should sign. Attorneys-in-fact, executors, administrators, trustees, guardians, corporation officers or others signing in a representative capacity should indicate the capacity in which they are signing.

/\ FOLD AND DETACH HERE /\

WE ENCOURAGE YOU TO TAKE ADVANTAGE OF INTERNET OR TELEPHONE VOTING. BOTH ARE AVAILABLE 24 HOURS A DAY, 7 DAYS A WEEK.

Proxies submitted by telephone or the Internet must be received by 11:59 p.m. Eastern time on [_____ __], 2007.

Your Internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

	INTERNET www.voteproxy.com		OR	TELEPHONE 1 800 proxies (1 800 776-9437)
Enter the information requested on your computer screen and follow the simple instructions				Call toll free in the United States or Canada any time on a touch tone telephone. There is NO CHARGE to you for the call. Follow the simple instructions provided by the recorded message.

If you vote your proxy by Internet or by telephone, you do NOT need to mail back your proxy card. To vote by mail, mark, sign, and date your proxy card and return it in the enclosed postage-paid envelope.

AEROFLEX INCORPORATED

PROXY CARD FOR SPECIAL MEETING

SOLICITED BY THE BOARD OF DIRECTORS

The undersigned, whose signature appears on the reverse, hereby appoints Harvey R. Blau and John Adamovich, Jr. and each of them, proxies with full power of substitution for and in the name of the undersigned to vote all shares of common stock of Aeroflex Incorporated which the undersigned would be entitled to vote if personally present at the special meeting of stockholders to be held on [_____ __], 2007 and at any and all adjournments or postponements thereof, on all matters that may properly come before the meeting.

This proxy is revocable and will be voted as directed. If signed and no direction is given for any item, it will be voted in favor of items 1 and 2. The shares represented by this proxy will be voted in the discretion of said proxies with respect to such other business as may properly come before the meeting and any adjournments or postponements thereof. To vote by telephone or internet, please see below. To vote by mail, please mark, sign and date this card on the reverse side, and mail promptly in the enclosed postage-paid envelope. If you have any comments or a change of address, mark the appropriate box on the reverse side.

see other side

Address Change/Comments (Mark the corresponding box on the reverse side)

/\ FOLD AND DETACH HERE /\

YOUR VOTE IS IMPORTANT!

You can vote in one of three ways:

1.

Call toll free 1 800 proxies (1 800 776-9437) in the United States or Canada any time on a touch tone telephone and follow the instructions on the reverse side. There is NO CHARGE to you for this call.

or

2.	Vote by Internet at our Internet Address: http://www.voteproxy.com

or

3.	Mark, sign and date your proxy card and return it promptly in the enclosed envelope.

PLEASE VOTE

[AEROFLEX LOGO]	[AEROFLEX LOGO]
ADMISSION TICKET	ADMISSION TICKET
Special Meeting of Stockholders	Special Meeting of Stockholders
Aeroflex Incorporated	Aeroflex Incorporated
ADMIT ONE	ADMIT ONE

You should present this admission ticket in order to gain admittance to the [_____ __], 2007 special meeting.

This ticket admits only the stockholder(s) listed on the reverse side and is not transferable. If shares are held in the name of a broker, trust, bank or other nominee, you should bring with you a statement, proxy or letter from the broker, trustee, bank or nominee confirming your beneficial ownership of the shares as of the record date. Cameras, recording devices and other electronic devices will not be permitted at the meeting.

QuickLinks

SUMMARY TERM SHEET
QUESTIONS AND ANSWERS ABOUT THE SPECIAL MEETING AND THE MERGER
CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING INFORMATION
THE PARTIES TO THE MERGER
THE SPECIAL MEETING
THE MERGER
THE MERGER AGREEMENT
MARKET PRICE OF COMMON STOCK
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
DISSENTERS’ RIGHTS OF APPRAISAL
SUBMISSION OF STOCKHOLDER PROPOSALS
HOUSEHOLDING OF SPECIAL MEETING MATERIALS
WHERE YOU CAN FIND MORE INFORMATION
Annex A	Agreement and Plan of Merger
Annex B	Opinion of Bear, Stearns and Co. Inc.
Annex C	Opinion of Banc of America Securities LLC
Annex D	Section 262 of the General Corporation Law of the State of Delaware